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RLX TECHNOLOGY INC. INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on December 31, 2020

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RLX Technology Inc.
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant's name into English)

Cayman Islands (State or other jurisdiction of incorporation or organization)	2111 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

5/F, Block B, Baifu International Building
Chaoyang District, Beijing 100027
People's Republic of China
+86 10 8648-3831
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
+1 800-221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Z. Julie Gao, Esq. Shu Du, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen's Road Central Hong Kong +852 3740-4700	Benjamin Su, Esq. Zheng Wang, Esq. Latham & Watkins LLP 18th Floor, One Exchange Square 8 Connaught Place, Central Hong Kong +852 2912-2500

Approximate date of commencement of proposed sale to the public:
as soon as practicable after the effective date of this registration statement.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

           Emerging growth company    ☒

           If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

           †         The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(2)(3)	Amount of registration fee

Class A ordinary shares, par value US$0.0001 per share(1)	US$100,000,000	US$10,910

(1)
American depositary shares issuable upon deposit of Class A ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-            ). Each American depositary share represents                        Class A ordinary shares.

(2)
Includes Class A ordinary shares that are issuable upon the exercise of the underwriters' over-allotment option. Also includes Class A ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These Class A ordinary shares are not being registered for the purpose of sales outside the United States.

(3)
Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS (Subject to Completion)
Dated                  , 2021.

American Depositary Shares

RLX Technology Inc.

Representing            Class A Ordinary Shares

         This is an initial public offering of American depositary shares, or ADSs, of RLX Technology Inc.

         We are offering            ADSs to be sold in the offering.

         Prior to this offering, there has been no public market for our ADSs or ordinary shares. Each ADS represents                of our Class A ordinary shares, par value US$0.0001 per share. It is currently estimated that the initial public offering price will be between US$            and US$            per ADS. We have applied to list our ADSs on the New York Stock Exchange under the symbol "RLX."

         We are an "emerging growth company" under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements.

         Immediately prior to the completion of this offering, our outstanding share capital will consist of Class A ordinary shares and Class B ordinary shares. Relx Inc. will beneficially own all of our issued Class B ordinary shares. These Class B ordinary shares will constitute approximately      % of our total issued and outstanding share capital immediately after the completion of this offering and      % of the aggregate voting power of our total issued and outstanding share capital immediately after the completion of this offering, assuming the underwriters do not exercise their over-allotment option. Within six months following this offering, the existing shareholders of Relx Inc. would become our shareholders through a distribution of our shares in proportion to Relx Inc.'s shareholding structure at the time. Upon the completion of such share distribution, the existing shareholders of Relx Inc. will hold Class A ordinary shares of our company except for Relx Holdings Limited, which will beneficially own 61,817,179 Class B ordinary shares. The Class B ordinary shares then beneficially owned by Relx Holdings Limited will represent all of our issued and outstanding Class B ordinary shares upon the completion of the share distribution and will constitute approximately      % beneficial ownership or      % voting power of our total issued and outstanding share capital immediately after the completion of the share distribution, assuming the underwriters do not exercise their over-allotment option in this offering. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary share will be entitled to one vote, and each Class B ordinary share will be entitled to ten votes and will be convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

         Following the completion of this offering and assuming that Relx Inc. remains our parent company, we will be a "controlled company" as defined under the NYSE Listed Company Manual because Relx Inc. will hold all of our then outstanding Class B ordinary shares, representing        % of our total voting power, assuming that the underwriters do not exercise their over-allotment option, or        % of our total voting power if the underwriters exercise their over-allotment option in full. We currently expect that we will continue to be a "controlled company" after the completion of the abovementioned shareholding change as Relx Holdings Limited, a British Virgin Islands company controlled by Ms. Ying (Kate) Wang, the chairperson of our board of directors and chief executive officer, will hold all of our then outstanding Class B ordinary shares, representing more than 50% of our total voting power.

         Investing in the ADSs involves risks. See "Risk Factors" beginning on page 17 for factors you should consider before buying the ADSs.

PRICE US$            PER ADS

         Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per ADS	Total

Initial public offering price	$	$

Underwriting discounts and commissions(1)	$	$

Proceeds, before expenses, to us	$	$

(1)
See "Underwriting" for additional information regarding underwriting compensation.

         The underwriters have the option to purchase up to an additional            ADSs from us to cover over-allotments within 30 days after the date of this prospectus at the initial public offering price less the underwriting discounts and commissions.

         The underwriters expect to deliver the ADSs against payment in New York, New York on or about                    , 2021.

Citigroup
China Renaissance

Prospectus dated                    , 2021.

R

Responsibility

Social responsibility has been embedded into our everyday actions, operations and cultural DNA.

GUARDIAN PROGRAM

GOLDEN SHIELD

E

Empathy

Quality, Technology & Design

Harm Reduction Devotion

L

Leadership

62.6% [1]
#1 Market Share

67.6% [2]
#1 Mindshare

63.8 [3]
Net Promoter Score

X

eXcellence

Shipment Volume
(in millions)

124.6
73.8
5.9
0.5
4.3
5.6
2018
2019
9M2020
Devices
Cartridges

Source: Company information, CIC Report. Data as of September 30, 2020, unless otherwise specified.
1 Market share of closed-system e-vapor products in terms of retail sales value, according to the CIC Report
2 Mindshare among users of e-vapor products in China, according to a survey conducted in September 2020 by CIC
3 According to a survey conducted in September 2020 by CIC

        You should rely only on the information contained in this prospectus or in any related free writing prospectus. We and the underwriters have not authorized anyone to provide you with information different from that contained in this prospectus or in any related free writing prospectus. We are offering to sell, and seeking offers to buy the ADSs, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the ADSs.

        Neither we nor the underwriters have taken any action to permit a public offering of the ADSs outside the United States or to permit the possession or distribution of this prospectus or any filed free writing prospectus outside the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about and observe any restrictions relating to the offering of the ADSs and the distribution of this prospectus or any filed free writing prospectus outside the United States.

        Through and including                        , 2021 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

i

 PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in the ADSs discussed under "Risk Factors," before deciding whether to invest in the ADSs. This prospectus contains information from an industry report commissioned by us and prepared by China Insights Consultancy, or CIC, an independent research firm, to provide information regarding our industry and our market position. We refer to this report as the CIC Report.

Our Mission

        Our mission is to make RELX a trusted brand for adult smokers through state-of-the-art products, industry-leading technologies and scientific advances in collaboration with talented and committed people around the globe.

Overview

        We are the No.1 branded e-vapor company in China, capturing 48.0% and 62.6% of the market share of closed-system e-vapor products in terms of retail sales value in 2019 and the nine months ended September 30, 2020, respectively, according to the CIC Report. We deeply engage in the key activities in the e-vapor industry, from scientific research, technology and product development, supply chain management, to offline distribution. According to a survey conducted in September 2020 by CIC, we ranked 1st in terms of brand awareness, as evidenced by a mindshare of 67.6% among users of e-vapor products in China.

        We leverage our strong in-house technology and product development capabilities and in-depth insights into adult smokers' needs to develop superior e-vapor products. Since our inception, we have launched five series of closed-system rechargeable e-vapor products with various value-added features. To holistically improve adult smokers' experience with our products, we have implemented a multi-layered development framework that encompasses accessories, interactions, applications, phase-transitions and infrastructure. Under this framework, we have developed many industry-leading technologies that strengthen various aspects of our products' quality and performance.

        We have designed and implemented rigorous and standardized systems of quality assurance and control that cover the key steps of supply chain management to provide high-quality products to adult smokers in a consistent manner. We strictly uphold our extensive internal standards for various aspects of our products, and conduct thorough quality assurance and control practices throughout the entire production cycle. We have also adopted an integrated approach to managing our third-party manufacturers and suppliers and monitoring the quality of a variety of production resources.

        We have pioneered an integrated offline distribution and "branded store plus" retail model tailored to China's e-vapor market. Under this model, we identify and leverage a variety of distribution and retail channels that allow our products to reach adult smokers in a more effective manner. As of September 30, 2020, we partnered with 110 authorized distributors to supply our products to over 5,000 RELX Branded Partner Stores and over 100,000 other retail outlets nationwide, covering over 250 cities in China. We have adopted comprehensive systems and methods to manage, supervise and empower our distributors and retailers. Currently, we only sell our e-vapor products in China.

        We are committed to building and strengthening our trusted brand by consistently upholding and practicing our ethical principles. Through our Guardian Program, we promote the prevention of underage use of our products through a number of key initiatives, including the technology-driven Sunflower System, in concerted efforts with distributors, retailers and other partners. We also actively support a variety of other causes through our social responsibility initiatives relating to anti-counterfeiting, environmental protection and charity. Our brand's association with responsibility is well-recognized among our users, distributors and retailers, as well as other stakeholders of the e-vapor industry.

        We are dedicated to scientific research and endeavor to utilize scientific advances to inform our technology and product development. We have established the RELX Physiochemistry Lab, which focuses on the assessment and research of e-liquid and aerosol, and the RELX Bioscience Lab, the first bioscience laboratory in China's e-vapor industry, according to the CIC Report, to pursue valuable scientific advances in further understanding and minimizing the health risks associated with e-vapor products.

        We have experienced substantial growth with net revenues increasing from RMB132.6 million for the period from January 2, 2018 (date of inception) to December 31, 2018, or the 2018 period, to RMB1,549.4 million (US$228.2 million) for the year ended December 31, 2019, and from RMB1,138.9 million for the nine months ended September 30, 2019 to RMB2,201.3 million (US$324.2 million) for the nine months ended September 30, 2020. We recorded net loss of RMB0.3 million for the 2018 period and net income of RMB47.7 million (US$7.0 million) for the year ended December 31, 2019. Our net income grew from RMB98.0 million for the nine months ended September 30, 2019 to RMB108.6 million (US$16.0 million) for the nine months ended September 30, 2020. We generated non-GAAP adjusted net income of RMB6.5 million and RMB100.5 million (US$14.8 million) for the 2018 period and the year ended December 31, 2019, and RMB141.5 million and RMB381.7 million (US$56.2 million) for the nine months ended September 30, 2019 and 2020, respectively. See "—Non-GAAP Financial Measure" for details.

Industry and Market Opportunities

        According to the CIC Report, the e-vapor market in China amounted to US$1.5 billion in 2019 by retail sales value, and is expected to reach US$11.3 billion in 2023, representing a CAGR of 65.9% during this period. China's e-vapor market is currently dominated by closed-system products, which accounted for 74.1% of the e-vapor market in 2019 by retail sales value, according to the CIC Report. The closed-system segment is expected to represent 97.1% of the e-vapor market by retail sales value in 2023. With approximately 286.7 million adult combustible tobacco product users in China in 2019, China is the largest potential market for e-vapor products, according to the CIC Report.

Our Strengths

        We believe the following strengths contribute to our success and differentiate us from our competitors:

  •
  No.1 branded e-vapor company in China, the largest potential market;

  •
  superior products underpinned by industry-leading quality assurance and control, technology and product development;

  •
  pioneering integrated offline distribution and "branded store plus" retail model;

  •
  trusted brand fortified with consistent practice of our ethical principles; and

  •
  visionary and experienced management team.

Our Strategies

        We intend to accomplish our mission by pursuing the following strategies:

  •
  invest in scientific research;

  •
  enhance technology and product development;

  •
  strengthen distribution and retail network;

  •
  bolster supply chain and production capabilities; and

  •
  extend global capabilities.

Corporate History and Structure

        We commenced our operations on January 2, 2018, and have operated our business inside China through subsidiaries and the consolidated variable interest entity of Relx Inc. Relx Inc. has completed several rounds of equity financing since its inception. We undertook a corporate restructuring. For more details, see "Corporate History and Structure—Restructuring."

        As part of the Restructuring, RLX Technology Inc. has become our holding company in the Cayman Islands, and it is currently 100% held by Relx Inc. We operate our business in China under the corporate structure as shown below, while Relx Inc. conducts business outside of China through its other offshore entities. We expect that, within six months following this offering, the existing shareholders of Relx Inc. would become our shareholders through a distribution of our shares in proportion to Relx Inc.'s shareholding structure at the time, and Relx Inc. will remain our parent company until this shareholding change takes place.

        A wholly owned subsidiary of RLX Technology Inc., Relx HK Limited, is our intermediary holding company in Hong Kong. Relx HK Limited has a wholly-owned principal subsidiary in China, Beijing Yueke Technology Co., Ltd., or Beijing Yueke. We rely on contractual arrangements with Beijing Wuxin Technology Co., Ltd., or Beijing Wuxin, to conduct part of our business in China. We have obtained control over and become the primary beneficiary of Beijing Wuxin by entering into a series of contractual arrangements through Beijing Yueke with Beijing Wuxin and the shareholders of Beijing Wuxin. For details of the contractual arrangements between Beijing Wuxin and Beijing Yueke, see "Corporate History and Structure—Contractual Arrangements with Our Variable Interest Entity and Its Shareholders."

        The following diagram illustrates our corporate structure as of the date of this prospectus, including our principal subsidiaries, the variable interest entity and its principal subsidiaries:

Notes:

(1)
RLX Technology Inc. is currently 100% owned by Relx Inc. We expect that, within six months following this offering, the existing shareholders of Relx Inc. would become our shareholders through a distribution of our shares in proportion to Relx Inc.'s shareholding structure at the time, and Relx Inc. will remain our parent company until this shareholding change takes place.

(2)
Beijing Wuxin Technology Center (Limited Partnership) and Tianjin Wuxin Technology Partnership (Limited Partnership) each holds 86.77% and 13.23% of the equity interests in Beijing Wuxin, respectively. Ms. Ying (Kate) Wang and Mr. Bing Du each holds 93.635% and 6.365% of the partnership interests in Beijing Wuxin Technology Center (Limited Partnership), respectively. Ms. Ying (Kate) Wang and Mr. Bing Du each holds 1.00% and 99.00% of the partnership interests in Tianjin Wuxin Technology Partnership (Limited Partnership), respectively. Ms. Wang is a beneficial owner and co-founder of our company and serves as the chairperson of our board of directors and the chief executive officer of our company. Mr. Du is a beneficial owner of our company. For details of the contractual arrangements between Beijing Wuxin and Beijing Yueke, see "Corporate History and Structure—Contractual Arrangements with Our Variable Interest Entity and Its Shareholders."

Summary of Risk Factors

        Investing in our ADSs involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our ADSs. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled "Risk factors."

Risks relating to our business and industry

        Risks and uncertainties relating to our business and industry include, but are not limited to, the following:

  •
  We have a limited operating history and our historical operating and financial results may not be indicative of future performance, which makes it difficult to predict our future business prospects and financial performance;

  •
  Changes in existing laws, regulations and policies and the issuance of new laws, regulations, policies and any other entry barriers in relation to the e-vapor industry have materially and adversely affected and may further materially and adversely affect our business operations;

  •
  If it is determined or perceived that the usage of e-vapor products poses long-term health risks, the use of e-vapor products may decline significantly, which may materially and adversely affect our business, financial condition and results of operations;

  •
  We operate in an emerging and evolving market in China, which may develop more slowly or differently than we expect;

  •
  We are exposed to product liabilities and user complaints arising from the products we sell, which could have a material adverse impact on us;

  •
  Our business and results of operations may be harmed by any failure to maintain and enhance the value of our brand;

  •
  We rely on our offline distribution and retail network to supply our products to retail outlets and users in China. If they fail to supply our products in a satisfactory manner or comply with applicable laws, regulations and policies, our brand, business, results of operations and prospects may be materially and adversely affected;

  •
  We may fail to continue to develop, innovate and utilize our technologies, which are core to our success;

  •
  We may not be able to develop and introduce new products or upgrade existing products in a timely and cost-effective manner, which may adversely affect our business, results of operations and prospects;

  •
  Our business, financial condition and results of operations may be adversely impacted by product defects or other quality issues;

  •
  We are subject to supply shortages and interruptions, long lead times and price fluctuations for key raw materials and components, any of which could disrupt our supply chain and have a material adverse impact on our results of operations; and

  •
  If our retailers or customer representatives fail to provide satisfactory services to users or comply with applicable laws, regulations and policies, our brand, business, results of operations and prospects may be materially and adversely affected.

Risks relating to our corporate structure

        Risks and uncertainties relating to our corporate structure include, but are not limited to, the following:

  •
  If the PRC government deems that our contractual arrangements with our variable interest entity do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations;

  •
  We rely on contractual arrangements with our VIE and its shareholders to exercise control over a portion of our business, which may not be as effective as direct ownership in providing operational control; and

  •
  Any failure by our VIE or its shareholders to perform their obligations under our contractual arrangements with them would have a material and adverse effect on our business.

Risks relating to doing business in China

        We are also subject to risks and uncertainties relating to doing business in China in general, including, but are not limited to, the following:

  •
  Changes in China's economic, political or social conditions or government policies could have a material adverse effect on our business and operations;

  •
  Uncertainties with respect to the PRC legal system could materially and adversely affect us; and

  •
  Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.

General risks relating to our ADSs and this offering

        In addition to the risks described above, we are subject to general risks relating to our ADSs and this offering, including, but not limited to, the following:

  •
  An active trading market for our Class A ordinary shares or our ADSs may not develop and the trading price for our ADSs may fluctuate significantly;

  •
  Our dual-class share structure with different voting rights will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial;

  •
  The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to direct the voting of the underlying Class A ordinary shares represented by your ADSs; and

  •
  The financial statements included in this prospectus were audited by an auditor based in China, and their audit work currently cannot be inspected by the U.S. Public Company Accounting Oversight Board. If audit work performed in China is not able to be so inspected for three consecutive years, recent U.S. legislation may require that our securities be delisted or prohibited from being traded "over-the-counter." This could have a material and adverse impact on the value of your investment.

Implication of Being an Emerging Growth Company

        As a company with less than US$1.07 billion in revenue for our last fiscal year, we qualify as an "emerging growth company" pursuant to the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company's internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. Pursuant to the JOBS Act, we have elected to take advantage of the benefits of this extended transition period for complying with new or revised accounting standards. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards.

        We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.07 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (c) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a "large accelerated filer" under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of the ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Implication of Being a Controlled Company

        RLX Technology Inc. is currently 100% owned by Relx Inc. We expect that, within six months following this offering, the existing shareholders of Relx Inc. would become our shareholders. Immediately following the completion of this offering, we will be a "controlled company" as defined under the NYSE Listed Company Manual because Relx Inc. will hold all of our then outstanding Class B ordinary shares, representing        % of our total voting power, assuming that the underwriters do not exercise their over-allotment option, or        % of our total voting power if the underwriters exercise their over-allotment option in full. We currently expect that we will continue to be a "controlled company" after the completion of the abovementioned shareholding change as Relx Holdings Limited, a British Virgin Islands company controlled by Ms. Ying (Kate) Wang, the chairperson of our board of directors and chief executive officer, will hold all of our then outstanding Class B ordinary shares, representing more than 50% of our total voting power. For so long as we remain a "controlled company," we are permitted to elect not to comply with certain corporate governance requirements. We plan to rely on the exemption with respect to the requirement that a majority of the board of directors consist of independent directors.

Corporate Information

        Our principal executive offices are located at 5/F, Block B, Baifu International Building, Chaoyang District, Beijing 100027, People's Republic of China. Our telephone number at this address is +86 10 8648-3831. Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

        Investors should submit any inquiries to the address and telephone number of our principal executive offices. Our main website is www.relxtech.com. The information contained on our website is not a part of this prospectus. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Conventions that Apply to this Prospectus

        Unless otherwise indicated or the context otherwise requires, references in this prospectus to:

  •
  "ADRs" are to the American depositary receipts evidencing the ADSs;

  •
  "ADSs" are to the American depositary shares, each of which represents            Class A ordinary shares;

  •
  "CAGR" are to compound annual growth rate;

  •
  "China" or the "PRC" are to the People's Republic of China, excluding, for the purposes of this prospectus only, Hong Kong, Macau and Taiwan;

  •
  "Class A ordinary shares" are to our Class A ordinary shares, par value US$0.0001 per share;

  •
  "Class B ordinary shares" are to our Class B ordinary shares, par value US$0.0001 per share;

  •
  "mindshare" are to a metric that indicates the level of awareness of a particular brand, which is calculated by dividing the total number of surveyed users who identified the brand as the first brand they think of in the relevant market segment by the total number of surveyed users;

  •
  "net promoter score" are to a score that measures the likelihood of users to recommend a company's products or services to others. Net promoter score ranges from a low of negative 100 to high of positive 100, and benchmark scores can vary significantly by industry. A score greater than zero represents a company having more promoters than detractors. Our net promoter score reflects surveyed users' responses to the following question—"On a scale of zero to ten: How likely are you to recommend RELX to a friend or colleague?" Responses of 9 or 10 are considered "promoters", responses of 7 or 8 are considered "passives", and responses of 6 or lower are considered "detractors". Our net promoter score is calculated by subtracting the number of detractors from the number of promoters, dividing such difference by the total number of surveyed users, and then multiplying the result by 100;

  •
  "number of cities covered" are to the number of cities with at least one RELX Branded Partner Store and at least 20 other retail outlets selling our e-vapor products;

  •
  "ordinary shares" are to our ordinary shares, par value US$0.0001 per share, and immediately prior to and upon the completion of this offering, are to our Class A and Class B ordinary shares, par value US$0.0001 per share;

  •
  "our VIE" are to Beijing Wuxin Technology Co., Ltd.;

  •
  "our WFOE" are to Beijing Yueke Technology Co., Ltd.;

  •
  "Restructuring" are to the establishment of RLX Technology Inc., the transfer of the offshore holding company holding Relx Inc.'s business in China from Relx Inc. to RLX Technology Inc., and our issuance of an additional 143,681,555 ordinary shares concurrently with deemed settlement of amount due to Relx Inc. of RMB600 million provided to us as capital support in the form of advances;

  •
  "retail outlets" are to retail outlets that have placed orders with our distributors in the most recent quarter as reported by our distributors;

  •
  "RMB" and "Renminbi" are to the legal currency of China;

  •
  "US$," "U.S. dollars," "$," and "dollars" are to the legal currency of the United States; and

  •
  "we," "us," "our company" and "our" are, prior to the completion of the Restructuring, to the business operated by Relx Inc. inside China and, after the completion of the Restructuring, to RLX Technology Inc., our Cayman Islands holding company and its subsidiaries, its consolidated variable interest entity and the subsidiaries of the consolidated variable interest entity.

        Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the underwriters of their over-allotment option. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus are made at a rate of RMB6.7896 to US$1.00, the exchange rate in effect as of September 30, 2020 as set forth in the H.10 statistical release of The Board of Governors of the Federal Reserve System. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, or at all.

The Offering

Offering price	We expect that the initial public offering price will be between US$ and US$ per ADS.
ADSs offered by us	ADSs (or ADSs if the underwriters exercise their over-allotment option in full).
ADSs outstanding immediately after this offering	ADSs (or ADSs if the underwriters exercise their over-allotment option in full).
Ordinary shares issued and outstanding immediately after this offering

            ordinary shares, comprised of            Class A ordinary shares and            Class B ordinary shares (or            ordinary shares if the underwriters exercise their over-allotment option in full, comprised of            Class A ordinary shares and            Class B ordinary shares).

Within six months following this offering, the existing shareholders of Relx Inc. would become our shareholders through a distribution of our shares in proportion to Relx Inc.'s shareholding structure at the time. Assuming the completion of such share distribution, we will have            ordinary shares, comprised of            Class A ordinary shares and            Class B ordinary shares (or            ordinary shares if the underwriters exercise their over-allotment option in full, comprised of                Class A ordinary shares and            Class B ordinary shares).

The ADSs	Each ADS represents Class A ordinary shares, par value US$0.0001 per share.

The depositary will hold Class A ordinary shares underlying your ADSs. You will have rights as provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs from time to time.

We do not have any present plans to pay cash dividends. If, however, we declare dividends on our ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our Class A ordinary shares after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.

You may surrender your ADSs to the depositary in exchange for Class A ordinary shares. The depositary will charge you fees for any exchange.

We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs after an amendment to the deposit agreement, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the "Description of American Depositary Shares" section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Over-allotment option

We have granted the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to an aggregate of            additional ADSs at the initial public offering price less than the underwriting discounts and commissions.

Use of proceeds

We expect that we will receive net proceeds of approximately US$            million from this offering, or approximately US$            million if the underwriters exercise their over-allotment option in full, assuming an initial public offering price of US$            per ADS, which is the midpoint of the estimated range of the initial public offering price, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for (i) development of products and technologies and scientific research, (ii) enhancement of distribution and retail network, (iii) improvement of supply chain capabilities, and (iv) general corporate purposes and working capital. See "Use of Proceeds" for more information.

Lock-up

We [,each of our directors and executive officers and our sole shareholder as of the date of this prospectus, Relx Inc.,] have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or otherwise dispose of any ADSs, ordinary shares or similar securities for a period of 180 days after the date of this prospectus. [In addition, we have agreed to instruct Citibank, N.A., as depositary, not to accept any deposit of any Class A ordinary shares or issue any ADSs for 180 days after the date of this prospectus (other than in connection with this offering), unless we instruct the depositary with the prior written consent of Citigroup Global Markets Inc.] See "Shares Eligible for Future Sale" and "Underwriting" for more information.

Listing

We have applied to list our ADSs on the New York Stock Exchange under the symbol "RLX." The ADSs and our Class A ordinary shares will not be listed on any other stock exchange or traded on any automated quotation system.

Payment and settlement	The underwriters expect to deliver the ADSs against payment therefor through the facilities of The Depository Trust Company on or about , 2021.
Depositary	Citibank, N.A.

        RLX Technology Inc. is currently 100% held by Relx Inc. We expect that, within six months following this offering, the existing shareholders of Relx Inc. would become our shareholders through a distribution of our shares in proportion to Relx Inc.'s shareholding structure at the time, and Relx Inc. will remain our parent company until this shareholding change takes place.

Summary Consolidated Financial Data

        The following summary consolidated statements of comprehensive (loss)/income data for the period from January 2, 2018 (date of inception) to December 31, 2018, or the 2018 period, and the year ended December 31, 2019, summary consolidated balance sheets data as of December 31, 2018 and 2019, and summary consolidated statements of cash flows data for the 2018 period and the year ended December 31, 2019 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated statements of comprehensive income data for the nine months ended September 30, 2019 and 2020, summary consolidated balance sheet data as of September 30, 2020, and summary consolidated statements of cash flows data for the nine months ended September 30, 2019 and 2020 have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus and have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair statement of our financial position and results of operations for the periods presented. Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods. You should read this Summary Consolidated Financial Data section together with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

        The following table presents our summary consolidated statements of comprehensive (loss)/income data for the 2018 period, the year ended December 31, 2019, and the nine months ended September 30, 2019 and 2020:

				For the Nine Months Ended September 30,
	For the Period from January 2, 2018 (date of inception) to December 31, 2018
		For the Year Ended December 31, 2019
				2019	2020
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Summary Consolidated Statements of Comprehensive (Loss)/Income Data:
Net revenues	132,613	1,549,354	228,195	1,138,896	2,201,261	324,211
Cost of revenues	(73,366)	(968,410)	(142,631)	(679,361)	(1,367,838)	(201,461)

Gross profit	59,247	580,944	85,564	459,535	833,423	122,750
Operating expenses:(1)
Selling expenses	(34,286)	(359,404)	(52,934)	(242,748)	(246,471)	(36,301)
General and administrative expenses	(20,685)	(133,221)	(19,621)	(81,602)	(324,926)	(47,856)
Research and development expenses	(2,065)	(31,933)	(4,703)	(17,712)	(90,396)	(13,314)

Total operating expenses	(57,036)	(524,558)	(77,258)	(342,062)	(661,793)	(97,471)

Income from operations	2,211	56,386	8,306	117,473	171,630	25,279
Other (expenses)/income:
Interest (expenses)/income, net	(107)	745	109	15	24,729	3,642
Investment income	—	—	—	—	8,731	1,286
Others, net	(6)	16,541	2,436	17,063	23,461	3,456

Income before income tax	2,098	73,672	10,851	134,551	228,551	33,663
Income tax expense	(2,385)	(25,924)	(3,818)	(36,504)	(119,907)	(17,660)

Net (loss)/income	(287)	47,748	7,033	98,047	108,644	16,003

				For the Nine Months Ended September 30,
	For the Period from January 2, 2018 (date of inception) to December 31, 2018
		For the Year Ended December 31, 2019
				2019	2020
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Other comprehensive (loss)/ income:
Foreign currency translation adjustments	(14)	(805)	(119)	(810)	156	23

Total other comprehensive (loss)/ income	(14)	(805)	(119)	(810)	156	23

Total comprehensive (loss)/income	(301)	46,943	6,914	97,237	108,800	16,026

Net (loss)/ income per ordinary share
Basic	(0.002)	0.33	0.05	0.68	0.76	0.11
Diluted	(0.002)	0.33	0.05	0.68	0.76	0.11
Weighted average number of ordinary shares used in computing net (loss)/income per share
Basic	119,396,288	143,681,557	143,681,557	143,681,557	143,681,557	143,681,557
Diluted	119,396,288	143,681,557	143,681,557	143,681,557	143,681,557	143,681,557
Non-GAAP Financial Measure:
Adjusted net income(2)	6,515	100,462	14,797	141,461	381,651	56,213

Notes:

(1)
Share-based compensation expenses were allocated as follows:

				For the Nine Months Ended September 30,
	For the Period from January 2, 2018 (date of inception) to December 31, 2018
		For the Year Ended December 31, 2019
				2019	2020
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Selling expenses	27	6,250	921	4,513	19,055	2,806
General and administrative expenses	6,772	45,205	6,658	38,010	226,047	33,294
Research and development expenses	3	1,259	185	891	27,905	4,110

Total	6,802	52,714	7,764	43,414	273,007	40,210

(2)
For discussions of adjusted net income and reconciliation of adjusted net income to net (loss)/income, see "—Non-GAAP Financial Measure."

        The following table presents our summary consolidated balance sheets data as of December 31, 2018 and 2019 and September 30, 2020:

	As of December 31,			As of September 30,
	2018	2019		2020
	RMB	RMB	US$	RMB	US$
	(in thousands)
Summary Consolidated Balance Sheets Data:
Cash and cash equivalents	68,168	135,544	19,963	273,044	40,215
Restricted cash	38	348,548	51,336	273,457	40,276
Short-term bank deposits	—	287,652	42,367	1,535,192	226,109
Short-term investments	—	40,000	5,891	1,332,326	196,230
Accounts and notes receivable	11,087	38,795	5,714	20,400	3,005
Inventories, net	14,151	219,311	32,301	138,423	20,388
Amounts due from related parties (current)	—	—	—	54,732	8,061
Prepayments and other current assets	6,335	103,473	15,240	82,225	12,110
Total current assets	104,337	1,182,868	174,218	3,729,867	549,350
Total assets	105,737	1,444,105	212,693	3,980,873	586,320

Accounts and notes payable (including amounts of the consolidated VIE without recourse to the primary beneficiary of RMB17.2 million, RMB499.0 million and RMB887.9 million as of December 31, 2018 and 2019 and September 30, 2020, respectively)	17,235	499,021	73,498	887,928	130,777
Amounts due to related parties (including amounts of the consolidated VIE without recourse to the primary beneficiary of RMB68.8 million, RMB0.3 million and RMB273.7 million as of December 31, 2018 and 2019 and September 30, 2020, respectively)	68,809	298	44	1,351,553	199,062
Total current liabilities	97,733	619,902	91,301	2,798,417	412,161
Amounts due to related parties (including amounts of the consolidated VIE without recourse to the primary beneficiary of zero, RMB351.5 million and RMB213.0 million as of December 31, 2018 and 2019 and September 30, 2020, respectively)	1,098	646,011	95,147	651,783	95,997
Lease liabilities—non-current portion (including amounts of the consolidated VIE without recourse to the primary beneficiary of RMB0.3 million, RMB61.3 million and RMB40.9 million as of December 31, 2018 and 2019 and September 30, 2020, respectively)	283	61,338	9,034	40,872	6,020
Total liabilities	99,114	1,337,825	197,039	3,491,892	514,299

Additional paid-in capital	6,830	59,544	8,770	333,445	49,111
Total shareholders' equity	6,623	106,280	15,654	488,981	72,021

Total liabilities and shareholders' equity	105,737	1,444,105	212,693	3,980,873	586,320

        The following table presents our summary consolidated statements of cash flows data for the 2018 period, the year ended December 31, 2019, and the nine months ended September 30, 2019 and 2020:

				For the Nine Months Ended September 30,
	For the Period from January 2, 2018 (date of inception) to December 31, 2018
		For the Year Ended December 31, 2019
				2019	2020
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Summary Consolidated Statements of Cash Flows Data:
Net cash (used in)/generated from operating activities	(977)	338,125	49,799	314,576	1,299,262	191,360
Net cash used in investing activities	(397)	(497,836)	(73,323)	(50,158)	(2,642,398)	(389,182)
Net cash generated from/(used in) financing activities	69,594	576,402	84,895	(7,803)	1,375,540	202,595

Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(14)	(805)	(119)	(808)	30,005	4,419
Net increase in cash, cash equivalents and restricted cash	68,206	415,886	61,252	255,807	62,409	9,192
Cash, cash equivalents and restricted cash at the beginning of the period/year	—	68,206	10,047	68,206	484,092	71,299

Cash, cash equivalents and restricted cash at the end of the period/year	68,206	484,092	71,299	324,013	546,501	80,491

Non-GAAP Financial Measure

        We present adjusted net income, a non-GAAP financial measure, because it is used by our management to evaluate our operating performance and formulate business plans. We believe that adjusted net income helps identify underlying trends in our business that could otherwise be distorted by the effect of certain expenses that are included in net income, respectively. We also believe that the use of the non-GAAP measure facilitates investors' assessment of our operating performance. We believe that adjusted net income provides useful information about our operating results, enhances the overall understanding of our past performance and future prospects and allows for greater visibility with respect to key metrics used by our management in its financial and operational decision making.

        Adjusted net income should not be considered in isolation or construed as an alternative to net income or any other measure of performance or as an indicator of our operating performance. Investors are encouraged to review our historical non-GAAP financial measure to the most directly comparable GAAP measure. Adjusted net income presented here may not be comparable to similarly titled measures presented by other companies. Other companies may calculate similarly titled measures differently, limiting their usefulness as comparative measures to our data. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

        Adjusted net income represents net income excluding share-based compensation expenses. The table below sets forth a reconciliation of our net (loss)/income to adjusted net income for the periods presented:

				For the Nine Months Ended September 30,
	For the Period from January 2, 2018 (date of inception) to December 31, 2018
		For the Year Ended December 31, 2019
				2019	2020
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net (loss)/income	(287)	47,748	7,033	98,047	108,644	16,003
Add:
Share-based compensation expenses	6,802	52,714	7,764	43,414	273,007	40,210

Adjusted net income	6,515	100,462	14,797	141,461	381,651	56,213

RISK FACTORS

        An investment in our ADSs involves significant risks. You should carefully consider all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our ADSs. Any of the following risks could have a material adverse effect on our business, financial condition and results of operations. In any such case, the market price of our ADSs could decline, and you may lose all or part of your investment.

Risks Relating to our Business and Industry

We have a limited operating history and our historical operating and financial results may not be indicative of future performance, which makes it difficult to predict our future business prospects and financial performance.

        Since e-vapor products were only introduced to the market in the last two decades, we operate in an innovative and rapidly evolving industry. We commenced our operation in January 2018 and thus have a limited operating history, which makes it difficult to evaluate our future prospects and performance.

        We cannot assure you that we can successfully implement our business model. As the market and our business develop, we may modify our products and services. These changes may not lead to expected results and may have a material and adverse impact on our results of operations and financial condition. Although our revenues have grown rapidly since our inception, due to our limited operating history, our past revenues and historical growth rate may not be indicative of our future performance. Our net revenues increased from RMB132.6 million for the 2018 period to RMB1,549.4 million (US$228.2 million) for the year ended December 31, 2019, and from RMB1,138.9 million for the nine months ended September 30, 2019 to RMB2,201.3 million (US$324.2 million) for the nine months ended September 30, 2020. We recorded net loss of RMB0.3 million for the 2018 period and generated net income of RMB47.7 million (US$7.0 million) for the year ended December 31, 2019. Our net income grew from RMB98.0 million for the nine months ended September 30, 2019 to RMB108.6 million (US$16.0 million) for the nine months ended September 30, 2020. We cannot assure you that we will be able to achieve similar results, maintain the ability to generate net profit or maintain profitability at similar level, or grow at the same rate as we did in the past or at all. Our ability to maintain profitability will depend primarily on our ability to generate sufficient revenues and to manage our costs of revenues and operating expenses. Rather than relying on our historical operating and financial results to evaluate us, you should consider our business prospects in light of the risks and difficulties we may encounter as an early-stage company operating in a new market, including, among other things, our ability to adapt to evolving regulatory landscape, develop and utilize our technologies, provide high-quality products and services, meet users' expectation, maintain and enhance our brand and reputation, improve our operational efficiency, and anticipate and adapt to changing market conditions. We may not be able to successfully address these risks and difficulties, which could significantly harm our business, results of operations and financial condition.

Changes in existing laws, regulations and policies and the issuance of new laws, regulations, policies and any other entry barriers in relation to the e-vapor industry have materially and adversely affected and may further materially and adversely affect our business operations.

        As e-vapor products have become more and more popular in recent years, government authorities in China may impose more stringent laws, regulations and policies to regulate such products and the e-vapor industry.

        Some countries have prohibited the usage of e-vapor products in certain areas or imposed specific taxes on e-vapor products. In China, there are currently no clear and specific national laws, regulations, rules or standards for the sale of e-cigarettes, including e-vapor products, save for the announcements regarding prohibition on the sale of e-cigarettes to the underage as well as online advertisement and sale through the internet. On August 28, 2018, the State Administration for Market Regulation and the State Tobacco Monopoly Administration jointly issued Announcement on Prohibition of Selling E-Cigarettes Products to the Underage, or the August 2018 Announcement, which specifically prohibits all sales of e-cigarettes to the underage. On October 30, 2019, the State Administration for Market Regulation and the State Tobacco Monopoly Administration jointly issued the Announcement on Further Protecting the Underage from E-Cigarettes, or the October 2019 Announcement, to further strengthen the protection of the physical and mental health of the underage and prevent the underage from buying e-cigarettes through the internet and using them. The October 2019 Announcement urged (i) e-cigarette producers and sellers to shut down their online sales websites or online sales application programs and to withdraw the advertisements published on the internet; and (ii) e-commerce platform operators to close e-cigarette online shops and take e-cigarettes off shelves. We sold some of our products online prior to the issuance of the October 2019 Announcement, and we took necessary measures to adjust our business to follow the October 2019 Announcement, including but not limited to the ceasing of online operations and online marketing activities and rigorously implementing underage usage prevention initiatives. As a result of the October 2019 Announcement and our adjustment measures, revenues generated from sales to users through third-party e-commerce platforms and sales to third-party e-commerce platform distributors decreased significantly to nominal, and we do not expect to generate revenues from selling e-vapor products through these distribution channels going forward.

        The August 2018 Announcement and the October 2019 Announcement, as well as any laws, regulations or governmental announcements that regulate the sale and use of e-cigarettes, may continue to adversely affect our business, growth and prospects. For example, the Notice of Maintaining Civil Aviation Order to Ensure Air Transportation Security promulgated by Civil Aviation Administration of China states that the usage of e-cigarettes would be treated as smoking and is therefore prohibited in aircrafts. In addition, some cities, such as Shenzhen, Hangzhou, Chengdu, Xi'an and Nanning, have banned the use of e-cigarettes in public places, which include, among others, public transportation and indoor workspace. Such prohibition may also affect the usage of our products, which may in turn adversely affect the sales of our products. Further, sales of e-cigarettes in China are also subject to relevant PRC laws and regulations that are generally applicable to the sales of goods, such as the Contract Law of the PRC and the Product Quality Law of the PRC. See "Regulation—Regulations Related to Our Products."

        In addition, certain articles published on Bulletin of the WHO stated that governments should consider prohibiting the use of e-vapor products in indoor areas to protect non-users from involuntary exposure to second-hand aerosols, issuing warnings about the potential health risks of e-vapor products and imposing higher taxes on e-vapor products. Certain limitations may be imposed on the e-vapor industry, such as prohibition of usage in public spaces or imposition of additional tax, either of which may materially and adversely affect the development of the e-vapor industry.

        We cannot assure you that government authorities will not impose further restrictions on e-vapor products in the future, including but not limited to requirements to obtain and maintain licenses, approvals or permits for relevant business operation. Such restrictions, if any, may adversely affect supplies of raw materials, production and sales activities, taxation or other aspects of our business operation. We may not be able to comply with any or all changes in existing laws and regulations or any new laws and regulations and may incur significant compliance cost. It is uncertain how government authorities in China will regulate e-vapor products or harm-reduction products in general and what additional regulations we may be subject to. All of the above may affect our production or market demand for e-vapor products, and thus adversely affect our business, financial condition and results of operations. As we continue to grow in scale and significance, we expect to face increased scrutiny, which may result in increased investment in compliance and related capabilities.

If it is determined or perceived that the usage of e-vapor products poses long-term health risks, the use of e-vapor products may decline significantly, which may materially and adversely affect our business, financial condition and results of operations.

        Since e-vapor products were only introduced to the market in the last two decades and are rapidly evolving, studies relating to the long-term health effects of e-vapor product usage are still ongoing. Currently, there remain uncertainties regarding whether e-vapor products are sufficiently safe for their intended use and health risks associated with the usage of e-vapor products have been under scrutiny. According to the WHO, there is no conclusive evidence that the use of e-vapor products facilitates smoking cessation. The WHO recommended governments to strengthen relevant laws and regulations on the sale of e-vapor products, to, among others, prohibit marketing strategies targeting the underage and the non-smoking population.

        Negative publicity on the health consequences of e-vapor products or other similar devices may also adversely affect the usage of e-vapor products. For example, the United States Food and Drug Administration, or the FDA, and the United States Centers for Disease Control and Prevention, or the CDC, issued a joint statement on August 30, 2019 linking a number of cases of respiratory illnesses to e-vapor product use. On November 8, 2019, the CDC announced that it had preliminarily linked cases of severe respiratory illness to the presence of Vitamin E acetate, which was found in certain Tetrahydrocannabinol (THC)-containing e-vapor cartridges for non-electronic nicotine delivery systems (non-ENDS) e-vapor products that may have been obtained illegally. However, evidence is not sufficient to rule out the contribution of other chemicals of concern, including chemicals in either THC or non-THC products. In January 2020, after further research, the FDA and CDC recommended against the use of THC-containing e-vapor products, especially those from unofficial sources, and that the underage, pregnant women and adults who do not currently use tobacco products should not start using e-vapor products. On February 25, 2020, the CDC issued a final update, stating that the number of cases of severe respiratory illnesses had declined to single digits as of February 9, 2020. The CDC also reconfirmed that (i) Vitamin E acetate, which was found in some THC-containing e-vapor cartridges for non-ENDS e-vapor products that were mostly obtained illegally, was strongly linked to and indicated to be the primary cause of the severe respiratory illnesses, and (ii) THC-containing e-vapor products from informal sources were linked to most cases of severe respiratory illnesses. Furthermore, there have been recent claims that users of e-vapor products may suffer a greater risk of more serious COVID-19 complications. However, it remained unclear whether the exposure to toxic chemicals through e-vapor product usage will increase the risk of COVID-19.

        Research regarding the actual causes of these illnesses is still ongoing. If e-vapor product usage is determined or perceived to pose long-term health risks or to be linked to illnesses, the usage of e-vapor products may significantly decline, which would have a material adverse effect on our business, financial condition and results of operations. Although we currently do not offer products containing THC, any perceived correlation between THC and Vitamin E acetate may adversely affect the public's perception of e-vapor products in general, regardless whether such products contain THC and/or Vitamin E.

We operate in an emerging and evolving market in China, which may develop more slowly or differently than we expect.

        The e-vapor market in China has experienced rapid growth in recent years. According to the CIC Report, the China's e-vapor market by retail sales value grew from US$0.6 billion in 2016 to US$1.5 billion in 2019. However, the growth rate may decrease due to uncertainties with respect to the acceptance of e-vapor technologies and products, health studies relating to e-vapor product use, China's macro-economy, disposable income growth, and pace of development of technologies and other factors. Furthermore, the e-vapor market in China is at its early stage and continues to evolve, and the penetration of e-vapor products among China's adult smokers remains relatively low. There can be no assurance that the penetration of e-vapor products among China's adult smokers will further deepen, or that the e-vapor market will grow at a pace that we expect. Additionally, China's e-vapor market development is subject to the uncertainty of China's overall regulatory landscape for such products, which may have a material impact on the market development of China's e-vapor products. There can be no assurance that the regulatory regime will be favorable to e-vapor products in general and us. It is also uncertain whether our products and services will achieve and sustain high levels of market acceptance and meet users' expectation. Our ability to increase the sales of our e-vapor products depends on several factors, some of which may be beyond our control, including users' receptiveness towards and adoption of e-vapor technologies and products, market awareness of our brand, the market acceptance of our products and services, the "word-of-mouth" effects of our products and services, our ability to attract, retain and effectively train customer representatives, our ability to develop effective relationships with distributors and expand our distribution and retail networks and the cost, performance and functionality of our products and services. If we are unsuccessful in implementing our business strategies, developing our e-vapor products or reaching adult smokers, or if these users do not accept our e-vapor products, the market for our products may not continue to develop or may develop more slowly than we expect, any of which could materially and adversely affect our profitability and growth prospects.

We are exposed to product liabilities and user complaints arising from the products we sell, which could have a material adverse impact on us.

        Currently, we primarily sell our products to our offline distributors, who then supply our products to retail outlets across China. Even when we are not selling our products directly to users, we may nevertheless be liable for defects in our products pursuant to general laws on product liabilities. We are exposed to potential product liability claims from users of our products in the event that the use of our products results in any personal injury, property damage or health and safety issues.

        There is no assurance that we can succeed in defending ourselves, and we may be required to pay significant amounts of damages for product liability claims. Further, product liability claims against us, whether or not successful, are costly and time-consuming to defend. These disputes may result in negative publicity that could severely damage our reputation and affect the marketability of our products, and could result in substantial costs and diversion of our resources and management's attention. Any of the above could in turn materially and adversely affect our business, financial condition and results of operations. Although we may seek indemnification or contribution from our suppliers in certain circumstances, we cannot assure you that we will be able to receive indemnification or contribution in full, or at all.

        Although we may have legal recourse against the suppliers and manufacturers of such products pursuant to applicable laws, attempts to enforce our rights against such suppliers and manufacturers may be expensive, time-consuming and not successful. We maintain limited product liability insurance for claims of personal injury and property damage caused by our products. There is no assurance that our insurance coverage will be adequate to cover such claims. Our insurance does not provide coverage for all liabilities (including liability for certain events involving pollution or other environmental claims). In addition, there can be no assurance that we will be able to maintain our product liability insurance on acceptable terms. If we cannot maintain our product liability insurance on reasonable terms or our insurance does not sufficiently compensate us for the losses we sustain in the event of a legal proceeding, our business, financial condition and results of operations would be adversely affected.

        We have received complaints in the past in relation to the quality and functionality of our products. We take these complaints seriously and endeavor to resolve such complaints by implementing various remedial measures. Nevertheless, we cannot assure you that we can successfully prevent or address all user complaints. We may also be subject to claims resulting from such complaints. Any complaints or claims against us, even if meritless and unsuccessful, may divert our management's attention and other resources from our business and adversely affect our business and operations.

Furthermore, negative publicity including but not limited to negative online reviews on social media and crowd-sourced review platforms, industry findings or media reports related to the quality, functionality and health concerns of e-vapor products, whether or not accurate, and whether or not concerning our products, can adversely affect our business, results of operations and reputation. Such negative publicity may reduce users' confidence in us, our products and our brand, which may adversely affect our business and results of operations.

Our business and results of operations may be harmed by any failure to maintain and enhance the value of our brand.

        As we primarily leverage word-of-mouth referrals among adult smokers to promote our brand, market recognition of our brand is critical for us to remain competitive. According to a survey conducted in September 2020 by CIC, we ranked 1st in terms of brand awareness, as evidenced by a mindshare of 67.6% among users of e-vapor products in China. However, we may not be able to maintain the reputation of our brand in the future.

        Our brand's recognition and reputation depend on our ability to consistently practice our ethical principles. For example, usage of our products by the underage would significantly impair our brand image. In addition, counterfeit products would also impair our brand image and cause disruption to our business. We have undertaken a number of key initiatives to address underage usage of our products and the issue of counterfeiting. We cannot assure you that these initiatives will be successful. For example, if we fail to implement effective measures to prevent purchases and uses of our products by the underage in accordance with announcements, guidance and regulations issued by government authorities, we may be subject to negative publicity and legal proceedings. Additionally, counterfeit products associated with our brand may also impair our brand image and cause disruption to our business. Counterfeit products may use logos and designs similar to ours in order to confuse the users. Our prospective or existing users may mistakenly use those counterfeit products and attribute any issues, dissatisfaction or frustration they experience from such products to our company, which may significantly impair our brand image. Even though we have devoted significant resources to combat sales of counterfeit products, there can be no guarantee that we may succeed in eliminating counterfeit products and it could take even greater efforts to eliminate the negative public perception of our company caused by such counterfeit products. If we fail to address the risks and challenges above, public perception of our brand may be materially and adversely affected.

        There have been cases of unauthorized distribution of our products and such distributors may continue to distribute our products without our authorization, violating our distribution and retail standards. As those unauthorized distributions are beyond our control, there can be no assurance that we can detect such unauthorized distribution in a timely manner or at all. Our brand image may be materially and adversely affected if such unauthorized distributions lead to negative public perception.

        In order to maintain and enhance the value of our brand, we also have to continue to provide a superior user experience and a wide selection of products, cater to users' preferences and expectations, and maintain the reliability, quality and functionality of our products, which in turn may also help us maintain our existing user base or have more new users. However, there can be no assurance that the user experience we provide through our products will be recognized or accepted by adult smokers in China. Failure to address these risks and challenges may materially and adversely affect our business, results of operations, financial condition and prospects.

        In addition, users may be discouraged from purchasing our products if there is any negative publicity in connection with the use of our products, such as the quality or side effects of our products. Our reputation may also be adversely affected if there are any negative publicity relating to us, our directors, officers, employees, distributors, retailers, suppliers and manufacturers that are known to associate with us. Negative publicity may concern various matters, including but not limited to failure to provide equal opportunities to our employees, inability to enforce our codes of ethics and business conducts and workplace sexual harassment. Furthermore, negative publicity about other market players or isolated incidents, regardless of whether or not it is factually correct or whether we have engaged in any inappropriate activities, may result in negative perception of our industry as a whole and undermine the credibility we have established. Any damage to our brand name or reputation as a result of these or other factors may cause our products and services to be perceived unfavorably by users, distributors, retailers, other business partners and governmental authorities, and our business operations and prospects could be materially and adversely affected as a result.

We rely on our offline distribution and retail network to supply our products to retail outlets and users in China. If they fail to supply our products in a satisfactory manner or comply with applicable laws, regulations and policies, our brand, business, results of operations and prospects may be materially and adversely affected.

        Our offline distribution and retail network plays a crucial role in bringing our products to adult smokers. We primarily sell our products to our distributors, who then supply the products to retail outlets and users in China. As of September 30, 2020, we partnered with 110 authorized distributors to supply our products to over 5,000 RELX Branded Partner Stores and over 100,000 retail outlets nationwide, covering over 250 cities in China. There can be no assurance that we will be able to maintain our existing relationships with distributors, RELX Branded Partner Stores and other retail outlets. We may have disputes with our distributors and retailers and there can be no assurance that such disputes could be resolved in a timely or cost-effective manner, or at all. If we fail to address such risks, our results of operations, financial condition and our reputation may be materially and adversely affected. Additionally, our existing distributors, branded stores and retail outlets may not be able to maintain or increase their sales or expand their sales. Moreover, as we expand into new geographic regions in China, we may fail to establish and maintain arrangements with new distributors, branded stores and other retail outlets in the regions on favorable terms or at all. In general, we may experience attrition in our distribution partners, branded stores and other retail outlets due to a number of factors, such as dissatisfactory operational performance, sales of our competitors' products, insufficient funding, business closures and unsuccessful contract renewal negotiations. In addition, we proactively manage our distribution partners, branded stores and other retail outlets and initiate account closures for various reasons, such as contract breaches by such distribution partners, branded stores and other retail stores. We cannot predict the level of attrition that may occur in the future. Higher than expected attrition could adversely affect our business, results of operations and financial condition.

        Any lack of requisite approvals, licenses or permits applicable to our distributors and retailers may have a material and adverse impact on our business. In accordance with the relevant laws and regulations, our distributors may be required to maintain various approvals, licenses and permits to operate their business, including but not limited to business license. There can be no assurance that our distributors and retailers can maintain their requisite approvals, licenses or permits applicable to their business at all times or obtain such approvals, licenses or permits. In the event that they are not in compliance with such approvals, licenses or permits requirements, there can be no guarantee that they will rectify such incompliance in a timely manner or at all, which may adversely affect the distribution and sales of our products. As a result, our business, results of operations and financial condition may be materially and adversely affected.

        Although we closely monitor and manage our distributors, RELX Branded Partner Stores and other retail outlets, there can be no assurance that we will be successful in detecting and correcting noncompliance with applicable laws, breach of the distribution agreements with us or any inconsistencies between their practice and our brand image or values, in a timely and effective manner or at all. Any misconduct or noncompliance by our distributors, branded stores and other retail outlets could, among other things, negatively affect our brand reputation, demands for our products and our relationships with other distributors, branded stores and other retail outlets. In the event that our distributors, branded stores and other retail outlets are subject to administrative proceedings, penalties and fines for their operations due to reasons not attributable to us, it may cause disruption to the supply and sales of our products. Our agreements with our distributors and RELX Branded Partner Stores generally require them to make a deposit in order to compensate us for any losses we may incur as a result of any breaches of these agreements by them. However, such limited amounts may not be sufficient to cover our losses arising from product liability issues. Furthermore, we may be required to make filings with relevant PRC authorities with respect to RELX Branded Partner Stores as these store operators may be deemed to be franchisees under PRC law. If we fail to complete such filings in due course, we may be subject to penalties or fines, or even be compelled to adjust our management over such stores. Any of these could have a material and adverse effect on our business, financial condition, results of operations and prospects.

        We request our distributors and retailers to provide various important information and data with respect to their sales performance, inventory levels, the number of retail outlets that have placed orders with them and other operating metrics to effectively manage our distribution and retail network and optimize supply chain and production planning. Although we have implemented various measures, policies and standards with respect to our distributors' and retailers' internal control and ethical practices, there is no assurance that such information and data from them will be truthful or accurate. If our distributors and retailers fail to provide us truthful information or accurate data on their operating metrics, our distribution and retail management and supply chain and production planning may become ineffective, and our business and results of operations may be materially and adversely affected.

        In addition, we have identified cases where our products are sold in regions, distribution channels or retail outlets outside of our distribution and retail network without our authorization. We may not be able to prevent, detect or take effective measures against such unauthorized sales in a timely, effective manner, or at all. Such unauthorized sales could disrupt our management of distribution and retail network, hinder our implementation of distribution strategy in particular areas, and adversely affect our business and results of operations.

We may fail to continue to develop, innovate and utilize our technologies, which are core to our success.

        We believe our technologies are core to our success and are critical to our business. Our products are empowered by our proprietary technological innovations, such as e-liquid formulation, the engineering of the cartridge structure and the Essential Elements Solutions, to optimize adult smokers' experience with our products. However, we cannot assure you that we can keep up with the fast pace of the technology industry, especially the technologies applicable and related to e-vapor products, and continue to develop, innovate and utilize our proprietary capabilities. In particular, e-vapor technologies are still at an early stage. New solutions and technologies developed and introduced by competitors could render our technologies obsolete. Developing and integrating new technologies into our existing products could be expensive and time-consuming. We may not succeed in developing and incorporating new technologies at all. If we fail to continue to develop, innovate and utilize technologies effectively and on a timely basis, our business, financial performance and prospects could be materially and adversely affected.

We may not be able to develop and introduce new products or upgrade existing products in a timely and cost-effective manner, which may adversely affect our business, results of operations and prospects.

        To optimize adult smokers' experience, we must introduce new products and upgrade our existing products to meet our users' evolving preferences. It is difficult to predict the preferences of our users or a specific segment of users. Changes and upgrades to our existing products may not be well received by our users, and newly introduced products may not achieve expected results. Going forward, we may introduce new products with different features. Such efforts may require substantial investments of additional human capital and financial resources. If we fail to improve our existing products or introduce new ones in a timely or cost-effective manner, our ability to attract and retain users may be impaired, and our results of operations and prospects may be adversely affected.

        Although we endeavor to understand user preferences through surveys, sampling and other forms of interactions from time to time, we cannot assure you that we can anticipate, identify, develop or market products that respond to changes in users' preferences and expectations. For example, our surveys may not yield accurate or useful insights on user behaviors, and feedbacks on our products may be different after such products are commercially available to a wider public. There can be no assurance that any of our new products will achieve market acceptance or generate sufficient revenues to offset the costs and expenses incurred in relation to our development and promotion efforts. There can be no assurance that each of our new products will achieve market acceptance and be successful.

Our business, financial condition and results of operations may be adversely impacted by product defects or other quality issues.

        Our products may contain defects that are not detected until after they are shipped or inspected by our users. Our failure to maintain the consistency and quality throughout our production process could result in substandard quality or performance of our products, and product defects could cause significant damage to our market reputation and reduce our sales and market share. For example, the products we distribute may contain lithium-ion or similar types of batteries. Defects in these products could result in personal injury, property damage, pollution, release of hazardous substances or damage to equipment and facilities. As we primarily rely on several suppliers and manufacturers to supply raw materials and produce our products, if there is any inherent defects in the raw materials or our manufacturers do not produce products that meet the industrial and our standards, we may fail to maintain our quality control over our products. Actual or alleged defects in the products we distribute may give rise to claims against us for losses and expose us to claims for damages. If we deliver any defective products, or if there is a perception that our products are of substandard quality, we may incur substantial costs associated with mass product recall, product returns and replacements and significant warranty claims, our credibility and market reputation could be harmed and our results of operations and market share may be adversely affected.

        Further, defective products may result in compliance issues that could subject us to administrative proceedings and unfavorable results such as product recall and other actions. Such proceedings and unfavorable results could have a material adverse effect on our brand, reputation and results of operations.

We are subject to supply shortages and interruptions, long lead times, and price fluctuations for key raw materials and components, any of which could disrupt our supply chain and have a material adverse impact on our results of operations.

        Mass production of our products requires timely and adequate supply of various raw materials and components. We rely on third-party suppliers and manufacturers to source components and raw materials for production of our products, and some of these key components and raw materials are sourced from a limited number of suppliers. Therefore, we are subject to risks of shortages or discontinuation in supply, long lead times, cost increases and quality control issues with our suppliers. In addition, some of our suppliers may have more established relationships with our competitors and may choose to limit or terminate their relationships with us or prioritize our competitors' orders in the case of supply shortages.

        In the event of a component or raw material shortage or supply interruption from suppliers, we will need to identify alternative sources of supply, which can be time-consuming, difficult to locate, and costly. We may not be able to source these components or raw materials on terms that are acceptable to us, or at all, which may undermine our ability to meet our production requirements or to fill distributor orders in a timely manner. This could cause delays in shipment of our products, harm our relationships with distributors, retailers and other business partners, and adversely affect our results of operations. In addition, there are laws and regulations that pose restrictions and requirements on certain raw materials and components of our products. Changes in the regulatory landscape of such raw materials and components may pose additional restrictions or requirements on such raw materials and components, which may further adversely affect the supply of such regulated raw material and components. If we fail to address such risk, our business, results of operations and financial condition may be materially and adversely affected.

        Moreover, market prices for certain raw materials have been volatile. For example, we have experienced fluctuations in the market prices for certain important raw materials used in production in the past, and may continue to experience such fluctuations in the future. We may not be able to recover these costs through selling price increases, which would have a negative effect on our results of operations.

        Human capital and equipment are also key elements in the overall manufacturing process. As the production process requires significant manpower and equipment, failure to effectively manage and address the risks relating to manpower shortage or equipment insufficiency could cause significant interruptions and delays to our production, which may in turn have a material and adverse impact on our results of operations.

If our retailers or customer representatives fail to provide satisfactory services to users or comply with applicable laws, regulations and policies, our brand, business, results of operations and prospects may be materially and adversely affected.

        Our products are primarily sold in our offline retail outlets through our distributors, retailers and customer representatives. We rely on these offline retail outlets to showcase our products to potential users. Even though we provide rigorous and regular trainings to help them understand our products and improve the quality of their services, there can be no assurance that they will provide satisfactory services to our existing and prospective users that will lead to purchases. Their failure to provide superior in-store experience may impair the willingness of our existing and prospective users to use and purchase our products, which in turn may materially and adversely affect our results of operations and prospects. In addition, we also rely on our distributors, retailers and customer representatives to avoid in-store underage purchases. Even though we continually stress our principles and require our distributors, retailers and customer representatives to adhere to our recommended measures to prevent underage purchases of our products, there is no guarantee that our distributors, retailers and customer representatives will strictly comply with such requirements. We also expect our distributors, retailers and customer representatives to provide other comprehensive services to our users, including collecting feedbacks from users. If they fail to provide satisfactory services to users, our brand image could be negatively affected, which could have a material and adverse effect on our business, results of operations and financial condition.

Outbreaks of communicable diseases, natural disasters or other events may materially and adversely affect our business, results of operations and financial condition.

        Our business could be adversely affected by the effects of communicable diseases and epidemics. In recent years, there have been breakouts of epidemics in China and globally. In early 2020, there was an outbreak of a novel strain of coronavirus, later named COVID-19, in China and many parts of the world. The outbreak of COVID-19 has severely impacted China and the rest of the world. In response to intensifying efforts to contain the spread of the coronavirus, the Chinese government took a number of actions, which included extending the Chinese New Year holiday, temporary closure of corporate offices, retail outlets and manufacturing facilities, quarantining individuals in China who had

COVID-19, asking citizens to remain at home and to avoid gathering in public, and other actions. In light of such circumstances, our corporate office was closed for a certain period of time. Our production was adversely affected and some of our retail outlets were also closed for a certain period of time. These measures adversely impacted our production, sales and general operation for the first quarter of 2020. The COVID-19 global pandemic has resulted in, and may intensify, global economic distress, and the duration and extent of the impact of COVID-19 outbreak is highly uncertain at this time. The extent to which it may affect our results of operations, financial condition and cash flows will depend on the future development of the outbreak, which is also highly uncertain. Such uncertainty poses operational challenges to our production and inventory management. Our business and operations could be disrupted if any of our employees, distributors, retailers or manufacturers is suspected of having COVID-19, H1N1 flu, avian flu or another epidemic in our offices, within our distribution and retail channels or at the manufacturing facilities of the manufacturers, since it could require all of the possible contact persons to be quarantined and/or their offices to be disinfected. In addition, our results of operations could be adversely affected to the extent that the outbreak harms the PRC economy in general.

        We are also vulnerable to natural disasters and other calamities. Our production and storage facilities and research laboratories as well as our retail outlets are located at several leased properties. We cannot assure you that such properties will have adequate measures to protect itself from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events. Any of the foregoing events may give rise to cease of operations, which could cause the loss or corruption of products as well as adversely affect our ability to produce and distribute our products.

Misuse or abuse of our products may lead to potential adverse health effects, subjecting us to complaints, product liability claims and negative publicity.

        We are unable to control how our users choose to use our products. For example, we cannot prevent the users from misusing or abusing our products or the underage from doing so if they somehow get access to our products. Our users may also use our products to inhale chemicals obtained from informal sources and in other potentially hazardous applications that can result in personal injury, product liability and environmental claims.

        Misuse or abuse of our products, including use of our products in combination with other products and components from third parties, may significantly and adversely affect the health of our users, subjecting us to user complaints and product liability litigations, even though such products were not used in the manner recommended by us. Applicable law may render us liable for damages without regard to negligence or fault. Regardless of whether these complaints or product liability litigations hold merit, they may be costly and time-consuming to resolve, bring negative publicity that could damage our reputation and result in higher scrutiny by the government or stricter regulations, all of which could materially and adversely affect our business, financial condition and results of operations.

We rely on a limited number of suppliers and manufacturers to supply and produce our products. Loss of any of those business partners would materially and adversely affect our business.

        We rely on a limited number of suppliers and manufacturers to supply and produce our products. In particular, a majority of our products are currently produced at an exclusive production plant that we manage in cooperation with a third-party operational partner. Any interruption of the operations of our suppliers and manufacturers, any failure of suppliers and manufacturers to accommodate our fast growing business scale, any termination or suspension of our agreements with those parties, any change of terms in our agreements, or the deterioration of relationship with these suppliers and manufacturers may materially and adversely affect our results of operations. For example, those suppliers and manufacturers were all closed or ceased their operations for part of the first quarter of 2020 due to the

COVID-19 outbreak. Therefore, our business operation was adversely affected. In the event that our key business partners experience any operational difficulties including equipment breakdowns, labor strikes or shortages, natural disasters, component or material shortages, cost increases, violation of environmental, health or safety laws and regulations, health epidemics, or other problems, such difficulties will cause significant interruption to our business operations, as we may not be able to address such difficulties in a timely or cost-effective manner. We may be unable to pass potential cost increases to our users. We may have disputes with these business partners, which may result in litigation expenses, divert our management's attention and cause supply shortages to us. In addition, we may not be able to renew contracts with these suppliers and manufacturers or identify or enter into new agreements with them for additional services or for more favorable terms.

        Any failure of such suppliers, manufacturers and third-party service providers to perform with regards to quantity, quality or timely supply of products may have a material negative impact on our business and results of operations. Furthermore, although our agreements with our manufacturers contain provisions imposing confidentiality obligations on them, and we have adopted security protocols to ensure knowhow and technologies for manufacturing our products could not be easily leaked or plagiarized, we cannot guarantee the effectiveness of these efforts and, any leakage or plagiary of our knowhow and technologies could be detrimental to our business prospects and results of operations.

        In addition, any lack of requisite approvals, licenses or permits applicable to our suppliers or manufacturers may have a material and adverse impact on our business. In accordance with the relevant laws and regulations, our suppliers and manufacturers may be required to maintain various approvals, licenses and permits to operate their business, including but not limited to those relating to the supply and production of our products. There can be no assurance that our suppliers and manufacturers can maintain their requisite approvals, licenses or permits applicable to their business at all times or obtain such approvals, licenses or permits at all. In the event that they are not in compliance with such approvals, licenses or permits requirements, there can be no guarantee that they will rectify such incompliance in a timely manner or at all, which may adversely affect the supply and production of our products. As a result, our business, results of operations and financial condition may be materially and adversely affected.

Any disruption of the exclusive production plant or our third-party manufacturers' and suppliers' production plants could materially and adversely affect our business and results of operations.

        Currently, our products are primarily produced at the exclusive production plant and, to a lesser extent, at third-party manufacturers' production plants. We also rely on our suppliers to produce raw materials and components of our products. Nevertheless, natural disasters or other unanticipated catastrophic events, including storms, fires, explosions, earthquakes, terrorist attacks and wars, as well as changes in governmental planning for the land where the exclusive production plant or those third-party manufacturers' and suppliers' production plants are located could significantly impair our ability to manufacture our products and operate our business. Catastrophic events could also destroy the inventories stored in the exclusive production plant and those third-party manufacturers' and suppliers' production plants. The occurrence of any catastrophic event could result in the temporary or long-term closure of manufacturing facilities, and severely disrupt our business operations.

        In addition, the production plants are subject to environmental inspections and regulations. As of the date of this prospectus, the exclusive production plant operated by the third-party operational partner was not in strict compliance with such environmental inspections and regulations based on our knowledge. If such facilities fail to rectify and pass the environmental inspections or comply with relevant environmental requirements relating to production activities in a timely manner, they may be subject to fines, cohesive rectification, suspension and closure, which may materially and adversely affect the production of the exclusive production plant and in turn may impact our business. In addition, the exclusive production plant and the third-party manufacturers' and suppliers' production plants are also subject to health and safety laws and regulations imposed by the PRC governmental authorities to ensure a healthy and safe production environment. Failure to comply with the existing and future health and safety laws and regulations could subject the production plants to monetary damages and fines, disruption to production plans, suspension of their operations, which may in turn materially and adversely affect our business operations. Furthermore, if any on-site personnel at the exclusive production plant or any third-party manufacturers' and suppliers' production plants is suspected of having any communicable diseases, such as COVID-19, such production plants may be subject to temporary closure and quarantine requirements, which may in turn materially and adversely affect our business operations. For example, the exclusive production plant was closed for part of the first quarter of 2020 in accordance with the local temporary closure requirement attributable to COVID-19, which adversely affected our business operation.

        Furthermore, the exclusive production plant is located on leased properties comprising of over 20,000 square meters. Though such leases are renewable upon expiration, our ability to renew existing leases upon their expiration is crucial to our production activities, operations and profitability. If we are unable to negotiate for a renewal of the relevant leases, we may be forced to relocate our production bases and it may be difficult and costly to replace or relocate the exclusive production plant and equipment on a timely basis. We have not registered the lease agreement relating to the exclusive production plant with the PRC governmental authorities as required by PRC law. As a result, we may be ordered by the PRC government authorities to rectify such noncompliance and, if such noncompliance is not rectified within a given period of time, we may be subject to fines imposed by PRC government authorities ranging from RMB1,000 and RMB10,000 for the lease agreement that has not been registered with the relevant PRC governmental authorities. If we fail to address the risks mentioned above, our production will be materially and adversely affected. See also "—We are subject to risks relating to our leased properties."

        If we experience any unanticipated disruptions to us or our third-party manufacturers or if we are unable to renew our current leases, our production will be severely disrupted, which may in turn materially and adversely affect our business, financial condition and results of operations. Even though the third-party operational partner is contractually obligated to adjust and switch the production to other resources for us in the event that the production at the exclusive production plant is disrupted, there can be no assurance that the third-party operational partner will fulfill such contractual obligation or will be able to provide us with sufficient and satisfactory production lines to ensure the quality and quantity of our products manufactured.

We are subject to risks relating to the warehousing and logistics of our products. If any of these risks materializes, our business, financial condition and results of operations could be materially and adversely affected.

        We operate our warehouse facility on leased premises. Natural disasters or other unanticipated catastrophic events, including power interruptions, water shortage, storms, fires, earthquakes, cybersecurity attacks, terrorist attacks and wars, as well as changes in governmental planning for the land underlying the warehousing facility, could destroy any inventory located in these facilities and significantly impair our business operations. Furthermore, the lease for the warehousing facility that we use could be challenged by third parties or government authorities, which may cause interruptions to our business operations. We cannot assure you that our use of such leased properties will not be challenged. In the event that our use of leased properties is successfully challenged, we may be subject to fines and forced to relocate the affected operations. We can provide no assurance that we will be able to find suitable replacement sites on terms acceptable to us on a timely basis, or at all, or that we will not be subject to material liability resulting from third parties' challenges on our use of such properties.

        We also rely on third-party logistics service providers to deliver products to our distributors. Logistics and transit to final destination may be disrupted for a number of reasons that may be beyond our control or the control of our logistics service providers, including, without limitation, epidemics, inclement weather, natural disasters, transportation interruptions or labor unrest or shortage. Such interruptions to or failures in such third-party logistics service providers' operations may obstruct the timely or successful delivery of our products. If products are not delivered on time or are delivered in a damaged state, our distributors and retailers may return the products and may claim refund from us and distributors' and retailers' confidence in us may be impaired. If any of our logistics service providers' operations or services are disrupted or terminated, we may not be able to find alternative service providers with quality and on commercial terms to our satisfaction in a timely and reliable manner, or at all. As a result, our business, financial condition and results of operations may be materially and adversely affected.

Failure to manage inventory at optimal levels could adversely affect our business, financial condition and results of operations.

        We are required to manage a large volume of inventory effectively for our business. We depend on our demand forecasts for our products to make procurement plans, manufacturing decisions and manage our inventory. Our forecast for demands, however, may not accurately reflect the actual market demands, which depends on a number of factors including, without limitation, launches of new products, changes in product life cycles and pricing, product defects, changes in user spending patterns, manufacturer back orders and other suppliers/manufacturers-related issues, distributors' and retailers' procurement plans, as well as the volatile economic environment in China. We do not have long-term contracts with some of our distributors, which makes the demands for our products from distributors unstable and unpredictable. In addition, when we launch a new product with new components or raw material, it may be difficult to establish supplier relationships, determine appropriate raw material and product selection, and accurately forecast market demand for such product. We cannot assure you that we will be able to maintain proper inventory levels for our business at all times, and any such failure may have a material and adverse effect on our business, financial condition and results of operations.

        Inventory levels in excess of distributor demand may result in inventory write-downs, expiration of products or an increase in inventory holding costs and a potential negative effect on our liquidity. As we plan to continue expanding our product offerings, we expect to include more products in our inventory, which will make it more challenging for us to manage our inventory effectively and will put more pressure on our warehousing system. If we fail to manage our inventory effectively, we may be subject to a heightened risk of inventory obsolescence, a decline in inventory values, and significant inventory write-downs or write-offs. In addition, we may be required to lower sale prices in order to reduce inventory level, which may lead to lower gross margins. High inventory levels may also require us to commit substantial capital resources, preventing us from using that capital for other important purposes. Any of the above may materially and adversely affect our results of operations and financial condition.

        Conversely, if we underestimate distributor demand, or if our suppliers or contract manufacturers fail to provide products to us in a timely manner, we may experience inventory shortages, which may, in turn, require us to manufacture our products at higher costs, result in unfulfilled user orders, leading to a negative impact on our financial condition and our relationships with distributors.

        Additionally, the distributors largely determine the inventory levels of the retail outlets they operate based on their estimation, and such inventory levels might not correspond to actual market demands and could lead to under-stocking or over-stocking in the retail outlets they operate. Therefore, although we try to monitor inventory levels in these retail outlets to the extent we can, we cannot assure you that there will not be under-stocking or over-stocking in these stores. Under-stocking can lead to missed sales opportunities, while over-stocking could result in inventory depreciation and decreased shelf space for stocks that are in higher demands. These results could adversely affect our business, financial condition and results of operations.

Our investments in scientific research may not generate results as anticipated.

        To better serve adult smokers, we are dedicated to the scientific research of e-vapor products and endeavor to achieve advances in scientific research in harm reduction principles and methods. We operate two laboratories located in Shenzhen, China to conduct our scientific research, focusing on the assessment and research of e-liquid and health risks associated with vaping. However, as scientific research is subject to significant uncertainties, there can be no assurance that our investments in such efforts will make material progress or improve our profitability in a timely and cost-effective manner, or at all. We may not be able to generate sufficient revenue from our scientific research efforts to offset the costs and expenses incurred, which may cause adverse effect to our financial condition and results of operations.

We face competition from players in e-vapor industry and may fail to compete effectively.

        The e-vapor industry in China is intensely competitive. We face a variety of competitive challenges with respect to sourcing raw materials and products efficiently, pricing our products competitively, anticipating and quickly responding to changes in user preference, maintaining favorable brand recognition and providing quality services, finding manufacturing, warehousing and logistics solutions of good quality, and other potential challenges. In addition, our suppliers, distributors and retailers may cease their cooperation with us, build up their own e-vapor brand and compete with us. We may also be subject to competition from established overseas e-vapor product brands. If we cannot properly address these competitive challenges, our business and prospects would be materially and adversely affected.

        Some of our current and potential competitors may have greater financial, marketing, ordering quantities, portfolios of products and intellectual properties and other resources. Certain competitors may be able to secure raw materials and products from suppliers and manufacturers on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory policies, and devote substantially more resources to product development and technology. Increased competition may adversely affect our results of operations, market share and brand recognition, or force us to incur losses. There can be no assurance that we will be able to successfully compete against current and future competitors, and competitive pressures may have a material adverse effect on our business, prospects, financial condition and results of operations.

Our parent company Relx Inc. uses our brand and licenses our trademarks and certain other proprietary rights for overseas markets and may fail to maintain our brand image as our licensee.

        We have entered into an intellectual property license agreement with Relx Inc., effective upon the completion of this offering, to license certain of our proprietary rights, such as trademarks, patents or copyrighted materials, to our parent company Relx Inc. for the production and sale of e-vapor products in markets outside of China in accordance with the non-competition agreement we have entered into with Relx Inc. We expect Relx Inc. to maintain the value of our RELX brand in overseas markets. Although we strive to protect our brand through various contractual arrangements under the intellectual property license agreement, we cannot completely control the use of our brand, trademarks or other proprietary rights by Relx Inc., and there is no guarantee it will fully comply with our intellectual property license agreement at all time. Any misuse of our brand, trademarks or other proprietary rights by Relx Inc., its distributors or other business partners, any negative publicity associated with Relx Inc., its distributors or other business partners, or products under the "RELX" brand, or any negative development in respect of Relx Inc.'s business, financial condition, or in terms of compliance with legal or regulatory requirements in any market, may have an adverse impact on our brand, reputation and business.

        There have been cases of unauthorized distribution of our products in the markets outside of China and such those unauthorized distributors may continue to distribute our products without our or Relx Inc.'s authorization and bypassing distribution and retail network screening procedures of ours and Relx Inc.'s. Our brand image may be materially and adversely affected if such unauthorized distribution leads to quality issue, product defects or any other more serious concerns towards our products and public perception. As unauthorized distribution may be beyond our control, there can be no assurance that we can detect such unauthorized distribution in a timely manner or at all, or we are able to prohibit or prevent such unauthorized distribution.

We may not be successful in implementing our future business plans and strategies, and if we are unable to execute them effectively and efficiently, our business, financial condition, results of operations and growth prospects may be materially and adversely affected.

        Our business has become increasingly complex in terms of both product portfolio and scale. Any future expansion may increase the complexity of our operations and place a significant strain on our managerial, operational, financial and human resources. Our current and planned personnel, systems, procedures and control measures may not be adequate to support our future operations. We cannot assure you that we will be able to effectively manage our growth or to implement all these systems, procedures and control measures successfully. If we are unable to manage our growth effectively, our business and prospects may be materially and adversely affected.

        We may develop a number of new initiatives, strategies and operating plans designed to enhance our business. These initiatives may prove unsuccessful. Implementing these initiatives will require investments which may result in costs without generating any revenues and may therefore negatively affect our profitability. We may not be able to successfully complete these growth initiatives, strategies and operating plans and realize all of the benefits that we expect to achieve. If, for any reason, the benefits we realize are less than our estimates, or the implementation of these growth initiatives, strategies and operating plans adversely affects our operations, or it costs more or takes longer to effectuate than we expect, or if our assumptions prove inaccurate, our business, financial condition and results of operations may be materially and adversely affected.

Misconducts, including illegal, fraudulent or collusive activities, by our employees, distributors, retailers, suppliers and manufacturers, may harm our brand and reputation and adversely affect our business and results of operations.

        Misconduct, including illegal, fraudulent or collusive activities, unauthorized business conducts and behaviors, or misuse of corporate authorization by our employees, contractors, distributors, retailers, suppliers and manufacturers and other business partners could subject us to liability and negative publicity. Our employees, distributors, retailers, suppliers and manufacturers may conduct fraudulent activities, such as accepting payments from or making payments to other distribution channel participants or other third parties in order to bypass our internal system and to complete shadow transactions and/or transactions outside our official or authorized distribution channels, disclosing users' information to competitors or other third parties for personal gains, or applying for fake reimbursement. They may conduct activities in violation of unfair competition law, which may expose us to unfair competition allegations and risks. We cannot assure you that such incidents will not occur in the future. It is not always possible to identify and deter such misconduct, and the precautions we take to detect and prevent these activities may not be effective. Such misconduct could damage our brand and reputation, which could adversely affect our business and results of operations.

If we fail to fully comply with PRC Advertising Law and related regulations, rules and measures applicable to advertising, our business and results of operations may be adversely affected.

        PRC advertising laws, rules and regulations require advertisers, advertising operators and advertising distributors to ensure that the content of the advertisements they prepare or distribute is fair and accurate and is in full compliance with applicable laws. Further, certain provinces and cities in the PRC prohibit the advertisement of combustible tobacco products and e-vapor products. Violation of these laws, rules or regulations may result in penalties, including fines, confiscation of advertising fees and orders to cease dissemination of the advertisements, and potentially unfair competition liability. In circumstances involving serious violations, the PRC government may suspend or revoke a violator's business license. Even though we are not permitted to conduct comprehensive marketing activities, especially not online marketing in accordance with the October 2019 Announcement, we may still conduct selling activities to the extent permitted. Failure to comply with these requirements may lead to penalties and fines for any incompliance, which may render our efforts and costs incurred futile. As a result, our business and results of operations may be adversely affected.

We are subject to governmental regulations and other legal obligations related to privacy, information security, and data protection, and any security breaches, and our actual or perceived failure to comply with our legal obligations could harm our brand and business.

        We generate, collect, store and process a large amount of personal, transactional, statistical and behavioral data, including certain personal and other sensitive data from our users. We face risks inherent in handling large volumes of data and in securing and protecting such data. In particular, we face a number of data-related challenges related to our business operations, including:

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  protecting the data in and hosted on our system and cloud servers, including against attacks on our system and cloud servers by external parties or fraudulent behavior by our employees;

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  addressing concerns related to privacy and sharing, safety, security and other factors; and

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  complying with applicable laws, rules and regulations relating to the collection, use, disclosure or security of personal information, including any requests from regulatory and government authorities relating to such data.

        Although we have taken steps to protect such data, our security measures could be breached. As of the date of this prospectus, we have not experienced any material breach of our cybersecurity system or measures. As techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Any accidental or willful security breaches or other unauthorized access to our system and cloud servers could cause confidential information to be accessed, stolen and used for illegal or unauthorized purposes. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our technology infrastructure are exposed and exploited, our relationships with users, distributors, retailers, manufacturers or suppliers could be severely damaged, we could incur significant liability, and our business and operations could be adversely affected.

        In addition, PRC government authorities have enacted a series of laws and regulations in regard of the protection of personal information, under which telecommunication business operators, internet service providers and other value chain operators are required to comply with the principles of legality, justification and necessity, to clearly indicate the purposes, methods and scope of any information collection and usage, to obtain the consent of users, and to keep collected personal information confidential, as well as to establish user information protection system with appropriate remedial measures. However, there is uncertainty as to the interpretation and application of such laws which may be interpreted and applied in a manner inconsistent with our current policies and practices or require changes to the features of our system. We cannot assure you that our existing information protection system and technical measures will be considered sufficient under applicable laws and regulations. If we are unable to address any information protection concerns, or to comply with the then applicable laws and regulations, we may incur additional costs and liability and our reputation, business and operations might be adversely affected.

        We have obtained consent from our users to use their information within the scope of authorization, and we have taken technical measures to ensure the security of such information and prevent the information from being divulged, damaged or lost. However, since the Cyber Security Law and relevant regulations, rules and measures are relatively new, there are uncertainties as to the interpretation and application of these laws and regulations, and it is possible that our data protection practices are or will be inconsistent with regulatory requirements. Any violation of the provisions and requirements under the Cyber Security Law and other relevant regulations, rules and measures may subject us to warnings, fines, confiscation of illegal gains, revocation of licenses, suspension of business, shutting down of websites or even criminal liabilities. Complying with such requirements could cause us to incur substantial expenses or to alter or change our practice in a manner that could harm our business. Any systems failure or security breach or lapse that results in the unauthorized release of our user data could harm our reputation and brand and, consequently, our business, in addition to exposing us to potential legal liability.

Our intellectual property rights are critical to our success. Infringement of our intellectual property right by any third party or loss of our intellectual property rights may materially and adversely affect our business, financial condition and results of operations.

        We rely on a combination of trademark, patent, copyright and trade secret protection laws in China and other jurisdictions, as well as confidentiality procedures and contractual provisions, to protect our intellectual property rights. We also enter into confidentiality agreements with our employees and any third parties who may access our proprietary information, and we rigorously control access to our proprietary technology and information.

        Intellectual property protection may not be sufficient in China or other countries. Confidentiality agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in China or elsewhere. For example, we have identified cases where counterfeit products associated with our brand infringed our intellectual property rights. However, policing any unauthorized use of our intellectual property is difficult, time-consuming, and costly, and the steps we have taken may be inadequate to prevent the misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can provide no assurance that we will prevail in such litigation. Furthermore, we may be subject to the risks of losing our intellectual property rights or the intellectual property rights licensed from other third-parties due to several reasons. Certain intellectual property rights, such as patents, are subject to a limited period of time. Upon the expiry of such period of time, others may freely use such intellectual properties without any license or charges, which may impose competitive harm to us and in turn adversely affect our business and prospects. The intellectual property rights that we currently have may also be revoked, invalidated or deprived by regulatory authorities as a result of intellectual property claims or challenges successfully raised by third parties. We may also rely on certain intellectual property rights licensed from other third parties. There can be no guarantee that we will be able to maintain such licenses at all times or renew such licenses upon expiry. Moreover, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. Any failure in maintaining, protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to intellectual property infringement claims from third parties, which may be expensive to defend and may disrupt our business and operations.

        We cannot be certain that our operations or any aspects of our business do not or will not infringe upon or otherwise violate patents, copyrights or other intellectual property rights held by third parties. We may, and from time to time in the future be, subject to legal proceedings and claims relating to the intellectual property rights of others. In addition, there may be other third-party intellectual property that is infringed by our products and services or other aspects of our business. There could also be existing patents of which we are not aware that we may inadvertently infringe. Our existing intellectual property rights may also infringe intellectual property rights of other third parties and our existing intellectual property rights may be revoked, invalidated or deprived if other third parties successfully raise challenges or claims against us. We cannot assure you that holders of patents purportedly relating to some aspect of our technology or business, if any such holders exist, would not seek to enforce such patents against us in China or any other jurisdictions. For example, we currently use certain design patents, which constitute immaterial components of our products, from third parties. If we fail to maintain the license of such design patents for our usage or identify alternative patents in a timely manner, we may be subject to intellectual property infringement claims from such third parties. Further, the application and interpretation of China's patent laws and the procedures and standards for granting patents in China are still evolving and are uncertain, and we cannot assure you that PRC courts or regulatory authorities would agree with our analysis. If we are found to have violated the intellectual property rights of others, we may be subject to liability for our infringement activities or may be prohibited from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives of our own. In addition, we may incur significant expenses, and may be forced to divert management's time and other resources from our business and operations to defend against these third-party infringement claims, regardless of their merits.

Accidents, injuries or other harm suffered by visitors to the branded stores operated by ourselves may adversely affect our reputation, subject us to liability and cause us to incur substantial expenses.

        We could be held liable for accidents that occur at the branded stores operated by ourselves. In the event of personal injuries, fires or other accidents suffered by visitors or others working at or visiting the branded stores operated by ourselves, our stores may be perceived to be unsafe, which may discourage potential visitors from going to the branded stores operated by ourselves. Although we have not encountered any instances of serious injuries to the visitors to the branded stores operated by ourselves, we cannot assure you that there will not be any in the future.

        We could also face claims alleging that we should be liable for accidents or injuries caused by our employees or contractors due to negligence in supervision. Any material liability claim against us or any of our employees or contractors could adversely affect our reputation, create unfavorable publicity, cause us to incur substantial expenses and divert the time and attention of our management.

Our success and ability to operate efficiently are dependent on our key management personnel, and loss of service of our key management personnel or any failure to attract and retain necessary talents may materially and adversely affect our business, financial condition and results of operations.

        Our future success is significantly dependent upon the continued service of our key management personnel and other key employees, who have contributed significantly to our current achievements. There can be no assurance that we are able to retain all of our current key management personnel. Disputes may arise among our key management personnel and such disputes may result in departure of such personnel. If we lose the services of any member of management or other key personnel due to any reason, our business and growth prospects may be severely disrupted and we may not be able to locate suitable or qualified replacements and may incur additional expenses to recruit and train new staff. Competition for talents in China is intense, and the availability of suitable and qualified candidates in China is limited. Competition for these individuals could cause us to offer higher compensation and other benefits to attract and retain them. In addition, we may be subject to negative publicity or gossip surrounding the stability and changes in key management composition.

        Even if we were to offer higher compensation and other benefits such as share-based incentives, there is no assurance that these individuals will choose to join or continue to work for us. Any failure to attract or retain key management personnel could severely disrupt our business, growth, and our corporate culture. In addition, if any dispute arises regarding the agreements between our current or former key employees and us, we may have to incur substantial costs and expenses in order to enforce the agreements in China or we may be unable to enforce them at all. We also commit significant time and other resources to training our employees, which increases their value to competitors if they subsequently leave us for our competitors.

We have identified a material weakness in our internal control over financial reporting. If we do not adequately remediate this material weakness, or if we experience additional material weaknesses in the future or otherwise fail to maintain effective internal controls, we may not be able to accurately or timely report our financial condition or results of operations, or comply with the accounting and reporting requirements applicable to public companies, which may adversely affect investor confidence in us and the market price of our ADSs.

        Prior to this offering, we have been a private company and were never required to evaluate our internal control within a specified period, and, as a result, we may experience difficulty in meeting these reporting requirements in a timely manner. Our management has not completed assessment of the effectiveness of our internal control over U.S. GAAP financial reporting, and our independent registered public accounting firm has not conducted an audit of the effectiveness of our internal control over financial reporting. However, in the course of preparing and auditing our consolidated financial statements included in this prospectus, we and our independent registered public accounting firm respectively identified one material weakness in our internal control over financial reporting as of December 31, 2019. In accordance with reporting requirements set forth by the SEC, a "material weakness" is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our company's annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

        The material weakness identified relates to lack of sufficient competent financial reporting and accounting personnel with appropriate understanding of U.S. GAAP to design and implement formal period-end financial reporting controls and procedures to address complex U.S. GAAP technical accounting issues, and to prepare and review the consolidated financial statements and related disclosures in accordance with U.S. GAAP and financial reporting requirements set forth by the Securities and Exchange Commission, or the SEC. Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control under the Sarbanes-Oxley Act for purposes of identifying and reporting any material weakness in our internal control over financial reporting. We and they are required to do so only after we become a public company. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of the effectiveness of our internal control over financial reporting, additional material weaknesses may have been identified.

        Upon the completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002 will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2021. In addition, once we cease to be an "emerging growth company" as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

        During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our ADSs.

        Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

Future investments in and acquisitions of complementary assets, technologies and businesses may fail, and may result in equity and earnings dilution and significant diversion of management attention.

        We may invest in or acquire assets, technologies and businesses that are complementary to our existing business. This may include opportunities to strengthen our technology capabilities and product offerings. Our investments or acquisitions may not yield the results we expect. In addition, investments and acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, significant amortization expenses related to intangible assets, significant diversion of management attention and exposure to potential unknown liabilities of the acquired business. Moreover, the cost of identifying and consummating investments and acquisitions, and integrating the acquired businesses into ours, may be significant, and the integration of acquired businesses may be disruptive to our existing business operations. In the event that our investments and acquisitions are not successful, our results of operations and financial condition may be materially and adversely affected.

We may not be able to obtain additional capital when desired, on favorable terms or at all.

        We may make investments from time to time in technologies, facilities, equipment, hardware, software and other projects to remain competitive. Due to the unpredictable nature of the capital markets and our industry, there can be no assurance that we will be able to raise additional capital on terms favorable to us, or at all, if and when required, especially if we experience disappointing results of operations. If adequate capital is not available to us as required, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our infrastructure or respond to competitive pressures could be significantly limited. If we do raise additional funds through the issuance of equity or convertible debt securities, the ownership interests of our shareholders could be significantly diluted. These newly issued securities may have rights, preferences or privileges senior to those of existing shareholders.

We may be subject to legal or other proceedings in the ordinary course of our business. If the outcomes of these proceedings are adverse to us, they could have a material adverse effect on our business, financial condition and results of operations.

        During the ordinary course of our business operations, we may be involved in legal disputes or regulatory and other proceedings relating to, including but not limited to, contractual disputes, product liability claims and employees' claims. Especially, for contractual disputes, we cannot assure you that the venue and governing law agreed in relevant contracts are always favorable to us. Any such legal disputes or proceedings may subject us to substantial liabilities and may have a material and adverse effect on our reputation, business, financial condition and results of operations. Among those proceedings, some of them may be relating to our industry position in e-vapor market or by complaints from third parties. Especially, our industry position in e-vapor market may draw heightened scrutiny from the regulatory authorities or cause to be paid close attention to our business operation. In addition, if we were to be involved in anti-monopoly and competition laws and regulations related scrutiny or action, governmental agencies and regulators may take certain actions, which may subject us to significant fines or penalties and restrictions imposed on our options. Due to the uncertainty of legislation and local implementation of anti-monopoly and competition laws and regulations in the PRC, we cannot assure you that we will not be subject to any investigations, claims or complaints of alleged violations of these laws and regulations.

        If we become involved in material or protracted legal proceedings or other legal disputes in the future, we may incur substantial legal expenses and our management may need to devote significant time and attention to handle such proceedings and disputes, thereby diverting their attention from our business operations. In addition, the outcome of such proceedings or disputes may be uncertain and could result in settlement or outcomes which may adversely affect our business, financial condition and results of operations.

We have granted and may continue to grant share options and other share-based awards in the future, which may result in increased share-based compensation expenses.

        Our parent company Relx Inc. adopted equity incentive plans and we granted share-based compensation awards under such plans to our employees, directors and consultants to incentivize their performance and align their interests with ours. We have adopted a 2021 share incentive plan, or the 2021 Plan, effective upon the completion of this offering, and expect to assume all outstanding share incentive awards granted under the equity incentive plans of Relx Inc. For further detailed information, please refer to "Management—Share Incentive Plans." We recorded share-based compensation expenses of RMB6.8 million for the 2018 period, RMB52.7 million (US$7.8 million) for the year ended December 31, 2019 and RMB273.0 million (US$40.2 million) for the nine months ended September 30, 2020. We believe the granting of share-based compensation is of significant importance to our ability to attract and retain key personnel and employees, and we will continue to grant share-based compensation to employees in the future. As a result, our expenses associated with share-based compensation may increase upon the completion of this offering and afterwards, which may have an adverse effect on our results of operations.

Failure to comply with PRC labor laws and make adequate contributions to various employee benefits plans as required by PRC regulations may subject us to penalties.

        Companies operating in China are required to participate in various government-sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of employees up to a maximum amount specified by the local government from time to time at locations where our employees are based. The requirements of employee benefit plans have not been implemented consistently by the local governments in China given the different levels of economic development in different locations. If we are determined by local authorities to fail to make adequate contributions to any employee benefits as required by relevant PRC regulations, we may face late fees or fines in relation to the underpaid employee benefits. In addition, our provision for these liabilities may not be adequate, particularly in light of the recent tightening regulations. As a result, our financial condition and results of operations may be materially and adversely affected.

If we are not able to control our labor costs in an effective way, our business, results of operations and financial condition may be adversely affected.

        Our labor costs are primarily incurred in China. The economy of China has been experiencing significant growth, leading to inflation and increased labor costs, particularly in the large cities, such as Beijing. In addition, we are required by PRC laws and regulations to pay various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. We expect that our labor costs in China, including wages and employee benefits, will continue to grow as our business grows in scale. Significant additional government-imposed increases in the cities of China where we have operations may affect our profitability and results of operations.

A severe or prolonged downturn in the global or China's economy could materially and adversely affect our business and financial condition.

        COVID-19 had a severe and negative impact on the global and China's economy in the first quarter of 2020. Whether this will lead to a prolonged downturn in the economy is still unknown. Even before the outbreak of COVID-19, the global macroeconomic environment was facing challenges, including the end of quantitative easing by the U.S. Federal Reserve, the economic slowdown in the Eurozone since 2014, uncertainties over the impact of Brexit and the ongoing global trade disputes and tariffs. The growth of China's economy has slowed down since 2012 compared to the previous decade and the trend may continue. There is considerable uncertainty over the long-term effects of the monetary and fiscal policies adopted by the central banks and financial authorities of some of the world's leading economies, including the United States and China. In addition, there have also been concerns about the relationship between China and the United States, resulted from the current trade tension between the two countries. There have been further uncertainties related to the drastic drop in oil prices and the U.S. Federal Reserve's progressive policies to strengthen the market in early 2020. It is unclear whether these challenges and uncertainties will be contained or resolved and what effects they may have on the global political and economic conditions in the long term. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. Any prolonged slowdown in the global or Chinese economy may have a negative impact on our business, results of operations and financial condition, and continued turbulence in the international markets may adversely affect our ability to access the capital markets to meet liquidity needs. Our users and business partners may reduce or delay spending with us, while we may have difficulty expanding our user base and cooperative network fast enough, or at all, or to offset the impact of decreased spending by our existing users and business partners.

We have limited insurance coverage of our operations, which may expose us to significant costs and business disruption.

        The insurance industry in China is still in an early stage of development, and insurance companies in China currently offer limited business-related insurance products. We do not maintain business interruption insurance or general third-party liability insurance. We consider this practice to be reasonable in light of the nature of our business and the insurance products that are available in China and in line with the practices of other companies in the same industry of similar size in China. Any uninsured risks may result in substantial costs and the diversion of resources, which could adversely affect our results of operations and financial condition.

We are subject to risks relating to our leased properties

        We lease real properties from third parties primarily for our office, the branded stores operated by ourselves and production facilities in China, and most of these lease agreements for these properties have not been registered with the PRC governmental authorities as required by PRC law. Although the failure to do so does not in itself invalidate the leases, we may be ordered by the PRC government authorities to rectify such noncompliance and, if such noncompliance is not rectified within a given period of time, we may be subject to fines imposed by PRC government authorities ranging from RMB1,000 and RMB10,000 for each lease agreement that has not been registered with the relevant PRC governmental authorities.

        The ownership certificates or other similar proof of most of our leased properties have not been provided to us by the relevant lessors. Therefore, we cannot assure you that such lessors are entitled to lease the relevant real properties to us. If the lessors are not entitled to lease the real properties to us and the owners of such real properties decline to ratify the lease agreements between us and the respective lessors, we may not be able to enforce our rights to lease such properties under the respective lease agreements against the owners. As of the date of this prospectus, we are not aware of any claim or challenge brought by any third parties concerning the use of our leased properties without obtaining proper ownership proof. If our lease agreements are claimed as null and void by third parties who are the real owners of such leased real properties, we could be required to vacate the properties, in the event of which we could only initiate the claim against the lessors under relevant lease agreements for indemnities for their breach of the relevant leasing agreements. We cannot assure you that suitable alternative locations are readily available on commercially reasonable terms, or at all, and if we are unable to relocate our officers in a timely manner, our operations may be interrupted.

Risks Relating to our Corporate Structure

If the PRC government deems that our contractual arrangements with our variable interest entity do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

        Foreign ownership in entities that provide value-added telecommunication services is subject to restrictions under current PRC laws and regulations, unless certain exceptions are available. Specifically, foreign ownership of a value-added telecommunication service provider may not exceed 50%, except for the investment in the e-commerce operation business, a domestic multi-party communication business, an information storage and re-transmission business and a call center business, and the major foreign investors are required to have a record of good performance and operating experience in managing value-added telecommunications business.

        We are a Cayman Islands company and our PRC subsidiaries are considered foreign-invested enterprises. Accordingly, our PRC subsidiaries are not eligible to provide value-added telecommunication services or other internet related business that are subject to foreign ownership restriction under PRC laws. To ensure compliance with the PRC laws and regulations, we conducted our foreign investment-restricted business in China through our VIE and its subsidiaries, which currently hold the value-added telecommunication business license. Our WFOE has entered into a series of contractual arrangements with our VIE and its shareholders, respectively, which enable us to (i) exercise effective control over our VIE, (ii) receive substantially all of the economic benefits of our VIE, (iii) have the pledge right over the equity interests in our VIE as the pledgee; and (iv) have an exclusive option to purchase all or part of the equity interests in our VIE when and to the extent permitted by PRC law. As a result of these contractual arrangements, we have control over and are the primary beneficiary of our VIE and hence consolidate their financial results under U.S. GAAP. See "Corporate History and Structure" for further details.

        In the opinion of our PRC legal counsel, Han Kun Law Offices, (i) the ownership structures of our WFOE and our VIE in China, both currently and immediately after giving effect to this offering, are not in violation of provisions of applicable PRC laws and regulations currently in effect; and (ii) the contractual arrangements between our WFOE, our VIE and its shareholders governed by PRC law are not in violation of provisions of applicable PRC laws or regulations currently in effect, and valid and binding upon each party to such arrangements and enforceable against each party thereto in accordance with their terms and applicable PRC laws and regulations currently in effect. However, we have been further advised by our PRC legal counsel that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules. Thus, the PRC governmental authorities may take a view contrary to the opinion of our PRC legal counsel. It is uncertain whether any new PRC laws or regulations relating to variable interest entity structure will be adopted or if adopted, what they would provide. If we are or our VIE is found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits or approvals to operate our business, the relevant PRC governmental authorities would have broad discretion to take action in dealing with such violations or failures, including:

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  revoking the business licenses and/or operating licenses of such entities;

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  imposing fines on us;

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  confiscating any of our income that they deem to be obtained through illegal operations;

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  discontinuing or placing restrictions or onerous conditions on the operations of our VIE;

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  placing restrictions on our right to collect revenues;

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  shutting down our servers or blocking our app/websites; or

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  requiring us to restructure our ownership structure or operations;

        Any of these events could cause significant disruption to our business operations and severely damage our reputation, which would in turn have a material adverse effect on our financial condition and results of operations. If occurrences of any of these events results in our inability to direct the activities of our VIE in China that most significantly impact their economic performance and/or our failure to receive the economic benefits and residual returns from our VIE, and we are unable to restructure our ownership structure and operations in a satisfactory manner, we may not be able to consolidate the financial results of our VIE in our consolidated financial statements in accordance with U.S. GAAP.

We rely on contractual arrangements with our VIE and its shareholders to exercise control over a portion of our business, which may not be as effective as direct ownership in providing operational control.

        We have relied and expect to continue to rely on contractual arrangements with our VIE and its shareholders to conduct our operations in China. These contractual arrangements, however, may not be as effective as direct ownership in providing us with control over our VIE. For example, our VIE and its shareholders could breach their contractual arrangements with us by, among other things, failing to conduct the operations of our VIE in an acceptable manner or taking other actions that are detrimental to our interests.

        If we had direct ownership of our VIE in China, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of our VIE, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the current contractual arrangements, we rely on the performance by our VIE and its shareholders of their obligations under the contracts to exercise control over our VIE. If any dispute relating to these contracts remains unresolved, we will have to enforce our rights under these contracts through the operations of PRC law and arbitration, litigation and other legal proceedings and therefore will be subject to uncertainties in the PRC legal system. See "—Any failure by our VIE or its shareholders to perform their obligations under our contractual arrangements with them would have a material and adverse effect on our business."

Any failure by our VIE or its shareholders to perform their obligations under our contractual arrangements with them would have a material and adverse effect on our business.

        If our VIE or its shareholders fail to perform their respective obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. We may also have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and contractual remedies, which we cannot assure you will be sufficient or effective under PRC law. For example, if the shareholders of our VIE were to refuse to transfer their equity interests in our VIE to us or our designee when we exercise the purchase option pursuant to these contractual arrangements, or if they were otherwise to act in bad faith toward us, then we may have to take legal actions to compel them to perform their contractual obligations.

        All the agreements under our contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in China. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. See "—Risks Relating to Doing Business in China—Uncertainties with respect to the PRC legal system could materially and adversely affect us." Meanwhile, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a consolidated variable interest entity should be interpreted or enforced under PRC law. There remain significant uncertainties regarding the ultimate outcome of such arbitration if legal action becomes necessary. In addition, under PRC law, rulings by arbitrators are final, parties cannot appeal the arbitration results in courts, and if the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would require additional expenses and delay. In the event we are unable to enforce these contractual arrangements, or if we suffer significant delay or other obstacles in the process of enforcing these contractual arrangements, we may not be able to exert effective control over our VIE, and our ability to conduct the business we currently conduct through the contractual arrangements may be negatively affected.

The shareholders of our VIE may have potential conflicts of interest with us, which may materially and adversely affect our business.

        The shareholders of our VIE may have actual or potential conflicts of interest with us. These shareholders may breach, or cause our VIE to breach, or refuse to renew, the existing contractual arrangements we have with them and our VIE, which would have a material and adverse effect on our ability to effectively control our VIE and receive economic benefits from them. For example, the shareholders may be able to cause our agreements with our VIE to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise any or all of these shareholders will act in the best interests of our company or such conflicts will be resolved in our favor.

        Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our company, except that we may invoke the right under the equity pledge agreements with the shareholders of the VIE to enforce the equity pledge in the case of the shareholders' breach of the contractual arrangements. For individuals who are also our directors and officers, we rely on them to abide by the laws of the Cayman Islands, which provide that directors and officers owe a fiduciary duty to the company that requires them to act in good faith and in what they believe to be the best interests of the company and not to use their position for personal gains. The shareholders of our VIE have executed powers of attorney to appoint our WFOE or a person designated by one of our WFOE to vote on their behalf and exercise voting rights as shareholders of our VIE. If we cannot resolve any conflict of interest or dispute between us and the shareholders of our VIE, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

        The shareholders of our VIE may be involved in personal disputes with third parties or other incidents that may have an adverse effect on their respective equity interests in our VIE and the validity or enforceability of our contractual arrangements with our VIE and its shareholders. For example, in the event that any of the shareholders of our VIE divorces her or his spouse, the spouse may claim that the equity interest of the VIE held by such shareholder is part of their community property and should be divided between such shareholder and the spouse. If such claim is supported by the court, the relevant equity interest may be obtained by the shareholder's spouse or another third party who is not subject to obligations under our contractual arrangements, which could result in a loss of the effective control over the VIE by us. Similarly, if any of the equity interests of our VIE is inherited by a third party with whom the current contractual arrangements are not binding, we could lose our control over the VIE or have to maintain such control by incurring unpredictable costs, which could cause significant disruption to part of our business and operations and harm our financial condition and results of operations.

Contractual arrangements we have entered into with our VIE may be subject to scrutiny by the PRC tax authorities. A finding that we owe additional taxes could negatively affect our financial condition and the value of your investment.

        Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. We could face material and adverse tax consequences if the PRC tax authorities determine that the contractual arrangements in relation to our VIE were not entered into on an arm's-length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust income of our VIE in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by our VIE for PRC tax purposes, which could in turn increase their tax liabilities without reducing our PRC subsidiary's tax expense. In addition, the PRC tax authorities may impose late payment fees and other administrative sanctions on our VIE for the adjusted but unpaid taxes according to the applicable regulations. Our financial position could be materially and adversely affected if our VIE's tax liabilities increase or if they are required to pay late payment fees and other penalties.

We may lose the ability to use and benefit from assets held by our VIE that are material or supplementary to the operation of our business if either of our VIE goes bankrupt or becomes subject to dissolution or liquidation proceedings.

        As part of our contractual arrangements with our VIE, our VIE may currently and in the future hold certain assets that are material or supplementary to the operation of our business. If our VIE goes bankrupt and all or part of its assets become subject to liens or rights of creditors, we may be unable to continue some or all of our business activities we currently conduct through the contractual arrangement, which could materially and adversely affect our business, financial condition and results of operations. Under the contractual arrangements, our VIE may not, in any manner, sell, transfer, mortgage or dispose of their assets or legal or beneficial interests in the business without our prior consent. If our VIE undergoes voluntary or involuntary liquidation proceedings, unrelated creditors may claim rights to some or all of these assets, thereby hindering our ability to operate part of our business, which could materially and adversely affect our business, financial condition and results of operations.

Substantial uncertainties exist with respect to the interpretation and implementation of the Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and operations.

        The value-added telecommunications services that we conduct through our VIE and its subsidiaries are subject to foreign investment restrictions set forth in the Special Management Measures (Negative List) for the Access of Foreign Investment issued by the Ministry of Commerce, or the MOFCOM, and the National Development and Reform Commission, or the NDRC, effective July 2020.

        On March 15, 2019, the National People's Congress promulgated the Foreign Investment Law, or the Foreign Investment Law (2019), which became effective on January 1, 2020 and replaced the Sino-Foreign Equity Joint Venture Enterprise Law, the Sino-Foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-Owned Enterprise Law to become the legal foundation for foreign investment in the PRC. Since it is relatively new, uncertainties still exist in relation to its interpretation and implementation. For instance, under the Foreign Investment Law (2019), "foreign investment" refers to the investment activities directly or indirectly conducted by foreign individuals, enterprises or other entities in China. Though it does not explicitly classify contractual arrangements as a form of foreign investment, there is no assurance that foreign investment via contractual arrangements would not be interpreted as a type of indirect foreign investment activities in the future. In addition, the definition of foreign investment contains a catch-all provision which includes investments made by foreign investors through means stipulated in laws, administrative regulations or provisions of the State Council. Therefore, it still leaves leeway for future laws, administrative regulations or provisions promulgated by the State Council to provide for contractual arrangements as a form of foreign investment. In any of these cases, it will be uncertain whether our contractual arrangements will be deemed to be in violation of the market access requirements for foreign investment under the PRC laws and regulations. If further actions shall be taken under future laws, administrative regulations or provisions of the State Council, we may face substantial uncertainties as to whether we can complete such actions. Failure to do so could materially and adversely affect our current corporate structure, corporate governance and operations.

We face risks associated with the Restructuring and the subsequent operation of our business.

        We undertook a Restructuring in order to operate our standalone business in China. For more details, see "Corporate History and Structure—Restructuring" We expect the Restructuring to enhance and strength our position as a dominant e-vapor brand in China. However, there can be no assurance that the Restructuring will deliver such benefits. Our parent company Relx Inc. historically operated production and sale of e-vapor products business in markets both in and outside of China. Going forward, we will operate our business in China under the brand of "Relx," whereas our parent company Relx Inc. will continue to operate the product and sale of e-vapor products business in markets outside of China under the same brand. We have entered into an intellectual property license agreement with our parent company Relx Inc. relating to our trademarks and certain other proprietary rights for overseas markets. See "—Risks Relating to Our Business and Industry—Our parent company Relx Inc. uses our brand and licenses our trademarks and certain other proprietary rights for overseas markets and may fail to maintain the value of our brand as our licensee." However, the overseas markets business may be perceived to be a part of our business, which could subject us to reputational and regulatory risks. Any negative developments with respect to the overseas markets business and Relx Inc. may materially and adversely affect our business and brand.

Risks Relating to Doing Business in China

Changes in China's economic, political or social conditions or government policies could have a material adverse effect on our business and operations.

        We expect that our revenues will be derived in China and most of our operations will continue to be conducted in China. Accordingly, our results of operations, financial condition and prospects are influenced by economic, political and legal developments in China. China's economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. The PRC government also exercises significant control over China's economic growth through strategically allocating resources, controlling the payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. While the PRC economy has experienced significant growth over the past decades, that growth has been uneven across different regions and between economic sectors and may not continue, as evidenced by the slowing of the growth of the Chinese economy since 2012. Any adverse changes in economic conditions in China, in the policies of the Chinese government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business and operating results, leading to reduction in demand for our services and solutions and adversely affect our competitive position.

        The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. In addition, in the past the Chinese government has implemented certain measures, including interest rate adjustment, to control the pace of economic growth. These measures may cause decreased economic activity in China, which may adversely affect our business and results of operations.

Uncertainties with respect to the PRC legal system could materially and adversely affect us.

        The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules may not be uniform and enforcement of these laws, regulations and rules involves uncertainties. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims. Besides, the PRC is geographically large and divided into various provinces and municipalities and, as such, different laws, rules, regulations and policies may have different and varying applications and interpretations in different parts of the PRC. Legislation or regulations, particularly in local applications, may be enacted without sufficient prior notice or announcement to the public. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us. Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis, or at all, and may have a retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. Agreements that are governed by PRC laws may be more difficult to enforce by legal or arbitral proceedings in the PRC than that in other countries with different legal systems. In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.

        We are a Cayman Islands holding company and rely on dividends and other distributions on equity from our PRC subsidiaries for our cash requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. Current PRC regulations permit our PRC subsidiaries to pay dividends to us only out of their accumulated after-tax profits upon satisfaction of relevant statutory conditions and procedures, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. Additionally, if our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends or make other distributions to us. Furthermore, the PRC tax authorities may require our subsidiaries to adjust their taxable income under the contractual arrangements they currently have in place with our VIE in a manner that would materially and adversely affect their ability to pay dividends and other distributions to us.

        Any limitation on the ability of our PRC subsidiaries to distribute dividends or other payments to their respective shareholders could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends or otherwise fund and conduct our business.

The custodians or authorized users of our controlling non-tangible assets, including chops and seals, may fail to fulfill their responsibilities, or misappropriate or misuse these assets.

        Under PRC laws, legal documents for corporate transactions are executed using the chop or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with the relevant branch of the SAMR. In order to secure the use of our chops and seals, we have established internal control procedures and rules for using these chops and seals. In any event that the chops and seals are intended to be used, the responsible personnel will submit the application which will then be verified and approved by authorized employees in accordance with our internal control procedures and rules. In addition, in order to maintain the physical security of our chops, we generally have them stored in secure locations accessible only to authorized employees. Although we monitor such authorized employees, the procedures may not be sufficient to prevent all instances of abuse or negligence. There is a risk that our employees could abuse their authority, for example, by entering into a contract not approved by us or seeking to gain control of any of our subsidiaries or VIE. If any employee obtains, misuses or misappropriates our chops and seals or other controlling non-tangible assets for whatever reason, we could experience disruption to our normal business operations. We may have to take corporate or legal action, which could involve significant time and resources to resolve and divert management from our operations. In addition, the affected entity may not be able to recover corporate assets that are sold or transferred out of our control in the event of such a misappropriation if a transferee relies on the apparent authority of the representative and acts in good faith.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries and to make loans to our VIE, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

        Any funds we transfer to our PRC subsidiaries, either as a shareholder loan or as an increase in registered capital, as well as any loans we provide to our VIE, are subject to approval by or registration with relevant governmental authorities in China. According to the relevant PRC regulations on FIEs in China, capital contributions to our PRC subsidiaries are subject to the registration with SAMR or its local counterpart and registration with a local bank authorized by the State Administration of Foreign Exchange, or the SAFE. In addition, (i) any foreign loan procured by our PRC subsidiaries is required to be registered with the SAFE or its local branches and (ii) any of our PRC subsidiaries may not procure loans which exceed the difference between its total investment amount and registered capital or, as an alternative, only procure loans subject to the calculation approach and limitation as provided by the People's Bank of China. Additionally, any medium or long-term loans to be provided by us to our VIE must be registered with the NDRC and the SAFE or its local branches. We may not be able to obtain these government approvals or complete such registrations in a timely manner, or at all, with respect to future capital contributions or foreign loans by us to our PRC subsidiaries or loans by us to our VIE. If we fail to receive such approvals or complete such registration or filing, our ability to use the proceeds of this offering to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.

        The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive our revenues primarily in Renminbi. Under our current corporate structure, our Cayman Islands holding company primarily relies on dividend payments from our PRC subsidiaries to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of the SAFE by complying with certain procedural requirements. Specifically, under the existing foreign exchange restrictions, without prior approval of the SAFE, cash generated from the operations of our PRC subsidiaries in China may be used to pay dividends to our company. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain SAFE approval to use cash generated from the operations of our PRC subsidiaries and VIE to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi. The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADSs.

China's M&A Rules and certain other PRC regulations establish complex procedures for certain acquisitions of PRC companies, which could make it more difficult for us to pursue growth through acquisitions in China.

        A number of PRC laws and regulations have established procedures and requirements that could make merger and acquisition activities in China by foreign investors more time consuming and complex. In addition to the Anti-monopoly Law itself, these include the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009 and the Rules of the Ministry of Commerce on Implementation of Security Review System of Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the Security Review Rules, promulgated in 2011. These laws and regulations impose requirements in some instances that the PRC Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. In addition, pursuant to relevant anti-monopoly laws and regulations, the SAMR should be notified in advance of any concentration of undertaking if certain thresholds are triggered. In light of the uncertainties relating to the interpretation, implementation and enforcement of the anti-monopoly laws and regulations of the PRC, we cannot assure you that the anti-monopoly law enforcement agency will not deem our future acquisitions or investments to have triggered filing requirement for anti-monopoly review. Moreover, the Security Review Rules specify that mergers and acquisitions by foreign investors that raise "national defense and security" concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise "national security" concerns are subject to strict review by the PRC Ministry of Commerce, and prohibit any attempt to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the relevant regulations to complete such transactions could be time consuming, and any required approval processes, including clearance from the SAMR and approval from the PRC Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries, limit our PRC subsidiaries' ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

        In July 2014, the SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents' Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37, which requires PRC residents (including PRC individuals and PRC corporate entities) to register with the SAFE or its local branches in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing with such PRC residents' legally owned assets or equity interests in domestic enterprises or offshore assets or interests. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future. In addition, such PRC residents must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC citizens or residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, or mergers or divisions. According to the Circular on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, which became effective on June 1, 2015, applications for foreign exchange registration of inbound foreign direct investments and outbound overseas direct investments, including those required under SAFE Circular 37, will be filed with qualified banks instead of the SAFE. The term "control" under SAFE Circular 37 is broadly defined as the operation rights, beneficiary rights or decision-making rights acquired by PRC residents in the offshore special purpose vehicles, or SPVs, by means of acquisition, trust, proxy, voting rights, repurchase, convertible bonds or other arrangements. If any PRC shareholder of such SPVs fails to make the required registration or to update the previously filed registration, the subsidiary of such SPVs in China may be prohibited from distributing theirs profits or the proceeds from any capital reduction, share transfer or liquidation to the SPVs, and the SPVs may also be prohibited from making additional capital contributions into their subsidiary in China.

        We have notified all individuals or entities who directly hold shares in our Cayman Islands holding company and are known to us as PRC residents to complete or update the foreign exchange registrations. However, we may not be informed of the identities of all the PRC individuals or entities holding direct or indirect interest in our company, nor can we compel our beneficial owners to comply with the SAFE registration requirements. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC residents have complied with, and will in the future make, obtain or update any applicable registrations or approvals required by SAFE regulations. In addition, concerning the uncertainty of the application of SAFE Circular 37, some of our current beneficial owners who are PRC residents are in the process of updating their SAFE registrations to address the changes of their offshore interest. Failure by such shareholders or beneficial owners to comply with SAFE regulations, or failure by us to amend the foreign exchange registrations of our PRC subsidiaries, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiaries' ability to make distributions or pay dividends to us or affect our ownership structure, which could adversely affect our business and prospects.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

        In February 2012, the SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, replacing earlier rules promulgated in 2007. Pursuant to these rules, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with the SAFE through a domestic qualified agent, which could be the PRC subsidiaries of such overseas-listed company, and complete certain other procedures. See "Regulation—Regulations on Foreign Exchange and Dividend Distribution—Regulations on Foreign Exchange Registration of Overseas Investment by PRC Residents." We and our executive officers and other employees who are PRC citizens or who reside in the PRC for a continuous period of not less than one year and who have been or will be granted incentive shares or options are subject to these regulations. Failure to complete the SAFE registrations may subject us or them to fines and legal sanctions. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law.

If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders and ADS holders.

        Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with its "de facto management body" within the PRC is considered a "resident enterprise" and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term "de facto management body" as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the State Administration of Taxation, or the SAT, issued a circular, known as SAT Circular 82, which provides certain specific criteria for determining whether the "de facto management body" of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT's general position on how the "de facto management body" text should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its "de facto management body" in China, and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise's financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise's primary assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

        We believe none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term "de facto management body." If the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, we will be subject to PRC enterprise income on our worldwide income at the rate of 25% and we will be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of our ADSs. In addition, gains realized on the sale or other disposition of our ADSs or Class A ordinary shares may be subject to PRC tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the clauses of any applicable tax treaty), if such gains are deemed to be from the PRC. It is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the ADSs.

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies, which may have a material adverse effect on our financial condition and results of operations.

        On February 3, 2015, the SAT issued the Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises, or SAT Bulletin 7. SAT Bulletin 7 extends its tax jurisdiction to transactions involving the transfer of taxable assets through offshore transfer of a foreign intermediate holding company. In addition, SAT Bulletin 7 provides certain criteria on how to assess reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Bulletin 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets. On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or SAT Bulletin 37, which came into effect on December 1, 2017. SAT Bulletin 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax.

        Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an Indirect Transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant tax authority. Using a "substance over form" principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise.

        We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries and investments. For transfer of shares in our company by investors who are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing under SAT

Bulletin 7 and/or SAT Bulletin 37. As a result, we may be required to expend valuable resources to comply with SAT Bulletin 7 and/or SAT Bulletin 37, or to establish that we and our non-PRC resident investors should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in this prospectus based on foreign laws.

        We are a company incorporated under the laws of the Cayman Islands, we conduct substantially all of our operations in China, and substantially all of our assets are located in China. In addition, all our senior executive officers reside within China for a significant portion of the time and all are PRC nationals. In addition, China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the Cayman Islands and many other countries and regions. Even if you are successful in bringing an action of this kind, PRC laws may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant PRC laws, see "Enforceability of Civil Liabilities."

It may be difficult for overseas regulators to conduct investigation or collect evidence within China.

        Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigations initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests. See also "—General Risks Relating to Our ADSs and This Offering—You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law." for risks associated with investing in us as a Cayman Islands company.

Failure to obtain or maintain any of the preferential tax treatments and government subsidies or imposition of any additional taxes and surcharges could adversely affect our financial condition and results of operations.

        Under the PRC Enterprise Income Tax Law and its implementation rules, the statutory enterprise income tax rate is 25%, but certain "software enterprise" and "high and new technology enterprises" are qualified for a preferential enterprise income tax rates subject to certain qualification criteria. A "high and new technology enterprise," which is reassessed every three years, is entitled to favorable income tax rate of 15%. Currently, Shenzhen Wuxin Technology Co., Ltd., or Shenzhen Wuxin, is applying for preferential tax treatments as a high and new technology enterprise. If Shenzhen Wuxin fails to obtain such status, our financial condition and results of operations may not be further improved. In the event that Shenzhen Wuxin manages to obtain such status, if it fails to maintain its qualified status, experiences any increase in the enterprise income tax rate, or faces any discontinuation, retroactive or future reduction or refund of any of the preferential tax treatments currently enjoyed, our business, financial condition and results of operations could be materially and adversely affected. In addition, Ningbo Wuxin Information Technology Co., Ltd., or Ningbo Wuxin,

entered into preferential tax arrangement with local government that entitles it to certain portion of tax return upon satisfaction of certain tax-related condition.

        Further, in the ordinary course of our business, we are subject to complex income tax and other tax regulations, and significant judgment is required in the determination of a provision for income taxes. Although we believe our tax provisions are reasonable, if the PRC tax authorities successfully challenge our position and we are required to pay tax, interest and penalties in excess of our tax provisions, our financial condition and results of operations would be materially and adversely affected.

The approval of the China Securities Regulatory Commission, or CSRC, may be required in connection with this offering, and, if required, we cannot predict whether we will be able to obtain such approval.

        The M&A Rules require an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle's securities on an overseas stock exchange. The interpretation and application of the regulations remain unclear, and this offering may ultimately require approval from the CSRC. If the CSRC approval is required, it is uncertain how long it will take us to obtain such approval and any failure to obtain or delay in obtaining the approval for this offering would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies, which could include fines and penalties on our operations in China, restrictions or limitations on our ability to pay dividends outside of China, and other forms of sanctions that may materially and adversely affect our business, results of operations and financial condition.

        Our PRC legal counsel has advised us that, based on its understanding of the current PRC laws and regulations, we will not be required to submit an application to the CSRC for the approval of the listing and trading of our ADSs on the New York Stock Exchange. However, we cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC legal counsel, and hence we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of the ADSs. The CSRC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the ADSs offered hereby. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such approval requirement could have a material adverse effect on the trading price of the ADSs.

The audit report included in this prospectus is prepared by an auditor who is not inspected by the U.S. Public Company Accounting Oversight Board, or the PCAOB, and as such, our investors are deprived of the benefits of such inspection. In addition, the adoption of any rules, legislations or other efforts to increase U.S. regulatory access to audit information could cause uncertainty and our securities could be delisted or prohibited from being traded "over-the-counter" if we are unable to meet the PCAOB inspection requirement in time.

        Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Since our auditor is located in China, a jurisdiction where the PCAOB has been unable to conduct inspections without the approval of the Chinese authorities, our auditor is currently not inspected by the PCAOB.

        In May 2013, the PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the CSRC, and the PRC Ministry of Finance, which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by the PCAOB, the CSRC or the PRC Ministry of Finance in the United States and the PRC, respectively. The PCAOB continues to be in discussions with the CSRC, and the PRC Ministry of Finance to permit joint inspections in the PRC of audit firms that are registered with PCAOB and audit Chinese companies that trade on U.S. exchanges.

        On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China.

        On April 21, 2020, the SEC and the PCAOB issued another joint statement reiterating the greater risk that disclosures will be insufficient in many emerging markets, including China, compared to those made by U.S. domestic companies. In discussing the specific issues related to the greater risk, the statement again highlights the PCAOB's inability to inspect audit work paper and practices of accounting firms in China with respect to their audit work of U.S. reporting companies.

        On June 4, 2020, the U.S. President issued a memorandum ordering the President's Working Group on Financial Markets, or the PWG, to submit a report to the President within 60 days of the memorandum that includes recommendations for actions that can be taken by the executive branch and by the SEC or PCAOB on Chinese companies listed on U.S. stock exchanges and their audit firms, in an effort to protect investors in the U.S. On August 6, 2020, the PWG released a report recommending that the SEC take steps to implement the five recommendations outlined in the report. In particular, to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfill its statutory mandate, or NCJs, the PWG recommends enhanced listing standards on U.S. stock exchanges. This would require, as a condition to initial and continued exchange listing, PCAOB access to work papers of the principal audit firm for the audit of the listed company. Companies unable to satisfy this standard as a result of governmental restrictions on access to audit work papers and practices in NCJs may satisfy this standard by providing a co-audit from an audit firm with comparable resources and experience where the PCAOB determines it has sufficient access to audit work papers and practices to conduct an appropriate inspection of the co-audit firm. The report permits the new listing standards to provide for a transition period until January 1, 2022 for listed companies, but would apply immediately to new listings once the necessary rulemakings and/or standard-setting are effective. After we are listed on the New York Stock Exchange, if we fail to meet the new listing standards before the deadline specified thereunder due to factors beyond our control, we could face possible de-listing from the New York Stock Exchange, deregistration from the SEC and/or other risks, which may materially and adversely affect the market price and liquidity of our ADSs, or effectively terminate, our ADS trading in the United States. There were recent media reports about the SEC's proposed rulemaking in this regard. It is uncertain whether the PWG recommendations will be adopted, in whole or in part, and the impact of any new rule on us cannot be estimated at this time.

        This lack of the PCAOB inspections in China prevents the PCAOB from fully evaluating audits and quality control procedures of our independent registered public accounting firm. As a result, we and investors in our ordinary shares are deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our independent registered public accounting firm's audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause investors and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

        On December 18, 2020, the Holding Foreign Companies Accountable Act, or the Act, was enacted. In essence, the Act requires the SEC to prohibit securities of any foreign companies from being listed on U.S. securities exchanges or traded "over-the-counter" if a company retains a foreign accounting firm that cannot be inspected by the PCAOB for three consecutive years, beginning in 2021. The enactment of the Act and any additional rulemaking efforts to increase U.S. regulatory access to audit information in China could cause investor uncertainty for affected SEC registrants, including us, the market price of our ADSs could be materially adversely affected, and our securities could be delisted or prohibited from being traded "over-the-counter" if we are unable to meet the PCAOB inspection requirement in time.

Proceedings instituted by the SEC against certain PRC-based accounting firms, including our independent registered public accounting firm, could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act.

        In December 2012, the SEC instituted administrative proceedings against the Big Four PRC-based accounting firms in China, including our independent registered public accounting firm, alleging that these firms had violated U.S. securities laws and the SEC's rules and regulations thereunder by failing to provide to the SEC the firms' audit work papers with respect to certain other PRC-based companies that are publicly traded in the United States.

        On January 22, 2014, the initial administrative law judge presiding over the matter rendered an initial decision that each of the firms had violated the SEC's rules of practice by failing to produce audit papers and other documents to the SEC. The initial decision censured each of the firms and barred them from practicing before the SEC for a period of six months.

        On February 6, 2015, each of the four PRC-based accounting firms agreed to a censure and to pay a fine to the SEC to settle the dispute and avoid suspension of their ability to practice before the SEC and to audit US-listed companies. The settlement required the firms to follow detailed procedures and to seek to provide the SEC with access to Chinese firms' audit documents via the CSRC. Under the terms of the settlement, the underlying proceeding against the four PRC-based accounting firms was deemed dismissed with prejudice four years after entry of the settlement. The four-year mark occurred on February 6, 2019. While we cannot predict if the SEC will further challenge the four PRC-based accounting firms' compliance with U.S. law in connection with U.S. regulatory requests for audit work papers or if the results of such a challenge would result in the SEC imposing penalties such as suspensions, if the accounting firms are subject to additional remedial measures, our ability to file our financial statements in compliance with SEC requirements could be impacted. A determination that we have not timely filed financial statements in compliance with SEC requirements could ultimately lead to our delisting from the New York Stock Exchange or deregistration from the SEC, or both, which would substantially reduce or effectively terminate the trading of our ADSs in the United States.

        In the event that the SEC restarts the administrative proceedings, depending upon the final outcome, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which could result in financial statements being determined not to be in compliance with the requirements of the Exchange Act, including possible delisting. Moreover, any negative news about any such future proceedings against these audit firms may cause investor uncertainty regarding China-based, U.S.-listed companies and the market price of our ADSs may be adversely affected.

        If our independent registered public accounting firm was denied, even temporarily, the ability to practice before the SEC and we were unable to timely find another registered public accounting firm to audit and issue an opinion on our financial statements, our financial statements could be determined to be not in compliance with the requirements of the Exchange Act. Such a determination could ultimately lead to the delisting of the ADSs or deregistration from the SEC, or both, which would substantially reduce or effectively terminate the trading of the ADSs in the United States.

The tension in international trade and rising political tension, particularly between U.S. and China, may adversely impact our business, financial condition, and results of operations.

        Although cross-border business may not be an area of our focus, if we plan to expand our business internationally in the future, any unfavorable government policies on international trade, such as capital controls or tariffs, may affect the demand for our products and services, impact our competitive position, or prevent us from being able to conduct business in certain countries. If any new tariffs, legislation, or regulations are implemented, or if existing trade agreements are renegotiated, such changes could adversely affect our business, financial condition, and results of operations. Recently, there have been heightened tensions in international economic relations, such as the one between the United States and China. The U.S. government has recently imposed, and has recently proposed to impose additional, new, or higher tariffs on certain products imported from China to penalize China for what it characterizes as unfair trade practices. China has responded by imposing, and proposing to impose additional, new, or higher tariffs on certain products imported from the United States. Following mutual retaliatory actions for months, on January 15, 2020, the United States and China entered into the Economic and Trade Agreement Between the United States of America and the People's Republic of China as a phase one trade deal, effective on February 14, 2020.

        Although the direct impact of the current international trade tension, and any escalation of such tension, on the e-vapor industry in China is uncertain, the negative impact on general, economic, political and social conditions may adversely impact our business, financial condition and results of operations.

        In addition, political tensions between the United States and China have escalated due to, among other things, trade disputes, the COVID-19 outbreak, sanctions imposed by the U.S. Department of Treasury on certain officials of the Hong Kong Special Administrative Region and the central government of the PRC and the executive orders issued by U.S. President Donald J. Trump in August 2020 that prohibit certain transactions with certain Chinese companies and their applications. Rising political tensions could reduce levels of trades, investments, technological exchanges and other economic activities between the two major economies, which would have a material adverse effect on global economic conditions and the stability of global financial markets. Any of these factors could have a material adverse effect on our business, prospects, financial condition and results of operations.

General Risks Relating to Our ADSs and This Offering

An active trading market for our Class A ordinary shares or our ADSs may not develop and the trading price for our ADSs may fluctuate significantly.

        We intend to list our ADSs on the New York Stock Exchange. Prior to the completion of this offering, there has been no public market for our ADSs or our Class A ordinary shares, and we cannot assure you that a liquid public market for our ADSs will develop. If an active public market for our ADSs does not develop following the completion of this offering, the market price and liquidity of our ADSs may be materially and adversely affected. The initial public offering price for our ADSs is determined by negotiation between us and the underwriters based upon several factors, and the trading price of our ADSs after this offering could decline below the initial public offering price. As a result, investors in our securities may experience a significant decrease in the value of their ADSs.

The trading price of the ADSs is likely to be volatile, which could result in substantial losses to investors.

        The trading price of the ADSs is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for the ADSs may be highly volatile for factors specific to our own operations, including the following:

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  actual or anticipated fluctuations in our quarterly results of operations;

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  variations in our revenues, earnings, cash flows;

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  fluctuations in operating metrics;

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  regulatory developments affecting us or our industry;

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  detrimental negative publicity about us, our competitors or our industry;

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  announcements of new products and services and expansions by us or our competitors;

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  announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

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  changes in financial estimates by securities analysts;

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  additions or departures of key personnel;

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  release of lockup or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

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  potential litigation or regulatory investigations.

        Any of these factors may result in large and sudden changes in the volume and price at which the ADSs will trade. The securities of some China-based companies that have listed their securities in the United States have experienced significant volatility since their initial public offerings in recent years, including, in some cases, substantial declines in the trading prices of their securities. The trading performances of these companies' securities after their offerings may affect the attitudes of investors towards Chinese companies listed in the United States in general, which consequently may impact the trading performance of our ADSs, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or other matters of other Chinese companies may also negatively affect the attitudes of investors towards Chinese companies in general, including us, regardless of whether we have engaged in any inappropriate activities. In particular, the global financial crisis, the ensuing economic recessions and deterioration in the credit market in many countries have contributed and may continue to contribute to extreme volatility in the global stock markets. These broad market and industry fluctuations may adversely affect the market price of our ADSs. Volatility or a lack of positive performance in our ADS price may also adversely affect our ability to retain key employees, most of whom have been granted options or other equity incentives.

        In the past, shareholders of public companies have often brought securities class action suits against companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management's attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

        We are an "emerging growth company," as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we remain an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

        The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies, and as a result of this election our financial statements may not be comparable to those of companies that comply with public company effective dates, including other emerging growth companies that have not made this election.

Our dual-class share structure with different voting rights will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.

        Immediately prior to the completion of this offering, we expect to create a dual-class share structure such that our ordinary shares will consist of Class A ordinary shares and Class B ordinary shares. In respect of matters requiring the votes of shareholders, holders of Class A ordinary shares will be entitled to one vote per share, while holders of Class B ordinary shares will be entitled to ten votes per share based on our proposed dual-class share structure. We will sell Class A ordinary shares represented by our ADSs in this offering. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Any number of Class B ordinary shares held by a holder thereof will be automatically and immediately converted into an equal number of Class A ordinary shares upon the occurrence of (i) any direct or indirect sale, transfer, assignment or disposition of such number of Class B ordinary shares by the holder thereof or the direct or indirect transfer or assignment of the voting power attached to such number of Class B ordinary shares through voting proxy or otherwise to any person that is not Relx Holdings Limited, Ms. Ying (Kate) Wang or an entity controlled by her, or (ii) the direct or indirect sale, transfer, assignment or disposition of a majority of the issued and outstanding voting securities of, or the direct or indirect transfer or assignment of the voting power attached to such voting securities through voting proxy or otherwise, or the direct or indirect sale, transfer, assignment or disposition of all or substantially all of the assets of, a holder of Class B ordinary shares that is an entity to any person that is not Relx Holdings Limited, Ms. Ying (Kate) Wang or an entity controlled by her.

        Immediately prior to the completion of this offering, 143,681,557 ordinary shares held by Relx Inc. will be re-designated as Class B ordinary shares. Relx Inc. will beneficially own approximately            % of the aggregate voting power of our company immediately after the completion of this offering due to the disparate voting powers associated with our dual-class share structure, assuming the underwriters do not exercise their over-allotment option. We expect that, within six months following this offering, the existing shareholders of Relx Inc. would become our shareholders. Upon the completion of this shareholding change, Relx Holdings Limited, a British Virgin Islands company controlled by Ms. Ying (Kate) Wang, the chairperson of our board of directors and chief executive officer, will hold Class B ordinary shares and beneficially own approximately            % of the aggregate voting power of our company. As a result of the dual-class share structure and the concentration of ownership, holders of our Class B ordinary shares will have considerable influence over matters such as decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. They may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of our ADSs. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class A ordinary shares and ADSs may view as beneficial.

Until Relx Inc. distributes shares in our company to its existing shareholders, Relx Inc. will have considerable influence over us and our corporate matters.

        Upon completion of this offering, assuming the underwriters do not exercise their over-allotment option, and prior to the distribution of shares in our company to its shareholders, Relx Inc. will hold all of our then outstanding Class B ordinary shares, representing        % of our total voting power, assuming that the underwriters do not exercise their over-allotment option, and will remain our controlling shareholder. Relx Inc. will then have considerable power to control actions that require shareholder approval under Cayman Islands law, such as electing directors, approving material mergers, acquisitions or other business combination transactions and amending our memorandum and articles of association. This control will limit your ability to influence corporate matters and may prevent transactions that would be beneficial to you, including discouraging others from pursuing any potential merger, takeover or other change of control transactions, which could have the effect of depriving the holders of our Class A ordinary shares and our ADSs of the opportunity to sell their shares at a premium over the prevailing market price. Furthermore, if Relx Inc. is acquired or otherwise undergoes a change of control, any acquirer or successor will be entitled to exercise the voting control and contractual rights of Relx Inc., and may do so in a manner that could vary significantly from that of Relx Inc.

Our dual-class voting structure may render the ADSs representing our Class A ordinary shares ineligible for inclusion in certain stock market indices, and thus adversely affect the trading price and liquidity of the ADSs.

        We cannot predict whether our dual-class share structure with different voting rights will result in a lower or more volatile market price of the ADSs, adverse publicity, or other adverse consequences. Certain index providers have announced restrictions on including companies with multi-class share structures in certain of their indices. For example, S&P Dow Jones and FTSE Russell have changed their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, to exclude companies with multiple classes of shares and companies whose public shareholders hold no more than 5% of total voting power from being added to such indices. As a result, our dual-class voting structure may prevent the inclusion of the ADSs representing our Class A ordinary shares in such indices, which could adversely affect the trading price and liquidity of the ADSs representing our Class A ordinary shares. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structure and our dual-class structure may cause shareholder advisory firms to publish negative commentary about our corporate governance, in which case the market price and liquidity of the ADSs could be adversely affected.

We will be a "controlled company" within the meaning of the NYSE Listed Company Manual.

        Our company is currently 100% owned by Relx Inc. We expect that, within six months following this offering, the existing shareholders of Relx Inc. would become our shareholders. Immediately following the completion of this offering, we will be a "controlled company" as defined under the NYSE Listed Company Manual because Relx Inc. will beneficially own all of our then outstanding

Class B ordinary share, representing more than 50% of our total voting power. We currently expect that we will continue to be a "controlled company" after the completion of the abovementioned shareholding change as Relx Holdings Limited, a British Virgin Islands company controlled by Ms. Ying (Kate) Wang, the chairperson of our board of directors and chief executive officer, will hold all of our then outstanding Class B ordinary shares, representing more than 50% of our total voting power. For so long as we remain a controlled company under that definition, we are permitted to elect to rely, and will rely, on certain exemptions from corporate governance rules, including an exemption from the rule that a majority of our board of directors must be independent directors. Currently, we plan to rely on the exemption with respect to the requirement that a majority of the board of directors consist of independent directors. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

If securities or industry analysts cease to publish research or reports about our business, or if they adversely change their recommendations regarding the ADSs, the market price for the ADSs and trading volume could decline.

        The trading market for the ADSs will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade the ADSs, the market price for the ADSs would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for the ADSs to decline.

We currently do not expect to pay dividends in the foreseeable future after this offering and you must rely on price appreciation of our ADSs for return on your investment.

        We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ADSs as a source for any future dividend income.

        Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flows, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ADSs will likely depend entirely upon any future price appreciation of our ADSs. There is no guarantee that our ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in our ADSs and you may even lose your entire investment in our ADSs.

Because our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

        If you purchase ADSs in this offering, you will pay more for your ADSs than the amount paid by our existing shareholders for their Class A ordinary shares on a per ADS basis. As a result, you will experience immediate and substantial dilution, representing the difference between the initial public offering price of per ADS, and our adjusted net tangible book value per ADS, after giving effect to our sale of the ADSs offered in this offering. In addition, you may experience further dilution in connection with the issuance of Class A ordinary shares upon the exercise or vesting, as the case may be, of our share incentive awards. See "Dilution" for a more complete description of how the value of your investment in the ADSs will be diluted upon completion of this offering.

We have not determined a specific use for a portion of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.

        We have not determined a specific use for a portion of the net proceeds of this offering, and our management will have considerable discretion in deciding how to apply these proceeds. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. We cannot assure you that the net proceeds will be used in a manner that would improve our results of operations or increase the ADS price, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

Substantial future sales or perceived potential sales of our ADSs in the public market could cause the price of our ADSs to decline.

        Sales of our ADSs in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ADSs to decline. All ADSs sold in this offering will be freely transferable without restriction or additional registration under the Securities Act. The remaining Class A ordinary shares issued and outstanding after this offering will be available for sale, upon the expiration of the 180-day lock-up period beginning from the date of this prospectus, subject to volume and other restrictions as applicable provided in Rules 144 and 701 under the Securities Act. Any or all of these shares may be released prior to the expiration of the lock-up period at the discretion of Citigroup Global Markets Inc. To the extent shares are released before the expiration of the lock-up period and sold into the market, the market price of our ADSs could decline.

        After completion of this offering, certain shareholders may cause us to register under the Securities Act the sale of their shares, subject to the 180-day lock-up period in connection with this offering. Registration of these shares under the Securities Act would result in ADSs representing these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration. Sales of these registered shares in the form of ADSs in the public market could cause the price of our ADSs to decline.

Our post-offering memorandum and articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our Class A ordinary shares and the ADSs.

        We have adopted an amended and restated memorandum and articles of association that will become effective immediately prior to the completion of this offering. Our post-offering memorandum and articles of association contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. Our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares, including Class A ordinary shares represented by ADSs. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of the ADSs may fall and the voting and other rights of the holders of our Class A ordinary shares and the ADSs may be materially and adversely affected.

Our post-offering memorandum and articles of association and the deposit agreement provide that the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) is the exclusive judicial forum within the U.S. for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, and any suit, action or proceeding arising out of or relating in any way to the ADSs or the deposit agreement, which could limit the ability of holders of our Class A ordinary shares, the ADSs or other securities to obtain a favorable judicial forum for disputes with us, our directors and officers, the depositary, and potentially others.

        Our post-offering memorandum and articles of association provide that the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) is the exclusive forum within the United States for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, regardless of whether such legal suit, action, or proceeding also involves parties other than our company. The deposit agreement provides that the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) shall have exclusive jurisdiction over any suit, action or proceeding against or involving us or the depositary, arising out of or relating in any way to the deposit agreement or the transactions contemplated thereby or by virtue of owning the ADSs. The enforceability of similar federal court choice of forum provisions in other companies' organizational documents has been challenged in legal proceedings in the United States, and it is possible that a court could find this type of provision to be inapplicable or unenforceable. If a court were to find the federal choice of forum provision contained in our post-offering memorandum and articles of association or the deposit agreement to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions. If upheld, the forum selection clause in our post-offering memorandum and articles of association, as well as the forum selection provision in the deposit agreement, may limit a security-holder's ability to bring a claim against us, our directors and officers, the depositary, and potentially others in his or her preferred judicial forum, and this limitation may discourage such lawsuits. Holders of our shares or the ADSs will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder pursuant to the exclusive forum provision in the post-offering memorandum and articles of association and deposit agreement. In addition, the forum selection provision of the deposit agreement does not effect the right of an ADS holder or the depositary to require any claim against us, including a federal securities law claim, to be submitted to arbitration or to commence an action in any court in aid of that arbitration provision or to enter judgment upon or enforce any arbitration award.

The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to direct the voting of the underlying Class A ordinary shares represented by your ADSs.

        Holders of ADSs do not have the same rights as our registered shareholders. As a holder of ADSs, you will not have any direct right to attend general meetings of our shareholders or to cast any votes at such meetings. You will only be able to exercise the voting rights attached to the Class A ordinary shares underlying your ADSs indirectly by giving voting instructions to the depositary in accordance with the provisions of the deposit agreement. Where any matter is to be put to a vote at a general meeting, then upon receipt of your voting instructions, the depositary will try, as far as is practicable, to vote the underlying Class A ordinary shares represented by your ADSs as follows:

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  In the event of voting by show of hands, the depositary bank will vote (or cause the custodian to vote) all Class A ordinary shares held on deposit at that time in accordance with the voting instructions received from a majority of holders of ADSs who provide timely voting instructions.

  •
  In the event of voting by poll, the depository bank will vote (or cause the custodian to vote) the Class A ordinary shares held on deposit in accordance with the voting instructions received from the holders of ADSs.

        You will not be able to directly exercise your right to vote with respect to the underlying Class A ordinary shares unless you cancel and withdraw the shares and become the registered holder of such shares prior to the record date for the general meeting.

        When a general meeting is convened, you may not receive sufficient advance notice of the meeting to withdraw the Class A ordinary shares represented by your ADSs and become the registered holder of such shares to allow you to attend the general meeting and to vote directly with respect to any specific matter or resolution to be considered and voted upon at the general meeting. In addition, under our post-offering memorandum and articles of association that will become effective immediately prior to completion of this offering, for the purposes of determining those shareholders who are entitled to attend and vote at any general meeting, our directors may close our register of members and/or fix in advance a record date for such meeting, and such closure of our register of members or the setting of such a record date may prevent you from withdrawing the underlying Class A ordinary shares represented by your ADSs and from becoming the registered holder of such shares prior to the record date, so that you would not be able to attend the general meeting or to vote directly. Where any matter is to be put to a vote at a general meeting, upon our instruction the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the underlying Class A ordinary shares represented by your ADSs.

        In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to direct how the underlying Class A ordinary shares represented by your ADSs are voted and you may have no legal remedy if the underlying Class A ordinary shares represented by your ADSs are not voted as you requested. In addition, in your capacity as an ADS holder, you will not be able to call a shareholders' meeting.

        Under the deposit agreement, if voting is by poll and the depositary does not timely receive voting instructions from you, the depositary may give us a discretionary proxy to vote the Class A ordinary shares underlying the ADSs at shareholders' meetings if we have timely provided the depositary with notice of meeting and related voting materials and (i) we have instructed the depositary that we wish a discretionary proxy to be given, (ii) we have informed the depositary that there is no substantial opposition as to a matter to be voted on at the meeting, and (iii) a matter to be voted on at the meeting would not have a material adverse impact on shareholders.

        The effect of this discretionary proxy is that you cannot prevent the underlying Class A ordinary shares represented by the ADSs from being voted, except under the circumstances described above. This may make it more difficult for ADS holders to influence the management of the company. Holders of ordinary shares are not subject to this discretionary proxy.

An ADS holder's right to pursue claims against the depositary is limited by the terms of the deposit agreement.

        Under the deposit agreement, any legal suit, action or proceeding against or involving us or the depositary, arising out of or relating in any way to the deposit agreement or the transactions contemplated thereby or by virtue of owning the ADSs may only be instituted in the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, in the state courts in New York County, New York), and a holder of our ADSs, will have irrevocably waived any objection which such holder may have to the laying of venue of any such proceeding, and irrevocably submitted to the exclusive jurisdiction of such courts in any such action or proceeding. However, the enforceability of similar federal court choice of forum provisions in other companies' organizational documents has been challenged in legal proceedings in the United States, and it is possible that a court could find this type of provision to be inapplicable or unenforceable. Accepting or consenting to this forum selection provision does not represent you are waiving compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder. Furthermore, investors cannot waive compliance with the U.S. federal securities laws and rules and regulations promulgated thereunder.

        The deposit agreement provides that the depositary or an ADS holder may require any claim asserted by it against us arising out of or relating to our Class A ordinary shares, the ADSs or the deposit agreement be referred to and finally settled by an arbitration conducted under the terms described in the deposit agreement, although the arbitration provisions do not preclude you from pursuing any claim, including claims under the Securities Act or the Exchange Act, in the United States District Court for the Southern District of New York (or such state courts if the United States District Court for the Southern District of New York lacks subject matter jurisdiction). The exclusive forum selection provisions in the deposit agreement also do not affect the right of any party to the deposit agreement to elect to submit a claim against us to arbitration, or our duty to submit that claim to arbitration, as provided in the deposit agreement, or the right of any party to an arbitration under the deposit agreement, to commence an action to compel that arbitration, or to enter judgment upon or to enforce an award by the arbitrators, in any court having jurisdiction over an action of that kind. See "Description of American Depositary Shares" for more information.

You may be subject to limitations on transfer of your ADSs.

        Your ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate action events, in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of the ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

You may experience dilution of your holdings due to inability to participate in rights offerings.

        We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

        We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our amended and restated memorandum and articles of association, the Companies Act (2020 Revision) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States.

        Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our post-offering articles of association that will become effective immediately prior to completion of this offering to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

        As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of our board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see "Description of Share Capital—Our Post-Offering Memorandum and Articles of Association—Differences in Corporate Law."

Certain judgments obtained against us by our shareholders may not be enforceable.

        We are a Cayman Islands company and substantially all of our assets are located outside of the United States. Substantially all of our current operations are conducted in China. In addition, most of our current directors and officers are nationals and residents of countries other than the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see "Enforceability of Civil Liabilities."

ADS holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

        The deposit agreement governing the ADSs representing our Class A ordinary shares provides that, subject to the depositary's right to require a claim to be submitted to arbitration, the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, in the state courts in New York County, New York) shall have exclusive jurisdiction to hear and determine claims arising out of or relating in any way to the deposit agreement (including claims arising under the Exchange Act or the Securities Act) and in that regard, to the fullest extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws, to the fullest extent permitted by law.

        If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waives the right to a jury trial. We believe that this is the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before entering into the deposit agreement.

        If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us or the depositary, lead to increased costs to bring a claim, limited access to information and other imbalances of resources between such holder and us, or limit such holder's ability to bring a claim in a judicial forum that such holder finds favorable. If a lawsuit is brought against us or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action.

        Nevertheless, if this jury trial waiver provision is not enforced, to the extent a court action proceeds, it would proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or ADSs shall relieve us or the depositary from our respective obligations to comply with the Securities Act and the Exchange Act nor serve as a waiver by any holder or beneficial owner of ADSs of compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the NYSE listing standards.

        As a Cayman Islands company listed on the NYSE, we are subject to the NYSE listing standards, which requires listed companies to have, among other things, a majority of their board members to be independent and independent director oversight of executive compensation and nomination of directors. However, NYSE rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the NYSE listing standards.

        We are permitted to elect to rely on home country practice to be exempted from the corporate governance requirements. If we choose to follow home country practice in the future, our shareholders may be afforded less protection than they would otherwise enjoy if we complied fully with the NYSE listing standards.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

        Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

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  the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

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  the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

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  the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

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  the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

        We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of the NYSE. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

There can be no assurance that we will not be classified as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. Holders of our ADSs or Class A ordinary shares.

        A non-U.S. corporation, such as our company, will be classified as a passive foreign investment company, or PFIC, for any taxable year if either (1) at least 75% of its gross income for such year consists of certain types of "passive" income, or the income test; or (2) at least 50% of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce passive income or are held for the production of passive income, or the asset test. Although the law in this regard is not entirely clear, we treat our consolidated VIE and its subsidiaries as being owned by us for U.S. federal income tax purposes because we control their management decisions and are entitled to substantially all of the economic benefits associated with them. As a result, we consolidate their results of operations in our consolidated financial statements. If it were determined, however, that we are not the owner of our consolidated VIE and its subsidiaries for U.S. federal income tax purposes, we may be treated as a PFIC for the current taxable year and any subsequent taxable year. Assuming that we are the owner of our consolidated VIE and its subsidiaries for U.S. federal income tax purposes, and based on the current and anticipated value of our assets and composition of our income and assets (taking into account the expected cash proceeds from, and our anticipated market capitalization following, this offering), we do not presently expect to be a PFIC for the current taxable year or the foreseeable future.

        While we do not expect to be or become a PFIC, no assurance can be given in this regard because the determination of whether we are or will become a PFIC for any taxable year is a fact-intensive inquiry made annually that depends, in part, upon the composition of our income and assets. Fluctuations in the market price of our ADSs may cause us to be or become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the asset test, including the value of our goodwill and other unbooked intangibles, may be determined by reference to the market price of our ADSs from time to time (which may be volatile). The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering.

        If we were to be or become a PFIC for any taxable year during which a U.S. Holder (as defined in "Taxation—United States Federal Income Tax Considerations") holds our ADSs or Class A ordinary shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. See "Taxation—United States Federal Income Tax Considerations—Passive Foreign Investment Company Rules."

We will incur increased costs as a result of being a public company.

        Upon the completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and NYSE, impose various requirements on the corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly.

        As a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

        In addition, after we are no longer an "emerging growth company," we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Known and unknown risks, uncertainties and other factors, including those listed under "Risk Factors," may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

        You can identify some of these forward-looking statements by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "is/are likely to," "potential," "continue" or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

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  our mission, goals and strategies;

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  our future business development, financial condition and results of operations;

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  the expected growth of China's e-vapor industry;

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  our expectations regarding demand for and market acceptance of our e-vapor products;

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  our expectations regarding our relationships with users, distributors, retailers, suppliers, manufacturers and other partners;

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  competition in our industry;

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  our proposed use of proceeds; and

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  relevant government policies and regulations relating to our industry.

        These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in "Prospectus Summary—Our Challenges," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," "Regulation" and other sections in this prospectus. You should read thoroughly this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

        This prospectus contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. The e-vapor industry may not grow at the rate projected by market data, or at all. Failure of this market to grow at the projected rate may have a material and adverse effect on our business and the market price of the ADSs. In addition, the rapidly evolving nature of this industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

        The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

 USE OF PROCEEDS

        We estimate that we will receive net proceeds from this offering of approximately US$            , or approximately US$            if the underwriters exercise their over-allotment option in full, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. These estimates are based upon an assumed initial public offering price of US$            per ADS, which is the midpoint of the price range shown on the front page of this prospectus. A US$1.00 increase (decrease) in the assumed initial public offering price of US$            per ADS would increase (decrease) the net proceeds to us from this offering by US$            , assuming the number of ADSs offered by us, as set forth on the front cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

        The primary purposes of this offering are to create a public market for our shares for the benefit of all shareholders, retain talented employees by providing them with equity incentives and obtain additional capital. We plan to use the net proceeds of this offering as follows:

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  approximately        % for development of products and technologies and scientific research;

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  approximately        % for enhancement of distribution and retail network;

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  approximately        % for improvement of supply chain capabilities; and

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  the balance for general corporate purposes and working capital.

        The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. See "Risk Factors—General Risks Relating to Our ADSs and This Offering—We have not determined a specific use for a portion of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree."

        Pending any use described above, we plan to invest the net proceeds in short-term, interest-bearing, debt instruments or demand deposits.

        In using the proceeds of this offering, we are permitted under PRC laws and regulations as an offshore holding company to provide funding to our PRC subsidiaries only through loans or capital contributions and to our VIE only through loans, subject to satisfaction of applicable government registration and approval requirements. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, or at all. See "Risk Factors—Risks Relating to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries and to make loans to our VIE, which could materially and adversely affect our liquidity and our ability to fund and expand our business."

 DIVIDEND POLICY

        Our board of directors has discretion on whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium, and provided always that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. Even if we decide to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

        We do not have any present plan to pay any cash dividends on our ordinary shares after this offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

        We are a holding company incorporated in the Cayman Islands. We may rely on dividends from our subsidiaries for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. See "Regulation—Regulations on Foreign Exchange and Dividend Distribution."

        If we pay any dividends on our ordinary shares, we will pay those dividends which are payable in respect of the Class A ordinary shares underlying the ADSs to the depositary, as the registered holder of such Class A ordinary shares, and the depositary then will pay such amounts to the ADS holders in proportion to the Class A ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See "Description of American Depositary Shares." Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

 CAPITALIZATION

        RLX Technology Inc. is currently 100% owned by Relx Inc. We expect that, within six months following this offering, the existing shareholders of Relx Inc. would become our shareholders through a distribution of our shares in proportion to Relx Inc.'s shareholding structure at the time, and Relx Inc. will remain our parent company until this shareholding change takes place.

        The following table sets forth our capitalization as of September 30, 2020:

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  on an actual basis;

  •
  on a pro forma basis to reflect (i) the deemed settlement of amount due to Relx Inc. of RMB600 million as the contribution to us on November 25, 2020, (ii) the re-designation of 143,681,557 ordinary shares held by Relx Inc. into Class B ordinary shares on a one-for-one basis and the increase of authorized share capital immediately prior to the completion of this offering, and (iii) recognition of share-based compensation expenses to be allocated by Relx Inc. to us related to immediate vesting of certain restricted ordinary shares issued by Relx Inc., upon the completion of this offering; and

  •
  on a pro forma as adjusted basis to reflect (i) the deemed settlement of amount due to Relx Inc. of RMB600 million as the contribution to us on November 25, 2020, (ii) the re-designation of 143,681,557 ordinary shares held by Relx Inc. into Class B ordinary shares on a one-for-one basis and the increase of authorized share capital immediately prior to the completion of this offering, (iii) recognition of share-based compensation expenses to be allocated by Relx Inc. to us related to immediate vesting of certain restricted ordinary shares issued Relx Inc., upon the completion of this offering, (iv) the issuance and sale of                  Class A ordinary shares in the form of ADSs by us in this offering at an assumed initial public offering price of US$            per ADS, the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, assuming the underwriters do not exercise their over-allotment option, and (v) the completion of the abovementioned shareholding change.

        You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	As of September 30, 2020
	Actual		Pro Forma		Pro Forma As Adjusted(1)
	RMB	US$	RMB	US$	RMB	US$
	(in thousands)
Shareholders' equity
Ordinary shares (US$0.0001 par value; 500,000,000 shares authorized, 143,681,557 shares issued and outstanding on an actual basis, US$0.0001 par value; 1,500,000,000 shares authorized, 143,681,557 Class B ordinary shares issued and outstanding on a pro forma basis; US$0.0001 par value; 1,500,000,000 shares authorized, Class A ordinary shares and 61,817,179 Class B ordinary shares issued and outstanding on a pro forma as adjusted basis)	94	14	94	14
Additional paid-in capital(2)	333,445	49,111	946,758	139,441
Statutory reserves	1,000	147	1,000	147
Retained earnings	155,105	22,844	141,792	20,884
Accumulated other comprehensive loss	(663)	(95)	(663)	(95)

Total shareholders' equity(2)	488,981	72,021	1,088,981	160,391

Total liabilities and shareholders' equity(2)	3,980,873	586,320	3,980,873	586,320

Notes:

(1)
The pro forma as adjusted information discussed above is illustrative only. Our additional paid-in capital, total shareholders' equity and total liabilities and shareholders' equity following the completion of this offering are subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing.

(2)
A US$1.00 increase (decrease) in the assumed initial public offering price of US$            per ADS, the mid-point of the estimated range of the initial public offering price shown on the cover page of this prospectus, would increase (decrease) each of additional paid-in capital, total shareholders' equity and total liabilities and shareholders' equity by US$             million.

 DILUTION

        If you invest in the ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholder for our presently outstanding ordinary shares.

        On a pro forma basis that reflects (i) the deemed settlement of amount due to Relx Inc. of RMB600 million as the contribution to us on November 25, 2020, and (ii) the re-designation of 143,681,557 ordinary shares held by Relx Inc. into Class B ordinary shares on a one-for one basis immediately prior to the completion of this offering, our net tangible book value as of September 30, 2020 was US$66.4 million, representing US$            per ordinary share as of that date and US$            per ADS. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting pro forma net tangible book value per ordinary share, after giving effect to the additional proceeds we will receive from this offering, from the assumed initial public offering price of US$            per ordinary share, which is the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus adjusted to reflect the ADS-to-ordinary share ratio, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Because the Class A ordinary shares and Class B ordinary shares have the same dividend and other rights, except for voting and conversion rights, the dilution is presented based on all issued and outstanding ordinary shares, including Class A ordinary shares and Class B ordinary shares.

        Without taking into account any other changes in the net tangible book value after September 30, 2020, other than to give effect to (i) the deemed settlement of amount due to Relx Inc. of RMB600 million as the contribution to us on November 25, 2020, (ii) the re-designation of 143,681,557 ordinary shares held by Relx Inc. into Class B ordinary shares on a one-for one basis immediately prior to the completion of this offering, and (iii) our sale of the ADSs offered in this offering at the assumed initial public offering price of US$            per ADS, which is the midpoint of the estimated initial public offering price range, after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2020 would have been US$            , or US$            per ordinary share and US$            per ADS. This represents an immediate increase in net tangible book value of US$            per ordinary share and US$            per ADS to the existing shareholder and an immediate dilution in net tangible book value of US$            per ordinary share and US$            per ADS to investors purchasing ADSs in this offering. The following table illustrates such dilution:

	Per Ordinary Share	Per ADS
Assumed initial public offering price	US$	US$
Net tangible book value as of September 30, 2020	US$	US$

Pro forma net tangible book value after giving effect to the deemed settlement of amount due to Relx Inc. and re-designation of 143,681,557 ordinary shares held by Relx Inc. into Class B ordinary shares

	US$	US$

Pro forma as adjusted net tangible book value after giving effect to the deemed settlement of amount due to Relx Inc., re-designation of 143,681,557 ordinary shares held by Relx Inc. into Class B ordinary shares and this offering

	US$	US$
Amount of dilution in net tangible book value to new investors in this offering	US$	US$

        A US$1.00 increase (decrease) in the assumed initial public offering price of US$            per ADS (the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus) would increase (decrease) our pro forma as adjusted net tangible book value after giving effect to this offering by US$            , the pro forma as adjusted net tangible book value per ordinary share and per ADS after giving effect to this offering by US$            per ordinary share and US$            per ADS and the dilution in pro forma as adjusted net tangible book value per ordinary share and per ADS to new investors in this offering by US$            per ordinary share and US$            per ADS, assuming no change to the number of ADSs offered by us as set forth on the front cover of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

        The following table summarizes, on a pro forma as adjusted basis as of September 30, 2020, the differences between existing shareholder and the new investors with respect to the number of ordinary shares (in the form of ADSs or shares) purchased from us, the total consideration paid and the average price per ordinary share and per ADS paid before deducting the underwriting discounts and commissions and estimated offering expenses payable by us. The total number of ordinary shares does not include Class A ordinary shares underlying the ADSs issuable upon the exercise of the over-allotment option granted to the underwriters.

Ordinary Shares Purchased
Total Consideration
						Average Price Per Ordinary Share	Average Price Per ADS
	Number	Percent	Amount	Percent
Existing shareholder			US$		%	US$	US$
New investors			US$		%	US$	US$

Total		100.0%	US$	100.0%

        The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of the ADSs and other terms of this offering determined at pricing.

ENFORCEABILITY OF CIVIL LIABILITIES

Cayman Islands

        We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

  •
  political and economic stability;

  •
  an effective judicial system;

  •
  a favorable tax system;

  •
  the absence of exchange control or currency restrictions; and

  •
  the availability of professional and support services.

        However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include but are not limited to:

  •
  the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

  •
  Cayman Islands companies may not have standing to sue before the federal courts of the United States.

        Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

        Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and most of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these individuals, or to bring an action against us or these individuals in the United States, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

        We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

        Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

        Maples and Calder (Hong Kong) LLP has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment: (a) is given by a foreign court of competent jurisdiction; (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (c) is final; (d) is not in respect of taxes, a fine or a penalty; and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

PRC

        Han Kun Law Offices, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of China would:

  •
  recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

  •
  entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

        Han Kun Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of written reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security, or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against a company in China for disputes if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. It will be, however, difficult for U.S. shareholders to originate actions against us in the PRC in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding the ADSs or Class A ordinary shares, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

 CORPORATE HISTORY AND STRUCTURE

Corporate History

        We commenced our operations on January 2, 2018, when Shenzhen Wuxin Technology Co., Ltd., or Shenzhen Wuxin, was established.

        Relx Inc. was established in Cayman Islands in August 2018 as the offshore holding company for the business both inside and outside China. Relx Inc. established Relx HK Limited in Hong Kong in August 2018 as its intermediary holding company. Relx HK Limited subsequently established a wholly-owned principal subsidiary in China, Beijing Yueke Technology Co., Ltd., or Beijing Yueke, in October 2018.

        Relx Inc. obtained control and became the primary beneficiary of Beijing Wuxin Technology Co., Ltd., or Beijing Wuxin, which wholly owns Shenzhen Wuxin, in October 2018 by entering into a series of contractual arrangements with Beijing Wuxin and its shareholders through Beijing Yueke, in light of the PRC legal restrictions on foreign ownership of value-added telecommunication services and certain other businesses at the time.

        We undertook a corporate restructuring. For more details, see "—Restructuring" below.

        Relx Inc. has completed several rounds of equity financing since its inception. In September 2018, Relx Inc. sold Series Angel preferred shares to two investors for an aggregate of RMB36.0 million. In September 2018, Relx Inc. sold Series A preferred shares to two investors for an aggregate of approximately US$12.3 million. In November 2018, Relx Inc. sold Series A+ preferred shares to a group of investors for an aggregate of approximately US$24.9 million. In February 2019, Relx Inc. sold Series B preferred shares to a group of investors for an aggregate of approximately US$22.1 million. In April and May 2019, Relx Inc. sold Series C preferred shares to two investors for an aggregate of US$75.0 million. In August 2019 and January 2020, Relx Inc. sold Series C+ preferred shares to two investors for an aggregate of approximately US$107.3 million. In September 2020, Relx Inc. reclassified and re-designated certain number of Class A ordinary shares and Series Angel preferred shares held by a group of investors as Series D-1 preferred shares. In September 2020, Relx Inc. sold Series D-2 preferred shares to a group of investors for an aggregate of US$182.4 million.

Restructuring

        On September 24, 2020, Relx Inc. established a wholly owned subsidiary, RLX Technology Inc., in the Cayman Islands. Subsequently in October 2020, Relx Inc. transferred 100% equity interests in Relx HK Limited to RLX Technology Inc., upon completion of which Relx HK Limited became a wholly owned subsidiary of RLX Technology Inc. Relx HK Limited continues to hold the same corporate structure in China.

        On November 25, 2020, RLX Technology Inc. entered into agreements with Relx Inc. and Relx HK Limited, pursuant to which RLX Technology Inc. assumed from Relx HK Limited a net amount due to Relx Inc. in the aggregate principal amount of RMB600.0 million, which was originally owed by Relx HK Limited to Relx Inc. Such amount due to Relx Inc. was deemed to be settled concurrently with a share issuance of 143,681,555 ordinary shares to Relx Inc.

        RLX Technology Inc. is our holding company, and is currently wholly owned by Relx Inc. We operate our business in China under the corporate structure as described below, while Relx Inc. conducts business outside of China through its other offshore entities. In connection with this offering, we have entered into a non-competition agreement with Relx Inc. to set forth the business scope of us and Relx Inc. and the non-compete obligations between our two companies. In addition, as before the Restructuring all intellectual properties of Relx Inc., including trademarks and patents, were applied and registered by our subsidiaries or our VIE, we also entered into an intellectual property license agreement with Relx Inc. to license these intellectual properties to Relx Inc. after this offering. Both agreements are expected to become effective upon the completion of this offering. For more detailed descriptions of the abovementioned agreements with Relx Inc., see "Related Party Transactions—Agreements with Relx Inc."

        We expect that, within six months following this offering, the existing shareholders of Relx Inc. would become our shareholders through a distribution of our shares in proportion to Relx Inc.'s shareholding structure at the time, and Relx Inc. will remain our parent company until this shareholding change takes place. For as long as Relx Inc. remains our parent company following the completion of this offering, we will be a "controlled company" as defined under the NYSE Listed Company Manual because Relx Inc. will hold all of our then outstanding Class B ordinary shares, representing        % of our total voting power, assuming that the underwriters do not exercise their over-allotment option, or      % of our total voting power if the underwriters exercise their over-allotment option in full. We currently expect that we will continue to be a "controlled company" after the completion of the abovementioned shareholding change as Relx Holdings Limited, a British Virgin Islands company controlled by Ms. Ying (Kate) Wang, the chairperson of our board of directors and chief executive officer, will hold all of our then outstanding Class B ordinary shares, representing more than 50% of our total voting power.

Corporate Structure

        The following diagram illustrates our corporate structure as of the date of this prospectus, including our principal subsidiaries, the variable interest entity and its principal subsidiaries:

Notes:

(1)
RLX Technology Inc. is currently 100% owned by Relx Inc. We expect that, within six months following this offering, the existing shareholders of Relx Inc. would become our shareholders through a distribution of our shares in proportion to Relx Inc.'s shareholding structure at the time, and Relx Inc. will remain our parent company until this shareholding change takes place.

(2)
Beijing Wuxin Technology Center (Limited Partnership) and Tianjin Wuxin Technology Partnership (Limited Partnership) each holds 86.77% and 13.23% of the equity interests in Beijing Wuxin, respectively. Ms. Ying (Kate) Wang and Mr. Bing Du each holds 93.635% and 6.365% of the partnership interests in Beijing Wuxin Technology Center (Limited Partnership), respectively. Ms. Ying (Kate) Wang and Mr. Bing Du each holds 1.00% and 99.00% of the partnership interests in Tianjin Wuxin Technology Partnership (Limited Partnership), respectively. Ms. Wang is a beneficial owner and co-founder of our company and serves as the chairperson of our board of directors and the chief executive officer of our company. Mr. Du is a beneficial owner of our company. For details of the contractual arrangements between Beijing Wuxin and Beijing Yueke, see "—Contractual Arrangements with Our Variable Interest Entity and Its Shareholders."

Contractual Arrangements with Our Variable Interest Entity and Its Shareholders

        We conduct part of our business in China through Beijing Wuxin, our variable interest entity in the PRC, and its subsidiaries, based on a series of contractual arrangements by and among Beijing Yueke, Beijing Wuxin and its shareholders. We refer to Beijing Yueke as our WFOE, and Beijing Wuxin as our VIE in this prospectus.

        Our contractual arrangements with our VIE and its shareholders allow us to (i) exercise effective control over our VIE, (ii) receive substantially all of the economic benefits of our VIE, and (iii) have an exclusive option to purchase all or part of the equity interests in our VIE when and to the extent permitted by PRC law.

        As a result of our direct ownership in our WFOE and the contractual arrangements with our VIE, we are regarded as the primary beneficiary of our VIE, and we treat it and its subsidiaries as our variable interest entities under U.S. GAAP. We have consolidated the financial results of our VIE and its subsidiaries in our consolidated financial statements in accordance with U.S. GAAP.

Agreements that provide us with effective control over our VIE

        Powers of Attorney.    Pursuant to the powers of attorney, between our WFOE and the shareholders of our VIE, each of the shareholders of our VIE has executed a power of attorney to irrevocably authorize our WFOE, or any person designated by our WFOE, to act as its attorney-in-fact to exercise all of its rights as a shareholder of our VIE, including, but not limited to, the right to (i) attend shareholders' meetings, (ii) exercise all shareholder rights and vote on any resolution on behalf of the shareholders that require the shareholders to vote under PRC law and our VIE's articles of association, such as the sale, transfer, pledge and disposal of all or part of a shareholder's equity interest in our VIE, and (iii) designate and appoint our VIE's legal representative, director, supervisor, chief executive officer and other senior management members on behalf of the shareholders. The powers of attorney will remain effective until such shareholder ceases to be a shareholder of our VIE.

        Equity Interest Pledge Agreement.    Pursuant to the share pledge agreement, among our WFOE, our VIE and the shareholders of our VIE, the shareholders of our VIE have pledged all of their respective equity interests in our VIE to our WFOE to guarantee performance of the obligations of our VIE and its shareholders under the exclusive business cooperation agreement. In the event of a breach by our VIE or any of its shareholders of contractual obligations under the exclusive business cooperation agreement, our WFOE, as pledgee, will have the right to request for enforcement of the pledge and dispose of the pledged equity interests in our VIE and will have priority in receiving the proceeds from such disposal. The shareholders of our VIE also covenant that, without the prior written consent of our WFOE, they shall not transfer the pledged equity interests, create or allow any new pledge or any other encumbrance on the pledged equity interests. The equity interest pledge agreement has an initial term of 10 years, which shall be extended for a further term same as the extended term of the exclusive business cooperation agreement, if applicable.

        We have completed the registration of the equity interest pledge under the equity interest pledge agreement in relation to our VIE with the relevant office of the State Administration of Market Regulation in accordance with the PRC Property Rights Law.

Agreement that allows us to receive economic benefits from our VIE

        Exclusive Business Cooperation Agreement.    Pursuant to the exclusive business cooperation agreement, between our WFOE and our VIE, our WFOE has the exclusive right to provide our VIE with complete business support and technical and consulting services, including but not limited to technical services, staff training, network support, business consultations, intellectual property licenses, equipment or leasing, marketing consultancy, system integration, product research and development, and system maintenance. Without our WFOE's prior written consent, our VIE may not accept any consultations and/or services regarding the matters contemplated by this agreement provided by any third party during the term of the agreement. Our VIE agrees to pay our WFOE service fees based on the workload and business value of services provided by our WFOE on a quarterly basis. Our WFOE has the exclusive ownership of all the intellectual property rights created as a result of the performance of the exclusive business cooperation agreement. To guarantee our VIE's performance of its obligations thereunder, the shareholders of our VIE have pledged all of their equity interests in our VIE to our WFOE pursuant to the equity interest pledge agreement. The exclusive business cooperation agreement has an initial term of 10 years and shall be extended if confirmed in writing by our WFOE prior to the expiration. The extended term shall be determined by our WFOE, and our VIE shall accept such extended term unconditionally.

Agreements that provide us with the option to purchase the equity interests in our VIE

        Exclusive Option Agreement.    Pursuant to the exclusive option agreement, among our WFOE, our VIE and the shareholders of our VIE, each of the shareholders of our VIE has irrevocably granted our WFOE, or any person or persons designated by our WFOE, an exclusive option to purchase all or part of its equity interests in our VIE, and our VIE has agreed to such grant of options. Our WFOE may exercise such options at a price equal to the lowest price as permitted by applicable PRC laws, except that a valuation is mandatory under applicable PRC laws and regulations at the time of such option exercise. Our VIE and the shareholders of our VIE covenant that, without Our WFOE's prior written consent, they will not, among other things, (i) supplement, change or amend our VIE's articles of association and bylaws, (ii) increase or decrease our VIE's registered capital or change its structure of registered capital, (iii) create any pledge or encumbrance on their equity interests in our VIE, other than those created under the equity interest pledge agreement, (iv) sell, transfer, mortgage, or dispose of their equity interests in and any assets of our VIE and any legal or beneficial interests in the business or revenue of our VIE, (v) enter into any material contracts by our VIE, except in the ordinary course of business, or (vi) merge or consolidate our VIE with any other entity. The exclusive option agreement has an initial term of 10 years, which could be extended at our WFOE's election.

        Exclusive Assets Option Agreement.    Pursuant to the exclusive assets option agreement, between our WFOE and our VIE, our VIE has irrevocably granted our WFOE, or any person or persons designated by our WFOE, an exclusive option to purchase all or part of the current and future intellectual properties and other assets owned by our VIE and its subsidiaries. Our WFOE may exercise such options at a price equal to the lowest price as permitted by applicable PRC laws at the time of transfer of assets. Our VIE covenants that, without Our WFOE's prior written consent, it will not, among other things, sell, transfer, mortgage, authorize others to use, or dispose of any assets owned by it and its subsidiaries. The exclusive assets option agreement has an initial term of 10 years, which could be extended at our WFOE's election.

        In the opinion of Han Kun Law Offices, our PRC legal counsel:

  •
  the ownership structures of our VIE in China and our WFOE, both currently and immediately after giving effect to this offering, do not and will not result in violation of applicable PRC laws and regulations currently in effect; and

  •
  the contractual arrangements between our WFOE, our VIE and its shareholders governed by PRC law are valid and binding, and will not result in any violation of applicable PRC laws and regulations currently in effect.

        However, our PRC legal counsel has also advised us that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules. Accordingly, the PRC regulatory authorities may take a view that is contrary to the opinion of our PRC legal counsel. It is uncertain whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide. If we or our VIE are found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures. See "Risk Factors—Risks Relating to Our Corporate Structure—If the PRC government deems that our contractual arrangements with our variable interest entity do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations." and "Risk Factors—Risks Relating to Doing Business in China—Uncertainties with respect to the PRC legal system could materially and adversely affect us."

 SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected consolidated statements of comprehensive (loss)/income data for the period from January 2, 2018 (date of inception) to December 31, 2018, or the 2018 period, and the year ended December 31, 2019, selected consolidated balance sheets data as of December 31, 2018 and 2019, and selected consolidated statements of cash flows data for the 2018 period and the year ended December 31, 2019 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following selected consolidated statements of comprehensive income data for the nine months ended September 30, 2019 and 2020, selected consolidated balance sheet data as of September 30, 2020, and selected consolidated statements of cash flows data for the nine months ended September 30, 2019 and 2020 have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus and have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair statement of our financial position and results of operations for the periods presented. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP.

        Our historical results are not necessarily indicative of results expected for future periods. You should read this Selected Consolidated Financial Data section together with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

        The following table presents our selected consolidated statements of comprehensive (loss)/income data for the 2018 period, the year ended December 31, 2019, and the nine months ended September 30, 2019 and 2020:

				For the Nine Months Ended September 30,
	For the Period from January 2, 2018 (date of inception) to December 31, 2018
		For the Year Ended December 31, 2019
				2019	2020
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Selected Consolidated Statements of Comprehensive (Loss)/Income Data:
Net revenues	132,613	1,549,354	228,195	1,138,896	2,201,261	324,211
Cost of revenues	(73,366)	(968,410)	(142,631)	(679,361)	(1,367,838)	(201,461)

Gross profit	59,247	580,944	85,564	459,535	833,423	122,750
Operating expenses:(1)
Selling expenses	(34,286)	(359,404)	(52,934)	(242,748)	(246,471)	(36,301)
General and administrative expenses	(20,685)	(133,221)	(19,621)	(81,602)	(324,926)	(47,856)
Research and development expenses	(2,065)	(31,933)	(4,703)	(17,712)	(90,396)	(13,314)

Total operating expenses	(57,036)	(524,558)	(77,258)	(342,062)	(661,793)	(97,471)

Income from operations	2,211	56,386	8,306	117,473	171,630	25,279
Other (expenses)/income:
Interest (expenses)/income, net	(107)	745	109	15	24,729	3,642
Investment income	—	—	—	—	8,731	1,286
Others, net	(6)	16,541	2,436	17,063	23,461	3,456

Income before income tax	2,098	73,672	10,851	134,551	228,551	33,663
Income tax expense	(2,385)	(25,924)	(3,818)	(36,504)	(119,907)	(17,660)

Net (loss)/income	(287)	47,748	7,033	98,047	108,644	16,003

Other comprehensive (loss)/income:
Foreign currency translation adjustments	(14)	(805)	(119)	(810)	156	23

Total other comprehensive (loss)/income	(14)	(805)	(119)	(810)	156	23

Total comprehensive (loss)/income	(301)	46,943	6,914	97,237	108,800	16,026

Net (loss)/income per ordinary share
Basic	(0.002)	0.33	0.05	0.68	0.76	0.11
Diluted	(0.002)	0.33	0.05	0.68	0.76	0.11
Weighted average number of ordinary shares used in computing net (loss)/ income per share
Basic	119,396,288	143,681,557	143,681,557	143,681,557	143,681,557	143,681,557
Diluted	119,396,288	143,681,557	143,681,557	143,681,557	143,681,557	143,681,557
Non-GAAP Financial Measure:
Adjusted net income(2)	6,515	100,462	14,797	141,461	381,651	56,213

  Notes:

(1)
Share-based compensation expenses were allocated as follows:

				For the Nine Months Ended September 30,
	For the Period from January 2, 2018 (date of inception) to December 31, 2018
		For the Year Ended December 31, 2019
				2019	2020
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Selling expenses	27	6,250	921	4,513	19,055	2,806
General and administrative expenses	6,772	45,205	6,658	38,010	226,047	33,294
Research and development expenses	3	1,259	185	891	27,905	4,110

Total	6,802	52,714	7,764	43,414	273,007	40,210
(2)
For discussions of adjusted net income and reconciliation of adjusted net income to net (loss)/income, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measure."

        The following table presents our selected consolidated balance sheets data as of December 31, 2018 and 2019 and September 30, 2020:

	As of December 31,			As of September 30,
	2018	2019		2020
	RMB	RMB	US$	RMB	US$
	(in thousands)
Selected Consolidated Balance Sheets Data:
Cash and cash equivalents	68,168	135,544	19,963	273,044	40,215
Restricted cash	38	348,548	51,336	273,457	40,276
Short-term bank deposits	—	287,652	42,367	1,535,192	226,109
Short-term investments	—	40,000	5,891	1,332,326	196,230
Accounts and notes receivable	11,087	38,795	5,714	20,400	3,005
Inventories, net	14,151	219,311	32,301	138,423	20,388
Amounts due from related parties (current)	—	—	—	54,732	8,061
Prepayments and other current assets	6,335	103,473	15,240	82,225	12,110
Total current assets	104,337	1,182,868	174,218	3,729,867	549,350
Total assets	105,737	1,444,105	212,693	3,980,873	586,320

Accounts and notes payable (including amounts of the consolidated VIE without recourse to the primary beneficiary of RMB17.2 million, RMB499.0 million and RMB887.9 million as of December 31, 2018 and 2019 and September 30, 2020, respectively)	17,235	499,021	73,498	887,928	130,777
Amounts due to related parties (including amounts of the consolidated VIE without recourse to the primary beneficiary of RMB68.8 million, RMB0.3 million and RMB273.7 million as of December 31, 2018 and 2019 and September 30, 2020, respectively)	68,809	298	44	1,351,553	199,062
Total current liabilities	97,733	619,902	91,301	2,798,417	412,161
Amounts due to related parties (including amounts of the consolidated VIE without recourse to the primary beneficiary of zero, RMB351.5 million and RMB213.0 million as of December 31, 2018 and 2019 and September 30, 2020, respectively)	1,098	646,011	95,147	651,783	95,997
Lease liabilities—non-current portion (including amounts of the consolidated VIE without recourse to the primary beneficiary of RMB0.3 million, RMB61.3 million and RMB40.9 million as of December 31, 2018 and 2019 and September 30, 2020, respectively)	283	61,338	9,034	40,872	6,020
Total liabilities	99,114	1,337,825	197,039	3,491,892	514,299

Additional paid-in capital	6,830	59,544	8,770	333,445	49,111
Total shareholders' equity	6,623	106,280	15,654	488,981	72,021

Total liabilities and shareholders' equity	105,737	1,444,105	212,693	3,980,873	586,320

        The following table presents our selected consolidated statements of cash flows data for the 2018 period, the year ended December 31, 2019, and the nine months ended September 30, 2019 and 2020:

	For the Period from January 2, 2018 (date of inception) to December 31, 2018			For the Nine Months Ended September 30,
		For the Year Ended December 31, 2019
				2019	2020
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Selected Consolidated Statements of Cash Flows Data:
Net cash (used in)/generated from operating activities	(977)	338,125	49,799	314,576	1,299,262	191,360
Net cash used in investing activities	(397)	(497,836)	(73,323)	(50,158)	(2,642,398)	(389,182)
Net cash generated from/(used in) financing activities	69,594	576,402	84,895	(7,803)	1,375,540	202,595

Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(14)	(805)	(119)	(808)	30,005	4,419
Net increase in cash, cash equivalents and restricted cash	68,206	415,886	61,252	255,807	62,409	9,192
Cash, cash equivalents and restricted cash at the beginning of the period/year	—	68,206	10,047	68,206	484,092	71,299

Cash, cash equivalents and restricted cash at the end of the period/year	68,206	484,092	71,299	324,013	546,501	80,491

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled "Selected Consolidated Financial Data" and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties about our business and operations. Our actual results and the timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those we describe under "Risk Factors" and elsewhere in this prospectus. See "Special Note Regarding Forward-Looking Statements." We refer to the period from January 2, 2018 (date of inception) to December 31, 2018 as the 2018 period in this section.

Overview

        We are the No. 1 branded e-vapor company in China, capturing 48.0% and 62.6% of the market share of closed-system e-vapor products in terms of retail sales value in 2019 and the nine months ended September 30, 2020, respectively, according to the CIC Report. We have launched five series of rechargeable closed-system e-vapor products, and we deeply engage in the key activities in the e-vapor industry, from scientific research, technology and product development, supply chain management, to offline distribution.

        We have experienced substantial growth, with net revenues increasing from RMB132.6 million for the 2018 period to RMB1,549.4 million (US$228.2 million) for the year ended December 31, 2019, and from RMB1,138.9 million for the nine months ended September 30, 2019 to RMB2,201.3 million (US$324.2 million) for the nine months ended September 30, 2020. We recorded net loss of RMB0.3 million for the 2018 period and net income of RMB47.7 million (US$7.0 million) for the year ended December 31, 2019. Our net income grew from RMB98.0 million for the nine months ended September 30, 2019 to RMB108.6 million (US$16.0 million) for the nine months ended September 30, 2020. We generated non-GAAP adjusted net income of RMB6.5 million and RMB100.5 million (US$14.8 million) for the 2018 period and the year ended December 31, 2019, and RMB141.5 million and RMB381.7 million (US$56.2 million) for the nine months ended September 30, 2019 and 2020, respectively. Please see "—Non-GAAP Financial Measure" for details.

Key Factors Affecting Our Results of Operations

        We have been, and expect to continue to be, benefiting from the rapid growth of China's e-vapor market. Driven by the product enhancement in technology and quality as well as improved product accessibility through network expansion, China's e-vapor market is expected to grow at a CAGR of 65.9% from 2019 to 2023, according to the CIC Report. As the industry leader, we are well positioned to benefit from this tailwind.

        Operating in China's e-vapor market, we believe we can continue growing our revenue by expanding our distribution and retail network to reach adult smokers, and improving our e-vapor products. In the meantime, we also look to improve our profitability by managing our supply chain more cost-efficiently, and further enhancing operating efficiency. We set forth below the specific factors we believe to affect our results of operations.

Expansion of distribution network

        We believe that building a distribution network to reach the vast population of adult smokers is the key to our growth in China's e-vapor market. To that end, we have developed a distribution network of 110 authorized offline distributors that supply our e-vapor products to over 5,000 RELX Branded Partner Stores and over 100,000 other retail outlets nationwide as of September 30, 2020.

        We believe that China's market has potential for further growth through the large pool of suitable points of sale nationwide, and we plan to continue expanding our distribution and retail network to these points of sales to further grow our business. We have invested significant resources into distribution network management since the early stage of our development. We believe the know-how we have accumulated in formulating strategic distribution plans, supervising and empowering our distributors, and providing continuing training and practical support will enable us to implement this strategy effectively.

Product offering

        We derive most of our revenues from selling e-vapor products, and we believe the consistent provision of superior products is the key to our success. Since 2018, we have rolled out five series of rechargeable closed-system e-vapor products and a variety of cartridges, offering various alternatives for adult smokers. According to a survey conducted by CIC in September 2020, we have achieved a high net promoter score of 63.8. Our ability to continually provide our users with superior products is dependent on our technology and product development capabilities. We are committed to strengthening such capabilities by investing in the development of our know-how, expertise and talent pool.
Supply chain management

        Our cost of revenue is mostly comprised of consignment manufacturing cost, material cost, depreciation of the machinery and equipment used on our production lines, rental and leasehold improvement. Our profitability is significantly dependent on our ability to control those costs as a percentage of our revenues, which in turn depends on our ability to effectively manage our supply chain and manufacturing process. We believe, as our scale grows, we will be able to receive more favorable terms from suppliers, manufacturers and other supply chain partners.

Operating efficiency

        Our results of operations are further affected by our operating efficiency, as measured by our total operating expenses as a percentage of our revenues. Certain items of our operating expenses, including general and administrative expenses, are relatively fixed in nature. As our business grows further, we expect to improve the efficiency and utilization of our personnel, and leverage our scale to achieve greater operating leverage. In addition, a few items of our operating expenses, including selling expenses, are relatively variable in nature. The selling expenses mainly relate to our expansion of distribution and retail network, and the amount increased significantly along with our rapid growth since our inception. Our ability to improve our operating efficiency also depends on our ability to manage our distribution and retail network expansion and improve sales efficiency, including through leveraging our brand value and through word-of-mouth referrals.

Key Components of Results of Operations

Net revenues

        For the 2018 period and the year ended December 31, 2019, we derived substantially all of our net revenues from sales of e-vapor products (i) to offline distributors, who sell our e-vapor products to retailers and end users, (ii) to end users through third-party e-commerce platforms, and (iii) to third-party e-commerce platform distributors, who sell our e-vapor products to end users.

        We utilize our offline distribution and retail network as the main channel to access the massive population of adult smokers. Historically, we supplemented our distribution and sales efforts with online channels, either by selling to e-commerce platform distributors or directly to end users online, before the October 2019 Announcement. We had closed our online stores on e-commerce platforms and ceased collaboration with e-commerce platform distributors after the October 2019 Announcement.

As a result, for the nine months ended September 30, 2020, we derived substantially all of our net revenues from sales of e-vapor products to offline distributors.

        Going forward, we do not expect to generate revenues from sales to end users through third-party e-commerce platforms and third-party e-commerce platform distributors, and revenues from sales to offline distributors will account for substantially all of our net revenues in the future.

        The following table sets forth a breakdown of our net revenues by amounts and percentages for the period/year presented:

	For the Period from January 2, 2018 (date of inception) to December 31, 2018
						For the Nine Months Ended September 30,
			For the Year Ended December 31, 2019
						2019		2020
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Net revenues:
Sales to offline distributors	79,808	60.2	1,138,965	167,751	73.5	782,356	68.7	2,161,635	318,375	98.2
Sales to end users through third-party e-commerce platforms	44,405	33.5	281,131	41,406	18.1	236,683	20.8	—	—	—
Sales to third-party e-commerce platform distributors	8,346	6.3	123,585	18,202	8.0	119,762	10.5	—	—	—
Others	54	0.0	5,673	836	0.4	95	0.0	39,626	5,836	1.8

Total	132,613	100.0	1,549,354	228,195	100.0	1,138,896	100.0	2,201,261	324,211	100.0

        Sales to offline distributors.    We generated a substantial majority of our revenues from sales of our e-vapor products to offline distributors, who are then responsible for distribution to retailers and sales to end users in authorized distribution areas. We recognize revenues from sales to offline distributors upon delivery of products to offline distributors' warehouses.

        Sales to end users through third-party e-commerce platforms.    Prior to the October 2019 Announcement, we generated revenues from sales of our e-vapor products to end users through online stores on e-commerce platforms. We were responsible for selling and fulfilling all obligations to end users, including delivering products and providing customer support. We recognized revenues from sales to end users through third-party e-commerce platforms upon delivery of the product to end users.

        We closed our online stores on e-commerce platforms after the October 2019 Announcement, and we do not expect to generate revenues from sales to end users through third-party e-commerce platforms going forward.

        Sales to third-party e-commerce platform distributors.    Prior to the October 2019 Announcement, we generated revenues from sales of our e-vapor products to third-party e-commerce platform distributors, who then sold our e-vapor products to end users on their own e-commerce platforms. Those third-party e-commerce platform distributors assumed control of the products after delivery, but were entitled to certain rights of return after receipt of products. We recognized revenues from sales to third-party e-commerce platform distributors upon delivery of the products to their warehouses, less allowances for estimated returns and rebates.

        We ceased to collaborate with those e-commerce platforms after the October 2019 Announcement, and we do not expect to generate revenues from sales to third-party e-commerce platform distributors going forward.

Cost of revenues

        Our cost of revenue is primarily comprised of cost of products, depreciation of machinery and equipment used in production, rental, leasehold improvement, as well as business tax and surcharge. Cost of products represents substantially all of our cost of revenues, accounting for over 96.8% of our total cost of revenue for the periods presented since our inception to September 30, 2020. We procure certain key raw materials and components and engage contract manufacturers to handle assembling, production and packaging. Cost of products includes the consignment manufacturing costs and procurement of materials, and is therefore variable in nature and closely tracks our shipment volume. We own certain key machinery and equipment used in the exclusive production plant, and the depreciation costs associated with these machinery and equipment are fixed in nature. In addition, we incur business tax and surcharge when we incur value-added tax for the period, and such cost is therefore variable in nature.

        We expect that our cost of revenues will increase in absolute amounts in the foreseeable future as we further expand our business.

Gross margin

        The following table sets forth our gross profit and gross margin for the period/year presented:

			For the Nine Months Ended September 30,
	For the Period from January 2, 2018 (date of inception) to December 31, 2018
		For the Year Ended December 31, 2019
			2019	2020
	(RMB in thousands, except for percentages)
Gross profit	59,247	580,944	459,535	833,423
Gross margin	44.7%	37.5%	40.3%	37.9%

        The decrease of gross margin for the year ended December 31, 2019 and the slight decrease of gross margin for the nine months ended September 30, 2020, as compared to the 2018 period and the nine months ended September 30, 2019, respectively, were due to the significant increase in sales to offline distributors as a percentage of our net revenues, as we sell our e-vapor products in this channel more accommodatively in pricing to allow sufficient profit for distributors and retailers. Our offline distribution and retail network has been and will continue to be our primary distribution channel.

Operating expenses

        Our operating expenses consist of selling expenses, general and administrative expenses and research and development expenses. The following table sets forth the components of our operating expenses by amounts and percentages of our net revenues for the period/year presented:

	For the Period from January 2, 2018 (date of inception) to December 31, 2018
						For the Nine Months Ended September 30,
			For the Year Ended December 31, 2019
						2019		2020
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Operating expenses:
Selling expenses	34,286	25.9	359,404	52,934	23.2	242,748	21.3	246,471	36,301	11.2
General and administrative expenses	20,685	15.6	133,221	19,621	8.6	81,602	7.2	324,926	47,856	14.8
Research and development expenses	2,065	1.5	31,933	4,703	2.1	17,712	1.5	90,396	13,314	4.1

Total	57,036	43.0	524,558	77,258	33.9	342,062	30.0	661,793	97,471	30.1

        Selling expenses.    Our selling expenses primarily consist of the branding material expenses, e-commerce platform service expenses, salaries, welfare benefits and share-based compensation expenses for sales personnel, and shipping expenses. We do not expect to incur e-commerce platform service fees after we closed our online channels in response to the October 2019 Announcement.

        General and administrative expenses.    Our general and administrative expenses primarily consist of salaries, welfare benefits and share-based compensation expenses for general and administrative personnel and professional service fees. We expect our general and administrative expenses to increase in absolute amounts in the foreseeable future, as we hire additional personnel and incur additional expenses related to the anticipated growth of our business.

        Research and development expenses.    Our research and development expenses primarily consist of salaries, welfare benefits and share-based compensation expenses for research and development personnel, as well as material expenses and depreciation of equipment associated with research and development activities. We expect our research and development expenses to increase in absolute amounts in the foreseeable future, as we continue our advances in scientific research, technology and product development and further grow our product portfolio.

Taxation

Cayman Islands

        We are an exempted company incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, we are not subject to tax on income or capital gain, and the Cayman Islands currently has no form of estate duty, inheritance tax or gift tax. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. In addition, the Cayman Islands currently does not impose withholding tax on dividend payments.

Hong Kong

        Our subsidiary in Hong Kong is subject to 16.5% Hong Kong profit tax for its taxable income earned. Additionally, payments of dividends by our subsidiary in Hong Kong to our company are not subject to any Hong Kong withholding tax.

PRC

        Generally, our PRC subsidiaries, VIE and VIE's subsidiaries are subject to an enterprise income tax on their taxable income in China at a statutory rate of 25%. The enterprise income tax is calculated based on the entity's global income as determined under PRC tax laws and accounting standards.

        According to a policy promulgated by the State Tax Bureau of the PRC and effective from 2008, enterprises engaged in research and development activities are entitled to claim a tax deduction amounting to 50% of certain qualified research and development expenses when determining the taxable income for that year. This tax deduction was increased from 50% to 75%, effective from 2018 to 2020, according to a new tax incentives policy promulgated by the State Tax Bureau of the PRC in September 2018.

        Dividends paid by our wholly foreign-owned subsidiaries in China to our intermediary holding company in Hong Kong will be subject to a withholding tax rate of 10%, unless the relevant Hong Kong entity satisfies all the requirements under the Arrangement between China and the Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion with respect to Taxes on Income and Capital and receives approval from the relevant tax authority. If our Hong Kong subsidiary satisfies all the requirements under the tax arrangement and receives approval from the relevant tax authority, then the dividends paid to the Hong Kong subsidiary would be subject to withholding tax at the standard rate of 5%. Effective from November 1, 2015, the above mentioned pre-approval requirement has been abolished, but a Hong Kong entity is still required to file an application package with the relevant tax authority, and to settle any overdue taxes if the preferential 5% tax rate is denied based on the subsequent review of the application package by the relevant tax authority. See "Risk Factors—Risks Relating to Our Corporate Structure—We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business."

        If our holding company in the Cayman Islands or any of our subsidiaries outside of China is deemed to be a "resident enterprise" under the PRC Enterprise Income Tax Law, it would be subject to enterprise income tax on its worldwide income at a rate of 25%. See "Risk Factors—Risks Relating to Doing Business in China—If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders and ADS holders."

Impact of COVID-19

        The outbreak of COVID-19 has severely impacted China and the rest of the world. Our business and operations have also been affected as a result. In an effort to contain the spread of COVID-19, China has taken precautionary measures that reduced economic activities, including temporary closure of corporate offices, retail outlets and manufacturing facilities and strict implementation of quarantine measures. These measures adversely impacted our production, sales and general operation for the first quarter of 2020. As many of the precautionary measures have later been lifted or relaxed, we and our business partners gradually resumed normal operations since the second quarter of 2020.

        As the ultimate duration of the pandemic, disruption to our business and related financial impact in the future are still highly uncertain, it poses operational challenges to our business, especially production and inventory management. See "Risk Factors—Risks Relating to Our Business and Industry—Outbreaks of communicable diseases, natural disasters or other events may materially and adversely affect our business, results of operations and financial condition."

Results of Operations

        The following table sets forth a summary of our consolidated results of operations for the period/year presented, both in absolute amount and as a percentage of our net revenues for the period/year presented. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations in any particular period are not necessarily indicative of our future trends.

	For the Period from January 2, 2018 (date of inception) to December 31, 2018
						For the Nine Months Ended September 30,
			For the Year Ended December 31, 2019
						2019		2020
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Net revenues	132,613	100.0	1,549,354	228,195	100.0	1,138,896	100.0	2,201,261	324,211	100.0
Cost of revenues	(73,366)	(55.3)	(968,410)	(142,631)	(62.5)	(679,361)	(59.7)	(1,367,838)	(201,461)	(62.1)

Gross profit	59,247	44.7	580,944	85,564	37.5	459,535	40.3	833,423	122,750	37.9

Operating expenses:(1)
Selling expenses	(34,286)	(25.9)	(359,404)	(52,934)	(23.2)	(242,748)	(21.3)	(246,471)	(36,301)	(11.2)
General and administrative expenses	(20,685)	(15.6)	(133,221)	(19,621)	(8.6)	(81,602)	(7.2)	(324,926)	(47,856)	(14.8)
Research and development expenses	(2,065)	(1.5)	(31,933)	(4,703)	(2.1)	(17,712)	(1.5)	(90,396)	(13,314)	(4.1)
Total operating expenses	(57,036)	(43.0)	(524,558)	(77,258)	(33.9)	(342,062)	(30.0)	(661,793)	(97,471)	(30.1)

Income from operations	2,211	1.7	56,386	8,306	3.6	117,473	10.3	171,630	25,279	7.8
Other (expenses)/income:
Interest (expenses)/income, net	(107)	(0.1)	745	109	0.1	15	0.0	24,729	3,642	1.1
Investment income	—	—	—	—	—	—	—	8,731	1,286	0.4
Others, net	(6)	(0.0)	16,541	2,436	1.1	17,063	1.5	23,461	3,456	1.1

Income before income taxes	2,098	1.6	73,672	10,851	4.8	134,551	11.8	228,551	33,663	10.4

Income tax expense	(2,385)	(1.8)	(25,924)	(3,818)	(1.7)	(36,504)	(3.2)	(119,907)	(17,660)	(5.4)

Net (loss)/income	(287)	(0.2)	47,748	7,033	3.1	98,047	8.6	108,644	16,003	5.0

Non-GAAP Financial Measure:
Adjusted net income(2)	6,515	4.9	100,462	14,797	6.5	141,461	12.4	381,651	56,213	17.3

Notes:

(1)
Share-based compensation expenses were allocated as follows:

	For the Period from January 2, 2018 (date of inception) to December 31, 2018
						For the Nine Months Ended September 30,
			For the Year Ended December 31, 2019
						2019		2020
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Share-based compensation expenses:
Selling expenses	27	0.0	6,250	921	0.4	4,513	0.4	19,055	2,806	0.9
General and administrative expenses	6,772	5.1	45,205	6,658	2.9	38,010	3.3	226,047	33,294	10.3
Research and development expenses	3	0.0	1,259	185	0.1	891	0.1	27,905	4,110	1.3

Total	6,802	5.1	52,714	7,764	3.4	43,414	3.8	273,007	40,210	12.5

(2)
See "—Non-GAAP Financial Measure."

Nine months ended September 30, 2020 compared to the nine months ended September 30, 2019

  Net revenues

        Our net revenues increased by 93.3% from RMB1,138.9 million for nine months ended September 30, 2019 to RMB2,201.3 million (US$324.2 million) for the nine months ended September 30, 2020. This increase was primarily due to a significant increase in net revenues from sales to offline distributors, partially offset by the decreases in our revenues from sales to end users through third-party e-commerce platforms and sales to third-party e-commerce platform distributors.

        The net revenues from sales to offline distributors increased by 176.3% from RMB782.4 million for the nine months ended September 30, 2019 to RMB2,161.6 million (US$318.4 million) for the nine months ended September 30, 2020, primarily due to expansion of our distribution and retail network. The number of authorized distributors increased from 41 as of September 30, 2019 to 110 as of September 30, 2020, which led to significant increases in shipment of rechargeable e-vapor devices and cartridges. In the nine months ended September 30, 2020, we shipped 5.6 million units of rechargeable e-vapor devices and 124.6 million units of cartridges, compared to 3.1 million units of rechargeable e-vapor devices and 47.6 million units of cartridges shipped in the nine months ended September 30, 2019.

        We had net revenues from sales to end users through third-party e-commerce platforms of zero and revenues from sales to third-party e-commerce platform distributors of zero for the nine months ended September 30, 2020, compared to RMB236.7 million and RMB119.8 million, respectively, for the nine months ended September 30, 2019, as we had closed our online stores on e-commerce platforms and ceased collaboration with e-commerce platform distributors after the October 2019 Announcement.

  Costs of revenues

        Our cost of revenues increased from RMB679.4 million for the nine months ended September 30, 2019 to RMB1,367.8 million (US$201.5 million) for the nine months ended September 30, 2020, primarily due to an increase in our cost of products from RMB671.8 million to RMB1,324.1 million (US$195.0 million). Cost of products represents substantially all of our cost of revenues, accounting for over 96.8% of our total cost of revenue for the nine months ended September 30, 2019 and 2020. The increase in cost of products was primarily due to the increase in the number of units of rechargeable e-vapor devices and cartridges shipped by us. To a lesser extent, an increase in depreciation of machinery and equipment used in production, rental and leasehold improvement from nil to RMB25.2 million (US$3.7 million) also contributed to the increase in our cost of revenues.

  Gross profit and gross margin

        As a result of the foregoing, our gross profit increased from RMB459.5 million for the nine months ended September 30, 2019 to RMB833.4 million (US$122.8 million) for the nine months ended September 30, 2020. The decrease of our gross margin from 40.3% for the nine months ended September 30, 2019 to 37.9% for the nine months ended September 30, 2020 was due to the increase in sales to offline distributors as a percentage of our net revenues, as we sell our e-vapor products in this channel more accommodatively in pricing to allow sufficient profit for distributors and retailers.

  Operating expenses

        Our total operating expenses increased from RMB342.1 million for the nine months ended September 30, 2019 to RMB661.8 million (US$97.5 million) for the nine months ended September 30, 2020.

  Selling expenses

        Our selling expenses increased from RMB242.7 million for the nine months ended September 30, 2019 to RMB246.5 million (US$36.3 million) for the nine months ended September 30, 2020. This increase was primarily driven by (i) an increase of RMB86.5 million (US$12.7 million) in salaries and welfare benefits to our sales personnel from RMB29.6 million to RMB116.1 million (US$17.1 million), primarily attributable to an increase in our average salaries and welfare benefits per person and an increase in our sales personnel headcount, (ii) an increase of RMB14.6 million (US$2.2 million) in share-based compensation expenses from RMB4.5 million to RMB19.1 million (US$2.8 million), (iii) an increase of RMB10.2 million (US$1.5 million) in depreciation and amortization from RMB34 thousand to RMB10.2 million (US$1.5 million), and (iv) an increase of RMB12.2 million (US$1.8 million) in others from RMB6.2 million to RMB18.4 million (US$2.7 million) primarily attributable to an increase in market research and sales relating software expenses, partially offset by (i) a decrease of RMB61.3 million (US$9.0 million) in e-commerce platform service expenses from RMB61.3 million to nil as we closed our online channels in response to the October 2019 Announcement, (ii) a decrease of RMB40.6 million (US$6.0 million) in branding material expenses from RMB98.7 million to RMB58.1 million (US$8.6 million) as a result of improved operating efficiency, and (iii) a decrease of RMB19.3 million (US$2.8 million) in shipping expenses from RMB40.2 million to RMB20.9 million (US$3.1 million) as a result of our optimization on the warehouse and logistic capabilities.

  General and administrative expenses

        Our general and administrative expenses increased from RMB81.6 million for nine months ended September 30, 2019 to RMB324.9 million (US$47.9 million) for the nine months ended September 30, 2020. This increase was primarily driven by (i) an increase of RMB188.0 million (US$27.7 million) in share-based compensation expenses from RMB38.0 million to RMB226.0 million (US$33.3 million), and (ii) an increase of RMB44.5 million (US$6.6 million) in salaries and welfare benefits to our general and administrative personnel from RMB18.0 million to RMB62.5 million (US$9.2 million), primarily attributable to an increase in our salaries and welfare benefits per person and an increase in our general and administrative personnel headcount.

  Research and development expenses

        Our research and development expenses increased from RMB17.7 million for the nine months ended September 30, 2019 to RMB90.4 million (US$13.3 million) for the nine months ended September 30, 2020. This increase was primarily driven by (i) an increase of RMB42.0 million (US$6.2 million) in salaries and welfare benefits to our research and development personnel from RMB8.3 million to RMB50.3 million (US$7.4 million), primarily attributable to an increase in our salaries and welfare benefits per person and an increase in research and development personnel headcount, and (ii) an increase of RMB27.0 million (US$4.0 million) in share-based compensation expenses from RMB0.9 million to RMB27.9 million (US$4.1 million).

  Interest (expense)/income, net

        Our interest (expense)/income increased significantly from RMB15 thousand for the nine months ended September 30, 2019 to RMB24.7 million (US$3.6 million) for the nine months ended September 30, 2020, primarily due to our investment of excess cash into interest-bearing short-term bank deposits.

  Investment income

        Our investment income increased significantly from nil for the nine months ended September 30, 2019 to RMB8.7 million (US$1.3 million) for the nine months ended September 30, 2020, primarily due to our investment of excess cash into short-term investments in structured deposits.

  Others, net

        We recorded others, net of RMB23.5 million (US$3.5 million) for the nine months ended September 30, 2020, compared to RMB17.1 million for the nine months ended September 30, 2019. The increase was primary due to an increase in foreign exchange gains.

  Income tax expense

        Our income tax expense increased from RMB36.5 million for the nine months ended September 30, 2019 to RMB119.9 million (US$17.7 million) for the nine months ended September 30, 2020, primarily due to an increase in taxable income.

  Net income

        As a result of the foregoing, we recorded net income of RMB98.0 million for the nine months ended September 30, 2019 and net income of RMB108.6 million (US$16.0 million) for the nine months ended September 30, 2020.

Year ended December 31, 2019 compared to period from January 2, 2018 (date of inception) to December 31, 2018

  Net revenues

        Our net revenues increased significantly from RMB132.6 million for the 2018 period to RMB1,549.4 million (US$228.2 million) for the year ended December 31, 2019. This increase was primarily due to a significant increase in net revenues from sales to offline distributors.

        The net revenues from sales to offline distributors increased significantly from RMB79.8 million for the 2018 period to RMB1,139.0 million (US$167.8 million) for the year ended December 31, 2019, primarily due to expansion of our distribution and retail network. The number of our authorized distributors increased from 12 as of December 31, 2018 to 54 as of December 31, 2019, which led to significant increases in shipment of rechargeable e-vapor devices and cartridges. In the year ended December 31, 2019, we shipped 4.3 million units of rechargeable e-vapor devices and 73.8 million units of cartridges, compared to 0.5 million units of rechargeable e-vapor devices and 5.9 million units of cartridges shipped in the 2018 period.

        The increases in our revenues from sales to end users through third-party e-commerce platforms and third-party e-commerce platform distributors also contributed, to a lesser extent, to the increase in our net revenues. The net revenues from sales to end users through third-party e-commerce platforms increased from RMB44.4 million for the 2018 period to RMB281.1 million (US$41.4 million) for the year ended December 31, 2019 and the net revenues from sales to third-party e-commerce platform distributors increased from RMB8.3 million for the 2018 period to RMB123.6 million (US$18.2 million) for the year ended December 31, 2019.

  Costs of revenues

        Our cost of revenues increased from RMB73.4 million for the 2018 period to RMB968.4 million (US$142.6 million) for the year ended December 31, 2019, primarily due to an increase in our cost of products from RMB72.3 million for the 2018 period to RMB953.6 million (US$140.5 million) for the year ended December 31, 2019. Cost of products represents substantially all of our cost of revenues, accounting for over 98.5% of our total cost of revenue for the 2018 period and the year ended December 31, 2019. The increase in cost of products was primarily due to the increases in the number of units of rechargeable e-vapor devices and cartridges shipped by us.

  Gross profit and gross margin

        As a result of the foregoing, our gross profit increased from RMB59.2 million for the 2018 period to RMB580.9 million (US$85.6 million) for the year ended December 31, 2019. The decrease of our gross margin from 44.7% for the 2018 period to 37.5% for the year ended December 31, 2019 was due to the significant increase in sales to offline distributors as a percentage of our net revenues, as we sell our e-vapor products in this channel more accommodatively in pricing to allow sufficient profit for distributors and retailers.

  Operating expenses

        Our total operating expenses increased from RMB57.0 million for the 2018 period to RMB524.6 million (US$77.3 million) for the year ended December 31, 2019.

  Selling expenses

        Our selling expenses increased from RMB34.3 million for the 2018 period to RMB359.4 million (US$52.9 million) for the year ended December 31, 2019. This increase was mainly driven by (i) an increase of RMB147.0 million (US$21.7 million) in the branding material expenses from RMB7.8 million to RMB154.8 million (US$22.8 million), primarily attributable to the expansion of our distribution and retail network, (ii) an increase of RMB68.8 million (US$10.1 million) in e-commerce platform service expenses from RMB7.1 million to RMB75.9 million (US$11.2 million), largely in line with the increase in our revenues through online channels, and (iii) an increase of RMB48.0 million (US$7.1 million) in salaries and welfare benefits to our sales personnel from RMB8.1 million to RMB56.1 million (US$8.3 million), primarily attributable to an increase in sales personnel headcount.

  General and administrative expenses

        Our general and administrative expenses increased from RMB20.7 million for the 2018 period to RMB133.2 million (US$19.6 million) for the year ended December 31, 2019. This increase was primarily driven by (i) an increase of RMB67.5 million (US$9.9 million) in salaries, welfare benefits and share-based compensation expenses to our general and administrative personnel from RMB13.0 million to RMB80.5 million (US$11.9 million) due to the increase in share-based compensation expenses as a result of grant of share incentive awards and restricted shares with super voting power, as well as the increase in general and administrative personnel headcount, (ii) an increase of RMB14.2 million (US$2.1 million) in professional service fees from RMB2.8 million to RMB17.0 million (US$2.5 million), in line with our needs for professional services as our business grew.

  Research and development expenses

        Our research and development expenses increased from RMB2.1 million for the 2018 period to RMB31.9 million (US$4.7 million) for the year ended December 31, 2019. This increase was primarily driven by an increase of RMB15.5 million (US$2.3 million) in salaries and welfare benefits to our research and development personnel from RMB0.8 million to RMB16.3 million (US$2.4 million), primarily attributable to an increase in research and development personnel headcount. The increases in material, testing and certification expenses, technology consultation and patent applicable expenses and depreciation and amortization relating to our laboratories also contributed, to a lesser extent, to the increase in our research and development expenses.

  Others, net

        We recorded others, net of RMB16.5 million (US$2.4 million) for the year ended December 31, 2019, compared to other expense (net) of RMB6 thousand for the 2018 period. The change was primary due to an increase in subsidies received from PRC local governments for operating a business in their jurisdictions.

  Income tax expense

        Our income tax expense increased from RMB2.4 million for the 2018 period to RMB25.9 million (US$3.8 million) for the year ended December 31, 2019, primarily due to an increase in taxable income.

  Net (loss)/income

        As a result of the foregoing, we recorded net loss of RMB0.3 million for the 2018 period and net income of RMB47.7 million (US$7.0 million) for the year ended December 31, 2019.

Selected Quarterly Results of Operations

        The following table sets forth our unaudited interim condensed consolidated quarterly results of operations for the periods indicated. You should read the following table in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. We have prepared this unaudited interim condensed consolidated quarterly financial data on the same basis as we have prepared our audited consolidated financial statements. The unaudited interim condensed consolidated quarterly financial data includes all adjustments, consisting only of normal and recurring adjustments, that our management considered necessary for a fair statement of our financial position and results of operations for the quarters presented. Our historical results for any particular quarter are not necessarily indicative of our future results.

	For the Three Months Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020
	(in RMB thousands)
Net revenues	199,028	383,559	556,309	410,458	368,602	712,500	1,120,159
Cost of revenues	(111,565)	(229,311)	(338,485)	(289,049)	(235,152)	(450,069)	(682,617)

Gross profit	87,463	154,248	217,824	121,409	133,450	262,431	437,542
Operating expenses:(1)
Selling expenses	(34,335)	(84,379)	(124,034)	(116,656)	(74,065)	(85,756)	(86,650)
General and administrative expenses	(13,281)	(22,842)	(45,479)	(51,619)	(33,685)	(36,426)	(254,815)
Research and development expenses	(3,380)	(5,169)	(9,163)	(14,221)	(24,277)	(27,573)	(38,546)

Total operating expenses	(50,996)	(112,390)	(178,676)	(182,496)	(132,027)	(149,755)	(380,011)

Income/(loss) from operations	36,467	41,858	39,148	(61,087)	1,423	112,676	57,531
Other (expenses)/income:
Interest (expenses)/income, net	(48)	12	51	730	4,652	8,835	11,242
Investment income	—	—	—	—	1,522	1,367	5,842
Others, net	464	1,626	14,973	(522)	12,639	315	10,507

Income/(loss) before income taxes	36,883	43,496	54,172	(60,879)	20,236	123,193	85,122
Income tax (expense)/benefit	(8,781)	(11,071)	(16,652)	10,580	(8,137)	(34,482)	(77,288)

Net income/(loss)	28,102	32,425	37,520	(50,299)	12,099	88,711	7,834

Other comprehensive income/(loss):
Foreign currency translation adjustments	(565)	(246)	1	5	722	(209)	(357)

Total other comprehensive (loss)/income	(565)	(246)	1	5	722	(209)	(357)

Total comprehensive income/(loss)	27,537	32,179	37,521	(50,294)	12,821	88,502	7,477

Non-GAAP Financial Measure:
Adjusted net income(2)	34,027	42,900	64,534	(40,999)	25,902	109,749	246,000

Notes:

(1)
Share-based compensation expenses were allocated as follows:

	For the Three Months Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020
	(in RMB thousands)
Selling expenses	571	1,877	2,065	1,737	3,626	5,669	9,760
General and administrative expenses	5,273	8,210	24,527	7,195	4,922	6,553	214,572
Research and development expenses	81	388	422	368	5,255	8,816	13,834

Total	5,925	10,475	27,014	9,300	13,803	21,038	238,166

(2)
For discussions of adjusted net income and reconciliation of adjusted net income to net income/(loss), see "—Non-GAAP Financial Measure."

        Our quarterly net revenues generally increased substantially during these periods due to the growth of our business, except for the fourth quarter of 2019 and the first quarter of 2020. The increase was primarily driven by the increase in our revenue from sales to offline distributors as a result of the expansion of our distribution and retail network. Our net revenues for the fourth quarter of 2019 were adversely affected by the October 2019 Announcement as we closed our online stores on e-commerce platforms and ceased collaboration with e-commerce platform distributors after the October 2019 Announcement. Our net revenues for the first quarter of 2020 were further adversely affected by the COVID-19 pandemic due to the precautionary measures taken that reduced economic activities to contain the spread of COVID-19 during such period. Our net revenues rebounded and resumed robust growth in the second quarter of 2020 and led to a significant increase in net revenues for the third quarter of 2020. Our quarterly cost of revenues also generally increased substantially during these periods due to the general increase in our cost of products, which was in line with the changes of our net revenues.

        Our quarterly total operating expenses increased during the first three quarters of 2019 and experienced fluctuations from the fourth quarter of 2019 to the third quarter of 2020. In particular, our selling expenses decreased in the fourth quarter of 2019 and the first quarter of 2020 primarily as a result of the October 2019 Announcement. The COVID-19 pandemic also, to a lesser extent, resulted in a decrease of our selling expenses in the first quarter of 2020. Our selling expenses remained relatively stable in the second and third quarters of 2020. We experienced fluctuations in our general and administrative expenses primarily due to the changes in share-based compensation expenses, especially in the third quarter of 2020. Our research and development expenses generally increased during these periods primarily due to the increase in share-based compensation, salaries and welfare benefits to our research and development personnel.

        Our financial results have not been and we do not expect them to be materially impacted by seasonality. However, as we have a limited operating history and our business is rapidly growing, the trend we have experienced in the past may not apply to, or be indicative of, our future results of operations. There can be no assurance that, once our business development has reached a more matured stage, our financial results may not reflect seasonal effects in the future.

Non-GAAP Financial Measure

        We use adjusted net income, a non-GAAP financial measure, in evaluating our operating results and for financial and operational decision-making purposes. Adjusted net income represents net income excluding share-based compensation expenses.

        We present this non-GAAP financial measure because it is used by our management to evaluate our operating performance and formulate business plans. We believe that adjusted net income helps identify underlying trends in our business that could otherwise be distorted by the effect of certain expenses that are included in net income. We also believe that the use of the non-GAAP measure facilitates investors' assessment of our operating performance. We believe that adjusted net income provides useful information about our operating results, enhances the overall understanding of our past performance and future prospects and allows for greater visibility with respect to key metrics used by our management in its financial and operational decision making.

        Adjusted net income should not be considered in isolation or construed as an alternative to net income or any other measure of performance or as an indicator of our operating performance. Investors are encouraged to review our historical non-GAAP financial measures to the most directly comparable GAAP measures. Adjusted net income presented here may not be comparable to similarly titled measures presented by other companies. Other companies may calculate similarly titled measures differently, limiting their usefulness as comparative measures to our data. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

        The table below sets forth a reconciliation of our net (loss)/income to adjusted net income for the period/year presented:

				For the Nine Months Ended September 30,
	For the Period from January 2, 2018 (date of inception) to December 31, 2018
		For the Year Ended December 31, 2019
				2019	2020
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net (loss)/income	(287)	47,748	7,033	98,047	108,644	16,003
Add:
Share-based compensation expenses	6,802	52,714	7,764	43,414	273,007	40,210

Adjusted net income	6,515	100,462	14,797	141,461	381,651	56,213

	For the Three Months Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020
	(in RMB thousands)
Net income/(loss)	28,102	32,425	37,520	(50,299)	12,099	88,711	7,834
Add:
Share-based compensation expenses	5,925	10,475	27,014	9,300	13,803	21,038	238,166

Adjusted net income/(loss)	34,027	42,900	64,534	(40,999)	25,902	109,749	246,000

Selected Balance Sheet Items

Accounts and notes receivable

        As of December 31, 2018 and 2019, our accounts receivable primarily consisted of receivables from third-party e-commerce platform distributors, with whom we ceased to collaborate after the October 2019 Announcement. Currently, we sell our e-vapor products primarily to offline distributors, where we typically receive payments before our delivery. As of December 31, 2018 and 2019, our accounts receivable were RMB11.1 million and RMB38.8 million (US$5.7 million), respectively.

        As of September 30, 2020, our accounts and notes receivable primarily consisted of receivables from offline distributors. As of September 30, 2020, our accounts and notes receivable was RMB20.4 million (US$3.0 million).

Inventories, net

        Our inventories mainly include raw materials and finished products. As of December 31, 2018 and 2019 and September 30, 2020, our inventories, net, were RMB14.2 million, RMB219.3 million (US$32.3 million) and RMB138.4 million (US$20.4 million), respectively. Our inventory turnover days were 35.1 days for the 2018 period, 44.0 days for the year ended December 31, 2019 and 35.8 days for the nine months ended September 30, 2020. The change in inventory turnover days reflected our business growth and our inventory management strategy towards the year end of 2019 to pre-arrange sufficient inventories in response to lower production utility of manufacturers during Chinese New Year. Our inventory turnover days for a given period is computed as: (i) the simple average of the balances of inventories net of provision at the beginning and the end of the period, divided by (ii) the cost of revenues during the period and then (iii) multiplied by the number of days during the period.

Accounts and notes payable

        Our accounts payable primarily include accounts payable to our suppliers and manufacturers. Our notes payable mainly include short-term notes, typically with terms of 45 to 90 days which are provided to our suppliers and manufacturers. Our banks provide guarantee of these notes to the suppliers and manufacturers under their credit and require that we keep an equal amount of cash at the bank (which we account for as restricted cash) until the notes are settled.

        As of December 31, 2018 and 2019 and September 30, 2020, our accounts and notes payable were RMB17.2 million, RMB499.0 million (US$73.5 million) and RMB887.9 million (US$130.8 million), respectively. The increase was primarily attributable to the increases in purchases from suppliers and manufacturers, in line with the significant growth in our revenues and scale of our operations. Our accounts and notes payable turnover days were 42.8 days for the 2018 period, 97.3 days for the year ended December 31, 2019 and 138.9 days for the nine months ended September 30, 2020. The change in accounts and notes payable turnover days reflected our increased bargaining power as our business grew. Accounts and notes payable turnover days for a given period is computed as (i) the simple average of accounts and notes payable at the beginning and the end of the period, divided by (ii) the cost of revenues during the period, and then (iii) multiplied by the number of days during the period.

Liquidity and Capital Resources

        Historically, Relx Inc. completed several rounds of equity financing during 2018 to 2020, and provided capital support to us in the form of advances, which amounted to RMB646.0 million as of December 31, 2019, to fund our operations. We expect the majority of the outstanding balance of these advances to be converted to equity interests in our company in the fourth quarter of 2020. In addition, we expect Relx Inc. to provide continuing financial support to us, although the terms of the commitment have yet to be finalized.

        We had net cash generated from operating activities of RMB1,299.3 million (US$191.4 million) for the nine months ended September 30, 2020, and had cash, cash equivalents and restricted cash of RMB546.5 million (US$80.5 million) as of September 30, 2020. Additionally, we had RMB1,535.2 million (US$226.1 million) in short-term bank deposits and RMB1,332.3 million (US$196.2 million) in short-term investments, representing cash management products purchased from banks, as of September 30, 2020. We believe that our current resources (comprised of cash, cash equivalents, restricted cash, short-term bank deposits and short-term investments) and our expected cash provided by operating activities will be sufficient to meet our current and anticipated working capital requirements and capital expenditures for the next twelve months. We may, however, need additional cash resources in the future if we experience changes in business conditions or other developments. We may also need additional cash resources in the future if we identify and wish to pursue opportunities for investment, acquisition, capital expenditure or similar actions.

        As of September 30, 2020, 99.9% of our cash, cash equivalents and restricted cash were held in China, of which 99.9% were denominated in Renminbi. As of September 30, 2020, 99.7% of cash, cash equivalents and restricted cash were held by our VIE and VIE's subsidiaries.

        Although we consolidate the results of our variable interest entity and its subsidiaries, we only have access to the assets or earnings of our variable interest entity and its subsidiaries through our contractual arrangements with our variable interest entity and its shareholders. See "Corporate History and Structure—Contractual Arrangements with Our Variable Interest Entity and Its Shareholders." For restrictions and limitations on liquidity and capital resources as a result of our corporate structure, see "—Holding Company Structure."

        All of our revenues have been, and we expect they are likely to continue to be, in the form of Renminbi. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior SAFE approval as long as certain routine procedural requirements are fulfilled. Therefore, our PRC subsidiaries are allowed to pay dividends in foreign currencies to us without prior SAFE approval by following certain routine procedural requirements. However, current PRC regulations permit our PRC subsidiaries to pay dividends to us only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. Our PRC subsidiaries are required to set aside at least 10% of its after-tax profits after making up previous years' accumulated losses each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. These reserves are not distributable as cash dividends. Historically, our PRC subsidiaries have not paid dividends to us, and they will not be able to pay dividends until they generate accumulated profits. Furthermore, capital account transactions, which include foreign direct investment and loans, must be approved by and/or registered with SAFE, its local branches and certain local banks.

        As a Cayman Islands exempted company and offshore holding company, we are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions, subject to the approval, filings or registration of government authorities and limits on the amount of capital contributions and loans. This may delay us from using the proceeds from this offering to make loans or capital contributions to our PRC subsidiaries. We expect to invest a significant portion of the proceeds from this offering in our PRC operations for general corporate purposes within the business scopes of our VIE and VIE's subsidiaries. See "Risk Factors—Risks Relating to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries and to make loans to our VIE, which could materially and adversely affect our liquidity and our ability to fund and expand our business."

        The following table sets forth a summary of our cash flows for the period/year presented:

				For the Nine Months Ended September 30,
	For the Period from January 2, 2018 (date of inception) to December 31, 2018	From the Year Ended December 31, 2019		2019	2020
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net cash (used in)/generated from operating activities	(977)	338,125	49,799	314,576	1,299,262	191,360
Net cash used in investing activities	(397)	(497,836)	(73,323)	(50,158)	(2,642,398)	(389,182)
Net cash (used in)/generated from financing activities	69,594	576,402	84,895	(7,803)	1,375,540	202,595

Effect of foreign exchange rate changes	(14)	(805)	(119)	(808)	30,005	4,419
Net increase in cash, cash equivalents and restricted cash	68,206	415,886	61,252	255,807	62,409	9,192
Cash, cash equivalents and restricted cash at the beginning of the period/year	—	68,206	10,047	68,206	484,092	71,299

Cash, cash equivalents and restricted cash at the end of the period/year	68,206	484,092	71,299	324,013	546,501	80,491

Operating activities

        Net cash generated from operating activities in the nine months ended September 30, 2020 was RMB1,299.3 million (US$191.4 million). The difference between net cash generated from operating activities and net income of RMB108.6 million (US$16.0 million) in the same period was due to adjustments for non-cash items that primarily included share-based compensation expenses of RMB273.0 million (US$40.2 million) and amortization of right-of-use assets and intangible assets of RMB33.7 million (US$5.0 million), and additional cash released from working capital, which was mainly resulted from an increase of RMB388.9 million (US$57.3 million) in accounts and notes payable, an increase of RMB177.9 million (US$26.2 million) in taxes payable, an increase of RMB128.4 million (US$18.9 million) in contract liabilities, an increase of RMB88.9 million (US$13.1 million) in salary and welfare benefits payable and a decrease of RMB80.9 million (US$11.9 million) in inventories, partially offset by a decrease of RMB31.4 million (US$4.6 million) in lease liabilities.

        Net cash generated from operating activities in the year ended December 31, 2019 was RMB338.1 million (US$49.8 million). The difference between net cash generated from operating activities and net income of RMB47.7 million (US$7.0 million) in the same period was due to adjustments for non-cash items that primarily included share-based compensation expenses of RMB52.7 million (US$7.8 million) and amortization of right-of-use assets and intangible assets of RMB11.0 million (US$1.6 million), and additional cash released from working capital, which was mainly resulted from an increase of RMB481.8 million (US$71.0 million) in accounts and notes payable, partially offset by an increase of RMB207.8 million (US$30.6 million) in inventories and an increase of RMB97.1 million (US$14.3 million) in prepayments and other current assets. The increase in accounts and notes payable was primarily due to the increases in purchases from suppliers and manufacturers. The increase in prepayments and other current assets was primarily due to increases in value added tax recoverable and prepaid selling expenses.

        Net cash used in operating activities in the 2018 period was RMB1.0 million. The difference between net cash used in operating activities and net loss of RMB0.3 million in the same period was due to adjustments for non-cash items that primarily included share-based compensation expenses of RMB6.8 million, and cash used for working capital mainly resulted from an increase of RMB14.2 million in inventories and an increase of RMB11.1 million in accounts receivable, partially offset by an increase of RMB17.2 million in accounts and notes payable.

Investing activities

        Net cash used in investing activities for the nine months ended September 30, 2020 was RMB2,642.4 million (US$389.2 million), primarily due to RMB3,089.0 million (US$455.0 million) used in purchase of short-term investments and RMB2,021.7 million (US$297.8 million) used in purchase of short-term bank deposits, partially offset by RMB1,219.0 million (US$179.5 million) received from matured short-term investments.

        Net cash used in investing activities in the year ended December 31, 2019 was RMB497.8 million (US$73.3 million), primarily due to RMB287.7 million (US$42.4 million) used in purchase of short-term bank deposits and RMB85.0 million (US$12.5 million) used in purchase of property, equipment and leasehold improvement.

        Net cash used in investing activities in the 2018 period was RMB0.4 million, primarily used in purchase of intangible assets.

Financing activities

        Net cash generated from financing activities for the nine months ended September 30, 2020 primarily consisted of RMB1,375.5 million (US$202.6 million) in amounts due to related parties, as Relx Inc. funded the cash that we used in our investing activities.

        Net cash generated from financing activities in the year ended December 31, 2019 consisted of RMB576.4 million (US$84.9 million) in amounts due to related parties, as Relx Inc. funded the cash that we used in our operating and investing activities.

        Net cash generated from financing activities in the 2018 period consisted of RMB69.6 million in amounts due to related parties, as Relx Inc. funded the cash that we used in our operating and investing activities.

Capital expenditures

        Our capital expenditures are primarily related to purchases of machinery and equipment on production lines used in the exclusive production plant that we manage. Our capital expenditures were RMB0.4 million for the 2018 period, RMB92.4 million (US$13.6 million) for the year ended December 31, 2019 and RMB13.2 million (US$1.9 million) for the nine months ended September 30, 2020. We intend to fund our future capital expenditures with our existing cash balance, cash generated from operating activities and proceeds from this offering. We will continue to incur capital expenditures to meet the needs of our business.

Contractual Obligations

        The following table sets forth our contractual obligations as of September 30, 2020.

	Years ending December 31,
	Total	2020	2021	2022	2023 and thereafter
	(RMB in thousands)
Operating lease commitments	88,729	10,780	44,270	26,852	6,827

        Other than as shown above, we did not have any significant capital and other commitments, long-term obligations or guarantees as of September 30, 2020.

Off-Balance Sheet Commitments and Arrangements

        We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our shares and classified as shareholder's equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in product development services with us.

Critical Accounting Policies

        We prepare our financial statements in accordance with U.S. GAAP, which requires our management to make judgment, estimates and assumptions. We continually evaluate these judgments, estimates and assumptions based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and various assumptions that we believe to be reasonable, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

        The selection of critical accounting policies, the judgments and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing our financial statements. We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements. You should read the following description of critical accounting policies, judgments and estimates in conjunction with our consolidated financial statements and other disclosures included in this prospectus.

Revenue recognition

        In May 2014, the FASB issued ASU No. 2014-09, "Revenue from Contracts with Customers (Topic 606)," or ASU 2014-09, and subsequently, the FASB issued several amendments which amend certain aspects of the guidance in ASC 2014-09 (ASU No. 2014-09 and the related amendments are collectively referred to as "ASC 606" in this prospectus). According to ASC 606, revenue is recognized when control of the promised product or service is transferred to the customer in an amount that reflects the consideration we expect to receive in exchange for those products or services. Revenue is recognized net of allowances for sales returns, discounts and any taxes collected from customers, which are subsequently remitted to governmental authorities. We accounted for revenues under ASC 606 for all periods presented. Consistent with the criteria of ASC 606, we follow five steps for revenue recognition: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation.

        Our revenues are primarily derived from (i) sales of our products to offline distributors who then sell to retailers and end users, (ii) sales of our products to third-party e-commerce platform distributors who then sell to end users, (iii) sales of our products to end users directly through our online stores run on third-party e-commerce platforms, and (iv) others mainly include sales of our products to end users directly through offline stores operated by us. On October 30, 2019, the SAMR and the State Tobacco Monopoly Administration jointly issued the October 2019 Announcement. Following the October 2019 Announcement, e-commerce platforms were required to discontinue the online sales of e-vapor and, accordingly, we stopped our sales of products to third-party e-commerce platform distributors and sales of products through third-party e-commerce platforms since November 2019.

  Sale of products to offline distributors

        Under the distribution agreements, the offline distributors purchase products from us, take delivery and are responsible for commercial distribution and offline terminal sales to retailers and end users in authorized distribution areas. According to the agreements, the offline distributors make full payment to us at the time of order placement and take control of the products after receipt. After taking control of the products, the offline distributor is responsible for carrying out direct interactions with retailers and end users, delivering the products and providing customer support. Based on these indicators, we determined the offline distributors (as opposed to the end users) to be our customers according to ASC 606-10-55-39.

        Under the tripartite agreements entered among us, retailers and our offline distributors, we provide a subsidy to branded stores operated by retailers. The amount of subsidy is subject to a negotiation between us and the retailers. The retailers are the offline distributor's customer, which is our customers' customer in the distribution chain. We determined the subsidy should be recorded as a reduction of revenue when incurred, according to ASC 606-10-32-25.

        We recognize revenue from sales to offline distributors upon delivery of the products to offline distributors' warehouses in an amount equal to the contract sales prices.

  Sale of products to third-party e-commerce platform distributors

        Under the distribution agreements prior to the October 2019 Announcement, the third-party e-commerce platform distributors purchased products from us and sold them to end users under the e-commerce platform distributor's name. According to the agreements, the e-commerce platform distributors took control of the products upon receipt, but was entitled to certain rights of return after receipt of products. After taking control of the products, the e-commerce platform distributors are responsible for selling and fulfilling all obligations in their sales contracts with end users, including delivering the products and providing customer support. Under the distribution agreement, we had a sale contract with the e-commerce platform distributors and no sales contract with the end users. Based on these indicators, we determined the third-party e-commerce platform distributors (as opposed to the end users) to be our customers according to ASC 606-10-55-39.

        We recognized revenue from sales to third-party e-commerce platform distributors upon delivery of the products to third-party e-commerce platform distributors' warehouses in an amount equal to the contract sales prices, less allowances for estimated sales returns and rebates. Estimated sales allowances for sales returns and rebates were made based on contract terms and historical patterns. The estimated sales allowances for sales returns and rebates as of December 31, 2018 were RMB0.6 million. There were no allowances as of December 31, 2019 as this sales channel was discontinued, effective November 2019.

  Sale of products through third-party e-commerce platforms

        Under the platform service agreements prior to the October 2019 Announcement, we set up online stores on the third-party e-commerce platforms to sell our products to end users. The platforms provided services to support the operations of the online store including processing sales orders and collecting payment from the end users. The platforms charged us service fees based on our sales through the online stores. The platforms did not take control of the products and had no sale contract with end users. We were responsible for selling and fulfilling all obligations according to our sales contracts with end users, including delivering products and providing customer support. Accordingly, we determined the end users (as opposed to the platforms) were our customers according to ASC 606-10-55-39. The sales contracts with end users normally included a customer's right to return products within seven days after receipt of products.

        We recognized revenues from sales to end users upon delivery of the product to end users in an amount equal to the contract sales prices less allowances for estimated returns. Estimated sales allowances for sales returns were made based on contract terms and historical patterns. The estimated sales allowances for sales returns as of December 31, 2018 were RMB0.04 million. There were no allowances as of December 31, 2019 as this sales channel was discontinued, effective November 2019.

  Others

        For direct sales through offline branded stores operated by us, we recognized revenues when goods are delivered to the end users.

Inventories

        Our inventories consist of raw materials and finished goods. Inventories are stated at the lower of cost or net realizable value. Cost is determined using the weighted average method. Provisions are made for excessive, slow moving, expired and obsolete inventories as well as for inventories with carrying values in excess of net realizable value. Certain factors could impact the realizable value of inventory, so we continually evaluate the recoverability based on assumptions about customer demand and market conditions. The evaluation may take into consideration of historical usage, expiration date, expected demand, anticipated sales price, new product development schedules, product obsolescence, customer concentrations and other factors.

Share-based compensation

        All share-based awards granted to directors, executive officers, employees and consultants including restricted ordinary shares and share options, are measured at fair value on grant date and are classified as equity awards in accordance with ASC 718—"Compensation-Stock Compensation." We early adopted ASU 2018-07, "Compensation-Stock Compensation (Topic 718), Improvements to Non-employee Share-Based Payment Accounting" from the earliest period presented to account for share-based payments for acquiring goods and services from non-employees at grant date fair value.

        For all share-based awards granted with service conditions that have a graded vesting schedule, share-based compensation expenses are recognized using the straight-line method, over the requisite service period. Share options granted with a service condition and a performance condition are measured at the grant date fair value. In circumstances where the service inception date precedes the grant date, share-based compensation expenses are measured beginning on the service inception date and is re-measured on each subsequent reporting date before the grant date, based on the estimated fair value of the related options.

        For the periods presented, all the options and restricted ordinary shares were granted by our parent company using its own underlying shares. We use the binomial option pricing model to estimate fair value of the share options. The determination of the fair value of stock options is affected by the fair value of our parent company's ordinary shares as well as assumptions regarding a number of complex and subjective variables, including the expected share price volatility of our parent company, actual and projected grantee's share option exercise behavior, risk free interest rates and expected dividends. The fair value of the ordinary shares of our parent company is assessed using the income approach, with a discount for lack of marketability, given that the shares underlying the awards were not publicly traded at the time of grant.

        In accordance with ASU 2016-09, we have chosen to account for forfeitures when they occur. The shares issued to our directors, executive officers, employees and consultants are those of our parent company and the portion of the share-based compensation expenses attributable to us is accounted for as a capital contribution from our parent company.

  Fair value of options

        The fair value of each option granted by our parent company as of the date of each grant or at the end of each reporting period when an accounting grant date was not established was estimated, using the binomial option pricing model with the assumptions (or ranges thereof) in the following table:

	For the Period from January 2, 2018 (date of inception) to December 31, 2018		For the Nine Months Ended September 30,
		For the Year Ended December 31, 2019
			2019	2020
Risk-free interest rate	2.68% ~ 2.69%	1.88% ~ 1.92%	1.65% ~ 1.66%	0.54% ~ 0.69%
Expected terms (in years)	10	9 - 10	9 - 10	8 - 10
Expected volatility	49.77% ~ 49.85%	50.07% ~ 50.56%	50.29% ~ 50.40%	50.73% ~ 52.08%
Expected dividend yield	—	—	—	—

        The risk-free interest rate is estimated based on the daily treasury long-term rate of the U.S. Department of the Treasury with a maturity period close to the expected term of the options. The expected volatility is estimated based on the annualized standard deviation of daily stock price return of comparable companies with a time horizon close to the expected term. Expected term is the remaining life from the valuation date to the maturity of the contractual life of the options. Relx Inc. has no history or expectation of paying dividends on its ordinary shares, accordingly, the expected dividend yield is estimated to be 0%.

  Fair value of ordinary shares of Relx Inc.

        The following table sets forth the fair value of the ordinary shares of Relx Inc., our parent company, estimated at different times with the assistance from an independent valuation firm.

Date	Fair Value per Share		Discount Rate	DLOM
May 18, 2018	US$	0.1	27.0%	25%
December 31, 2018	US$	2.1	23.0%	25%
March 31, 2019	US$	5.8	20.0%	25%
June 30, 2019	US$	9.5	18.0%	25%
September 30, 2019	US$	11.0	17.0%	25%
December 31, 2019	US$	11.3	17.0%	25%
March 31, 2020	US$	12.0	17.0%	25%
June 30, 2020	US$	14.9	16.5%	20%
September 30, 2020	US$	19.6	16.0%	15%

        In determining the fair value of ordinary shares of Relx Inc., our parent company, we applied the income approach/discounted cash flow analysis as the primary approach based on its projected cash flow using our best estimate as of the valuation date. The determination of the fair value of the ordinary shares of Relx Inc. requires complex and subjective judgments to be made regarding Relx Inc.'s projected financial and operating results, its unique business risks, the liquidity of its shares and its operating history and prospects at the time of valuation.

        The income approach involves applying appropriate discount rates to estimated cash flows that are based on earnings forecasts. Relx Inc.'s revenues and earnings growth rates, as well as major milestones that it has achieved, contributed to the increase in the fair value of its ordinary shares from May 18, 2018 to September 30, 2020. However, these fair values are inherently uncertain and highly subjective. These assumptions include: its ability to retain competent management, key personnel and staff to support its ongoing operations; and no material deviation in market conditions from economic forecasts. These assumptions are inherently uncertain. The risks associated with achieving its forecasts were assessed in selecting the appropriate discount rates, which ranged from 16.0% to 27.0%.

        The hybrid method, comprising of the probability-weighted expected return method and the option pricing method, was used to allocate equity value of our parent company to preferred and ordinary shares, taking into account the guidance prescribed by the AICPA Audit and Accounting Practice Aid. This method involves making estimates of the anticipated timing of a potential liquidity event, such as a sale of our parent company or an initial public offering, and estimates of the volatility of our equity securities. The anticipated timing is based on the plans of its board and management. The higher the volatility, the higher the fair value of ordinary shares.

        The other major assumptions used in calculating the fair value of ordinary shares of our parent company include:

        Discount rates.    The discount rates listed in the table above were based on the weighted average cost of capital, which was determined based on a consideration of the factors including risk-free rate, comparative industry risk, equity risk premium, company size and non-systemic risk factors. The higher the discount rate, the lower the fair value of ordinary shares.

        Comparable companies.    In deriving the weighted average cost of capital used as the discount rates under the income approach, certain publicly traded companies were consistently selected for reference as Relx Inc.'s guideline companies. The guideline companies were comparable to Relx Inc. and were consistently selected among the companies listed in the United States or China that operate in e-vapor industry.

        Discount for lack of marketability, or DLOM.    DLOM listed in the table above was quantified by the Finnerty's Average Strike put options mode. Under this option-pricing method, which assumed that the put option is struck at the average price of the stock before the privately held shares can be sold, the cost of the put option was considered as a basis to determine the DLOM. This option pricing method is one of the methods commonly used in estimating DLOM as it can take into consideration factors like timing of a liquidity event, such as an initial public offering, and estimated volatility of Relx Inc.'s shares. The farther the valuation date is from an expected liquidity event, the higher the put option value and thus the higher the implied DLOM. If the DLOM is used for the valuation is lower, the determined fair value of the ordinary shares is higher.

        Fair value of ordinary shares of Relx Inc. increased from US$0.1 per share as of May 18, 2018 to US$2.1 per share as of December 31, 2018, primarily attributable to the following factors:

  •
  its successful completion of Series A preferred shares financing at US$1.9 per share in September 2018 and Series A+ preferred shares financing at US$3.5 per share in November 2018, which provided it with funding for its business expansion; and

  •
  the continuous growth of its business, which caused the decrease in the discount rate from 27.0% as of May 18, 2018 to 23.0% as of December 31, 2018.

        Fair value of ordinary shares of Relx Inc. increased from US$2.1 per share as of December 31, 2018 to US$11.3 per share as of December 31, 2019, primarily attributable to the following factors:

  •
  additional capital raised by issuing Series B preferred shares at US$7.0 per share in February 2019, issuing Series C preferred shares at US$18.7 per share in April and May 2019, and issuing Series C+ preferred shares at US$22.5 per share in August 2019 to certain investors, which provided us with additional capital for our business expansion;

  •
  continue to experience rapid and substantial growth in revenue;

  •
  as a result of milestone events described above and the continuous growth of its business, the discount rate is decreased from 23.0% as of December 31, 2018 to 17.0% as of December 31, 2019; and

  •
  management's adjustment of its financial forecasts to reflect the anticipated higher revenue growth rate.

        The increase in the fair value of the ordinary shares from US$11.3 per share as of December 31, 2019 to US$19.6 per share as of September 30, 2020 was primarily attributable to the following factors:

  •
  its successful completion of Series D-1 and D-2 preferred share financing at US$29.0 per share and US$36.2 per share, respectively, in September 2020, which provided it with funding needed for further expansion;

  •
  enhanced liquidity and marketability of its ordinary shares, which caused the discount for lack of marketability applied on ordinary shares to decrease from 25% as of March 31, 2020 to 15% as of September 30, 2020;

  •
  organic growth of its business, with its revenues and net income continuing to grow during this period;

  •
  the rapid rebound in global capital markets in the second and third quarter of 2020 after a notable drop in the first quarter due to the COVID-19 outbreak; and

  •
  as it developed a longer track record in achieving revenue growth, the discount rate was reduced from 17.0% as of December 31, 2019 to 16.0% as of September 30, 2020.

Product warranty

        We provide product warranty on all e-vapor products sold based on the contracts with our customers at the time of sale of products. We accrue a warranty reserve for the products sold, which includes the best estimate of defective rate and projected costs to repair or replace items under warranty. These estimates are primarily based on the estimates of the nature, frequency and average costs of future claims. The warranty reserve expected to be settled within the next 12 months is included within the accrued expenses and other current liabilities in the consolidated balance sheets. Warranty cost is recorded as a component of cost of sales in the consolidated statements of comprehensive (loss)/income. We reevaluate the adequacy of the warranty accrual on a regular basis.

Income taxes

        Current income taxes are provided on the basis of net income for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions. Income tax expense for the unaudited interim condensed consolidated financial statements is determined using an estimate of our annual effective tax rate, which is based upon the applicable tax rates and tax laws of the countries in which the income is generated. Deferred income taxes are accounted for using an asset and liability method. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The tax base of an asset or liability is the amount attributed to that asset or liability for tax purpose. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statement of comprehensive (loss)/income in the period of change. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all of the deferred tax assets will not be realized.

Internal Control Over Financial Reporting

        In connection with the audits of our consolidated financial statements included in this prospectus, we and our independent registered public accounting firm identified one material weakness in our internal control over financial reporting. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, a "material weakness" is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

        The material weakness identified relates to lack of sufficient competent financial reporting and accounting personnel with appropriate understanding of U.S. GAAP to design and implement formal period-end financial reporting controls and procedures to address complex U.S. GAAP technical accounting issues, and to prepare and review the consolidated financial statements and related disclosures in accordance with U.S. GAAP and financial reporting requirements set forth by the SEC. The material weakness, if not timely remedied, may lead to material misstatements in our consolidated financial statements in the future.

        To remediate the identified material weakness, we plan to continue to implement, several measures, including, among others:

  •
  hiring additional accounting staff with adequate U.S. GAAP and SEC reporting experience to address complex U.S. GAAP technical accounting issues and to prepare and review the financial statements and related disclosures in accordance with U.S. GAAP and SEC financial reporting requirements;

  •
  formulating a formal and regular training program for accounting personnel to equip them with sufficient knowledge and practical experience of preparing financial statements under U.S. GAAP and SEC reporting requirements, including mandatory requirements for accounting staff to attend U.S. GAAP course programs offered by third-party organization or accounting firm on a periodically basis; and

  •
  establishing clear roles and responsibilities for accounting and financial reporting staff to develop and implement formal comprehensive financial period-end closing policies and procedures to ensure all transactions are properly recorded and disclosed.

        However, we cannot assure you that we will remediate our material weakness in a timely manner. See "Risk Factors—Risks Relating to Our Business and Industry—We have identified a material weakness in our internal control over financial reporting. If we do not adequately remediate this material weakness, or if we experience additional material weaknesses in the future or otherwise fail to maintain effective internal controls, we may not be able to accurately or timely report our financial condition or results of operations, or comply with the accounting and reporting requirements applicable to public companies, which may adversely affect investor confidence in us and the market price of our ADSs."

        As a company with less than US$1.07 billion in revenue for our last fiscal year, we qualify as an "emerging growth company" pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company's internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We have elected to take advantage of such exemptions.

Holding Company Structure

        RLX Technology Inc. is a holding company with no material operations of its own. We conduct our operations primarily through our PRC subsidiaries, our VIE and VIE's subsidiaries in China. As a result, our ability to pay dividends depends upon dividends paid by our PRC subsidiaries. If our existing PRC subsidiaries to us or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our wholly foreign-owned subsidiaries in China are permitted to pay dividends to us only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, each of our subsidiaries and our VIE in China are required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of their registered capital. In addition, our wholly foreign-owned subsidiaries in China may allocate a portion of their after-tax profits based on PRC accounting standards to enterprise expansion funds and staff bonus and welfare funds at their discretion, and our VIE may allocate a portion of its after-tax profits based on PRC accounting standards to a surplus fund at their discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by SAFE. Our PRC subsidiaries have not paid dividends and will not be able to pay dividends until they generate accumulated profits and meet the requirements for statutory reserve funds.

Inflation

        To date, inflation in China has not materially affected our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for December 2018 and 2019 were increases of 1.9% and 4.5%, respectively. Although we have not been materially affected by inflation in the past, we may be affected if China experiences higher rates of inflation in the future.

Quantitative and Qualitative Disclosures about Market and Concentration Risk

        We do not hold any instruments for trading purposes, and most financial assets on our balance sheet are in the form of demand deposits or highly liquid investment products placed with banks and other creditable financial institutions in China. These investment products are mainly for cash management purpose, and are not expected to be subject to material market risks including interest rate risk, commodity price risk and equity price risk.

Foreign exchange risk

        The revenues and expenses of our entities in the PRC are generally denominated in RMB and their assets and liabilities are denominated in RMB. We do not believe that we currently have any significant direct foreign exchange risk and have not used any derivative financial instruments to hedge exposure to such risk. Although our exposure to foreign exchange risks should be limited in general, the value of your investment in our ADSs will be affected by the exchange rate between the U.S. dollar and Renminbi because the value of our business is effectively denominated in RMB, while our ADSs will be traded in U.S. dollars.

        Renminbi is not freely convertible into foreign currencies. Remittances of foreign currencies into the PRC or remittances of Renminbi out of the PRC as well as exchange between Renminbi and foreign currencies require approval by foreign exchange administrative authorities with certain supporting documentation. The State Administration for Foreign Exchange, under the authority of the People's Bank of China, controls the conversion of Renminbi into other currencies.

        To the extent that we need to convert U.S. dollars into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the RMB amount we receive from the conversion. Conversely, if we decide to convert Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs or for other business purposes, appreciation of the U.S. dollars against the Renminbi would have a negative effect on the U.S. dollar amounts available to us.

        We estimate that we will receive net proceeds of approximately US$             million from this offering, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us, based on the assumed initial offering price of US$            per ADS. Assuming that we convert the full amount of the net proceeds from this offering into RMB, a 10% appreciation of the U.S. dollar against RMB, from a rate of RMB            to US$1.00 to a rate of RMB            to US$1.00, will result in an increase of RMB             million in our net proceeds from this offering. Conversely, a 10% depreciation of the U.S. dollar against the RMB, from a rate of RMB            to US$1.00 to a rate of RMB            to US$1.00, will result in a decrease of RMB                  million in our net proceeds from this offering.

Credit risk

        Financial instruments that potentially expose us to credit risk consist primarily of cash and cash equivalents, restricted cash, short-term bank deposits, accounts and notes receivable, receivables from online payment platforms, short-term investments and amounts due from related parties. The carrying amounts of these financial instruments represent the maximum amount of loss due to credit risk.

        We place our cash and cash equivalents, restricted cash, short-term bank deposits and short-term investments in reputable financial institutions with high credit ratings and quality. There has been no recent history of default in relation to these financial institutions and credit risk is immaterial.

        Accounts and notes receivable and other receivables are typically unsecured and are mainly derived from the ordinary course of business in the PRC. The risk with respect to these financial instruments is mitigated by credit evaluations we perform on our customers and its ongoing monitoring processes of outstanding balances.

Concentration

        In the 2018 period, we had one distributor that contributed to 13.3% of our net revenues for such period, whose revenue contribution decreased to below 10% in 2019 and the nine months ended September 30, 2020. For the nine months ended September 30, 2020, one distributor, Shenzhen Yihaoji Technology Limited, contributed to 15.1% of our net revenues for such period.

        In 2019, our purchases from Shenzhen Smoore Technology Limited, one contract manufacturer which is also the third-party operational partner of our exclusive production plant, accounted for 72% of our total purchase amount, and the corresponding accounts payable due to it represented 69% of our total accounts and notes payable as of December 31, 2019. For the nine months ended September 30, 2020, our purchases from the same manufacturer accounted for 79% of our total purchase amount, and the corresponding accounts payable due to it represented 83% of our total accounts and notes payable as of September 30, 2020.

Recently Issued Accounting Pronouncements

        A list of recently issued accounting pronouncements that are relevant to us is included in note 2 of our audited consolidated financial statements and unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

INDUSTRY

        The information presented in this section has been derived from an industry report dated October 26, 2020 and commissioned by us and prepared by China Insights Consultancy, or CIC, an independent research firm, to provide information regarding our industry and our market position in China. Neither we nor any other party involved in this offering has independently verified such information, and neither we nor any other party involved in this offering makes any representation as to the accuracy or completeness of such information. Investors are cautioned not to place any undue reliance on the information, including statistics and estimates, set forth in this section or similar information included elsewhere in this prospectus.

Overview of Global Market for Combustible Tobacco Products and Harm-Reduction Alternatives

        Historically, combustible tobacco products, primarily including cigarettes and cigars, have been the major tobacco products available to adult smokers. In the last few decades, a number of harm-reduction alternatives, such as e-vapor products and heat-not-burn products, have entered the market.

        Globally, there are approximately 1.0 billion adult combustible tobacco product users in 2019, 85.5% of which are cigarette users, according to the CIC Report. In total, the global market for combustible tobacco products and harm-reduction alternatives in terms of retail sales value amounted to US$850.7 billion in 2019, and is expected to reach US$1,017.2 billion in 2023. The following chart sets forth the historical and expected retail sales value of the global market for combustible tobacco products and harm-reduction alternatives.

Source: CIC

        Over the past few decades, harm-reduction alternatives have continued to develop, accounting for approximately 7.4% of the global market for combustible tobacco products and harm-reduction alternatives in terms of retail sales value in 2019, according to the CIC Report. Among harm-reduction alternatives, e-vapor products have emerged as a major product category, representing 55.8% of the global harm-reduction alternatives market in terms of retail sales value in 2019. According to the CIC Report, the global e-vapor market in terms of retail sales value amounted to US$35.2 billion in 2019, and is expected to grow at a CAGR of 23.5% and reach US$82.0 billion in 2023, driven by increased e-vapor penetration among combustible tobacco product users.

        While the global combustible tobacco product market grew at a CAGR of 2.6% between 2016 and 2019 in terms of retail value, the global harm-reduction alternatives market grew at a CAGR of 26.3% during the same period. The following chart sets forth the historical and expected retail sales value of the global harm-reduction alternatives market.

Global Harm-Reduction Alternatives Market by Retail Sales Value, 2016-2023E

Source: CIC

        An e-vapor product is a battery-powered product that uses an atomizer to heat up e-liquid in a cartridge to produce aerosol without fire, flame, tobacco, tar, carbon monoxide and other chemicals found in combustible tobacco products. E-vapor products mainly consist of two types: closed-system e-vapor products and open-system e-vapor products. The closed-system e-vapor products, which use replaceable cartridges, are the more prevalent type in the United States and China. In 2019, closed-system e-vapor products accounted for 90.2% and 74.1% of the e-vapor market by retail sales value in United States and China, respectively.

        The user penetration rate of e-vapor products has been growing steadily for the past few decades. According to the CIC Report, the e-vapor user penetration rate, defined as the number of e-vapor users divided by the number of adult combustible tobacco product users, in the United States, United Kingdom and China has grown from 21.2%, 34.4% and 0.4% in 2016, to 32.4%, 50.4% and 1.2% in 2019, respectively.

 User Penetration Rate of E-Vapor Products in China, United States and United Kingdom,
2008-2019

Source: CIC

        Certain health research institutions have published reports providing tentative indication that e-vapor products may serve to mitigate certain health risks that are commonly associated with use of combustible tobacco products, reduce harm of second-hand smoke and help reduce tobacco use. According to a survey conducted by CIC in September 2020, 73.2% of e-vapor users in China perceived e-vapor products as less harmful than combustible tobacco products, and one of the top reasons for using e-vapor products is to reduce second-hand smoke. However, currently there remain uncertainties regarding whether e-vapor products are sufficiently safe for their intended use and health risks associated with the usage of e-vapor products have been under scrutiny. According to certain health research institutions, e-vapors products' long-term health effects and risks are unclear given the nascent nature of the products. The general lack of industry standards has resulted in significant variations among different brands and products in terms of product features, quality assurance and control.

Overview of China's Market for Combustible Tobacco Products and Harm-Reduction Alternatives

        China's combustible tobacco product market is dominated by cigarettes, which represented 94.1% of the market in terms of retail sales value in 2019. With approximately 286.7 million adult combustible tobacco product users in China in 2019, China is currently the world's largest market in terms of number of adult users. The following chart sets forth the world's 10 largest markets in terms of number of adult combustible tobacco product users in 2019.

 Top 10 Largest Market by Number of Adult Combustible Tobacco Users, 2019

Source: CIC

        Between 2016 and 2019, the retail sales value of combustible tobacco products in China grew at a CAGR of 5.7%. Between 2019 and 2023, China's combustible tobacco product market is expected to grow at a CAGR of 3.0% and reach US$272.5 billion in 2023 by retail sales value.

        China's State Council has set a goal of reducing smoking prevalence by 2030. As a result, retail sales volume of China's cigarette market is expected to decrease at a CAGR of 1.2% between 2019 and 2023. Meanwhile, China's harm-reduction alternatives market by retail sales value grew at a CAGR of 36.2% between 2016 and 2019, and is expected to grow at a CAGR of 65.9% between 2019 and 2023.

Source: CIC

Overview of China's E-Vapor Market

        According to the CIC Report, China's e-vapor user penetration rate has grown from 0.4% in 2016 to 1.2% in 2019. Despite having 3.4 million adult e-vapor users in 2019, China still has a relatively low e-vapor user penetration rate amongst top 10 combustible tobacco product markets by number of adult users. With approximately 286.7 million adult combustible tobacco product users in China in 2019, China is the largest potential market for e-vapor products, according to the CIC Report.

        China's e-vapor market amounted to US$1.5 billion in 2019 by retail sales value, and is expected to reach US$11.3 billion in 2023, representing a CAGR of 65.9% during this period. China's e-vapor market is currently dominated by closed-system products, which accounted for 74.1% of the e-vapor market in 2019 by retail sales value. The closed-system segment is expected to represent 97.1% of the market by retail sales value in 2023.

Source: CIC

Key growth drivers

        According to the CIC Report, the following factors have contributed to, and will continue to drive, the growth of the e-vapor market in China:

  •
  Product Enhancement in Technology and Quality.  Increasingly, branded e-vapor companies have been dedicating more resources in innovating cutting-edge technologies and developing more user-friendly products with reasonable prices in various aspects, such as smart features for managing usage. Branded e-vapor companies have also placed increasing emphasis on quality assurance and control, covering key steps of supply chain management. Enhancement in technology and quality has further improved user experience, driving the growth of China's e-vapor market.

  •
  Improved Product Accessibility Through Network Expansion.  In order to increase the accessibility of e-vapor products nationwide for more adult users, branded e-vapor companies and distributors are expected to increase their products' presence by establishing branded stores and distributing into retail outlets such as electronics stores, e-vapor specialty stores and convenience stores.

Key industry trends

        According to the CIC Report, the following key trends continually influence China's e-vapor industry:

  •
  Heightened Focus on Ethics and Social Responsibility.  Branded e-vapor companies have heightened their focus on ethics and social responsibility, striving to work in concerted efforts with their distributors and retailers in devising and implementing measures for prevention of underage use. In recent years, new technologies, such as geo-fencing technologies, have been utilized in this pursuit. Industry leaders with high ethical standards are actively carrying out social responsibility initiatives.

  •
  Continued Advancement in Science.  Advancement in science is essential in driving harm reduction for users of e-vapor products. In recent years, many industry stakeholders, including branded e-vapor companies, academic and research institutions, and public health organizations, have increased investment and strengthened efforts in the scientific research of harm-reduction principles and methods.

Value Chain of China's E-Vapor Industry

        The key participants in the value chain of China's e-vapor industry can typically be categorized into the following groups: (i) raw material and component suppliers, (ii) manufacturers, (iii) branded companies, (iv) distributors and (v) retailers.

        In 2019, over 90% of the world's e-vapor products were manufactured in China, according to the CIC Report. While many small-scale branded e-vapor companies rely heavily on turn-key solutions provided by manufacturers, industry leaders solicit feedback from users of e-vapor products, engage in technology and product innovations and command the product development and supply chain processes. Branded companies with self-directed manufacturing capability can also implement stringent and comprehensive quality assurance and control, and production standards.

        Before 2018, e-vapor products were largely only available in e-vapor specialty stores in China. With the emergence of China's e-vapor brands in 2018, the distributorship model commonly adopted in other fast-moving consumer goods industries has also become the norm in the e-vapor industry. Following the October 2019 Announcement, branded companies, distributors, retailers and other market participants are required to cease their online sales and marketing activities, and therefore distribution and retail sales of e-vapor products in China have shifted towards a fully offline paradigm. As the industry continues to grow, e-vapor products' presence has been steadily growing in a wide variety of offline traditional-trade and modern-trade retail outlets, further improving the accessibility of e-vapor products for adult smokers nationwide.

BUSINESS

Our Mission

        Our mission is to make RELX a trusted brand for adult smokers through state-of-the-art products, industry-leading technologies and scientific advances in collaboration with talented and committed people around the globe.

Overview

        We are the No.1 branded e-vapor company in China, capturing 48.0% and 62.6% of the market share of closed-system e-vapor products in terms of retail sales value in 2019 and the nine months ended September 30, 2020, respectively, according to the CIC Report. We deeply engage in the key activities in the e-vapor industry, from scientific research, technology and product development, supply chain management, to offline distribution. According to a survey conducted in September 2020 by CIC, we ranked 1st in terms of brand awareness, as evidenced by a mindshare of 67.6% among users of e-vapor products in China.

        We leverage our strong in-house technology and product development capabilities and in-depth insights into adult smokers' needs to develop superior e-vapor products. Since our inception, we have launched five series of closed-system rechargeable e-vapor products with various value-added features. To holistically improve adult smokers' experience with our products, we have implemented a multi-layered development framework that encompasses accessories, interactions, applications, phase-transitions and infrastructure. Under this framework, we have developed many industry-leading technologies that strengthen various aspects of our products' quality and performance.

        We have designed and implemented rigorous and standardized systems of quality assurance and control that cover the key steps of supply chain management to provide high-quality products to adult smokers in a consistent manner. We strictly uphold our extensive internal standards for various aspects of our products, and conduct thorough quality assurance and control practices throughout the entire production cycle. We have also adopted an integrated approach to managing our third-party manufacturers and suppliers and monitoring the quality of a variety of production resources.

        We have pioneered an integrated offline distribution and "branded store plus" retail model tailored to China's e-vapor market. Under this model, we identify and leverage a variety of distribution and retail channels that allow our products to reach adult smokers in a more effective manner. As of September 30, 2020, we partnered with 110 authorized distributors to supply our products to over 5,000 RELX Branded Partner Stores and over 100,000 other retail outlets nationwide, covering over 250 cities in China. We have adopted comprehensive systems and methods to manage, supervise and empower our distributors and retailers. Currently, we only sell our e-vapor products in China.

        We are committed to building and strengthening our trusted brand by consistently upholding and practicing our ethical principles. Through our Guardian Program, we promote the prevention of underage use of our products through a number of key initiatives, including the technology-driven Sunflower System, in concerted efforts with distributors, retailers and other partners. We also actively support a variety of other causes through our social responsibility initiatives relating to anti-counterfeiting, environmental protection and charity. Our brand's association with responsibility is well-recognized among our users, distributors and retailers, as well as other stakeholders of the e-vapor industry.

        We are dedicated to scientific research and endeavor to utilize scientific advances to inform our technology and product development. We have established the RELX Physiochemistry Lab, which focuses on the assessment and research of e-liquid and aerosol, and the RELX Bioscience Lab, the first bioscience laboratory in China's e-vapor industry, according to the CIC Report, to pursue valuable scientific advances in further understanding and minimizing the health risks associated with e-vapor products.

        We have experienced substantial growth with net revenues increasing from RMB132.6 million for the 2018 period to RMB1,549.4 million (US$228.2 million) for the year ended December 31, 2019, and from RMB1,138.9 million for the nine months ended September 30, 2019 to RMB2,201.3 million (US$324.2 million) for the nine months ended September 30, 2020. We recorded net loss of RMB0.3 million for the 2018 period and net income of RMB47.7 million (US$7.0 million) for the year ended December 31, 2019. Our net income grew from RMB98.0 million for the nine months ended September 30, 2019 to RMB108.6 million (US$16.0 million) for the nine months ended September 30, 2020. We generated non-GAAP adjusted net income of RMB6.5 million and RMB100.5 million (US$14.8 million) for the 2018 period and the year ended December 31, 2019, and RMB141.5 million and RMB381.7 million (US$56.2 million) for the nine months ended September 30, 2019 and 2020, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measure" for details.

Our Growth Model

        Our market leadership is continually strengthened with our distinctive, self-reinforcing growth model, as illustrated by the following diagram:

        Capitalizing on our rapid growth and large scale, we have developed, and continually expand, our extensive distribution and retail network. Therefore, we are able to reach more users in an effective manner, with better accessibility resulting from our products' growing presence in various retail outlets. This in turn reinforces our brand image as the go-to choice of e-vapor products in China, further solidifying our growth and scale.

        With our large scale and market leadership, we have accumulated ample resources that allow us to continue to invest in technology development and harm-reduction related scientific research. Therefore, we are able to constantly develop superior products for our users and engage in social responsibility initiatives related to prevention of underage use and other causes. All of these foster the trust between our users and us, strengthening our brand and propelling us to grow further.

Our Strengths

        We believe that the following competitive strengths contribute to our success:

No.1 branded e-vapor company in China, the largest potential market

        We are the No.1 branded e-vapor company in China in terms of retail sales value in 2019 and the nine months ended September 30, 2020, according to the CIC Report. As a trailblazing pioneer, we deeply engage in the key activities in the e-vapor industry, from scientific research, technology and product development, supply chain management, to offline distribution.

        With approximately 286.7 million adult combustible tobacco product users in 2019, China is the largest potential e-vapor market in the world, according to the CIC Report. However, China only has a 1.2% user penetration rate for e-vapor products in 2019, compared to 32.4% in the United States and 50.4% in the United Kingdom in the same year. China's e-vapor market has grown significantly with retail sales value increasing by 66.7% from US$0.9 billion in 2018 to US$1.5 billion in 2019. The strong growth momentum is projected to magnify in the near future, with retail sales value expected to increase at a CAGR of 65.9% from US$1.5 billion in 2019 to US$11.3 billion in 2023, according to the CIC Report.

        We benefit from a strong first-mover advantage that has enabled us to address and capture the market opportunities in China ahead of our peers. Since our inception in 2018, our strategic focus on closed-system e-vapor products and the resulting rapid growth have marked a crucial turning point of China's e-vapor market in its rudimentary stage, according to the CIC Report, leading to the dominance of closed-system e-vapor products representing 74.1% of e-vapor products' retail sales value in 2019. The closed-system segment is projected to capture 97.1% of e-vapor products' retail sales value in 2023, according to the CIC Report. As the No.1 branded e-vapor company in China, we captured 48.0% and 62.6% of the market share of closed-system e-vapor products in terms of retail sales value in 2019 and the nine months ended September 30, 2020, respectively, according to the CIC Report. Furthermore, we ranked 1st in terms of brand awareness, as evidenced by a mindshare of 67.6% among users of e-vapor products in China according to a survey conducted in September 2020 by CIC.

        Our large-scale and full-cycle operations and dominant market position have resulted in strong operational resilience that serves to continually strengthen our industry leadership and position us to further capitalize on the growth potential of China's e-vapor market.

Superior products underpinned by industry-leading quality assurance and control, technology and product development

        Our industry-leading quality assurance and control practices and technology and product development capabilities are essential to our success in providing superior products to adult smokers.

        Quality Assurance and Control. To provide high-quality products to adult smokers in a consistent manner, we have designed and implemented rigorous and standardized systems of quality assurance and control that cover the key steps of supply chain management. We strictly uphold our extensive internal standards for various aspects of our products with reference to the stringent standards under the Tobacco Products Directive adopted by the European Union, as well as certain standards applied in the food industry. We conduct thorough quality assurance and control practices throughout the entire production cycle of our products, ranging from inspections of raw materials and components, monitoring of assembly processes, screening of finished products, to additional inspections at various key logistics waypoints before our products reach adult smokers. We have also adopted an integrated approach to managing our third-party manufacturers and suppliers and monitoring the quality of a variety of production resources.

        Technology and Product Development. Committed to providing superior e-vapor products for adult smokers, we relentlessly innovate to develop cutting-edge technologies and thoughtful product features. We endeavor to understand and serve their needs by maintaining a continual dialogue with adult smokers. To holistically improve adult smokers' experience with our products, we have implemented a multi-layered development framework that encompasses accessories, interactions, applications, phase-transitions and infrastructure. Under this framework, we have developed many industry-leading technologies that strengthen various aspects of our products' quality and performance, such as smart features for managing usage, structural resistance of cartridges to e-liquid leakages, high quality of e-liquid and superior characteristics of aerosol. Our products have received many global accolades, including the Red Dot Award: Product Design 2020 and the Golden Pin Design Award. As a result of our dedication to technological innovations and thoughtful product features, we have achieved high net promoter scores. According to a survey conducted by CIC in September 2020, we had a high net promoter score of 63.8. Leveraging the large and growing number of users, we are able to continually deepen our insight, upgrade our technologies and refine our product features in an efficient manner, which in turn further strengthens our brand satisfaction and market leadership.

Pioneering integrated offline distribution and "branded store plus" retail model

        We pioneered an integrated offline distribution and "branded store plus" retail model tailored to China's e-vapor market. Under this model, we identify and leverage a variety of channels that allow our products to reach adult smokers in a more effective manner. We have developed a broad distribution and retail network as a result of this model. As of September 30, 2020, we partnered with 110 authorized distributors to supply our products to over 5,000 RELX Branded Partner Stores and over 100,000 other retail outlets nationwide, covering over 250 cities in China. We continually strengthen our distribution and retail network by embracing partners that share our mission.

        Distributors. We cooperate with high-quality distribution partners who typically possess diverse and well-established local distribution channels, working closely with them to formulate and implement strategic distribution plans tailored to their respective authorized areas. Through our comprehensive distribution management system, we have formulated thorough measures and policies to consistently supervise and empower our distributors. We regularly monitor and evaluate their practices to ensure they meet our ethical, operational and service standards. We also provide training and support to improve their management capabilities and operational efficiency.

        Retail Outlets. Leveraging the RELX Branded Partner Stores to spearhead our market expansion pursuant to the "branded store plus" strategy, we have expanded into a wide variety of retail venues, such as electronics stores, e-vapor specialty stores, convenience stores, as well as other traditional-trade and modern-trade outlets in which our products' presence is continually growing. We provide regular trainings to our branded store partners with an emphasis on prevention of underage use, as well as to help them develop the understanding of our products and service standards. For other retail outlets, we also provide guidance and trainings to help ensure our retail standards are met accordingly.

        According to the CIC Report, product accessibility is a key attribute that users seek from e-vapor brands. Capitalizing on our strong leadership in market share and brand awareness, we are able to continually attract high-quality distributors and retailers, further broadening and strengthening our network and providing more convenience for adult smokers.

Trusted brand fortified with consistent practice of our ethical principles

        As the leader of China's e-vapor industry, we are committed to building and strengthening our trusted brand by consistently upholding and practicing our ethical principles. Social responsibility is not something we do on the side—it has been embedded into the everyday actions, operations, systems and cultural DNA of our organization.

        Through the Guardian Program, we promote the prevention of underage use of our products through a number of key initiatives in concerted efforts with distributors, retailers and other partners. As one of such key initiatives, we have launched the Sunflower System, which is the first-of-its-kind underage-access-prevention system in China according to the CIC Report. The Sunflower System encompasses a comprehensive set of technology-driven best practices, preventing underage use through advanced recognition tools to enhance on-site age verification at retail outlets, as well as through geofencing technologies to help identify the appropriate locations for opening RELX Branded Partner Stores.

        In addition, we have zero tolerance for counterfeit products, which could jeopardize adult smokers' health and interests. To that end, we have launched the Golden Shield Program to combat sales of counterfeit products in cooperation with the public, media and local authorities.

        Our brand's association with responsibility is well-recognized among our users, distributors and retailers, as well as other stakeholders of the e-vapor industry.

Visionary and experienced management team

        Building a trusted brand and always doing the right thing for people has been at the heart of our founding management team since Day 1.

        Members of our visionary and experienced management team have garnered proven track records from their prior experience at leading multinational companies in a variety of pertinent industries, such as fast-moving consumer goods and technology, as well as comprehensive execution capabilities spanning across product development, scientific research, distribution management and external communication. Their broad industry coverage and deep experience, as well as their value-driven, entrepreneurial and conscientious team spirit, are critical to the success of our business.

        Through scientific advances, our management team is committed to creating long-term value for our society by focusing on the ethical, social and environmental dimensions of our business. In such a pursuit, we have established the RELX Physiochemistry Lab, which focuses on the assessment and research of e-liquid and aerosol, and the RELX Bioscience Lab, the first bioscience laboratory in China's e-vapor industry, according to the CIC Report, to pursue valuable scientific advances in further understanding and mitigating the health risks associated with e-vapor products.

Our Strategies

        To accomplish our mission of making RELX a trusted brand and to further solidify our market leadership, we intend to continually pursue the following strategies:

Invest in scientific research

        To further understand and mitigate the health risks associated with e-vapor products, we are committed to continually investing in our in-house laboratorial research as well as collaboration with academic institutions and clinical research organizations, through, among others, physical and chemical testing, technological research, clinical research and the tracking of long-term health effects of e-vapor products. We expect to share our scientific findings with the public for their information and examination, and to actively and constructively partake in the public discourse on the use of e-vapor products with our in-depth insights and expertise. To achieve these goals, we plan to attract and develop more high-caliber talents and to enhance the facilities of our laboratories.

Enhance technology and product development

        We will continue to advance our technologies and improve our products to better serve adult smokers by translating the latest results of our in-depth scientific research and technological advancements into our product development. We aim to regularly upgrade our products and introduce innovations to further enable adult smokers to manage their smoking cravings while mitigating health risks. To that end, we will also devote more resources to developing the underlying technological capabilities and infrastructure.

        To further solidify our commitment to prevention of underage use, we will continue to improve related product features, such as the functions to further enable identity verification and to remind adult smokers to avoid using our products around underage persons. In addition, we aim to promote environmental protection by developing more environmental-friendly products and using biologically degradable materials.

Strengthen distribution and retail network

        We will continue to adapt our integrated offline distribution and retail model to stay nimble in light of the dynamic landscape of China's e-vapor market. At the same time, we will further improve our distribution and retail management through providing more industry insight, management training, operational support and guidance to our distributors and retailers. We will further leverage our leadership in market share and brand awareness to expand our distribution and retail network. As we continue to grow our distribution and retail network, we will be able to deliver better services and better accessibility to adult smokers and further enhance our brand awareness.

Bolster supply chain and production capabilities

        We will continue to invest in strengthening our overall supply chain and production capabilities. In particular, we will continue to closely collaborate with qualified manufacturers and suppliers to further optimize the stability of production, flexibility of production planning and efficiency of production resource allocation.

Extend global capabilities

        We intend to tap into leading global capabilities that are complementary with our existing capabilities. In particular, we plan to focus on opportunities related to our scientific research, technology and product development, quality assurance and control and global sourcing. We may achieve these goals through recruiting top talents and pursuing potential strategic cooperation and investment opportunities.

Our Brand

        Our mission of making RELX a trusted brand resonates widely and deeply among adult smokers in China. According to a survey conducted in September 2020 by CIC, we ranked 1st in terms of brand awareness, achieving a mindshare of 67.6% among users of e-vapor products in China. In addition, our continuous concerted efforts in various social responsibility initiatives, including the Guardian Program and Golden Shield Program, have led to our brand's association with responsibility among our users and distributors and retailers, as well as other stakeholders of the e-vapor industry. See "—Corporate Social Responsibility."

        With our high-quality products and services, we primarily leverage word-of-mouth referrals among adult smokers to promote our brand.

Our Product Portfolio

        Since our inception in 2018, we have launched five series of rechargeable closed-system e-vapor products with various value-added features. Our e-vapor products consist of a replaceable, snap-in cartridge containing the e-liquid and atomizer, and a device containing the battery and charging portal. We have developed a variety of cartridges, offering various alternatives for adult smokers.

        The following table sets forth the shipment volume of our rechargeable e-vapor products for the periods presented.

		For the Three Months Ended
	For the 2018 Period	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020
		(in millions)
Shipment Volume
Devices	0.5	0.7	0.9	1.5	1.2	0.8	1.8	3.0
Cartridges	5.9	9.0	14.6	24.0	26.2	22.0	40.8	61.9

RELX Classic

        Developed to meet adult smokers' common needs, RELX Classic provides a convenient and easy-to-use alternative for adult smokers and adopts a basic closed-system e-vapor structure.

RELX Alpha

        RELX Alpha features cutting-edge technologies to further improve user experience, including our proprietary AlphaStream system with an elongated a-shaped airway for optimal inhaling experience, as well as reinforced leak-proof cartridges, long-lasting battery and USB-C charging.

RELX i

        As our first smart e-vapor product, RELX i is tailored for adult smokers keen on exploring a technology-driven experience. With built-in Bluetooth capability, RELX i includes age-verification technology to remotely lock the device to prevent underage use, as well as other functions to enable adult smokers to manage their usage more accurately and intelligently. Acclaimed for its innovations, RELX i won the Bronze Prize at the European Product Design Awards 2019 and the Bronze Prize at the International Design Awards 2018.

RELX Infinity

        RELX Infinity incorporates our industry-leading technologies to better meet adult smokers' needs. Empowered by our proprietary Supersmooth System, RELX Infinity is engineered to improve a variety of aspects of the vaping experience, such as sufficient amounts of vapor, comfortable temperature, optimal mouthfeel and sensitive activation. With 11 structural layers helping prevent e-liquid leakages and condensation, RELX Infinity also delivers a reliable user experience. With its overall excellence in performance and design, RELX Infinity won the Red Dot Award: Product Design 2020.

RELX Phantom

        RELX Phantom embodies our latest technologies developed to holistically enhance user experience for adult smokers, including a newly introduced battery capacity indicator, improved battery life and charging speed, strengthened structural resistance to e-liquid leakages, refined airway design and upgraded safety features.

Our Technology and Product Development and Scientific Research

        Our advanced research and development capability is the bedrock of our continuous efforts to better serve adult smokers through our technological innovations and product development and our rigorous pursuit of scientific advances in the understanding of e-vapor products.

Technology and product development

        Committed to providing superior e-vapor products, we relentlessly innovate to develop cutting-edge technologies and thoughtful product features. We endeavor to understand and serve their needs by maintaining a continual dialogue with them, tracking their diverse and evolving preferences through surveys, sampling activities and other forms of interactions. Leveraging the large and growing user base, we are able to efficiently and continuously deepen our insight and upgrade our technologies and refine our product features accordingly. Our technology and product development team members have in-depth academic and practical background in a range of related fields, including industrial design, material science, chemistry, physics, fluid mechanics and electrical engineering.

        To holistically improve adult smokers' experience with our products, we have implemented a multi-layered development framework to guide our technology and product development. This framework involves five development layers surrounding our e-vapor products, namely, accessories, interactions, applications, phase-transitions and infrastructure.

  •
  Accessories. We have developed a wide range of accessories for our e-vapor products, including charging cases, charging docks and portable boxes for cartridges, to provide a more convenient and easy-to-use experience and more added value for adult smokers. For example, we introduced a fast wireless charging case as well as prolonged battery life for RELX Infinity.

  •
  Interactions.  We emphasize the smartness of the e-vapor products, and have introduced various smart features to better help adult smokers manage their usage through their day-to-day interactions with our products. For example, we introduced the SmartPace vibration system for RELX Alpha, RELX i and RELX Infinity to assist our users in managing their usage.

  •
  Applications.  We seek to continually improve our e-vapor products' hardware applications, including the structural composition of both cartridges and devices, bringing a reliable user experience to adult smokers. In particular, we have applied various proprietary hardware innovations to our products, including ergonomic design, advanced microchips, customized microcircuit and engineering of cartridge structure. In engineering of the cartridge structure, we primarily focus on (i) application of materials, (ii) quality standards, (iii) airflow structure, (iv) leakage-proof design and (v) ergonomics of the cartridge's beak. These efforts not only help ensure the consistency of our cartridges' performance, but also improve the characteristics of the aerosol.

  •
  Phase-Transitions.  Analyzing and optimizing the physiochemical processes underlying the phase transitions from e-liquid to aerosol is a holistic and systematic engineering endeavor. To empower such endeavor, we have developed the Essential Elements Solution, a proprietary solution designed to encompass a series of patented technologies and know-hows related to phase transitions. We are also dedicated to developing premium e-liquid formulation to refine the phase-transitions' mechanisms of our products, focusing on key areas including (i) optimal ratio between e-liquid ingredients, (ii) lowering nicotine intake while maintaining superior user experience, (iii) reliability and stability of ingredients and (iv) tastes and mouthfeel of produced aerosol. We rigorously assess the quality of our e-liquid and the characteristics of aerosol through high-precision physiochemical measurements, as well as internal tests by our dedicated evaluators and external tests by way of product sampling.

  •
  Infrastructure.  To provide a solid foundation for our continuous innovations, we have made significant investments and efforts in the development of our fundamental technological infrastructure, focusing on a range of areas including product models, structures and materials.

Scientific research

        We are dedicated to the scientific research of e-vapor products and endeavor to utilize scientific advances to inform our technology and product development. We operate two laboratories located in Shenzhen, China to conduct our scientific research. The RELX Physiochemistry Lab was established in April 2019 to focus on the assessment and research of e-liquid and has been accredited by the China National Accreditation Service For Conformity Assessment. We launched the RELX Bioscience Lab in August 2020, the first bioscience laboratory in China's e-vapor industry, according to the CIC Report, to study and mitigate the health risks associated with e-vapor products.

Our Distribution and Retail Management

        We have pioneered an integrated offline distribution and "branded store plus" retail model tailored to China's e-vapor market. Under this model, we identify and leverage a variety of distribution and retail channels that allow our products to reach adult smokers in a more effective manner. We have developed a broad distribution and retail network as a result of this model. As of September 30, 2020, we partnered with 110 authorized distributors to supply our products to over 5,000 RELX Branded Partner Stores and over 100,000 other retail outlets nationwide, covering over 250 cities in China. We primarily sell our products to our distributors, who would then supply the products to retail outlets in authorized territories or channels. To a limited extent, we also sell our products directly to retail outlets.

Distribution management

        We partner with high-quality distributors who typically possess diverse and well-established local channels. We have implemented a comprehensive system to manage our business relationships with distributors according to our standards and to help them grow with us.

        Selection and Assessment. We impose stringent standards when selecting distributors of our products, considering a wide range of criteria, including their ethical standards, quality and quantity of covered retail outlets, local experience, reputation, financial liquidity, quality and dedication of management personnel and logistics capabilities.

        Agreements and Arrangements. We enter into distribution agreements with our distributors, under which they purchase our products and sell them to retail outlets. We generally grant distributors the right to distribute our products within authorized territories or channels, use certain trademarks of ours and present itself as the authorized distributors of our products. The distribution agreements typically have a term of one year and are renewable upon mutual consent. We typically require exclusivity from our distributors regarding distribution of e-vapor products. We have set up a performance assessment system for our distributors and adjust our commercial terms with them accordingly on a regular basis. Consistent with our commitment to social responsibility, we also typically require our distributors to make written undertakings regarding their commitment to the prevention of underage use and anti-corruption practices. We generally conduct business with our distributors on a purchase order basis under the distribution agreements. Some distributors also operate their own retail outlets to sell our products.

        Planning and Support. We work closely with our distributors to formulate and implement strategic distribution plans tailored to their respective authorized areas, assessing factors such as the local market size, competitive landscape, and types and quality of retail outlets within the areas. We also continually support them and help them grow their business by providing training and support to improve their management capabilities and operational efficiency.

        Supervision and Evaluation. We regularly monitor our distributors' operations to make sure they meet our ethical, operational and service standards, and evaluate their performance accordingly on a monthly and quarterly basis. We also frequently conduct on-site inspections to monitor their inventory level, commercial performance and service quality and provide feedback to them for further improvement.

Retail management

        We are dedicated to continually strengthening relationships with our retailers nationwide to improve the purchase experience for adult smokers and to present a consistent brand image. We require our retail outlets to strictly follow our ethical and service standards, and to maintain our standard retail selling prices for each of our products.

        Branded Stores. Spearheading our market expansion nationwide, RELX Branded Partner Stores are important outlets for us to demonstrate our products thoroughly and to provide in-person customer service and education. Under our agreements with our partners, we grant them the rights to sell our products and use certain trademarks of ours, and provide management guidance to help them establish and manage their stores. We currently do not charge our partners any fees for such rights and services, and provide them various commercial incentives for opening and operating RELX Branded Partner Stores in accordance with our standards. Like other retail outlets, RELX Branded Partner Stores typically source products from our authorized distributors. We have implemented the RELX Supernova Plan to systematically train and support our partners in various aspects of store establishment and operation, such as prevention of underage use, human resource management, financial management, customer service and commercial skills. In addition, as of September 30, 2020, we also operated over 20 branded stores by ourselves.

        Diverse Forms of Other Retail Outlets. Besides the branded stores, our extensive retail outlets also encompass a wide variety of retail venues to reach adult smokers across China, such as electronics stores, e-vapor specialty stores, convenience stores, as well as other traditional-trade and modern-trade outlets in which our products' presence is continually expanding. We also provide guidance and training to ensure our retail standards are met accordingly, and work closely with certain retail outlets to optimize product showcasing practices and enhance the in-store experience for adult smokers.

Customer Service

        We are committed to providing high-quality services to adult smokers. Besides the in-person education and services provided at the branded stores, we have established a comprehensive service platform operated by a dedicated team of service professionals to address inquiries and needs from adult smokers nationwide in a timely manner.

Supply Chain Management

Procurement

        Our key raw materials and components primarily include e-liquid solutions, packaging, batteries, integrated circuit components and metal cases. We apply stringent standards in selecting our suppliers, considering a variety of factors, including their service standards, quality, capacity, supply chain capabilities and price. We typically place purchase orders with our suppliers on an as-needed basis based on rolling forecasts and estimates of our management pursuant to our framework agreements with them. Such framework agreements typically have a one-year term, renewable automatically upon expiration, and may be terminated by either party with advance notice.

Production

        A majority of our products are currently produced at a production plant, or the exclusive production plant, that we manage in cooperation with a third-party operational partner. We also outsource production of our products to third-party manufacturers. We have adopted such a hybrid approach to achieve an optimal balance between stability of production, flexibility of production planning and efficiency of production resource allocation.

        The exclusive production plant is located in Shenzhen, China, and has a gross area of over 20,000 square meters. We acquired the production machinery and equipment of the plant in October 2019. We have a dedicated team of supply chain management and quality assurance and control professionals in managerial and supervisory positions working on-site. We have engaged the third-party operational partner to execute the production and assembly processes according to our requirements and standards for the exclusive production of our products, and to help with the outsourcing of the workforce. The exclusive production plant has received major certifications from domestic and international organizations recognizing the quality of our production and supply chain management, including GMP 100,000 Clean Room Standard and ISO 9001:2015 Standard.

        We also outsource production of our products to a number of selected third-party manufacturers. We have entered into framework manufacturing and supply agreements with certain third-party manufacturers, while we collaborate with others only on a purchase order basis. Such framework agreements typically have a one-year term, renewable automatically upon expiration, and may be terminated by either party with advance notice. We are highly selective in choosing third-party manufacturers, assessing many criteria including supply chain capabilities, pricing, quality and quantity. We require them to apply production and quality assurance and control standards that are consistent with those imposed for the exclusive production plant. Our dedicated personnel regularly inspect our third-party manufacturers' quality assurance and control practices. To further ensure quality consistency, we procure certain key raw materials and components for third-party manufacturers to assemble. For other raw materials and components, we set forth relevant requirements and request third-party manufacturers to procure them accordingly. To protect our proprietary know-how and intellectual property rights, we only provide third-party manufacturers our products' specifications and the corresponding standard operating procedures for production and quality assurance and control practices.

Warehousing and logistics

        We have leased a warehouse with a gross floor area of over 6,320 square meters to store our products, which provides us with sufficient warehousing capacities. We typically engage third-party logistics service providers to transport products for us.

Quality Assurance and Control

        To provide high-quality products to adult smokers in a consistent manner, we have designed and implemented rigorous and standardized systems of quality assurance and control that cover the key steps of supply chain management to provide high-quality products to adult smokers in a consistent manner.

        Comprehensive and Strict Standards. We hold ourselves to comprehensive and strict quality assurance and control standards. In particular, we have implemented an extensive set of strict internal standards that thoroughly encompass all key aspects of our products' quality assurance and control, including battery safety, e-liquid composition and safety, and aerosol specifications, among others. In devising our internal standards, we referenced the stringent standards under the Tobacco Products Directive adopted by the European Union, as well as certain standards applied in the food industry.

        Full-Cycle Assurance and Control. We conduct thorough quality assurance and control practices throughout the entire production cycle of our products. To ensure that raw materials and components meet our requirements before commencing assembly processes, we conduct regular inspections and examinations of them on-site at our suppliers' production plants, as well as at the exclusive production plant upon their delivery. Furthermore, our dedicated in-house quality assurance and control professionals regularly monitor the assembly processes to make sure they are on par with our strict procedural requirements. Once the assembly processes are completed, we also carry out rigorous inspection and screening of the finished products both before and after packaging. In addition, we also conduct product inspections at various key logistics waypoints, including our warehouse and locations of our distributors and retail outlets, to ensure the quality of our products remains consistent throughout the value chain.

        Integrated Third Party Management. We have adopted an integrated approach to managing our third-party operational partner, manufacturers and suppliers, rigorously monitoring the quality of a variety of production resources ranging from raw materials and components, production tooling to assembly lines in a holistic manner. We have accordingly adopted a multi-faceted framework for the qualification and evaluation of our third-party operational partner, manufacturers and suppliers. Our dedicated, cross-functional team continually audits their quality assurance and control practices and ranks them on a monthly basis, factoring the nature and importance of the different production resources and processes their performance involves.

Corporate Social Responsibility

        Social responsibility is not something we do on the side—it has been embedded into the everyday actions, operations, systems and cultural DNA of our organization. We regularly engage in corporate social responsibility initiatives to support a range of causes, including prevention of underage use, anti-counterfeiting, environmental protection and charity, among others.

Prevention of underage use

        Guardian Program. Through our Guardian Program, we promote the prevention of underage use of our products through a number of key initiatives in concerted efforts with distributors, retailers and other stakeholders of the e-vapor industry. For example, we follow strict guidelines to design our packaging and sales materials, which typically contain a health warning, and our Guardian Program logo and wording indicate that our products are for adults only. In addition, we also coordinate with retail outlets to place conspicuous health warnings and posters about prevention of underage use. We do our utmost to promote the Guardian Program among our partners in order to maximize its positive influence.

        Sunflower System. As one of the key initiatives under the Guardian Program, we have launched the Sunflower System, the first-of-its-kind underage-access-prevention system in China according to the CIC Report. The Sunflower System enables us to enforce a comprehensive set of technology-driven best practices, preventing underage use through advanced recognition tools to enhance on-site age verification at retail outlets, as well as through geofencing systems to help identify the appropriate locations for opening branded RELX Branded Partner Stores. In addition, we have developed and implemented a tracking system that connects users, product bar codes, distributors and retail outlets, through which we are able to trace a product to the responsible distributors or retail outlets if an underage person is found to be in possession of the product.

Anti-counterfeiting

        We have zero tolerance for counterfeit products, which could jeopardize adult smokers' health and interest. To that end, we have launched the Golden Shield Program to combat sales of counterfeit products in cooperation with the public, media and local authorities.

Environmental protection

        We have engaged in a variety of environmental protection related practices across our product development and production operations. For example, our award-wining RELX i features the latest generation Bluetooth Low Energy chip that vastly reduces energy consumption. In September 2019, we launched the Together We Relieve Earth's Burden initiative to promote the recycling of used e-liquid cartridges.

Charity

        We are committed to giving back to and contributing to our society through various charitable initiatives. For example, we have cooperated with renowned non-governmental and community organizations to launch fundraising and charitable events to help address various social issues, including improving educational infrastructure for children in impoverished regions, supporting medical staff and volunteers in the fight against COVID-19 and related efforts to help alleviate the negative impact the pandemic has brought onto local communities in China.

Employees

        We had a total of 100, 668 and 661 full-time employees as of December 31, 2018 and 2019 and September 30, 2020, respectively. As of September 30, 2020, substantially all of our employees were based in China. The following table sets forth the numbers of our full-time employees categorized by function as of September 30, 2020.

Function	Number of Employees
Technology, product development and scientific research	54
Supply chain management and quality assurance and control	74
Distribution and customer service	350
General and administrative	183

Total	661

        Under the applicable regulations in China, we are required to participate in various government-sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of employees up to a maximum amount specified by the local government from time to time at locations where our employees are based.

        We believe that we maintain a good working relationship with our employees, and we have not experienced any major labor disputes.

Facilities

        Our principal executive offices are located in Beijing, China. As of September 30, 2020, we leased and occupied our office space with an aggregate floor area of approximately 393 square meters in Beijing. As of September 30, 2020, we also leased and occupied office space with an aggregate floor area of approximately 544 square meters in Shanghai, China. Our exclusive production plant, warehouse, research laboratories and relevant offices are located in Shenzhen, China, with an aggregate leased floor area of approximately 34,626 square meters as of September 30, 2020. We also operate branded stores by ourselves in a number of cities in China, with an aggregate leased floor area of approximately 801 square meters as of September 30, 2020. The lease terms for all of our leased properties as of September 30, 2020 range from one year to four years.

        We lease our premises under lease agreements from independent third parties. We believe that our existing facilities are generally adequate to meet our current needs, but we expect to seek additional space as needed to accommodate future growth.

Intellectual Property

        We highly value our intellectual property rights, which are fundamental to our success and competitiveness. We rely on a combination of copyright and trademark law, trade secret protection and confidentiality agreements with employees to protect our intellectual property rights. We have also adopted a comprehensive set of internal rules for intellectual property management. These guidelines set the obligations of our employees and create a reporting mechanism in connection with our intellectual property protection. As of September 30, 2020, we hold or otherwise have legal rights to use 76 patents, 187 trademarks, 14 software copyrights, 10 artwork copyrights and four domain names in China and overseas.

Competition

        China's e-vapor market is dynamic. We anticipate that the market for our products will continue to evolve, with effective technological innovation strategies, improving industry standards, further refined needs of adult smokers calling for increasingly advanced choices. We must continually design, develop and introduce new products with value-added features and value propositions to stay competitive. We believe the principal competitive factors in our market are:

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  technologies and product innovation;

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  quality assurance and control of products;

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  distribution and retail management; and

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  time to market and customer service.

        We believe that we are well-positioned to effectively compete on the factors listed above. However, some of our current or future competitors may have greater financial, technical or distribution resources than we do. See "Risk Factors—Risks Relating to Our Business and Industry—We face competition from players in e-vapor industry and may fail to compete effectively."

Insurance

        We maintain product liability insurance and cargo insurance to cover related product and logistics risks. Consistent with customary industry practice in China, we do not maintain business interruption insurance or key-man life insurance.

Legal Proceedings

        From time to time, we may become a party to various legal or administrative proceedings arising in the ordinary course of our business, including actions with respect to intellectual property infringement, violation of third-party licenses or other rights, breach of contract and labor and employment claims. We are currently not a party to any material legal or administrative proceedings. However, litigation or any other legal or administrative proceeding, regardless of the outcome, could result in substantial cost and diversion of our resources, including our management's time and attention.

REGULATION

        This section sets forth a summary of the most significant rules and regulations that affect our business activities in China.

Regulations Related to Foreign Investment in China

        The establishment, operation and management of companies in China are governed by the PRC Company Law, as amended in 2005, 2013 and 2018. The PRC Company Law applies to both PRC domestic companies and foreign-invested companies. The direct or indirect investment activities of a foreign investor shall be governed by the PRC Foreign Investment Law and its implementation rules. The PRC Foreign Investment Law was promulgated by the National People's Congress on March 15, 2019 and took effect on January 1, 2020, replacing the PRC Equity Joint Venture Law, the PRC Cooperative Joint Venture Law and the PRC Wholly Foreign-owned Enterprise Law. The Foreign Investment Law adopts the administrative system of pre-entry national treatment along with a negative list for foreign investments, and establishes the basic framework for access to, and the promotion, protection and administration of foreign investments in view of investment protection and fair competition.

        Pursuant to the Foreign Investment Law, "foreign investments" refers to any direct or indirect investment activities conducted by any foreign individual, enterprise, or organization (collectively referred to as "foreign investors") in the PRC, which includes any of the following circumstances: (i) foreign investors establishing foreign-invested enterprises, or FIEs, in the PRC solely or jointly with other investors; (ii) foreign investors acquiring shares, equity interests, property portions or other similar rights and interests thereof within the PRC; (iii) foreign investors investing in new projects in the PRC solely or jointly with other investors; and (iv) other forms of investments as defined by laws, regulations, or as otherwise stipulated by the State Council. According to the Foreign Investment Law, the State Council shall promulgate or approve a list of special administrative measures for market access of foreign investments, or the Negative List. The Foreign Investment Law grants national treatment to foreign-invested entities, except for those foreign-invested entities that operate in industries deemed to be either "restricted" or "prohibited" in the Negative List. The Foreign Investment Law provides that foreign investors shall not invest in the "prohibited" industries, and shall meet certain requirements as stipulated under the Negative List for investing in "restricted" industries.

        In addition, the Foreign Investment Law also provides several protective rules and principles for foreign investors and their investments in the PRC, including, among others, that (i) local governments shall abide by their commitments to the foreign investors; (ii) FIEs are allowed to issue stocks and corporate bonds; except for special circumstances, in which case statutory procedures shall be followed and fair and reasonable compensation shall be made in a timely manner; expropriation or requisition of the investment of foreign investors is prohibited; (iii) mandatory technology transfer is prohibited; and (iv) capital contributions, profits, capital gains, proceeds out of asset disposal, licensing fees of intellectual property rights, indemnity or compensation legally obtained, or proceeds received upon settlement by foreign investors within the PRC, may be freely remitted inward and outward in RMB or a foreign currency. Also, foreign investors or FIEs should assume legal liabilities for failing to report investment information in accordance with the requirements. Furthermore, the Foreign Investment Law provides that FIEs established prior to the effectiveness of the Foreign Investment Law may maintain their legal form and structure of corporate governance within five years after January 1, 2020.

        On December 26, 2019, the State Council further issued the Regulations on Implementing the PRC Foreign Investment Law, or the Implementation Regulations, which came into effect on January 1, 2020, and replaced the Regulations on Implementing the PRC Equity Joint Venture Law, Provisional Regulations on the Duration of PRC Equity Joint Venture Law, the Regulations on Implementing the PRC Cooperative Joint Venture Law, and the Regulations on Implementing the PRC

Wholly Foreign-owned Enterprise Law. The Implementation Regulations restates certain principles of the Foreign Investment Law and further provides that, among others, (i) if an FIE established prior to the effective date of the Foreign Investment Law fails to adjust its legal form or governance structure to comply with the provisions of the Companies Law of the PRC or the Partnership Enterprises Law of the PRC, as applicable, and complete amendment registration before January 1, 2025, the enterprise registration authority will not process other registration matters of the FIE and may make public such non-compliance thereafter; and (ii) the provisions regarding equity interest transfer and distribution of profits and remaining assets as stipulated in the contracts among the joint venture parties of an FIE established before the effective date of the Foreign Investment Law may, after adjustment of the legal form and governing structure of such FIE, remain binding upon the parties during the joint venture term of the enterprise.

        On June 23, 2020, the National Development and Reform Commission, or the NDRC, and the Ministry of Commerce of the PRC, promulgated the Special Entry Management Measures (Negative List) for the Access of Foreign Investment (2020 version), or the 2020 Negative List, which came into effect on July 23, 2020. In addition, the NDRC and the Ministry of Commerce promulgated the Encouraged Industry Catalogue for Foreign Investment (2019 version), or the 2019 Encouraged Industry Catalogue, which came into effect on July 30, 2019. Industries not listed in the 2020 Negative List and 2019 Encouraged Industry Catalogue are generally open for foreign investments unless specifically restricted by other PRC laws. The establishment of wholly foreign-owned enterprises is generally allowed in encouraged and permitted industries. Some restricted industries are limited to equity or contractual joint ventures, while in some cases Chinese partners are required to hold the majority equity interests in such joint ventures. In addition, foreign investment in projects in a restricted category is subject to government approvals. Foreign investors are not allowed to invest in industries in the prohibited category.

        Pursuant to the Provisional Administrative Measures on Establishment and Modifications (Filing) for Foreign Invested Enterprises promulgated by the Ministry of Commerce on October 8, 2016 and amended in 2017 and 2018, establishment of and changes to FIEs not subject to approvals under the special entry management measures shall be filed with the relevant commerce authorities. However, as the PRC Foreign Investment Law has taken effect, the Ministry of Commerce and the State Administration for Market Regulation, or the SAMR, jointly approved the Foreign Investment Information Report Measures on December 19, 2019, which went into effect on January 1, 2020. According to the Foreign Investment Information Report Measures, which repealed the Provisional Administrative Measures on Establishment and Modifications (Filing) for Foreign Invested Enterprises, foreign investors or FIEs shall report their investment-related information to the competent local counterparts of the Ministry of Commerce through the Enterprise Registration System and National Enterprise Credit Information Notification System.

Regulations Related to Our Products

        Currently, our e-vapor products are not specifically defined as "tobacco products" under the tobacco monopoly license system of the PRC, and thus our products are not under the administration of the tobacco monopoly system and do not violate relevant laws and regulations relating to tobacco monopoly. Except for the announcements prohibiting the sale of e-cigarettes, including e-vapor products, to juveniles and sale through the internet, as well as the smoking control rules of some cities regarding using e-cigarettes as a form of smoking, there are currently no laws and regulations which specifically govern the distribution of e-cigarettes in the PRC. We are therefore subject to general PRC business licensing requirements and its business operations are subject to laws and regulations that are generally applicable to electronic products, such as laws and regulations relating to product quality and consumer rights.

Tobacco Monopoly Law

        The Tobacco Monopoly Law of the PRC, or the Tobacco Monopoly Law, adopted by the Standing Committee of the National People's Congress on June 29, 1991 and last amended on April 24, 2015, and the Implementation Regulation of the Tobacco Monopoly Law issued by the State Council on July 3, 1997 and last amended on February 6, 2016, stipulated a tobacco monopoly license system for tobacco monopoly commodities. Pursuant to the Tobacco Monopoly Law and its Implementation Regulation, the state exercised monopoly administration in accordance with law over the production and sale of tobacco monopoly commodities; "tobacco monopoly commodities" refers to cigarettes, cigars, cut tobacco, redried leaf tobacco, leaf tobacco, cigarette paper, filter rods, cigarette tow and special tobacco machines. Cigarettes, cigars, cut tobacco and redried leaf tobacco are generally referred to as "tobacco products" under the Tobacco Monopoly Law. Our products are not currently defined as "tobacco products" in the Tobacco Monopoly Law and its Implementation Regulation.

Juveniles protection

        On August 28, 2018, the SAMR and the State Tobacco Monopoly Administration jointly issued Announcement on Prohibition of Selling E-Cigarettes to Juveniles, or the August 2018 Announcement, which expressly prohibits the sale of e-cigarette products to juveniles for the protection of physical and mental health. It is suggested that e-cigarette products containing the words "students" and "juveniles" shall be removed from the shelves of e-commerce platforms, and relevant stores (sellers) shall be relegated or closed. The e-commerce platforms shall also strengthen the examination and verification of the names of e-cigarette products on the shelves, take effective measures to block relevant keywords, and refrain from displaying e-cigarette products to juveniles.

        On October 30, 2019, the SAMR and the State Tobacco Monopoly Administration jointly issued the Announcement on Further Protecting Juveniles from E-Cigarettes, or the October 2019 Announcement, to further strengthen the protection of the physical and mental health of juveniles and prevent juveniles from buying e-cigarettes through the internet. The announcement urged (i) e-cigarette producers and sellers to shut down their online sales websites or online sales application programs in time and to withdraw the advertisements of e-cigarettes published on the internet, and (ii) e-commerce platform operators to close e-cigarettes online shops in time and take e-cigarette products off shelves.

Smoking control

        On August 28, 2005, the Standing Committee of the National People's Congress decided to ratify the Framework Convention on Tobacco Control, which was adopted at the 56th conference of WHO on May 21, 2003, and simultaneously declared that according to Article 16 of Paragraph 5 of the Framework Convention on Tobacco Control of WHO, any automatic cigarette vending machine is prohibited from being used within the territory of the PRC. Pursuant to the Framework Convention on Tobacco Control of WHO, each party shall adopt and apply effective legislative, administrative and/or other measures within its national jurisdiction to prevent exposure to tobacco smoke in public places like indoor workplaces, public transportation, indoor public places, etc. In response to the Framework Convention on Tobacco Control of WHO, many cities have issued smoking control rules to prohibit smoking in public places, while the smoking control rules of some cities (such as Shenzhen, Hangzhou, Nanning, Qinhuangdao, Wuhan, Zhangjiakou and Xi'an) have specified that using e-cigarettes is a form of smoking, and thus it is banned to use e-cigarettes in public places in such cities.

Product quality

        Products made in the PRC are subject to the Product Quality Law of the PRC, or the Product Quality Law, which was adopted by the Standing Committee of the National People's Congress on February 22, 1993 and amended in 2000, 2009 and 2018. Applicable to all production and marketing activities in the PRC, the Product Quality Law was formulated to strengthen the administration of rules pertaining to product quality, as well as to clarify the rules on product liability, protect consumers and maintain social and economic order. Products offered for sale must meet the relevant quality and safety standards. Manufacturers and sellers shall establish a sound internal product quality control system and strictly adhere to a job responsibility system in relation to quality standards and quality liabilities, together with implementing corresponding examination and inspection measures. Enterprises must not produce or market counterfeit products in any fashion, including forging brand labels or giving false information about the manufacturer of a product. Violations of state or industrial standards for health, safety and any other related violations may result in civil liabilities and penalties, such as compensation for damages, fines, suspension or shutdown of business, as well as confiscation of products illegally produced for sale and the sales proceeds of such products. The responsible individual or enterprise will be subject to criminal liabilities for serious violations. Manufacturers whose products cause personal or property damages due to their latent defects are liable for such damages unless the manufacturer is able to prove that, (i) the product has never been put into circulation; (ii) the defects causing the damage did not exist at the time when the product was circulated; or (iii) the state of scientific or technological knowledge at the time when the product was circulated was not such that it allowed the defect to be discovered. The seller will be liable to compensate for any personal or property damages (other than the defective product itself) caused by the defective products it sold if such defect is attributable to the seller. A person who is harmed or whose property is damaged by the defective product may claim such loss against the manufacturer or the seller.

        Under the Standardization Law of the PRC (2017 Amendment) and the Regulations for the Implementation of the Standardization Law of the PRC, products must conform to certain technical requirements set out by governments and certain institutions. Compulsory standards must be implemented. Products and services not meeting compulsory standards shall not be produced, sold, imported, or provided.

Consumer rights

        The Law of the PRC on the Protection of Consumer Rights and Interests, or the Consumer Rights Protection Law, was promulgated on October 31, 1993, amended on August 27, 2009 and October 25, 2013 and became effective on March 15, 2014. According to the Consumer Rights Protection Law, unless otherwise provided by this law, a business that provides products or services shall, in any of the following circumstances, bear civil liability in accordance with the Product Quality Law and other relevant laws and regulations: (i) where a defect exists in a product; (ii) where a commodity does not possess functions it is supposed to possess, and it is not declared when the product is sold; (iii) where the product standards indicated on a product or on the package of such product are not met; (iv) where the quality condition indicated by way of product description or physical sample, etc. is not met; (v) where products pronounced obsolete by formal State decrees are produced or have expired, or deteriorated commodities are sold; (vi) where a sold product is not adequate in quantity; (vii) where the service items and charges are in violation of an agreement; (viii) where demands by a consumer for repair, redoing, replacement, return, making up the quantity of a product, refund of a product purchase price or service fee or claims for compensation have been delayed deliberately or rejected without reason; or (ix) in other circumstances whereby the rights and interests of consumers, as provided by the PRC laws and regulations, are harmed.

        The Tort Law of the PRC was promulgated on December 26, 2009 and came into force on July 1, 2010 to clarify tort liability, and to prevent and punish tortious conduct. Under this law, in the event of damage arising from a defective product, the victim may seek compensation from either the manufacturer or seller of such a product. If the defect is caused by the seller, the manufacturer shall be entitled to seek reimbursement from the seller upon compensation of the victim.

Regulation Related to Commercial Franchising

        Pursuant to the Regulations on the Administration of Commercial Franchising, or the Franchising Regulations, which took effect on May 1, 2007, commercial franchising refers to the business activities where a franchisor, being an enterprise possessing registered trademarks, corporate logos, patents, proprietary technology, or other business resources, licenses through contracts its business resources to the franchisees, being other business operators, and the franchisees carry out business operation under a uniform business model and pay franchising fees to the franchisor pursuant to the contracts. The Franchising Regulations set forth a number of prerequisite requirements for the franchisors, including the possession of a mature business model, the capability to provide business guidance, technical support, and business training to the franchisees, and the ownership of at least two direct stores which shall have been in operation for at least one year in China. The Franchising Regulations also set forth a number of requirements governing the franchise agreements. For example, the franchisors and franchisees are required to enter into franchising agreements containing certain required terms, and the franchise term thereunder shall be no less than three years unless otherwise agreed by the franchisee.

        Pursuant to the Administrative Measures on the Filing of the Commercial Franchise, which took effect on February 1, 2012, and the Franchising Regulations, within 15 days after executing the first franchise agreement, the franchisor shall file with the MOFCOM or its local counterparts for record, and if there occurs any change to the franchisor's business registration, business resources, and the franchisee store network throughout China, the franchisor shall apply to MOFCOM for alteration within 30 days after the occurrence of such change. Furthermore, within the first quarter of each year, the franchisor shall report the execution, revocation, termination, and renewal of the franchise agreements occurring in the previous year to MOFCOM or its local counterparts.

        Furthermore, the franchisor is required to implement information disclosure system. The Administrative Measures on the Information Disclosure of Commercial Franchising, which took effect on April 1, 2012, provides a list of information that the franchisor shall disclose to franchisees in writing at least 30 days prior to the execution of the franchising agreements.

Regulation Related to Value-Added Telecommunications Services

Regulation related to value-added telecommunications services

        The PRC Telecommunications Regulations, promulgated on September 25, 2000 by the State Council of the PRC and most recently amended in February 2016, are the primary regulations governing telecommunications services. Under the PRC Telecommunications Regulations, a telecommunications service provider is required to procure operating licenses from the Ministry of Industry and Information Technology, or the MIIT, or its provincial counterparts, prior to the commencement of its operations, otherwise such operator might be subject to sanctions including corrective orders and warnings from the competent administrative authority, fines and confiscation of illegal gains. In the case of serious violations, the operator's websites may be ordered to be closed.

        The PRC Telecommunications Regulations categorize telecommunications services in China as either basic telecommunications services or value-added telecommunications services, and value-added telecommunications services are defined as telecommunications and information services provided through public network infrastructures. The Administrative Measures for Telecommunications Business Operating License promulgated by the MIIT in July 2017, or the Telecom License Measures, set forth more specific provisions regarding the types of licenses required to operate value-added telecommunications services, the qualifications and procedures for obtaining the licenses and the administration and supervision of these licenses. Pursuant to the Telecom License Measures, a commercial operator of value-added telecommunications services must first obtain an operating license for value-added telecommunication business, or VATS License. The Telecom License Measures also provides that an operator providing value-added services in multiple provinces is required to obtain a cross-region VATS License, whereas an operator providing value-added services in one province is required to obtain an intra-provincial VATS License. Pursuant to the Telecom License Measures, any telecommunications services operator must conduct telecommunication business pursuant to the type and within the scope of business as specified in its VATS License.

        Pursuant to the Catalog of Telecommunications Services promulgated by the Ministry of Information Industry of the PRC (the predecessor of the MIIT) on February 21, 2003 and last amended by the MIIT on June 6, 2019, internet information services fall within Class 2 value-added telecommunication services. "Information services" refer to the information services provided for users via the public communication network or the internet and by the information collection, development, processing and construction of information platforms. The Administrative Measures on Internet Information Services, which was promulgated by the State Council on September 25, 2000 and amended in 2011, sets out guidelines on the provision of internet information services. The Administrative Measures on Internet Information Services classifies internet information services into commercial internet information services and non-commercial internet information services. Pursuant to the Administrative Measures on Internet Information Services, commercial internet information services refer to the provision of paid information or website production or other service activities to online users via the internet; non-commercial internet information services refer to the provision with free information that is in the public domain and openly accessible to online users via the internet. The Administrative Measures on Internet Information Services requires that a provider of commercial internet information services shall obtain a VATS License for internet information services. It further requires that a provider of non-commercial internet information services shall carry out record-filing procedures with the provincial level counterparts of the MIIT.

Regulation on foreign investment restrictions on value-added telecommunications services

        Pursuant to the 2020 Negative List, the equity ratio of foreign investment in the value-added telecommunications enterprises is subject to the cap of 50% except for investment in an e-commerce operation business, a domestic multi-party communication business, an information storage and re-transmission business and a call center business.

        Specifically, foreign direct investment in telecommunications companies in China is governed by the Administrative Regulations on Foreign-Invested Telecommunications Enterprises, which was promulgated by the State Council on December 11, 2001 and amended in 2008 and 2016. The regulations require that foreign-invested value-added telecommunications enterprises must be in the form of a Sino-foreign equity joint venture, and the ultimate capital contribution percentage by foreign investor(s) in a foreign-invested value-added telecommunications enterprise must not exceed 50%, other than certain exceptions. In addition, the main foreign investor who invests in a foreign-invested value-added telecommunications enterprise in China must satisfy a number of stringent performance and operational experience requirements, including demonstrating a good track record and experience in operating value-added telecommunication business overseas. Foreign investors that meet these requirements shall be allowed to obtain approvals from the MIIT, which retains considerable discretion in granting such approvals.

        In 2006, the predecessor of the MIIT issued the Circular of the Ministry of Information Industry on Strengthening the Administration of Foreign Investment in Value-added Telecommunications Business, according to which a foreign investor in the telecommunications services industry of China must establish an FIE and apply for a telecommunications business operation license. This circular further requires that: (i) PRC domestic telecommunications business enterprises must not lease, transfer or sell a telecommunications business operation license to a foreign investor through any form of transaction or provide resources, offices and working places, facilities or other assistance to support the illegal telecommunications services operations of a foreign investor; (ii) value-added telecommunications enterprises or their shareholders must directly own the domain names and trademarks used by such enterprises in their daily operations; (iii) each value-added telecommunications enterprise must have the necessary facilities for its approved business operations and maintain such facilities in the regions covered by its license; and (iv) all providers of value-added telecommunications services are required to maintain network and internet security in accordance with the standards set forth in relevant PRC regulations. If a license holder fails to comply with the requirements in the circular and fails to cure such non-compliance, the MIIT or its local counterparts have the discretion to take measures against such license holder, including revoking its license for value-added telecommunications business.

Regulation Related to Internet Security and Privacy Protection

Regulations related to internet security

        The Decision in Relation to Protection of Internet Security enacted by the Standing Committee of the National People's Congress on December 28, 2000, as amended in 2009, provides that, among other things, the following activities conducted through the internet, if constituting a crime under PRC laws, are subject to criminal punishment: (i) hacking into a computer or system of strategic importance; (ii) intentionally inventing and spreading destructive programs such as computer viruses to attack the computer system and the communications network, thus damaging the computer system and the communications networks; (iii) in violation of national regulations, discontinuing the computer network or the communications service without authorization; (iv) leaking state secrets; (v) spreading false commercial information; or (vi) infringing intellectual property rights through internet.

        The Provisions on Technological Measures for Internet Security Protection, or the Internet Security Protection Measures, promulgated on December 13, 2005 by the Ministry of Public Security require internet service providers and organizations to use interconnection technical measures for internet security protection, such as technical measures for preventing any matter or act that may endanger network security, including but not limited to computer viruses, invasion or attacks to the network, or destruction of the network. All internet access service providers are required to take measures to keep records of and preserve user registration information.

        On November 7, 2016, the Standing Committee of the National People's Congress promulgated the Cyber Security Law, which came into effect on June 1, 2017, and applies to the construction, operation, maintenance and use of networks as well as the supervision and administration of cybersecurity in China. The Cyber Security Law defines "networks" as systems that are composed of computers or other information terminals and relevant facilities used for the purpose of collecting, storing, transmitting, exchanging and processing information in accordance with certain rules and procedures. "Network operators", who are broadly defined as owners and administrators of networks and network service providers, are subject to various security protection-related obligations, including: (i) complying with security protection obligations in accordance with tiered cybersecurity system's protection requirements, which include formulating internal security management rules and manual, appointing cybersecurity responsible personnel, adopting technical measures to prevent computer viruses and cybersecurity endangering activities, adopting technical measures to monitor and record network operation status and cybersecurity events; (ii) formulating cybersecurity emergency response plans, timely handling security risks, initiating emergency response plans, taking appropriate remedial measures and reporting to regulatory authorities; and (iii) providing technical assistance and support for public security and national security authorities for protection of national security and criminal investigations in accordance with the law. Network service providers who do not comply with the Cyber Security Law may be subject to fines, suspension of their businesses, shutdown of their websites, and revocation of their business licenses.

Regulations related to privacy protection

        On December 29, 2011, the MIIT issued the Several Provisions on Regulating the Market Order of Internet Information Services, pursuant to which an internet information service provider may not collect any user personal information or provide any such information to third parties without the consent of a user. In addition, an internet information service provider must expressly inform the users of the method, content and purpose of the collection and processing of such user personal information, and may only collect such information necessary for the provision of its services. An internet information service provider is also required to properly maintain the user personal information, and in case of any leak or likely leak of the user personal information, the internet information service providers must take immediate remedial measures and, in severe circumstances, make an immediate report to the telecommunications regulatory authority.

        Pursuant to the Decision on Strengthening the Protection of Online Information, issued by the Standing Committee of the National People's Congress in 2012, and the Order for the Protection of Telecommunication and Internet User Personal Information, issued by the MIIT in 2013, any collection and use of a user's personal information must be subject to the consent of the user, be legal, reasonable and necessary and be limited to specified purposes, methods and scopes. An internet information service provider must also keep such information strictly confidential, and is further prohibited from divulging, tampering with or destroying any such information, or selling or providing such information to other parties. An internet information service provider is required to take technical and other measures to prevent the collected personal information from any unauthorized disclosure, damage or loss. Any violation of these laws and regulations may subject the internet information service provider to warnings, fines, confiscation of illegal gains, revocation of licenses, cancelation of filings, closedown of websites or even criminal liabilities.

        With respect to the security of information collected and used by mobile apps, pursuant to the Announcement of Conducting Special Supervision against the Illegal Collection and Use of Personal Information by Apps, which was issued on January 23, 2019, app operators should collect and use personal information in compliance with the Cybersecurity Law and should be responsible for the security of personal information obtained from users and take effective measures to strengthen the personal information protection. Furthermore, app operators must not force their users to make authorization by means of bundling, suspending installation or in other default forms and should not collect personal information in violation of laws, regulations or breach of user agreements. Such regulatory requirements were emphasized by the Notice on the Special Rectification of Apps Infringing upon User's Personal Rights and Interests, which was issued by MIIT on October 31, 2019. On November 28, 2019, the CAC, the MIIT, the Ministry of Public Security and the SAMR jointly issued the Methods of Identifying Illegal Acts of Apps to Collect and Use Personal Information. This regulation further illustrates certain commonly-seen illegal practices of apps operators in terms of personal information protection, including "failure to publicize rules for collecting and using personal information", "failure to expressly state the purpose, manner and scope of collecting and using personal information", "collection and use of personal information without consent of users of such App", "collecting personal information irrelevant to the services provided by such app in violation of the principle of necessity", "provision of personal information to others without users' consent", "failure to provide the function of deleting or correcting personal information as required by laws" and "failure to publish information such as methods for complaints and reporting". Among others, any of the following acts of an app operator will constitute "collection and use of personal information without consent of users": (i) collecting an user's personal information or activating the permission for collecting any user's personal information without obtaining such user's consent; (ii) collecting personal information or activating the permission for collecting the personal information of any user who explicitly refuses such collection, or repeatedly seeking for user's consent such that the user's normal use of such app is disturbed; (iii) any user's personal information which has been actually collected by the app operator or the permission for collecting any user's personal information activated by the app operator is beyond the scope of personal information which such user authorizes such app operator to collect; (iv) seeking for any user's consent in a non-explicit manner; (v) modifying any user's settings for activating the permission for collecting any personal information without such user's consent; (vi) using users' personal information and any algorithms to directionally push any information, without providing the option of non-directed pushing such information; (vii) misleading users to permit collecting their personal information or activating the permission for collecting such users' personal information by improper methods such as fraud and deception; (viii) failing to provide users with the means and methods to withdraw their permission of collecting personal information; and (ix) collecting and using personal information in violation of the rules for collecting and using personal information promulgated by such app operator.

        Pursuant to the Notice of the Supreme People's Court, the Supreme People's Procuratorate and the Ministry of Public Security on Legally Punishing Criminal Activities Infringing upon the Personal Information of Citizens, issued in 2013, and the Interpretation of the Supreme People's Court and the Supreme People's Procuratorate on Several Issues regarding Legal Application in Criminal Cases Infringing upon the Personal Information of Citizens, which was issued on May 8, 2017 and took effect on June 1, 2017, the following activities may constitute the crime of infringing upon a citizen's personal information: (i) providing a citizen's personal information to specified persons or releasing a citizen's personal information online or through other methods in violation of relevant national provisions; (ii) providing legitimately collected information relating to a citizen to others without such citizen's consent (unless the information is processed, not traceable to a specific person and not recoverable); (iii) collecting a citizen's personal information in violation of applicable rules and regulations when performing a duty or providing services; or (iv) collecting a citizen's personal information by purchasing, accepting or exchanging such information in violation of applicable rules and regulations.

Regulations Related to Production Safety

        Pursuant to the Work Safety Law of the PRC, or the Work Safety Law, which was promulgated on June 29, 2002 and amended in 2009 and 2014, enterprises are obliged to implement measures to ensure safety at work, including strengthening work safety management, establishing and improving work safety responsibility systems and work safety policies and rules, enhancing work safety conditions, establishing work safety standardization, improving work safety levels, etc. The work safety standards prescribed by the Work Safety Law and other relevant laws, administrative regulations and national or industry standards must be observed. Where such conditions are not complied with, no enterprise shall commence or be engaged in production and other business activities. Additionally, enterprises must offer production safety courses and training programs to their employees. Entities engaging in mining, metal smelting, building construction, road transportation, manufacturing, marketing, or storing hazardous substances must have a work safety management body or full-time work safety management personnel. Violation of this law and failure to perform duties in work safety management may lead to administrative punishments, including correction orders, qualification revocation, fines, and criminal liability if the violation constitutes crime.

        According to the Special Equipment Safety Law of the PRC promulgated by the Standing Committee of the National People's Congress on June 29, 2013 and implemented on January 1, 2014, enterprises manufacturing or using special equipment shall establish and strive to improve the safety and energy-saving management system and safety and energy-saving responsibility system for special equipment. Special equipment refers to boilers, pressure vessels (including gas cylinders), pressure pipelines, elevators, lifting appliances, passenger ropeways, large amusement facilities, and special vehicles used in the factory, which involve a high degree of safety risks. An enterprise can only use special equipment if it has a production permit and has passed a quality examination; and is prohibited to use special equipment reported as useless or eliminated by the State. This law also provides that enterprises using special equipment shall prepare and keep safety technology files for their special equipment.

Regulations Related to Environmental Protection

Environmental protection

        According to the Environmental Protection Law of the PRC, or the Environmental Protection Law, promulgated on December 26, 1989 and amended in 2014 (the revision was implemented on January 1, 2015), enterprises, public institutions, and other business operators shall prevent and reduce environmental pollution and ecological disruption, and assume liabilities for damage caused by them. These entities are also required to comply with the national environmental quality standards set out by the environmental protection administrative department of the State Council, and local environmental quality standards established by people's governments of provinces, autonomous regions, and municipalities. The State adopts certain policies and measures to encourage and support the development of environmental protection industries, and further reduction of pollutant discharge by enterprises, public institutions, and other business operators after meeting the statutory requirements for the discharge of pollutants. The Environmental Protection Law also stipulates that the obligation of enterprises, public institutions, and other business operators to prevent and control pollution and damage to the environment caused by waste gas, water and residue, medical waste, dust, malodorous gasses, radioactive substances, noise, vibration, optical radiation, electromagnetic radiation, and other substances generated in their production, construction, and other activities. Any breach of the Environmental Protection Law may lead to fines, production restriction or business suspension, order of cessation or closedown, detention by public security authority, etc.

Prevention and control of water pollution

        The Water Pollution Prevention and Control Law of the PRC promulgated on May 11, 1984 and amended in 1996, 2008 and 2017 (the latest revision was implemented on January 1, 2018), provides that each new construction, expansion, reconstruction or other related project, which directly or indirectly discharges pollutants into a water source, is subject to the state regulations on environmental protection of construction projects. Discharged water pollutants shall not exceed the national or local standards for discharge of water pollutants and the indexes for control of the total discharge of major water pollutants. Each enterprise that discharges pollutants directly or indirectly into a water source must register its facility with, and submit relevant information to the local environmental protection authorities. Such information may include the categories, quantity and concentration of pollutants discharged during the ordinary course of the operations of the enterprise. Such an enterprise may also be required to submit information on its water pollution prevention and control measures to the local environmental protection authorities. In addition, the PRC government also requires that each enterprise obtain a permit for the direct or indirect discharge of pollutants into the water, and pay a pollutant discharge fee.

Prevention and control of air pollution

        The Atmospheric Pollution Prevention and Control Law of the PRC promulgated on September 5, 1987 and amended in 1995, 2000, 2015 and 2018 (the latest amendment was implemented on October 26, 2018) provides that each new construction, expansion, reconstruction or other related project that discharges atmospheric pollutants is subject to state regulations on environmental protection of construction projects. Each enterprise that discharges atmospheric pollutants must register its facilities with, and submit relevant information to the local environmental protection authorities. Such information may include the categories, quantity and concentration of pollutants during the ordinary course of the operations of the enterprise. Such an enterprise may also be required to provide certain technological information associated with atmospheric pollution to the local environmental protection authorities. In addition, the PRC government has implemented a system to collect fees from enterprises that discharge pollutants based on the categories and quantities of atmospheric pollutants discharged. The relevant environmental protection authorities have established standards for collecting fees that take into consideration the relevant atmospheric pollution regulations and the national economic and technological development level.

Prevention and control of environmental pollution by solid waste

        Enterprises' production and construction are also regulated by the Law of the PRC on the Prevention and Control of Environmental Pollution Caused by Solid Wastes which was promulgated on October 30, 1995 and recently amended on April 29, 2020. Entities discharging industrial solid wastes are obliged to establish and perfect the responsibility system for the prevention and control of environmental pollution and to adopt treatment on industrial solid wastes to reduce or control environmental pollution. The PRC government has in place an industrial solid waste declaration and registration system. Enterprises and public institutions shall make use of industrial solid wastes produced thereby pursuant to economic and technical conditions; for those industrial solid wastes that will not or cannot be utilized temporarily, enterprises and public institutions shall, in accordance with the regulations of the environmental protection administrative department of the State Council, build facilities and sites for their safe and classified storage or carry out harmless treatment for them. It is prohibited to close down, leave idle or dismantle, without approval, facilities or places for the prevention and control of environmental pollution by industrial solid wastes.

Prevention and control of environmental noise pollution

        According to the Law of the PRC on Prevention and Control of Pollution from Environmental Noise promulgated on October 29, 1996 and amended on December 29, 2018, enterprises producing environmental noise pollution shall take measures to control it and pay fees for excessive emission of such pollution according to applicable laws and regulations. They also shall maintain and keep normal operation of the facilities for prevention and control of such pollution. Any industrial enterprise that produces ambient noise pollution due to the use of permanent equipment in the course of industrial production must, in accordance with the regulations of the competent department for the ecological environment under the State Council, report to the competent department for the ecological environment of the local people's government at or above the county level the types and quantity of its equipment that produce ambient noise pollution, the noise level produced under normal operation and the facilities installed for prevention and control of such pollution, and provide technical information relating to the prevention and control of noise pollution. Any industrial enterprise that intends to make a substantial change in the types or quantity of the equipment that produces ambient noise pollution, in the noise level or facilities for prevention and control of such pollution must submit a report without delay and take prevention and control measures as it should.

Regulation Related to Anti-Monopoly

        On August 30, 2007, the Standing Committee of the National People's Congress adopted the PRC Anti-Monopoly Law, or the AML, which became effective on August 1, 2008 and provides the regulatory framework for the PRC anti-monopoly. Under the AML, the prohibited monopolistic acts include monopolistic agreements, abuse of a dominant market position and concentration of businesses that may have the effect to eliminate or restrict competition.

        Pursuant to the AML, a business operator that possesses a dominant market position is prohibited from abusing its dominant market position, including conducting the following acts: (i) selling commodities at unfairly high prices or buying commodities at unfairly low prices; (ii) without justifiable reasons, selling commodities at prices below cost; (iii) without justifiable reasons, refusing to enter into transactions with their trading counterparts; (iv) without justifiable reasons, allowing trading counterparts to make transactions exclusively with itself or with the business operators designated by it; (v) without justifiable reasons, tying commodities or imposing unreasonable trading conditions to transactions; (vi) without justifiable reasons, applying differential prices and other transaction terms among their trading counterparts who are on an equal footing; and (vii) other acts determined as abuse of dominant market position by the relevant governmental authorities.

        Pursuant to the AML and relevant regulations, when a concentration of undertakings occurs and reaches any of the following thresholds, the undertakings concerned shall file a prior notification with the anti-monopoly agency (i.e., the State Administration for Market Regulation), (i) the total global turnover of all operators participating in the transaction exceeded RMB10 billion in the preceding fiscal year and at least two of these operators each had a turnover of more than RMB400 million within China in the preceding fiscal year, or (ii) the total turnover within China of all the operators participating in the concentration exceeded RMB2 billion in the preceding fiscal year, and at least two of these operators each had a turnover of more than RMB400 million within China in the preceding fiscal year) are triggered, and no concentration shall be implemented until the anti-monopoly agency clears the anti-monopoly filing. "Concentration of undertakings" means any of the following: (i) merger of undertakings; (ii) acquisition of control over another undertaking by acquiring equity or assets; or (iii) acquisition of control over, or exercising decisive influence on, another undertaking by contract or by any other means.

        In addition, pursuant to the AML and relevant regulations, entering into monopolistic agreements, which means agreements or concerted practices to eliminate or restrict competition, are prohibited, unless such agreements satisfy the specific exemptions prescribed therein, such as improving technologies or increasing the efficiency and competitiveness of small and medium-sized undertakings.

        If business operators fail to comply with the AML or other relevant regulations, the anti-monopoly agency is empowered to cease the relevant activities, unwind the transactions, and confiscate illegal gains and fines.

Regulations Related to Unfair Competition

        According to the Law of the People's Republic of China against Unfair Competition, or the Anti-Unfair Competition Law, promulgated by the Standing Committee of the National People's Congress on September 2, 1993 and amended on November 4, 2017 and April 23, 2019, effective from April 23, 2019, operators shall not undermine their competitors by engaging in improper activities, including but not limited to, taking advantage of powers or influence to affect a transaction, market confusion, commercial bribery, misleading false publicity, infringement of trade secrets, price dumping, illegitimate premium sale and commercial libel. Any operators who violate the Anti-Unfair Competition Law by engaging in the foregoing unfair competitive activities shall be ordered to cease such illegal activities, eliminate the influence of such activities or compensate for the damages caused to any party. The competent supervision and inspection authorities may also confiscate the illegal gains or impose fines on such operators.

Regulations on Pricing

        In China, prices of most commodities and services are market-adjusted and a very small number of commodities and services are subject to government-guided prices or government-set prices. Pursuant to the PRC Pricing Law, which was published by the Standing Committee of the National People's Congress on December 29, 1997, and took effect on May 1, 1998, business operators must display prices clearly and in accordance with the requirements set out by the relevant authority. Further, business operators must indicate the name, origin of production, specifications and other relevant information. Business operators shall not charge any price different from the displayed price or fees that are not explicitly indicated. Business operators must not engage in any specified unlawful pricing activities, such as colluding with others to manipulate the market price, using false or misleading prices to lure consumers into concluding a transaction, or conducting price discrimination against other business operators. Failure to comply with the PRC Pricing Law may subject business operators to administrative sanctions, such as warnings or corrective orders from the competent administration authority, confiscation of illegal gains, imposition of fines, suspension of business operations or revocation of business licenses under severe circumstances, as well as potential civil and criminal liabilities.

Regulations on Advertising

        The Advertising Law of the PRC, or the Advertising Law, promulgated by the Standing Committee of the National People's Congress on October 27, 1994 and most recently amended on April 24, 2015 and October 26, 2018, stipulates in detail the forms for distribution, productions and contents prohibited from advertising, as well as penalties and liabilities for violations. The Advertising Law sets forth certain content requirements for advertisements in China, which include prohibitions on, among other things, false or misleading content, superlative wording such as "the state-level," "the highest grade," "the best" or other similar words, socially destabilizing content or content involving obscenities, superstition, violence, discrimination or infringement of the public interest. The dissemination of tobacco advertisements via media is also prohibited as well as the display of tobacco advertisements in any waiting lounge, theater, cinema, conference hall, stadium or other public area. It is prohibited to use the advertisements or public service advertisements for other products or services to publicize the names, trademarks, packages, decorations or other similar contents of tobacco products. No names, trademarks, packages, decorations or other similar contents of tobacco products shall be contained in the notices on relocation, change of the name or recruitment published by the producers or sellers of such tobacco products.

        On July 4, 2016, the SAMR issued the Interim Measures for the Administration of Internet Advertising, or the Internet Advertising Measures, which became effective on September 1, 2016. According to the Internet Advertising Measures, "internet advertising" refers to commercial advertising for direct or indirect marketing goods or services in the form of text, image, audio, video, or other means through websites, web pages, internet applications, or other internet media. No entity and individual may publish any advertisement of tobacco by means of the internet.

Regulations on Intellectual Property

Patent

        Patents in the PRC are principally protected under the Patent Law of the PRC. The Chinese patent system adopts a first-to-file principle. To be patentable, an invention or a utility model must meet three criteria: novelty, inventiveness and practicability. The duration of a patent right is either 10 years or 20 years from the date of application, depending on the type of patent right.

Copyright

        Copyright in the PRC, including copyrighted software, is principally protected under the Copyright Law of the PRC and related rules and regulations. Under the Copyright Law, the term of protection for copyrighted software is 50 years. The Regulation on the Protection of the Right to Communicate Works to the Public over Information Networks, as most recently amended on January 30, 2013, provides specific rules on fair use, statutory license, and a safe harbor for use of copyrights and copyright management technology and specifies the liabilities of various entities for violations, including copyright holders, libraries and internet service providers.

        The Computer Software Copyright Registration Measures, or the Software Copyright Measures, promulgated by the National Copyright Administration on April 6, 1992 and amended in 2000 and

2002, regulates registrations of software copyright, exclusive licensing contracts for software copyright and assignment agreements. The National Copyright Administration, or the NCA, administers software copyright registration and the Copyright Protection Center of China is designated as the software registration authority. The Copyright Protection Center of China shall grant registration certificates to the Computer Software Copyright applicants which meet the requirements of both the Software Copyright Measures and the Computer Software Protection Regulations (Revised in 2013).

Trademark

        Registered trademarks are protected under the Trademark Law of the PRC and related rules and regulations. Trademarks are registered with the State Intellectual Property Office, formerly the Trademark Office of the SAMR. Where registration is sought for a trademark that is identical or similar to another trademark which has already been registered or given preliminary examination and approval for use in the same or similar category of commodities or services, the application for registration of this trademark may be rejected. Trademark registrations are effective for a renewable ten-year period, unless otherwise revoked.

Domain name

        Domain names are protected under the Administrative Measures on Internet Domain Names promulgated by the MIIT on August 24, 2017 and effective as of November 1, 2017. Domain name registrations are handled through domain name service agencies established under the relevant regulations, and applicants become domain name holders upon successful registration.

Regulations on Employment and Social Welfare

Labor contract law

        The PRC Labor Contract Law, which became effective on January 1, 2008 and was amended in 2012, primarily aims at regulating rights and obligations of employment relationships, including the establishment, performance, and termination of labor contracts. Pursuant to the Labor Contract Law, labor contracts must be executed in writing if labor relationships are to be or have been established between employers and employees. Employers are prohibited from forcing employees to work above certain time limits and employers must pay employees for overtime work in accordance with national regulations. In addition, employee wages must not be lower than local standards on minimum wages and must be paid to employees in a timely manner.

Social insurance

        As required under the Regulation of Insurance for Labor Injury implemented on January 1, 2004 and amended in 2010, the Provisional Measures for Maternity Insurance of Employees of Corporations implemented on January 1, 1995, the Decisions on the Establishment of a Unified Program for Old-Aged Pension Insurance of the State Council issued on July 16, 1997, the Decisions on the Establishment of the Medical Insurance Program for Urban Workers of the State Council promulgated on December 14, 1998, the Unemployment Insurance Measures promulgated on January 22, 1999, and the PRC Social Insurance Law implemented on July 1, 2011 and amended on December 29, 2018, employers are required to provide their employees in China with welfare benefits covering pension insurance, unemployment insurance, maternity insurance, work-related injury insurance, and medical insurance. These payments are made to local administrative authorities. Any employer that fails to make social insurance contributions may be ordered to rectify the non-compliance and pay the required contributions within a prescribed time limit and be subject to a late fee. If the employer still fails to rectify the failure to make the relevant contributions within the prescribed time, it may be subject to a fine ranging from one to three times the amount overdue. On July 20, 2018, the General Office of the

State Council issued the Plan for Reforming the State and Local Tax Collection and Administration Systems, which stipulated that the State Administration of Taxation, or the SAT, will become solely responsible for collecting social insurance premiums.

Housing fund

        In accordance with the Regulations on the Administration of Housing Funds, which was promulgated by the State Council in 1999 and amended in 2002 and 2019, employers must register at the designated administrative centers and open bank accounts for depositing employees' housing funds. Employers and employees are also required to pay and deposit housing funds, with an amount no less than 5% of the monthly average salary of the employee in the preceding year in full and on time.

Regulations on Foreign Exchange and Dividend Distribution

Regulations on foreign currency exchange

        The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations, most recently amended in 2008. Under PRC foreign exchange regulations, payments of current account items, such as profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. By contrast, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital account items, such as direct investments, repayment of foreign currency-denominated loans, repatriation of investments and investments in securities outside of China.

        In 2012, SAFE promulgated the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment, or Circular 59, as amended in May 2015, which substantially amends and simplifies the foreign exchange procedure. Pursuant to Circular 59, the opening of various special purpose foreign exchange accounts, such as pre-establishment expenses accounts, foreign exchange capital accounts and guarantee accounts, the reinvestment of RMB proceeds derived by foreign investors in the PRC, and remittance of foreign exchange profits and dividends by an FIE to its foreign shareholders no longer require the approval or verification of SAFE, and multiple capital accounts for the same entity may be opened in different provinces, which was not possible previously. In February 2015, SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, or SAFE Notice 13. Instead of applying for approvals regarding foreign exchange registrations of foreign direct investment and overseas direct investment from SAFE, entities and individuals may apply for such foreign exchange registrations from qualified banks. The qualified banks, under the supervision of SAFE, may directly review the applications and conduct the registration.

        In addition, the PRC governmental authorities have gradually relaxed restrictions on the settlement of the foreign exchange capitals of FIEs in recent years. In March 2015, SAFE promulgated the Circular of the SAFE on Reforming the Management Approach regarding the Settlement of Foreign Capital of Foreign-invested Enterprise, or Circular 19, which expands a pilot reform of the administration of the settlement of the foreign exchange capitals of FIEs nationwide. Circular 19 replaced both the Circular of the SAFE on Issues Relating to the Improvement of Business Operations with Respect to the Administration of Foreign Exchange Capital Payment and Settlement of Foreign-invested Enterprises, or Circular 142, and the Circular of the SAFE on Issues concerning the Pilot Reform of the Administrative Approach Regarding the Settlement of the Foreign Exchange Capitals of Foreign-invested Enterprises in Certain Areas, or Circular 36. Circular 19 allows all FIEs established in the PRC to settle their foreign exchange capital on a discretionary basis according to the actual needs of their business operation, provides the procedures for foreign invested companies to use Renminbi converted from foreign currency-denominated capital for equity investments and removes certain other restrictions that had been provided in Circular 142. However, Circular 19 continues to prohibit FIEs from, among other things, using RMB funds converted from their foreign exchange capital for expenditure beyond their business scope and providing entrusted loans or repaying loans between non-financial enterprises. SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or Circular 16, effective June 2016, which reiterates some of the rules set forth in Circular 19. Circular 16 provides that discretionary foreign exchange settlement applies to foreign exchange capital, foreign debt offering proceeds and remitted foreign listing proceeds, and the corresponding RMB capital converted from foreign exchange may be used to extend loans to related parties or repay inter-company loans (including advances by third parties). On October 23, 2019, SAFE further issued Circular of the State Administration of Foreign Exchange on Further Promoting the Facilitation of Cross-border Trade and Investment, or Circular 28, which took effect on the same day. Circular 28 allows non-investment FIEs to use their capital funds to make equity investments in China as long as such investments do not violate the Negative List and the target investment projects are genuine and in compliance with laws. In addition, Circular 28 stipulates that qualified enterprises in certain pilot areas may use their capital income from registered capital, foreign debt and overseas listing for the purpose of domestic payments without providing authenticity certifications to the relevant banks in advance for those domestic payments.

Regulations on dividend distribution

        The principal regulations governing distribution of dividends of FIEs is the PRC Company Law. Under these laws and regulations, FIEs in China may pay dividends only out of their accumulated after-tax profits, if any, determined in accordance with China accounting standards and regulations. In addition, a PRC company, including FIEs in China, is required to allocate at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds until these reserves have reached 50% of the registered capital of the enterprises. A PRC company may, at their discretion, allocate a portion of their after-tax profits based on China accounting standards to staff welfare and bonus funds. These reserves are not distributable as cash dividends.

Regulations on foreign exchange registration of overseas investment by PRC residents

        In 2014, SAFE issued the SAFE Circular on Relevant Issues Relating to Domestic Resident's Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, replacing the SAFE Circular on Issues Concerning the Regulation of Foreign Exchange in Equity Finance and Return Investments by Domestic Residents through Offshore Special Purpose Vehicles, or SAFE Circular 75. SAFE Circular 37 regulates foreign exchange matters in relation to the use of special purpose vehicles by PRC residents or entities to seek offshore investment and financing or conduct round trip investment in China. Under SAFE Circular 37, a "special purpose vehicle" refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or entities for the purpose of seeking offshore financing or making offshore investment, using legitimate onshore or offshore assets or interests, while "round trip investment" refers to direct investment in China by PRC residents or entities through special purpose vehicles, namely, establishing FIEs to obtain ownership, control rights and management rights. SAFE Circular 37 provides that, before making a contribution into a special purpose vehicle, PRC residents or entities are required to complete foreign exchange registration with SAFE or its local branch.

        In 2015, SAFE promulgated SAFE Notice 13, which amended SAFE Circular 37 by requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. PRC residents or entities who had contributed legitimate onshore or offshore interests or assets to special purpose vehicles but had not registered as required before the implementation of SAFE Circular 37 must register their ownership interests or control in the special purpose vehicles with qualified banks. An amendment to the registration is required if there is a material change with respect to the special purpose vehicle registered, such as any change of basic information (including change of the PRC residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, and mergers or divisions. Failure to comply with the registration procedures set forth in SAFE Circular 37 and the subsequent notice, or making misrepresentations or failing to disclose the control of the FIE that is established through round-trip investment, may result in restrictions being imposed on the foreign exchange activities of the relevant FIEs, including payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate, and the capital inflow from the offshore parent, and may also subject relevant PRC residents or entities to penalties under PRC foreign exchange administration regulations.

Regulation related to stock incentive plans

        In February 2012, SAFE promulgated the Notice on Foreign Exchange Administration of Domestic Individuals Participating in Share Incentive Plans of Offshore Listed Companies, or the Stock Option Rules, replacing the previous rules issued by SAFE in March 2007 and January 2008. Under the Stock Option Rules and other relevant rules and regulations, domestic individuals, which means PRC residents and non-PRC citizens residing in China for a continuous period of not less than one year, subject to a few exceptions, who participate in a stock incentive plan in an overseas publicly listed company are required to register with SAFE or its local branches and complete certain other procedures. Participants of a stock incentive plan who are PRC residents must retain a qualified PRC agent, which could be a PRC subsidiary of the overseas publicly listed company or another qualified institution selected by the PRC subsidiary, to conduct the SAFE registration and other procedures with respect to the stock incentive plan on behalf of its participants. The participants must also retain an overseas entrusted institution to handle matters in connection with their exercise of stock options, the purchase and sale of corresponding stocks or interests and fund transfers. In addition, the PRC agent is required to amend the SAFE registration with respect to the stock incentive plan if there is any material change to the stock incentive plan, the PRC agent or the overseas entrusted institution or other material changes. The PRC agents must, on behalf of the PRC residents who have the right to exercise the employee share options, apply to SAFE or its local branches for an annual quota for the payment of foreign currencies in connection with the PRC residents' exercise of the employee share options. The foreign exchange proceeds received by the PRC residents from the sale of shares under the stock incentive plans granted and dividends distributed by the overseas listed companies must be remitted into the bank accounts in the PRC opened by the PRC agents before distribution to such PRC residents. In addition, SAFE Circular 37 provides that PRC residents who participate in a share incentive plan of an overseas unlisted special purpose company may register with SAFE or its local branches before exercising rights.

Regulations on Tax

Enterprise income tax

        Under the Enterprise Income Tax Law of the PRC, or the EIT Law, which became effective on January 1, 2008 and was subsequently amended on February 24, 2017 and December 29, 2018, and its implementing rules, enterprises are classified as resident enterprises and non-resident enterprises. Resident enterprises typically pay an enterprise income tax at the rate of 25% while non-resident enterprises without any branches in the PRC should pay an enterprise income tax in connection with their income from the PRC at the tax rate of 10%. An enterprise established outside of the PRC with its "de facto management bodies" located within the PRC is considered a "resident enterprise,"

meaning that it can be treated in a manner similar to a PRC domestic enterprise for enterprise income tax purposes. The implementing rules of the EIT Law define a de facto management body as a managing body that in practice exercises "substantial and overall management and control over the production and operations, personnel, accounting, and properties" of the enterprise. Enterprises that are recognized as "High and New Technology Enterprises" in accordance with the Notice of the Ministry of Science, the Ministry of Finance and the State Administration of Taxation on Amending and Issuing the Administrative Measures for the Determination of High and New Tech Enterprises are entitled to enjoy a preferential enterprise income tax rate of 15% rather than the 25% uniform statutory tax rate. The preferential tax treatment continues as long as an enterprise can retain its "High and New Technology Enterprise" status.

        The EIT Law and the implementation rules provide that an income tax rate of 10% should normally be applicable to dividends payable to investors that are "non-resident enterprises," and gains derived by such investors, which (a) do not have an establishment or place of business in the PRC or (b) have an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business to the extent such dividends and gains are derived from sources within the PRC. Such income tax on the dividends may be reduced pursuant to a tax treaty between China and other jurisdictions. Pursuant to the Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income, or the Double Tax Avoidance Arrangement, and other applicable PRC laws, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under such Double Tax Avoidance Arrangement and other applicable laws, the 10% withholding tax on the dividends the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5% upon receiving approval from the competent tax authority. However, based on the Notice on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties issued on February 20, 2009 by the SAT, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment; and based on the Announcement on Relevant Issues Concerning the "Beneficial Owners" in Tax Treaties issued on February 3, 2018 by the SAT and effective from April 1, 2018, which replaces the Notice on the Interpretation and Recognition of Beneficial Owners in Tax Treaties and the Announcement on the Recognition of Beneficial Owners in Tax Treaties by the SAT, comprehensive analysis based on the stipulated factor therein and actual circumstances shall be adopted when recognizing the "beneficial owner" and agents and designated wire beneficiaries are specifically excluded from being recognized as "beneficial owners."

Value-added tax and business tax

        Pursuant to applicable PRC tax regulations, any entity or individual conducting business in the service industry is generally required to pay a business tax at the rate of 5% on the revenues generated from providing such services. However, if the services provided are related to technology development and transfer, such business tax may be exempted subject to approval by the relevant tax authorities. Whereas, pursuant to the Provisional Regulations on Value-Added Tax of the PRC and its implementation regulations, unless otherwise specified by relevant laws and regulations, any entity or individual engaged in the sales of goods, provision of processing, repairs and replacement services and importation of goods into China is generally required to pay a value-added tax, or VAT, for revenues generated from sales of products, while qualified input VAT paid on taxable purchase can be offset against such output VAT.

        In November 2011, the Ministry of Finance and the SAT promulgated the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax. In March 2016, the Ministry of Finance and

the SAT further promulgated the Notice on Fully Promoting the Pilot Plan for Replacing Business Tax by Value-Added Tax, which became effective on May 1, 2016. Pursuant to the pilot plan and relevant notices, VAT is generally imposed in lieu of business tax in the modern service industries, including the value-added telecommunication services, on a nationwide basis. VAT of a rate of 6% applies to revenue derived from the provision of some modern services. Certain small taxpayers under PRC law are subject to reduced value-added tax at a rate of 3%. Unlike business tax, a taxpayer is allowed to offset the qualified input VAT paid on taxable purchases against the output VAT chargeable on the modern services provided.

        On April 4, 2018, the Ministry of Finance and the SAT issued the Notice on Adjustment of VAT Rates, which came into effect on May 1, 2018. According to such notice, the taxable goods previously subject to VAT rates of 17% and 11% respectively become subject to lower VAT rates of 16% and 10% respectively starting from May 1, 2018. Furthermore, according to the Announcement on Relevant Policies for Deepening Value-added Tax Reform jointly promulgated by the Ministry of Finance, the SAT and the General Administration of Customs, which became effective on April 1, 2019, the taxable goods previously subject to VAT rates of 16% and 10% respectively become subject to lower VAT rates of 13% and 9% respectively starting from April 1, 2019.

Municipal maintenance tax

        According to the Interim Regulation of the PRC on Urban Maintenance and Construction Tax promulgated by the State Council on February 8, 1985 and amended in 2011, a taxpayer of consumption tax, value-added tax or business tax is required to pay a municipal maintenance tax calculated on the basis of the consumption tax, value-added tax or business tax. The tax rate is 7% for a taxpayer in an urban area, 5% for a taxpayer in a county or a town, and 1% for a taxpayer not in any urban area or county or town.

        The Interim Provisions on the Collection of Educational Surcharges issued on April 28, 1986 and amended in 2005 and 2011, provides that taxpayers of consumption tax, value-added tax and business tax shall pay educational surcharges. Educational surcharges are evaluated on the amount of value-added tax, business tax or consumption tax actually paid by entities and individuals, collected at the rate of 3%, and paid simultaneously with value-added tax, business tax or consumption tax. It is also stipulated that enterprises' educational surcharges are to be paid with sales income (or business income).

Stamp tax

        According to the Interim Regulation of the PRC on Stamp Tax promulgated by the PRC State Council on August 6, 1988 and amended on January 8, 2011, all units and individuals which execute or receive any of the documents listed in this regulation shall be regarded as obligatory payers of stamp duty. The taxable documents include documents issued for purchase and sale transactions, process contracting, property leasing, commodity transportation, storage and custody of goods, loans, property insurance, technology contracts and other documents of a contractual nature; documents of transfer of property title; business books of account; documentation of rights or licenses; and other documents determined by the Ministry of Finance.

Dividend withholding tax

        The Enterprise Income Tax Law provides that since January 1, 2008, an income tax rate of 10% will normally be applicable to dividends declared to non-resident investors that do not have an establishment or place of business in China, or that have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within China.

        Pursuant to the Double Tax Avoidance Arrangement and other applicable PRC laws, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have met the relevant conditions and requirements under this arrangement and other applicable laws, the 10% withholding tax on the dividends the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5%. However, based on the Notice on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties issued on February 20, 2009, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment. Pursuant to the Announcement on Relevant Issues Concerning the "Beneficial Owners" in Tax Treaties, which was issued on February 3, 2018 by the SAT and became effective on April 1, 2018, when determining the applicant's status as the "beneficial owner" regarding tax treatments in connection with dividends, interests, or royalties in the tax treaties, several factors, including, without limitation, whether the applicant is obligated to pay more than 50% of her or his income in twelve months to residents in a third country or region, whether the business operated by the applicant constitutes the actual business activities, and whether the counterparty country or region to the tax treaties does not levy any tax or grant any tax exemption on relevant incomes or levy tax at an extremely low rate, will be taken into account, and such factors will be analyzed according to the actual circumstances of the specific cases. This circular further provides that an applicant who intends to prove her or his status as the "beneficial owner" must submit the relevant documents to the relevant tax bureau pursuant to the Announcement on Issuing the Measures for the Administration of Non-Resident Taxpayers' Enjoyment of the Treatment under Tax Agreements.

Tax on indirect transfer

        On February 3, 2015, the SAT issued the Circular on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or SAT Circular 7. Pursuant to SAT Circular 7, an "indirect transfer" of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises, may be recharacterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. When determining whether there is a "reasonable commercial purpose" in the transaction arrangement, features to be taken into consideration include, inter alia, whether the main value of the equity interest of the relevant offshore enterprise derives directly or indirectly from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income is mainly derived from China; and whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have a real commercial nature which is evidenced by their actual function and risk exposure. Pursuant to SAT Circular 7, where the payer fails to withhold any or sufficient tax, the transferor shall declare and pay such tax to the tax authority by itself within the statutory time limit. Late payment of applicable tax will subject the transferor to default interest. SAT Circular 7 does not apply to sale of shares transactions by investors through a public stock exchange where such shares were acquired on a public stock exchange. On October 17, 2017, the SAT issued the Circular on Issues of Tax Withholding Regarding Non-PRC Resident Enterprise Income Tax, or SAT Circular 37, which was amended by the Announcement of the State Administration of Taxation on Revising Certain Taxation Normative Documents issued on June 15, 2018 by the SAT. SAT Circular 37 further elaborates the relevant implemental rules regarding the calculation, reporting, and payment obligations of the withholding tax by the non-resident enterprises. Nonetheless, there remain uncertainties as to the interpretation and application of SAT Circular 7. SAT Circular 7 may be determined by the tax authorities to be applicable to our offshore transactions or sale of our shares or those of our offshore subsidiaries where non-resident enterprises, being the transferors, were involved.

Regulations on M&A Rules and Overseas Listings

        On August 8, 2006, six PRC regulatory agencies, including the China Securities Regulatory Commission, or the CSRC, adopted the Regulations on Mergers of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006 and was amended on June 22, 2009. Foreign investors shall comply with the M&A Rules when they purchase equity interests of a domestic company or subscribe the increased capital of a domestic company, and thus change the nature of the domestic company into an FIE; or when the foreign investors establish an FIE in the PRC, purchase the assets of a domestic company and operate the assets; or when the foreign investors purchase the assets of a domestic company, establish an FIE by injecting such assets and operate the assets. The M&A Rules purport, among other things, to require offshore special purpose vehicles formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Ying (Kate) Wang	39	Co-founder, Chairperson of the Board of Directors and Chief Executive Officer
Long (David) Jiang	42	Co-founder and Director
Yilong Wen	32	Co-founder and Director
Yueduo (Rachel) Zhang	34	Head of Finance
Zhenjing Zhu	36	Independent Director Appointee*

Note:

*
Ms. Zhenjing Zhu has accepted appointment as our director, effective upon the SEC's declaration of effectiveness of our registration statement on Form F-1 of which this prospectus is a part.

        Ms. Ying (Kate) Wang is our co-founder, and has served as the chairperson of our board of directors and chief executive officer since our inception. Ms. Wang has also served as the chairperson of Relx Inc.'s board of directors and its chief executive officer since its inception. Ms. Wang has over ten years' experience in fast-moving consumer goods, technology and related industries. Prior to co-founding Relx Inc., Ms. Wang served several leadership roles, including the head of Didi Youxiang and head of Uber China at Didi Chuxing, and as a regional general manager at Uber China, from December 2014 to April 2018. Prior to joining Uber China, Ms. Wang worked as a consultant at Bain & Company from October 2013 to December 2014. Ms. Wang received a bachelor's degree in finance and law from Xi'an Jiaotong University, a master's degree in management from Xi'an Jiaotong University and an MBA from Columbia Business School.

        Mr. Long (David) Jiang is our co-founder, and has served as our director since October 2020. Mr. Jiang is responsible for our distribution and retail management in China. Mr. Jiang has 17 years' extensive experience in fast-moving consumer goods and technology industries. Prior to co-founding Relx Inc., Mr. Jiang worked as a regional general manager at Didi Chuxing and worked at various positions at Uber China from August 2015 to January 2018. Prior to joining Uber China, Mr. Jiang worked at Bacardi from June 2010 to October 2014 and held several leadership roles, including national head of customer marketing and channel in China, such as enterprise customers and individual consumers, off-trade, e-commerce and marketing. Prior to that, Mr. Jiang worked as a senior group key accounts manager at L'Oréal from 2008 to 2010, and worked at Procter & Gamble from 2003 to 2008 where his last held position was senior key account manager. Mr. Jiang received a bachelor's degree in mechanical engineering from Tsinghua University and a master's degree in scientific policy strategy and management from the Chinese Academy of Sciences.

        Mr. Yilong Wen is our co-founder, and has served as our director since October 2020. Mr. Wen is responsible for our supply chain, product development and scientific research. Mr. Wen has nine years' experience in fast-moving consumer goods, technology and automobile industries. Prior to co-founding Relx Inc., Mr. Wen worked as a regional general manager at Didi Chuxing and worked at various positions at Uber China from August 2014 to February 2018. Prior to joining Uber China, Mr. Wen worked as a vehicle simulation engineer at Mercedes-Benz from December 2012 to July 2014. Mr. Wen received a bachelor's degree in mechanical engineering from Shanghai Jiao Tong University, a bachelor's degree in mechanical engineering from the University of Michigan, and double master's degrees in mechanical engineering, design and manufacturing from the University of Michigan.

        Ms. Yueduo (Rachel) Zhang has served as our head of finance since September 2018. Ms. Zhang has over 12 years' experience in finance. Prior to joining us, Ms. Zhang worked as a portfolio manager at Vision Plus Capital from January 2016 to September 2018, where she was responsible for financial due diligence and investment portfolio management. Prior to that, Ms. Zhang worked as a risk control manager at SAIC Finance from June 2011 to March 2015, where she was responsible for post-loan risk control for vehicle financing business. Prior to that, Ms. Zhang worked as an assistant manager in the audit department at KPMG Huazhen LLP from September 2008 to June 2011. Ms. Zhang received a bachelor's degree in business administration from Zhejiang University. Ms. Zhang is a member of Chinese Institute of Certified Public Accountants.

        Ms. Zhenjing Zhu will serve as our independent director starting from the SEC's declaration of effectiveness of our registration statement on Form F-1 of which this prospectus is a part. Ms. Zhu has over 13 years' experience in private equity and venture capital investment and has extensive expertise in healthcare industry. Ms. Zhu currently serves as the investment director at CBC Capital. Prior to joining CBC Capital in December 2018, Ms. Zhu worked at Cathay Capital, CITIC Private Equity Funds, and Carlyle Asia Buyout funds specialized in merger and acquisition from 2008 to 2018. Ms. Zhu received an MBA from Columbia Business School.

Board of Directors

        Our board of directors will consist of four directors upon the SEC's declaration of effectiveness of our registration statement on Form F-1 of which this prospectus is a part. A director is not required to hold any shares in our company by way of qualification. A director who is in any way, whether directly or indirectly, interested in a contract or transaction or proposed contract or transaction with our company is required to declare the nature of her or his interest at a meeting of our directors. Subject to the New York Stock Exchange rules and disqualification by the chairperson of the relevant board meeting, a director may vote in respect of any contract or transaction or proposed contract or transaction notwithstanding that she or he may be interested therein, and if she or he does so such director's vote shall be counted and she or he shall be counted in the quorum at any meeting of our directors at which any such contract or transaction or proposed contract or transaction is considered. Our directors may exercise all the powers of our company to raise or borrow money, and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof, and to issue debentures or other securities whenever money is borrowed or as security for any debt, liability or obligation of our company or of any third party.

Committees of the Board of Directors

        We will establish three committees under the board of directors immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part: an audit committee, a compensation committee and a nominating and corporate governance committee. We will adopt a charter for each of the three committees. Each committee's members and functions are described below.

        Audit Committee.    Our audit committee will consist of Zhenjing Zhu, Ying (Kate) Wang and Long (David) Jiang. Zhenjing Zhu will be the chairperson of our audit committee. We have determined that Zhenjing Zhu satisfies the "independence" requirements of Section 303A of the Corporate Governance Rules of the New York Stock Exchange and Rule 10A-3 under the Exchange Act. We have determined that Zhenjing Zhu qualifies as an "audit committee financial expert." The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

  •
  appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

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  reviewing with the independent auditors any audit problems or difficulties and management's response;

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  discussing the annual audited financial statements with management and the independent auditors;

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  reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

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  reviewing and approving all proposed related party transactions;

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  meeting separately and periodically with management and the independent auditors; and

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  monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

        Compensation Committee.    Our compensation committee will consist of Ying (Kate) Wang, Zhenjing Zhu and Long (David) Jiang. Ying (Kate) Wang will be the chairperson of our compensation committee. We have determined that Zhenjing Zhu satisfies the "independence" requirements of Section 303A of the Corporate Governance Rules of the New York Stock Exchange. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

  •
  reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

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  reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

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  reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

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  selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person's independence from management.

        Nominating and Corporate Governance Committee.    Our nominating and corporate governance committee will consist of Ying (Kate) Wang, Zhenjing Zhu and Yilong Wen. Ying (Kate) Wang will be the chairperson of our nominating and corporate governance committee. Zhenjing Zhu satisfies the "independence" requirements of Section 303A of the Corporate Governance Rules of the New York Stock Exchange. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

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  selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

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  reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

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  making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

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  advising the board periodically with regards to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors

        Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly, and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of her or his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth Courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to our company, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time, and the class rights vested thereunder in the holders of the shares. In certain limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached.

        Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

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  convening shareholders' annual and extraordinary general meetings and reporting its work to shareholders at such meetings;

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  declaring dividends and distributions;

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  appointing officers and determining the term of office of the officers;

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  exercising the borrowing powers of our company and mortgaging the property of our company; and

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  approving the transfer of shares in our company, including the registration of such shares in our register of members.

Terms of Directors and Officers

        Our directors may be elected by an ordinary resolution of our shareholders. Alternatively, our board of directors may, by the affirmative vote of a simple majority of the directors present and voting at a board meeting appoint any person as a director to fill a casual vacancy on our board or as an addition to the existing board. Our directors are not automatically subject to a term of office and hold office until such time as they are removed from office by an ordinary resolution of our shareholders. In addition, a director will cease to be a director if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with her or his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns her or his office by notice in writing; (iv) without special leave of absence from our board, is absent from three consecutive board meetings and our directors resolve that her or his office be vacated; or (v) is removed from office pursuant to any other provision of our articles of association.

        Our officers are appointed by and serve at the discretion of the board of directors, and may be removed by our board of directors.

Employment Agreements and Indemnification Agreements

        We have entered into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for a specified time period. We may terminate employment for cause, at any time, for certain acts of the executive officer, such as continued failure to satisfactorily perform, willful misconduct or gross negligence in the performance of agreed duties, conviction or entry of a guilty or nolo contendere plea of any felony or any misdemeanor involving moral turpitude, or dishonest act that results in material to our detriment or material of the employment agreement. We may also terminate an executive officer's employment without cause upon 60-day advance written notice. In such case of termination by us, we will provide severance payments to the executive officer as may be agreed between the executive officer and us. The executive officer may resign at any time with a 60-day advance written notice.

        Each executive officer has agreed to hold, both during and after the termination or expiry of her or his employment agreement, in strict confidence and not to use, except as required in the performance of her or his duties in connection with the employment or pursuant to applicable law, any of our confidential information or trade secrets, any confidential information or trade secrets of our clients or prospective clients, or the confidential or proprietary information of any third party received by us and for which we have confidential obligations. The executive officers have also agreed to disclose in confidence to us all inventions, designs and trade secrets which they conceive, develop or reduce to practice during the executive officer's employment with us and to assign all right, title and interest in them to us, and assist us in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs and trade secrets.

        In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of her or his employment and typically for one year following the last date of employment. Specifically, each executive officer has agreed not to (i) solicit from any customer doing business with us during the effective term of the employment agreement business of the same or of a similar nature to our business; (ii) solicit from any of our known potential customer business of the same or of a similar nature to that which has been the subject of our known written or oral bid, offer or proposal, or of substantial preparation with a view to making such a bid, proposal or offer; (iii) solicit the employment or services of, or hire or engage, any person who is known to be employed or engaged by us; or (iv) otherwise interfere with our business or accounts, including, but not limited to, with respect to any relationship or agreement between any vendor or supplier and us.

        We have also entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Compensation of Directors and Executive Officers

        For the year ended December 31, 2019, we paid an aggregate of RMB5.5 million (US$0.8 million) in cash to our executive officers. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our directors and executive officers. Our PRC subsidiaries and our VIE are required by law to make contributions equal to certain percentages of each employee's salary for her or his pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.

Share Incentive Plans

2018 Equity Incentive Plan and 2019 Equity Incentive Plan of Relx Inc.

        Relx Inc. adopted its 2018 Equity Incentive Plan, or the 2018 Relx Plan, in September 2018, and adopted its 2019 Equity Incentive Plan, or the 2019 Relx Plan, in May 2019, respectively. The 2018 Relx Plan is substantially identical to the 2019 Relx Plan. We refer to the 2018 Relx Plan and the 2019 Relx Plan collectively as the Relx Plans in this prospectus. As authorized by the board of directors of Relx Inc., the maximum aggregate number of shares of Relx Inc. which may be issued pursuant to the

Relx Plans is 22,493,577. As of the date of this prospectus, options to purchase a total of 12,830,720 ordinary shares of Relx Inc. are outstanding under the Relx Plans.

        The following paragraphs summarize the principal terms of the Relx Plans.

        Type of Awards.    The Relx Plans permit the awards of options, share appreciation rights, restricted share awards, restricted share unit awards, and other share awards.

        Plan Administration.    Relx Inc.'s board of directors or a committee delegated by its board of directors will administer the Relx Plans. The committee or Relx Inc.'s full board of directors, as applicable, will determine the participants to receive awards, when and how awards will be granted, the type, number and fair market value of awards to be granted to each participant, and the terms and conditions of each award.

        Award agreement.    Awards granted under the Relx Plans will be evidenced by an award agreement that sets forth terms, conditions and limitations for each award, which may include the provisions applicable in the event that the grantee's employment or service terminates.

        Eligibility.    Relx Inc. may grant awards to its employees, directors and consultants. However, Relx Inc. may grant options that are intended to qualify as incentive share options only to its employees and employees of its parent companies or subsidiaries.

        Vesting schedule.    In general, the plan administrator determines the vesting schedule, which is specified in the relevant award agreement.

        Exercise price.    The plan administrator determines the exercise price for each award, which is stated in the award agreement.

        Term of the awards.    The vested portion of options will expire if not exercised prior to the time as the plan administrator determines at the time of its grant. However, the maximum exercisable term is ten years from the date of a grant.

        Transfer restrictions.    Awards may not be transferred in any manner by the participant other than in accordance with the exceptions provided in the Relx Plans or the relevant award agreement or otherwise determined by the plan administrator, such as transfers by will or the laws of descent and distribution.

        Termination and amendment.    Unless terminated earlier, each of the Relx Plans has a term of ten years from its respective date of effectiveness. Relx Inc.'s board of directors has the authority to suspend or terminate the plan at any time. However, no such action may impair any awards previously granted without the written consent of the participant.

2021 Share Incentive Plan

        We have adopted a 2021 share incentive plan, which we refer to as the 2021 Plan in this prospectus, effective upon the completion of this offering, to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants and promote the success of our business. In connection with the distribution of our shares by Relx Inc. to its existing shareholders within six months following this offering, we expect to assume all outstanding share incentive awards issued under the Relx Plans and to administer the assumed awards pursuant to the 2021 Plan. The maximum aggregate number of ordinary shares that may be issued pursuant to all awards under the 2021 Plan will consist of (i) 22,493,577 Class A ordinary shares to be assumed from the Relx Plans, and (ii) 5,747,262 Class A ordinary shares initially, equal to 4% of the total number of our issued and outstanding shares as of December 31, 2020, plus an annual increase to this second tranche of the award pool on the last day of each fiscal year during the term of the 2021 Plan commencing from the fiscal year ended December 31, 2021, by an amount determined by our board of directors, provided that (a) the increase to the second tranche of the award pool in any fiscal year shall not exceed 2% of the total number of our issued and outstanding shares on the last day of the such fiscal year, and (b) the aggregate size of the second tranche of the award pool shall not exceed 4% of the total number of our issued and outstanding shares on the last day of such fiscal year without giving effect to the annual increase for such fiscal year. In connection with the distribution of our shares by Relx Inc. to its existing shareholders within six months following this offering, we expect to assume all outstanding share incentive awards issued under the Relx Plans and to administer the assumed awards pursuant to the 2021 Plan.

        The following paragraphs describe the principal terms of the 2021 Plan.

        Types of Awards.    The 2021 Plan permits the awards of options, restricted shares, restricted share units or any other type of awards approved by the plan administrator.

        Plan Administration.    Our board of directors or a committee of one or more members of the board of directors will administer the 2021 Plan. The committee or the full board of directors, as applicable, will determine the participants to receive awards, the type and number of awards to be granted to each participant, and the terms and conditions of each award.

        Award Agreement.    Awards granted under the 2021 Plan are evidenced by an award agreement that sets forth terms, conditions and limitations for each award, which may include the term of the award, the provisions applicable in the event that the grantee's employment or service terminates, and our authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind the award.

        Eligibility.    We may grant awards to our employees, directors and consultants of our company. However, we may grant options that are intended to qualify as incentive share options only to our employees and employees of our parent companies and subsidiaries.

        Vesting Schedule.    In general, the plan administrator determines the vesting schedule, which is specified in the relevant award agreement.

        Exercise of Options.    The plan administrator determines the exercise price for each award, which is stated in the award agreement. The vested portion of option will expire if not exercised prior to the time as the plan administrator determines at the time of its grant. However, the maximum exercisable term is ten years from the date of a grant.

        Transfer Restrictions.    Awards may not be transferred in any manner by the participants other than in accordance with the exceptions provided in the 2021 Plan, such as transfers by will or the laws of descent and distribution.

        Termination and Amendment of the 2021 Plan.    Unless terminated earlier, the 2021 Plan has a term of ten years. Our board of directors has the authority to amend or terminate the plan. However, no such action may adversely affect in any material way any awards previously granted unless agreed by the participants.

        As of the date of this prospectus, our directors and executive officers hold outstanding options that were granted by Relx Inc. between September 30, 2018 and September 30, 2020 and which will expire between September 30, 2028 and September 30, 2030, with exercise prices ranging from US$0.02 per share to US$1.50 per share. The following table summarizes, as of the date of this prospectus, the number of ordinary shares of Relx Inc. underlying outstanding options that were granted to our directors and executive officers by Relx Inc. and will be assumed by us under the 2021 plan described below in connection with the distribution of our shares by Relx Inc. to its existing shareholders within six months following this offering.

Name	Ordinary Shares Underlying Options
Ying (Kate) Wang	2,394,692
Long (David) Jiang	2,394,693
Yilong Wen	2,394,693
Yueduo (Rachel) Zhang	*

Note:

*
Less than 1% of our total ordinary shares on an as-converted basis outstanding as of the date of this prospectus.

 PRINCIPAL SHAREHOLDERS

        RLX Technology Inc. is currently 100% owned by Relx Inc. We expect that, within six months following this offering, the existing shareholders of Relx Inc. would become our shareholders through a distribution of our shares in proportion to Relx Inc.'s shareholding structure at the time, and Relx Inc. will remain our parent company until this shareholding change takes place.

        Except as specifically noted, the following table sets forth information with respect to the beneficial ownership of our ordinary shares on an as-converted basis as of the date of this prospectus, assuming the completion of the abovementioned shareholding change, by:

  •
  each of our directors and executive officers; and

  •
  each person known to us to beneficially own 5% or more of our total issued and outstanding shares.

        The calculations in the table below are based on 143,681,557 ordinary shares on an as-converted basis issued and outstanding as of the date of this prospectus, and             ordinary shares issued and outstanding immediately after the completion of this offering and assuming the completion of the abovementioned shareholding change, including (i)                           Class A ordinary shares to be sold by us in this offering in the form of ADSs, assuming the underwriters do not exercise their over-allotment option, (ii) 81,864,378 Class A ordinary shares to be held by the existing shareholders of Relx Inc., other than Relx Holdings Limited, and (iii) 61,817,179 Class B ordinary shares to be held by Relx Holdings Limited.

        Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security.

These shares, however, are not included in the computation of the percentage ownership of any other person.

			Ordinary Shares Beneficially Owned Immediately After This Offering and Assuming the Completion of the Shareholding Change
	Ordinary Shares Beneficially Owned Prior to This Offering		Class A ordinary shares	Class B ordinary shares	Total ordinary shares on an as-converted basis	% of beneficial ownership	% of aggregate voting power**
	Number	%	Number	Number	Number	%	%
Directors and Executive Officers†[nc_cad,217]:
Ying (Kate) Wang(1)	84,310,756	58.7
Long (David) Jiang(2)	14,279,768	9.9
Yilong Wen(3)	9,334,394	6.5
Yueduo (Rachel) Zhang	—	—
Zhenjing Zhu†[nc_cad,217][nc_cad,217]	—	—
All Directors and Executive Officers as a Group	84,310,756	58.7
Principal Shareholders:
Relx Holdings Limited(4)	61,817,179	43.0
BJ BJ Limited(5)	22,493,577	15.7
Deep Technology Linkage Fund L.P.(6)	15,343,867	10.7
Investment funds affiliated with Sequoia Capital China(7)	7,020,356	4.9

Notes:

†
Each person and group in the table above currently does not hold any shares in our company directly, but is deemed to beneficially own the shares indicated in the table through Relx Inc., which is our sole shareholder as of the date of this prospectus.

††
Except as indicated otherwise, the business address of our directors and executive officers is 5/F, Block B, Baifu International Building, Chaoyang District, Beijing 100027, People's Republic of China. The business address of Ms. Zhenjing Zhu is Floor 66 Plaza 66, 1266 West Nanjing Road, Shanghai, People's Republic of China.

†††
Ms. Zhenjing Zhu has accepted appointment as our independent director, effective upon the SEC's declaration of effectiveness of our registration statement on Form F-1 of which this prospectus is a part.

**
For each person and group included in this column, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our Class A and Class B ordinary shares as a single class. Each holder of Class A ordinary shares is entitled to one vote per share and each holder of our Class B ordinary shares is entitled to ten votes per share on all matters submitted to them for a vote. Our Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Our Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis.

(1)
Ms. Ying (Kate) Wang is the sole director of Relx Holdings Limited and BJ BJ Limited, both British Virgin Islands company. Relx Holdings Limited holds 61,817,179 Class A ordinary shares in Relx Inc., and BJ BJ Limited holds 22,493,577 Class B ordinary shares in Relx Inc. See footnotes (4) and (5) below for details of the shares held by Relx Holdings Limited and BJ BJ Limited, respectively.

(2)
Mr. Long (David) Jiang is not the record holder but beneficial owner of these shares. The shares held by Relx Holdings Limited on record include 14,279,768 Class A ordinary shares in Relx Inc. held on behalf of and for the benefit of Mr. Long (David) Jiang. See footnote (4) below.

(3)
Mr. Yilong Wen is not the record holder but beneficial owner of these shares. The shares held by Relx Holdings Limited on record include 9,334,394 Class A ordinary shares in Relx Inc. held on behalf of and for the benefit of Mr. Yilong Wen. See footnote (4) below.

(4)
Relx Holdings Limited is a British Virgin Islands company, with Ms. Ying (Kate) Wang being the sole director, and it holds 61,817,179 Class A ordinary shares in Relx Inc. Relx Holdings Limited is 93.64% owned by Lion Valley Limited, a British Virgin Islands company, and 6.36% owned by Autumn Tale Limited, a British Virgin Islands company. Lion Valley Limited is wholly owned by Zedra Trust Company (Cayman) Limited, or Zedra, on behalf of and for the benefit of The Alpha Trust as the trustee. Ms. Ying (Kate) Wang is the settlor and enforcer of The Alpha Trust, and Ms. Wang and her family members are the trust's beneficiaries. Autumn Tale Limited is wholly owned by Zedra on behalf of and for the benefit of The Generalation One Trust as the trustee. Mr. Bing Du is the settlor and enforcer of The Generalation One Trust, and Mr. Du and his family members are the trust's beneficiaries. Pursuant to the terms of the trusts and certain share entrustment arrangements, these shares in Relx Inc. held by Relx Holdings Limited include (i) 30,871,499 Class A ordinary shares in Relx Inc. owned by The Alpha Trust; (ii) 3,931,573 Class A ordinary shares in Relx Inc. owned by The Generalation One Trust; (iii) 14,279,768 Class A ordinary shares in Relx Inc. held on behalf of and for the benefit of Mr. Long (David) Jiang; (iv) 9,334,394 Class A ordinary shares in Relx Inc. held on behalf of and for the benefit of Mr. Yilong Wen; and (v) 3,399,945 Class A ordinary shares in Relx Inc. held on behalf of and for the benefit of certain of our other employees. The registered address of Relx Holdings Limited is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands. Upon the completion of the shareholding change, Relx Holdings Limited will hold 61,817,179 Class B ordinary shares of our company directly.

(5)
BJ BJ Limited holds 22,493,577 Class B ordinary shares in Relx Inc. for the purpose of granting share incentive awards to the plan participants according to the Relx Plans, and administers the awards and acts according to our instruction. BJ BJ Limited is a British Virgin Islands company, with Ms. Ying (Kate) Wang being the sole director, and is wholly owned by Zedra on behalf of and for the benefit of The Nano Trust as the trustee. Ms. Ying (Kate) Wang is the enforcer of The Nano Trust. Under the terms of the trust, Ms. Wang has the power to direct the trustee with respect to the retention or disposal of, and the exercise of any voting and other rights attached to, the shares held by BJ BJ Limited in Relx Inc. The registered address of BJ BJ Limited is Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola. British Virgin Islands. Upon the completion of the shareholding change, BJ BJ Limited will hold 22,493,577 Class A ordinary shares of our company directly.

(6)
Deep Technology Linkage Fund L.P., a Cayman Islands limited partnership, holds 14,052,324 Series Angel preferred shares in Relx Inc., 1,250,002 Series A preferred shares in Relx Inc., and 41,541 Series A+ preferred shares in Relx Inc. The general partner of Deep Technology Linkage Fund L.P. is Llex Holdings Limited, a Cayman Islands exempted company, whose sole shareholder is Source Code Super Holdings Co., a Cayman Islands exempted company. Source Code Super Holdings Co. is beneficially owned by Whealth Holdings Limited, a British Virgin Islands company, which is wholly owned by Enlightenment Trust. Enlightenment Trust is a trust established under the laws of the Island of Jersey, of which Mr. Charlie Cao and his family members are the beneficiaries. The registered address of Deep Technology Linkage Fund L.P. is 4th Floor, Harbour Place, 103 South Church Street, George Town, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands. Upon the completion of the shareholding change, Deep Technology Linkage Fund L.P. will hold an aggregate of 15,343,867 Class A ordinary shares of our company directly.

(7)
SCC Venture VII Holdco, Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands, holds 5,682,295 Series A+ preferred shares in Relx Inc. and SCC Growth V Holdco R. Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands, holds 1,338,061 Series C preferred shares in Relx Inc. SCC Venture VII Holdco, Ltd. and SCC Growth V Holdco R. Ltd. are collectively referred to as investment funds affiliated with Sequoia Capital China. The sole shareholder of SCC Venture VII Holdco, Ltd. is Sequoia Capital China Venture Fund VII, L.P., whose general partner is SC China Venture VII Management, L.P. The sole shareholder of SCC Growth V Holdco R, Ltd. is Sequoia Capital China Growth Fund V, L.P., whose general partner is SC China Growth V Management, L.P. The general partner of SC China Venture VII Management, L.P. and SC China Growth V Management, L.P. is SC China Holding Limited. SC China Holding Limited is wholly owned by SNP China Enterprises Limited, which in turn is wholly owned by Mr. Neil Nanpeng Shen. The registered address of each of the investment funds affiliated with Sequoia Capital China is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Upon the completion of the shareholding change, investment funds affiliated with Sequoia Capital China will hold an aggregate of 7,020,356 Class A ordinary shares of our company directly.

        Based on the current shareholding structure of Relx Inc., we expect that, immediately upon the completion of the abovementioned shareholding change, a total of 1,823,219 Class A ordinary shares of our company will be held by one record holder in the United States.

        We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

RELATED PARTY TRANSACTIONS

Contractual Arrangements with Our Variable Interest Entity and Its Shareholders

        See "Corporate History and Structure."

Employment Agreements and Indemnification Agreements

        See "Management—Employment Agreements and Indemnification Agreements."

Share Incentive Plans

        See "Management—Share Incentive Plans."

Agreements with Relx Inc.

        In connection with this offering, we have entered into a non-competition agreement with Relx Inc. to set forth the business scope of us and Relx Inc. and the non-compete obligations between our two companies. In addition, as before the restructuring all intellectual properties of Relx Inc., including trademarks and patents, were applied and registered by our subsidiaries or our VIE, we also entered into an intellectual property license agreement with Relx Inc. to license these intellectual properties to Relx Inc. after this offering. Both agreements are expected to become effective upon the completion of this offering. The following is a summary of the key terms of these two agreements.

Non-competition agreement

        Under the non-competition agreement, Relx Inc. and we have each agreed to be subject to certain non-compete restrictions during a "non-competition period," which will start from the completion of this offering and end on the earliest of (i) five years after the first date upon which Relx Inc. no longer controls us or ceases to be under common control with us; (ii) the date on which the ADSs cease to be listed on the New York Stock Exchange; and (iii) ten years after the completion of this offering. Specifically, Relx Inc. has agreed not to conduct tobacco harm reduction (THR) product business in China, and we have agreed not to conduct THR product business outside China.

Intellectual property license agreement

        Under the intellectual property license agreement, we grant to Relx Inc. a license of all trademarks applied or registered outside China and all patents related to our e-vapor products.

        This agreement will be effective upon the completion of this offering and expire on the earlier of (i) ten years after the effective date of such agreement, and (ii) five year after the first date upon which Relx Inc. no longer controls us or ceases to be under common control with us.

Related Party Transactions with Relx Inc.

        Historically, Relx Inc. completed certain rounds of equity financing where it issued preferred shares to investors while our subsidiaries, VIE and/or VIE's subsidiaries received proceeds in Renminbi from these investors on behalf of Relx Inc. We had an obligation to pay such proceeds to Relx Inc. once the investors obtained the required foreign exchange approval. These proceeds in Renminbi were recorded as amounts due to related party. In addition, our consolidated financial statements included certain expenses allocated from or allocated to Relx Inc. Furthermore, Relx Inc. provided operating funds support to us for our business working capital requirements from time to time.

        For the 2018 period, we, through Beijing Wuxin, declared dividend of RMB36.0 million to Relx Inc. We also had financing proceeds received by us on behalf of Relx Inc., which amounted to RMB32.5 million, in the 2018 period. In addition, we received operating funds of RMB1.1 million provided by Relx Inc. in the 2018 period. Furthermore, we recorded share-based compensation expenses allocated from Relx Inc. of RMB6.8 million as our share-based compensation expenses for the 2018 period. The dividend declared to Relx Inc. of RMB36.0 million and the financing proceeds received by us on behalf of Relx Inc. of RMB32.5 million were paid to Relx Inc. in full in 2019.

        For the year ended December 31, 2019, we had corporate expenses allocated to Relx Inc. of RMB6.1 million (US$0.9 million), representing office expenses and salaries of directors and executive officers paid by us for Relx Inc.'s non-PRC operations. We also made payments of RMB45.7 million (US$6.7 million) on behalf of Relx Inc.'s non-PRC operations in 2019, which mainly consisted of material costs, employee expenses and freight expenses. Furthermore, we also made investment prepayment of RMB21.0 million (US$3.1 million) on behalf of Relx Inc. in 2019, representing investment prepayment to an investee of Relx Inc. on behalf of Relx Inc., as such investee was setting up its overseas holding structure for Relx Inc. On the other hand, we received operating funds of RMB644.9 million (US$95.0 million) provided by Relx Inc. in 2019. We also recorded share-based compensation expenses allocated from Relx Inc. of RMB52.7 million (US$7.8 million) in 2019 as our share-based compensation expenses. As of December 31, 2019, we had amount due from Relx Inc. of RMB72.8 million (US$10.7 million), primarily resulting from (i) balance of payment made on behalf of Relx Inc.'s non-PRC operations of RMB45.7 million (US$6.7 million), and (ii) balance of investment prepayment we made on behalf of Relx Inc. of RMB21.0 million (US$3.1 million), and amount due to Relx Inc. of RMB646.0 million (US$95.1 million), primarily resulting from balance of operating funds advance provided by Relx Inc. of RMB646.0 million (US$95.1 million).

        For the nine months ended September 30, 2020, we had corporate expenses allocated to Relx Inc. of RMB9.2 million (US$1.4 million), representing office expenses and salaries of directors and executive officers paid by us for Relx Inc.'s non-PRC operations. We also made payments of RMB45.1 million (US$6.6 million) on behalf of Relx Inc.'s non-PRC operations in the nine months ended September 30, 2020, which mainly consisted of material costs, employee expenses and freight expenses. On the other hand, we received funds of RMB1,408.7 million (US$207.5 million) provided by Relx Inc. in the nine months ended September 30, 2020, which we repaid RMB306.6 million (US$45.2 million). We also had financing proceeds received by us on behalf of Relx Inc., which amounted to RMB273.5 million (US$40.3 million) in the nine months ended September 30, 2020, representing a portion of the proceeds from Relx Inc.'s series D financing. In November 2020, such financing proceeds was repaid by us to such investor after the required foreign exchange approval was obtained. For the nine months ended September 30, 2020, we also recorded share-based compensation expenses allocated from Relx Inc. of RMB273.0 million (US$40.2 million) as our share-based compensation expenses. As of September 30, 2020, we had amount due from Relx Inc. of RMB127.1 million (US$18.7 million), primarily resulting from (i) balance of payment made on behalf of Relx Inc.'s non-PRC operations of RMB90.7 million (US$13.4 million), (ii) balance of investment prepayment we made on behalf of Relx Inc. of RMB21.0 million (US$3.1 million), and (iii) balance of corporate expenses allocated to Relx Inc. of RMB15.3 million (US$2.3 million), and amount due to Relx Inc. of RMB2,003.0 million (US$295.0 million), primarily resulting from (i) balance of funds advance provided by Relx Inc. of RMB1,729.6 million (US$254.7 million), and (ii) balance of financing proceeds collected on behalf of Relx Inc. of RMB273.5 million (US$40.3 million).

        According to several agreements in connection with the Restructuring, a portion of the balances of certain amounts due to and from Relx Inc. as of September 30, 2020, which constituted a net amount of RMB600.0 million, consisting of (i) non-current portion of corporate expenses allocated to Relx Inc. of RMB6.1 million (US$0.9 million), (ii) non-current portion of payments made on behalf of Relx Inc.'s non-PRC operations of RMB45.7 million (US$6.7 million), and (iii) non-current portion of operating funds of RMB651.8 million (US$96.0 million) provided by Relx Inc., were deemed settled.

Other Related Party Transactions

        In 2020, we sold e-vapor products to Lhasa Yuanchi Investment Management Co., Ltd., an entity affiliated with Deep Technology Linkage Fund L.P., one of our principal shareholders. See footnote (6) under the section entitled "Principal Shareholders" for the beneficial ownership of Deep Technology Linkage Fund L.P. in our company. The transaction was conducted in the ordinary course of our operating activities at the then selling price to end users. For the nine months ended September 30, 2020, we recognized net revenue of RMB1.4 million (US$0.2 million) from such transactions.

 DESCRIPTION OF SHARE CAPITAL

        We are a Cayman Islands exempted company incorporated with limited liability and our affairs are governed by our memorandum and articles of association, the Companies Act (2020 Revision) of the Cayman Islands, which we refer to as the Companies Act below, and the common law of the Cayman Islands.

        RLX Technology Inc. is currently 100% owned by Relx Inc. We expect that, within six months following this offering, the existing shareholders of Relx Inc. would become our shareholders through a distribution of our shares in proportion to Relx Inc.'s shareholding structure at the time, and Relx Inc. will remain our parent company until this shareholding change takes place.

        As of the date of this prospectus, our authorized share capital is US$50,000 divided into 500,000,000 shares, with a par value of US$0.0001 each. As of the date of this prospectus, 143,681,557 ordinary shares are issued and outstanding. All of our issued and outstanding shares are fully paid.

        Immediately prior to the completion of this offering, all our issued and outstanding ordinary shares will be re-designated as Class B ordinary shares on a one-for-one basis. Our authorized share capital immediately prior to the completion of this offering will be US$150,000 divided into 1,500,000,000 shares comprising of (i) 1,200,000,000 Class A ordinary shares of a par value of US$0.0001 each, (ii) 150,000,000 Class B ordinary shares of a par value of US$0.0001 each, and (iii) 150,000,000 shares of a par value of US$0.0001 each of such class or classes (however designated) as our board of directors may determine in accordance with our post-offering memorandum and articles of association.

        Upon the completion of this offering, we will have                ordinary shares issued and outstanding, assuming the underwriters do not exercise their over-allotment option. All of our shares issued and outstanding prior to the completion of the offering are and will be fully paid, and all of our shares to be issued in the offering will be issued as fully paid.

Our Post-Offering Memorandum and Articles of Association

        Our sole shareholder have conditionally adopted an amended and restated memorandum and articles of association, which we refer to below as our post-offering memorandum and articles of association and which will become effective and replace our current memorandum and articles of association in its entirety immediately prior to the completion of this offering. The following are summaries of material provisions of the post-offering memorandum and articles of association and of the Companies Act, insofar as they relate to the material terms of our ordinary shares.

        Objects of Our Company.    Under our post-offering memorandum and articles of association, the objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

        Ordinary Shares.    Our ordinary shares are issued in registered form. We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares. Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of our Class A ordinary shares and Class B ordinary shares will have the same rights except for voting and conversion rights. Each Class A ordinary share shall entitle the holder thereof to one vote on all matters subject to vote at our general meetings, and each Class B ordinary share shall entitle the holder thereof to ten votes on all matters subject to vote at our general meetings. Our ordinary shares are issued in registered form and are issued when registered in our register of members.

        Conversion.    Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Any number of Class B ordinary shares held by a holder thereof will be automatically and immediately converted into an equal number of Class A ordinary shares upon the occurrence of (i) any direct or indirect sale, transfer, assignment or disposition of such number of Class B ordinary shares by the holder thereof or the direct or indirect transfer or assignment of the voting power attached to such number of Class B ordinary shares through voting proxy or otherwise to any person that is not Relx Holdings Limited, Ms. Ying (Kate) Wang or an entity controlled by her, or (ii) the direct or indirect sale, transfer, assignment or disposition of a majority of the issued and outstanding voting securities of, or the direct or indirect transfer or assignment of the voting power attached to such voting securities through voting proxy or otherwise, or the direct or indirect sale, transfer, assignment or disposition of all or substantially all of the assets of, a holder of Class B ordinary shares that is an entity to any person that is not Relx Holdings Limited, Ms. Ying (Kate) Wang or an entity controlled by her.

        Dividends.    The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors or declared by our shareholders by ordinary resolution (provided that no dividend may be declared by our shareholders which exceeds the amount recommended by our directors). Our post-offering memorandum and articles of association provide that dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our board of directors determine is no longer needed. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

        Voting Rights.    Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairperson of such meeting or any one shareholder present in person or by proxy. With respect to all matters subject to a shareholders' vote, each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to ten votes, voting together as one class.

        An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the outstanding and issued ordinary shares cast at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our post-offering memorandum and articles of association. Our shareholders may, among other things, divide or combine their shares by ordinary resolution.

        General Meetings of Shareholders.    As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders' annual general meetings. Our post-offering memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

        Shareholders' general meetings may be convened by a majority of our board of directors. Advance notice of at least seven days is required for the convening of our annual general shareholders' meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of at least one shareholder present or by proxy, representing not less than one-third of all votes attaching to the issued and outstanding shares in our company entitled to vote at the general meeting.

        The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company's articles of association. Our post-offering memorandum and articles of association provide that upon the requisition of any one or more of our shareholders who together hold shares which carry in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our post-offering memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

        Transfer of Ordinary Shares.    Subject to the restrictions set out in our post-offering memorandum and articles of association as set out below, any of our shareholders may transfer all or any of her or his ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

        Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

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  the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

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  the instrument of transfer is in respect of only one class of ordinary shares;

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  the instrument of transfer is properly stamped, if required;

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  in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

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  a fee of such maximum sum as the New York Stock Exchange may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

        If our directors refuse to register a transfer they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

        The registration of transfers may, after compliance with any notice required of the New York Stock Exchange, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board may determine.

        Liquidation.    On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them.

        Calls on Shares and Forfeiture of Shares.    Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

        Redemption, Repurchase and Surrender of Shares.    We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our board of directors or by a special resolution of our shareholders. Our company may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors or by an ordinary resolution of our shareholders. Under the Companies Act, the redemption or repurchase of any share may be paid out of our Company's profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares issued and outstanding or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

        Variations of Rights of Shares.    If at any time, our share capital is divided into different classes of shares, the rights attached to any class may be materially adversely varied with the consent in writing of the holders of at least two-thirds (2/3) of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued shall not, be deemed to be materially adversely varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

        Issuance of Additional Shares.    Our post-offering memorandum and articles of association authorize our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent out of available authorized but unissued ordinary shares.

        Our post-offering memorandum and articles of association also authorize our board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

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  the designation of the series;

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  the number of shares of the series;

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  the dividend rights, dividend rates, conversion rights, voting rights; and

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  the rights and terms of redemption and liquidation preferences.

        Our board of directors may issue preferred shares without action by our shareholders to the extent out of authorized but unissued preferred shares. Issuance of these shares may dilute the voting power of holders of ordinary shares.

        Inspection of Books and Records.    Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See "Where You Can Find Additional Information."

        Anti-Takeover Provisions.    Some provisions of our post-offering memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

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  authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders; and

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  limit the ability of shareholders to requisition and convene general meetings of shareholders.

        However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our post-offering memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

        Exempted Company.    We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

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  does not have to file an annual return of its shareholders with the Registrar of Companies;

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  is not required to open its register of members for inspection;

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  does not have to hold an annual general meeting;

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  may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

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  may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

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  may register as a limited duration company; and

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  may register as a segregated portfolio company.

        "Limited liability" means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

        Exclusive Forum.    Unless we consent in writing to the selection of an alternative forum, the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) shall be the exclusive forum within the United States for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, regardless of whether such legal suit, action, or proceeding also involves parties other than us. Any person or entity purchasing or otherwise acquiring any share or other securities in our company, or purchasing or otherwise acquiring American depositary shares issued pursuant to deposit agreements, shall be deemed to have notice of and consented to the provisions of this article. Without prejudice to the foregoing, if the provision in this article is held to be illegal, invalid or unenforceable under applicable law, the legality, validity or enforceability of the rest of articles of association shall not be affected and this article shall be interpreted and construed to the maximum extent possible to apply in the relevant jurisdiction with whatever modification or deletion may be necessary so as best to give effect to our intention.

Differences in Corporate Law

        The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

        Mergers and Similar Arrangements.    The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (i) "merger" means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (ii) a "consolidation" means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company's articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.
        A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a "parent" of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

        The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

        Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided that the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which she or he might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

        Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

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  the statutory provisions as to the required majority vote have been met;

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  the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

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  the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

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  the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

        The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the "squeeze out" of dissentient minority shareholders upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

        If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

        Shareholders' Suits.    In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

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  a company acts or proposes to act illegally or ultra vires (and is therefore incapable of ratification by the shareholder);

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  the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

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  those who control the company are perpetrating a "fraud on the minority."

        Indemnification of Directors and Executive Officers and Limitation of Liability.    Cayman Islands law does not limit the extent to which a company's memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our post-offering memorandum and articles of association provide that that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person's dishonesty, willful default or fraud, in or about the conduct of our company's business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including, without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

        In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our post-offering memorandum and articles of association.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        Directors' Fiduciary Duties.    Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

        As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

        Shareholder Action by Written Consent.    Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our post-offering memorandum and articles of association provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

        Shareholder Proposals.    Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders; provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

        The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company's articles of association. Our post-offering memorandum and articles of association allow any one or more of our shareholders holding shares which carry in aggregate not less than one-third of the total number of votes attaching to all issued and the outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders' meeting, our post-offering memorandum and articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obliged by law to call shareholders' annual general meetings.

        Cumulative Voting.    Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation's certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder's voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our post-offering memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

        Removal of Directors.    Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the issued and outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering memorandum and articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders. A director will also cease to be a director if he (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing; (iv) without special leave of absence from our board, is absent from meetings of our board for three consecutive meetings and our board resolves that his office be vacated; or (v) is removed from office pursuant to any other provision of our articles of association.

        Transactions with Interested Shareholders.    The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an "interested shareholder" for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target's outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target's board of directors.

        Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

        Dissolution; Winding up.    Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation's outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by either an order of the courts of the Cayman Islands or by the board of directors.

        Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

        Variation of Rights of Shares.    Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our post-offering memorandum and articles of association, if our share capital is divided into more than one class of shares, the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially adversely varied with the consent in writing of the holders of at least two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be materially adversely varied by the creation, allotment or issue of further shares ranking pari passu with or subsequent to them or the redemption or purchase of any shares of any class by our company. The rights of the holders of shares shall not be deemed to be materially adversely varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

        Amendment of Governing Documents.    Under the Delaware General Corporation Law, a corporation's governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act and our post-offering memorandum and articles of association, our memorandum and articles of association may only be amended by a special resolution of our shareholders.

        Rights of Non-resident or Foreign Shareholders.    There are no limitations imposed by our post-offering memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

History of Securities Issuances

        RLX Technology Inc., our holding company in the Cayman Islands, is currently 100% owned by Relx Inc. We expect that, within six months following this offering, the existing shareholders of Relx Inc. would become our shareholders through a distribution of our shares in proportion to Relx Inc.'s shareholding structure at the time, and Relx Inc. will remain our parent company until this shareholding change takes place.

        Relx Inc. has completed several rounds of equity financing since its inception, all of which took place during the past three years:

Ordinary shares

        On August 10, 2018, Relx Inc. issued 65,571,473 ordinary shares to Relx Holdings Limited for a nominal consideration. Relx Holdings Limited is beneficially owned by Ms. Ying (Kate) Wang, our co-founder, the chairperson of our board of directors and the chief executive officer of our company, and Mr. Bing Du, a beneficial owner of our company, respectively. On August 15, 2019, those ordinary shares were re-designated as the same number of Class A ordinary shares of Relx Inc.

        On March 20, 2020, Relx Inc. issued 22,493,577 Class B ordinary shares to BJ BJ Limited for a nominal consideration.

Preferred shares

        On September 27, 2018, Relx Inc. issued an aggregate of 24,428,576 Series Angel preferred shares to two investors, including Deep Technology Linkage Fund L.P., for an aggregate consideration of RMB36.0 million.

        On September 27, 2018, Relx Inc. issued an aggregate of 6,578,949 Series A preferred shares to two investors, including Deep Technology Linkage Fund L.P., for an aggregate consideration of approximately US$12.3 million.

        On November 16, 2018, Relx Inc. issued an aggregate of 7,066,958 Series A+ preferred shares to a group of investors, including Deep Technology Linkage Fund L.P., for an aggregate consideration of approximately US$24.9 million.

        On February 1, 2019, Relx Inc. issued an aggregate of 3,166,807 Series B preferred shares to a group of investors for an aggregate consideration of approximately US$22.1 million.

        On April 26, 2019 and May 17, 2019, Relx Inc. issued an aggregate of 4,014,183 Series C preferred shares to two investors for an aggregate consideration of US$75.0 million.

        On August 15, 2019 and January 22, 2020, Relx Inc. issued an aggregate of 4,768,430 Series C+ preferred shares to two investors for an aggregate consideration of approximately US$107.3 million.

        On September 25, 2020, Relx Inc. effected a 1-for-1 share reclassification and re-designation, whereby (i) an aggregate of 3,754,294 Class A ordinary shares were transferred to a group of investors and reclassified and re-designated as the same number of Series D-1 preferred shares, and (ii) an aggregate of 3,061,383 Series Angel preferred shares were transferred to a group of investors and reclassified and re-designated as the same number of Series D-1 preferred shares.

        On September 25, 2020, Relx Inc. issued an aggregate of 5,038,275 Series D-2 preferred shares to a group of investors for an aggregate consideration of US$182.4 million.

        On November 6, 2020, Relx Inc. effected a 1-for-1 share reclassification and re-designation, whereby (i) 63,090 Series Angel preferred shares were transferred to one of its existing investors and reclassified and re-designated as the same number of Series D-1 preferred shares, and (ii) 629,821 Series A+ preferred shares were also transferred to such investor and reclassified and re-designated as the same number of Series D-1 preferred shares.

        On November 6, 2020, Relx Inc. issued an additional 554,329 Series D-2 preferred shares to one of its existing investors for an aggregate consideration of US$20.1 million.

Grants of options

        Relx Inc. has granted options to purchase its ordinary shares to certain of its directors, executive officers, employees and consultants under the Relx Plans, for their past and future services. We have adopted the 2021 Plan, effective upon the completion of this offering. In connection with the distribution of our shares by Relx Inc. to its existing shareholders within six months following this offering, we expect to assume all outstanding share incentive awards issued under the Relx Plans and to administer the assumed awards pursuant to the 2021 Plan. See "Management—Share Incentive Plans."

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

        Citibank, N.A. has agreed to act as the depositary for the American Depositary Shares. Citibank's depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as "ADSs" and represent ownership interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as "American Depositary Receipts" or "ADRs." The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is [Citibank, N.A.—Hong Kong], located at [9/F Citi Tower, One Bay East, 83 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong].

        We have appointed Citibank as depositary pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC's website (www.sec.gov). Please refer to Registration Number 333-            when retrieving such copy.

        We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.

        Each ADS represents the right to receive, and to exercise the beneficial ownership interests in,                        Class A ordinary share that are on deposit with the depositary and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary may agree to change the ADS-to-Class A ordinary share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary, and the depositary (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

        If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as an owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of Class A ordinary shares will continue to be governed by the laws of the Cayman Islands, which may be different from the laws in the United States.

        In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

        As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary will hold on your behalf the shareholder rights attached to the Class A ordinary shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholders rights for the Class A ordinary shares represented by your ADSs through the depositary only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.

        The manner in which you own the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the depositary's services are made available to you. As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the "direct registration system" or "DRS"). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company ("DTC"), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the "holder." When we refer to "you," we assume the reader owns ADSs and will own ADSs at the relevant time.

        The registration of the Class A ordinary shares in the name of the depositary or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary or the custodian the record ownership in the applicable Class A ordinary shares with the beneficial ownership rights and interests in such Class A ordinary shares being at all times vested with the beneficial owners of the ADSs representing the Class A ordinary shares. The depositary or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Dividends and Distributions

        As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.

Distributions of Cash

        Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of the Cayman Islands.

        The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

        The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Class A Ordinary Shares

        Whenever we make a free distribution of Class A ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of Class A ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the Class A ordinary shares deposited or modify the ADS-to-Class A ordinary shares ratio, in which case each ADS you hold will represent rights and interests in the additional Class A ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

        The distribution of new ADSs or the modification of the ADS-to-Class A ordinary shares ratio upon a distribution of Class A ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new Class A ordinary shares so distributed.

        No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the Class A ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

        Whenever we intend to distribute rights to subscribe for additional Class A ordinary shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.

        The depositary will establish procedures to distribute rights to subscribe for additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new Class A ordinary shares other than in the form of ADSs.

        The depositary will not distribute the rights to you if:

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  We do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

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  We fail to deliver satisfactory documents to the depositary; or

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  It is not reasonably practicable to distribute the rights.

        The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

        Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

        The depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

        If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in the Cayman Islands would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

        Whenever we intend to distribute property other than cash, Class A ordinary shares or rights to subscribe for additional Class A ordinary shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.

        If it is reasonably practicable to distribute such property to you and if we provide to the depositary all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

        The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

        The depositary will not distribute the property to you and will sell the property if:

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  We do not request that the property be distributed to you or if we request that the property not be distributed to you; or

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  We do not deliver satisfactory documents to the depositary; or

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  The depositary determines that all or a portion of the distribution to you is not reasonably practicable.

        The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

        Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders.

        The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert into U.S. dollars upon the terms of the deposit agreement the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Changes Affecting Class A Ordinary shares

        The Class A ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such Class A ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets of the Company.

        If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the Class A ordinary shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Class A ordinary shares

        Upon completion of the offering, the Class A ordinary shares being offered pursuant to the prospectus will be deposited by us with the custodian. Upon receipt of confirmation of such deposit, the depositary will issue ADSs to the underwriters named in the prospectus. After the completion of the offering, the Class A ordinary shares that are being offered for sale pursuant to the prospectus will be deposited by us with the custodian. Upon receipt of confirmation of such deposit, the depositary will issue ADSs to the underwriters named in the prospectus.

        After the closing of the offer, the depositary may create ADSs on your behalf if you or your broker deposit Class A ordinary shares with the custodian and provide the certifications and documentation required by the deposit agreement. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the Class A ordinary shares to the custodian. Your ability to deposit Class A ordinary shares and receive ADSs may be limited by U.S. and Cayman Islands legal considerations applicable at the time of deposit.

        The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the Class A ordinary shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

        When you make a deposit of Class A ordinary shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

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  The Class A ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

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  All preemptive (and similar) rights, if any, with respect to such Class A ordinary shares have been validly waived or exercised.

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  You are duly authorized to deposit the Class A ordinary shares.

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  The Class A ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, "restricted securities" (as defined in the deposit agreement).

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  The Class A ordinary shares presented for deposit have not been stripped of any rights or entitlements.

        If any of the representations or warranties are incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

        As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

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  ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

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  provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

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  provide any transfer stamps required by the State of New York or the United States; and

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  pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

        To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Class A Ordinary Shares Upon Cancellation of ADSs

        As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying Class A ordinary shares at the custodian's offices. Your ability to withdraw the Class A ordinary shares held in respect of the ADSs may be limited by U.S. and Cayman Islands law considerations applicable at the time of withdrawal. In order to withdraw the Class A ordinary shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the Class A ordinary shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

        If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the Class A ordinary shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

        You will have the right to withdraw the securities represented by your ADSs at any time except for:

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  Temporary delays that may arise because (i) the transfer books for the Class A ordinary shares or ADSs are closed, or (ii) Class A ordinary shares are immobilized on account of a shareholders' meeting or a payment of dividends.

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  Obligations to pay fees, taxes and similar charges.

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  Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

        The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

        As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the Class A ordinary shares represented by your ADSs. The voting rights of holders of Class A ordinary shares are described in "Description of Share Capital."

        At our request, the depositary will distribute to you any notice of shareholders' meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs. In lieu of distributing such materials, the depositary may distribute to holders of ADSs instructions on how to retrieve such materials upon request.

        If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder's ADSs as follows:

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  In the event of voting by show of hands, the depositary will vote (or cause the custodian to vote) all Class A ordinary shares held on deposit at that time in accordance with the voting instructions received from a majority of holders of ADSs who provide timely voting instructions.

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  In the event of voting by poll, the depositary will vote (or cause the custodian to vote) the Class A ordinary shares held on deposit in accordance with the voting instructions received from the holders of ADSs.

        Securities for which no voting instructions have been received will not be voted (except [(a) as set forth above in the case voting is by show of hands, (b) in the event of voting by poll, holders of ADSs in respect of which no timely voting instructions have been received shall be deemed to have instructed the depositary to give a discretionary proxy to a person designated by us to vote the ordinary shares represented by such holders' ADSs; provided, however, that no such discretionary proxy shall be given with respect to any matter to be voted upon as to which we inform the depositary that (i) we do not wish such proxy to be given, (ii) substantial opposition exists, or (iii) the rights of holders of ordinary shares may be adversely affected, and (c) as otherwise contemplated in the deposit agreement]). Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

Fees and Charges

        As an ADS holder, you will be required to pay the following fees under the terms of the deposit agreement:

Service	Fees

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Issuance of ADSs (e.g.,  an issuance of ADS upon a deposit of Class A ordinary shares, upon a change in the ADS(s)-to-Class A ordinary share(s) ratio, or for any other reason), excluding ADS issuances as a result of distributions of Class A ordinary shares)

Up to U.S. 5¢ per ADS issued
• Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property, upon a change in the ADS(s)-to-Class A ordinary share(s) ratio, or for any other reason)	Up to U.S. 5¢ per ADS cancelled
• Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to U.S. 5¢ per ADS held
• Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs	Up to U.S. 5¢ per ADS held
• Distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off)	Up to U.S. 5¢ per ADS held
• ADS Services	Up to U.S. 5¢ per ADS held on the applicable record date(s) established by the depositary
• Registration of ADS transfers (e.g., upon a registration of the transfer of registered ownership of ADSs, upon a transfer of ADSs into DTC and vice versa, or for any other reason)	Up to U.S. 5¢ per ADS (or fraction thereof) transferred

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Conversion of ADSs of one series for ADSs of another series (e.g., upon conversion of Partial Entitlement ADSs for Full Entitlement ADSs, or upon conversion of Restricted ADSs (each as defined in the Deposit Agreement) into freely transferable ADSs, and vice versa).

Up to U.S. 5¢ per ADS (or fraction thereof) converted

        As an ADS holder you will also be responsible to pay certain charges such as:

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  taxes (including applicable interest and penalties) and other governmental charges;

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  the registration fees as may from time to time be in effect for the registration of Class A ordinary shares on the share register and applicable to transfers of Class A ordinary shares to or from the name of the custodian, the depositary or any nominees upon the making of deposits and withdrawals, respectively;

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  certain cable, telex and facsimile transmission and delivery expenses;

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  the fees, expenses, spreads, taxes and other charges of the depositary and/or service providers (which may be a division, branch or affiliate of the depositary) in the conversion of foreign currency;

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  the reasonable and customary out-of-pocket expenses incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to Class A ordinary shares, ADSs and ADRs; and

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  the fees, charges, costs and expenses incurred by the depositary, the custodian, or any nominee in connection with the ADR program.

        ADS fees and charges for (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person for whom the ADSs are issued (in the case of ADS issuances) and to the person for whom ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs. In the case of (i) registration of ADS transfers, the ADS transfer fee will be payable by the ADS Holder whose ADSs are being transferred or by the person to whom the ADSs are transferred, and (ii) conversion of ADSs of one series for ADSs of another series, the ADS conversion fee will be payable by the Holder whose ADSs are converted or by the person to whom the converted ADSs are delivered.

        In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder. Certain depositary fees and charges (such as the ADS services fee) may become payable shortly after the closing of the ADS offering. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes. The depositary may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary agree from time to time.

Amendments and Termination

        We may agree with the depositary to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days' prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay.

In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

        You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the Class A ordinary shares represented by your ADSs (except as permitted by law).

        We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

        After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

        In connection with any termination of the deposit agreement, the depositary may make available to owners of ADSs a means to withdraw the Class A ordinary shares represented by ADSs and to direct the depositary of such Class A ordinary shares into an unsponsored American depositary share program established by the depositary. The ability to receive unsponsored American depositary shares upon termination of the deposit agreement would be subject to satisfaction of certain U.S. regulatory requirements applicable to the creation of unsponsored American depositary shares and the payment of applicable depositary fees and expenses.

Books of Depositary

        The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

        The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

        The deposit agreement limits our obligations and the depositary's obligations to you. Please note the following:

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  We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

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  The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

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  The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in Class A ordinary shares, for the validity or worth of the Class A ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

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  We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

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  We and the depositary disclaim any liability if we or the depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our memorandum and articles of association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

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  We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our memorandum and articles of association or in any provisions of or governing the securities on deposit.

  •
  We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

  •
  We and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of Class A ordinary shares but is not, under the terms of the deposit agreement, made available to you.

  •
  We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

  •
  We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

  •
  No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

  •
  Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary and you as ADS holder.

  •
  Nothing in the deposit agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.

Taxes

        You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

        The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

        The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

        If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

  •
  Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

  •
  Distribute the foreign currency to holders for whom the distribution is lawful and practical.

  •
  Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial

        The deposit agreement, the ADRs and the ADSs will be interpreted in accordance with the laws of the State of New York. The rights of holders of Class A ordinary shares (including Class A ordinary shares represented by ADSs) are governed by the laws of the Cayman Islands.

        AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT OR THE ADRs AGAINST US AND/OR THE DEPOSITARY.

        The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our ordinary shares, the ADSs or the deposit agreement, including any claim under U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary's compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

Jurisdiction

        We have agreed with the depositary that the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, state courts in New York County, New York) shall have exclusive jurisdiction to hear and determine any dispute arising from or relating in any way to the deposit agreement.

        The deposit agreement provides that, by holding an ADS or an interest therein, you irrevocably agree that any legal suit, action or proceeding against or involving us or the depositary arising out of or related in any way to the deposit agreement, the ADSs, American depositary receipts or the transactions contemplated thereby or by virtue of ownership thereof, may only be instituted in the

United States District Court for the Southern District of New York (or, if the Southern District of New York lacks subject matter jurisdiction over a particular dispute, in the state courts of New York County, New York), and by holding an ADS or an interest therein you irrevocably waive any objection which you may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submit to the exclusive jurisdiction of such courts in any such suit, action or proceeding. The deposit agreement also provides that the foregoing agreement and waiver shall survive your ownership of ADSs or interests therein.

SHARES ELIGIBLE FOR FUTURE SALE

        Upon completion of this offering, we will have                        ADSs outstanding, representing                        Class A ordinary shares or, approximately        % of our outstanding ordinary shares, assuming the underwriters do not exercise their over-allotment option. All of the ADSs sold in this offering will be freely transferable by persons other than by our "affiliates" without restriction or further registration under the Securities Act. Sales of substantial amounts of the ADSs in the public market could adversely affect prevailing market prices of the ADSs. Prior to this offering, there has been no public market for our ordinary shares or the ADSs. We intend to apply to list the ADSs on the New York Stock Exchange, but we cannot assure you that a regular trading market will develop in the ADSs. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs.

Lock-up Agreements

        We [, each of our directors and executive officers and our sole shareholder, Relx Inc.,] have agreed, for a period of 180 days after the date of this prospectus, [not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, lend or otherwise dispose of, except in this offering, any of our ordinary shares or the ADSs or securities that are substantially similar to our ordinary shares or the ADSs, including but not limited to any options or warrants to purchase our ordinary shares, the ADSs or any securities that are convertible into or exchangeable for, or that represent the right to receive, our ordinary shares, the ADSs or any such substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed),] without the prior written consent of Citigroup Global Markets Inc. [The foregoing restrictions also apply to any ADSs acquired by our directors and executive officers in the offering pursuant to the directed ADS program, if any. In addition, we have agreed to instruct Citibank, N.A., as depositary, not to accept any deposit of any Class A ordinary shares or issue any ADSs for 180 days after the date of this prospectus (other than in connection with this offering), unless we instruct the depositary with the prior written consent of Citigroup Global Markets Inc.]

        The restrictions described in the preceding paragraphs will be automatically extended under certain circumstances. See "Underwriting."

        Other than this offering, we are not aware of any plans by any significant shareholders to dispose of significant numbers of the ADSs or ordinary shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for the ADSs or ordinary shares may dispose of significant numbers of the ADSs or ordinary shares in the future. We cannot predict what effect, if any, future sales of the ADSs or ordinary shares, or the availability of ADSs or ordinary shares for future sale, will have on the trading price of the ADSs from time to time. Sales of substantial amounts of the ADSs or ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of the ADSs.

Rule 144

        All of our ordinary shares that will be issued and outstanding upon the completion of this offering, other than those ordinary shares sold in this offering, are "restricted securities" as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

  •
  1% of the then issued and outstanding ordinary shares of the same class, including Class A ordinary shares represented by ADSs, which immediately after the completion of this offering will equal            ordinary shares, assuming the underwriters do not exercise their over-allotment option; or

  •
  the average weekly trading volume of our ordinary shares of the same class, in the form of ADSs or otherwise, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

        Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Rule 701

        In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

 TAXATION

        The following summary of the Cayman Islands, PRC and U.S. federal income tax considerations of an investment in the ADSs or Class A ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this registration statement, all of which are subject to change. This summary does not deal with all possible tax considerations relating to an investment in the ADSs or Class A ordinary shares, such as the tax considerations under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands, the People's Republic of China and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder (Hong Kong) LLP, our Cayman Islands counsel; to the extent it relates to PRC tax law, it is the opinion of Han Kun Law Offices, our PRC counsel.

Cayman Islands Taxation

        The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

        Payments of dividends and capital in respect of our ordinary shares and ADSs will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ordinary shares or the ADSs, nor will gains derived from the disposal of our ordinary shares or the ADSs be subject to Cayman Islands income or corporation tax.

People's Republic of China Taxation

        Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a "de facto management body" within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term "de facto management body" as the body that exercises full and substantial control over and overall management of the business, production, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation issued a circular, known as SAT Circular 82, which provides certain specific criteria for determining whether the "de facto management body" of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation's general position on how the "de facto management body" test should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its "de facto management body" in China only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise's financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise's primary assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC. Further to the SAT Circular 82, the SAT issued the SAT Bulletin 45, which became effective since September 2011, to provide more guidance on the implementation of the SAT Circular 82. The SAT Bulletin 45 provides for detailed procedures and administration with respect to determination of residence status and administration of post determination matters.

        We believe that RLX Technology Inc. is not a PRC resident enterprise for PRC tax purposes. RLX Technology Inc. is not controlled by a PRC enterprise or PRC enterprise group and we do not believe that RLX Technology Inc. meets all of the conditions above. RLX Technology Inc. is a company incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC. Therefore, we do not believe that RLX Technology Inc. meets all of these conditions or RLX Technology Inc. is a PRC resident enterprise for PRC tax purposes even if the conditions for "de facto management body" prescribed in the SAT Circular 82 are applicable. For the same reasons, we believe our other entities outside of China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term "de facto management body". There can be no assurance that the PRC government will ultimately take a view that is consistent with us.

        If the PRC tax authorities determine that RLX Technology Inc. is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of the ADSs. In addition, non-resident enterprise shareholders (including the ADS holders) may be subject to a 10% PRC tax on gains realized on the sale or other disposition of ADSs or Class A ordinary shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders (including the ADS holders) would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. It is also unclear whether non-PRC shareholders of RLX Technology Inc. would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that RLX Technology Inc. is treated as a PRC resident enterprise.

        Provided that our Cayman Islands holding company, RLX Technology Inc., is not deemed to be a PRC resident enterprise, holders of the ADSs and Class A ordinary shares who are not PRC residents will not be subject to PRC income tax on dividends distributed by us or gains realized from the sale or other disposition of our shares or ADSs. However, under SAT Public Notice 7 and SAT Public Notice 37, where a non-resident enterprise conducts an "indirect transfer" by transferring taxable assets, including, in particular, equity interests in a PRC resident enterprise, indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, or the transferee, or the PRC entity which directly owns such taxable assets may report to the relevant tax authority such indirect transfer. Using a "substance over form" principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. We and our non-PRC resident investors may be at risk of being required to file a return and being taxed under SAT Public Notice 7 and SAT Public Notice 37, and we may be required to expend valuable resources to comply with SAT Public Notice 7 and SAT Public Notice 37, or to establish that we should not be taxed under these circulars. See "Risk Factors—Risks Relating to Doing Business in China—We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies."

United States Federal Income Tax Considerations

        The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our ADSs or Class A ordinary shares by a U.S. Holder (as defined below) that acquires our ADSs in this offering and holds our ADSs as "capital assets" (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended, or the Code. This discussion is based upon existing U.S. federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect, and there can be no assurance that the Internal Revenue Service, or the IRS, or a court will not take a contrary position. This discussion, moreover, does not address the U.S. federal estate, gift or other non-income tax considerations, alternative minimum tax, the Medicare tax on certain net investment income, or any state, local or non-U.S. tax considerations, relating to the ownership or disposition of our ADSs or Class A ordinary shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

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  banks and other financial institutions;

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  insurance companies;

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  pension plans;

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  cooperatives;

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  regulated investment companies;

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  real estate investment trusts;

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  broker-dealers;

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  traders that elect to use a mark-to-market method of accounting;

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  certain former U.S. citizens or long-term residents;

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  tax-exempt entities (including private foundations);

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  holders who acquire their ADSs or Class A ordinary shares pursuant to any employee share option or otherwise as compensation;

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  investors that will hold their ADSs or Class A ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes;

  •
  investors that have a functional currency other than the U.S. dollar;

  •
  persons that actually or constructively own ADSs or Class A ordinary shares representing 10% or more of our stock (by vote or value); or

  •
  partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding ADSs or Class A ordinary shares through such entities,

all of whom may be subject to tax rules that differ significantly from those discussed below.

        Each U.S. Holder is urged to consult its tax advisor regarding the application of U.S. federal taxation to its particular circumstances, and the state, local, non-U.S. and other tax considerations of the ownership and disposition of our ADSs or Class A ordinary shares.

General

        For purposes of this discussion, a "U.S. Holder" is a beneficial owner of our ADSs or Class A ordinary shares that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the law of the United States or any state thereof or the District of Columbia;

  •
  an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  •
  a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a U.S. person under the Code.

        If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our ADSs or Class A ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our ADSs or Class A ordinary shares and their partners are urged to consult their tax advisors regarding an investment in our ADSs or Class A ordinary shares.

        For U.S. federal income tax purposes, it is generally expected that a U.S. Holder of ADSs will be treated as the beneficial owner of the underlying shares represented by the ADSs. The remainder of this discussion assumes that a U.S. Holder of our ADSs will be treated in this manner. Accordingly, deposits or withdrawals of Class A ordinary shares for ADSs will generally not be subject to U.S. federal income tax.

Passive foreign investment company considerations

        A non-U.S. corporation, such as our company, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of "passive" income, or the income test, or (ii) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income, or the asset test. For this purpose, cash and assets readily convertible into cash are categorized as passive assets and the company's goodwill and other unbooked intangibles are taken into account. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

        Although the law in this regard is not entirely clear, we treat our consolidated VIE and its subsidiaries as being owned by us for U.S. federal income tax purposes because we control their management decisions and are entitled to substantially all of the economic benefits associated with them. As a result, we consolidate their results of operations in our consolidated financial statements. If it were determined, however, that we are not the owner of our consolidated VIE and its subsidiaries for U.S. federal income tax purposes, we may be treated as a PFIC for the current taxable year and any subsequent taxable year. Assuming that we are the owner of our consolidated VIE and its subsidiaries for U.S. federal income tax purposes, and based upon our current and projected income and assets, including the expected cash proceeds from this offering, and projections as to the value of our assets, taking into account the projected market value of our ADSs following this offering, we do not expect to be a PFIC for the current taxable year or the foreseeable future.

        While we do not expect to be or become a PFIC, no assurance can be given in this regard because the determination of whether we are or will become a PFIC for any taxable year is a fact intensive determination made annually that depends, in part, upon the composition and classification of our income and assets. Fluctuations in the market price of our ADSs may cause us to be or become classified as a PFIC for the current or future taxable years because the value of our assets for purposes of the asset test, including the value of our goodwill and unbooked intangibles, may be determined by reference to the market price of our ADSs from time to time (which may be volatile). In estimating the value of our goodwill and other unbooked intangibles, we have taken into account the expected cash proceeds from, and our anticipated market capitalization following, this offering. If our market capitalization is less than anticipated or subsequently declines, we may be or become classified as a PFIC for the current taxable year or future taxable years. Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Under circumstances where revenues from activities that produce passive income significantly increase relative to our revenues from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of being or becoming classified as a PFIC may substantially increase. Because PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year.

        The discussion below under "—Dividends" and "—Sale or Other Disposition" is written on the basis that we will not be or become classified as a PFIC for U.S. federal income tax purposes. If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ADSs or Class A ordinary shares, the PFIC rules discussed below under "—Passive Foreign Investment Company Rules" will generally apply to such U.S. Holder for such taxable year, and unless the U.S. Holder makes certain elections, will apply in future years even if we cease to be a PFIC.

Dividends

        Any distributions (including the amount of any PRC tax withheld) paid on our ADSs or Class A ordinary shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of Class A ordinary shares, or by the depositary, in the case of ADSs. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, the full amount of any distribution we pay will generally be treated as a "dividend" for U.S. federal income tax purposes. Dividends received on our ADSs or Class A ordinary shares will not be eligible for the dividends received deduction generally allowed to corporations. Dividends received by individuals and certain other non-corporate U.S. Holders may be subject to tax at the lower capital gain tax rate applicable to "qualified dividend income," provided that certain conditions are satisfied, including that (1) our ADSs or Class A ordinary shares on which the dividends are paid are readily tradable on an established securities market in the United States, or, in the event that we are deemed to be a PRC resident enterprise under the PRC tax law, we are eligible for the benefits of the United States-PRC income tax treaty, or the Treaty, (2) we are neither a PFIC nor treated as such with respect to such a U.S. Holder for the taxable year in which the dividend was paid and the preceding taxable year, and (3) certain holding period requirements are met. We expect our ADSs (but not our Class A ordinary shares), which we intend to apply to list on the New York Stock Exchange, will be considered readily tradable on an established securities market in the United States, although there can be no assurance in this regard.

        In the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law (see "—People's Republic of China Taxation"), we may be eligible for the benefits of the Treaty. If we are eligible for such benefits, dividends we pay on our Class A ordinary shares, regardless of whether such shares are represented by the ADSs, would be eligible for the reduced rate of taxation described in the preceding paragraph.

        Dividends paid on our ADSs or Class A ordinary shares, if any, will generally be treated as income from foreign sources and will generally constitute passive category income for U.S. foreign tax credit purposes. Depending on the U.S. Holder's individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any nonrefundable foreign withholding taxes imposed on dividends received on our ADSs or Class A ordinary shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign taxes withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder's individual facts and circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or other disposition

        A U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of our ADSs or Class A ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the holder's adjusted tax basis in such ADSs or Class A ordinary shares. Any capital gain or loss will be long-term if the ADSs or Class A ordinary shares have been held for more than one year and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. Long-term capital gain of individuals and certain other non-corporate U.S. Holders will generally be eligible for a reduced rate of taxation. In the event that gain from the disposition of the ADSs or Class A ordinary shares is subject to tax in the PRC, a U.S. Holder that is eligible for the benefits of the Treaty may treat such gain as PRC-source gain under the Treaty. If a U.S. Holder is not eligible for the benefits of the Treaty or fails to treat any such gain as PRC-source, then such U.S. Holder would generally not be able to use any foreign tax credit arising from any PRC tax imposed on the disposition of the ADSs or Class A ordinary shares unless such credit can be applied (subject to applicable limitations) against U.S. federal income tax due on other income derived from foreign sources in the same income category (generally, the passive category). The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our ADSs or Class A ordinary shares, including the availability of the foreign tax credit under their particular circumstances.

Passive foreign investment company rules

        If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ADSs or Class A ordinary shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder's holding period for the ADSs or Class A ordinary shares), and (ii) any gain realized on the sale or other disposition of ADSs or Class A ordinary shares. Under the PFIC rules:

  •
  the excess distribution or gain will be allocated ratably over the U.S. Holder's holding period for the ADSs or Class A ordinary shares;

  •
  the amount allocated to the taxable year of the distribution or gain and any taxable years in the U.S. Holder's holding period prior to the first taxable year in which we are classified as a PFIC (each, a "pre-PFIC year") will be taxable as ordinary income;

  •
  the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest income tax rate in effect for individuals or corporations, as appropriate, for that year; and

  •
  an additional tax equal to the interest charge generally applicable to the resulting tax deemed deferred will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

        If we are a PFIC for any taxable year during which a U.S. Holder holds our ADSs or Class A ordinary shares and any of our subsidiaries, our consolidated VIE or any subsidiaries of our consolidated VIE is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries, our consolidated VIE or any subsidiaries of our consolidated VIE.

        As an alternative to the foregoing rules, a U.S. Holder of "marketable stock" in a PFIC may make a mark-to-market election with respect to such stock, provided that such stock is regularly traded on a qualified exchange or other market, as defined in applicable United States Treasury Regulations. For those purposes, we expect that our ADSs, but not our Class A ordinary shares, will be treated as marketable stock upon their listing on the New York Stock Exchange, which is a qualified exchange for these purposes. We anticipate that our ADSs should qualify as being regularly traded, but no assurances may be given in this regard. If a U.S. Holder makes this election, the holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder's adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in a year when we are classified as a PFIC and we subsequently cease to be classified as a PFIC, the holder will not be required to take into account the gain or loss described above during any period that we are not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

        Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder that makes the mark-to-market election may continue to be subject to the PFIC rules with respect to such U.S. Holder's indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

        We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above.

        If a U.S. Holder owns our ADSs or Class A ordinary shares during any taxable year that we are a PFIC, the holder must generally file an annual IRS Form 8621. You should consult your tax advisors regarding the U.S. federal income tax consequences of owning and disposing of our ADSs or Class A ordinary shares if we are or become a PFIC.

UNDERWRITING

        Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for which Citigroup Global Markets Inc. and China Renaissance Securities (Hong Kong) Limited are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of ADSs indicated below:

Name	Number of ADSs
Citigroup Global Markets Inc.
China Renaissance Securities (Hong Kong) Limited
Total:

        The underwriters and the representatives are collectively referred to as the "underwriters" and the "representatives," respectively.

        The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the ADSs offered by this prospectus if any such ADSs are taken, other than the ADSs covered by the underwriters' option to purchase additional ADSs described below.

        The underwriters initially propose to offer part of the ADSs directly to the public at the public offering price listed on the cover page of this prospectus and part of the ADSs to certain dealers at a price that represents a concession not in excess of US$            per ADS from the initial public offering price. After the initial offering of the ADSs, the offering price and other selling terms may from time to time be varied by the representatives.

        The underwriters are expected to make offers and sales both inside and outside the United States through its selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. China Renaissance Securities (Hong Kong) Limited will offer ADSs in the United States through its SEC-registered broker-dealer affiliate in the United States, China Renaissance Securities (US) Inc.

Option to Purchase Additional ADSs

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an additional             ADSs from us at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions.

Commissions and Expenses

        Total underwriting discounts and commissions to be paid to the underwriters represent      % of the total amount of the offering. The following table shows the per ADS and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional ADSs.

Total
	Per ADS	No exercise	Full exercise
Public offering price
Discounts and commissions paid by us

        The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately US$             million, which includes legal, accounting, and printing costs and various other fees associated with the registration of our Class A ordinary shares and ADSs. We have agreed to reimburse the underwriters for certain of their expenses in an amount up to US$             million.

Lock-Up Agreements

        We[, each of our directors and executive officers and our sole shareholder, Relx Inc.,] have agreed with the representatives on behalf of the underwriters to certain lock-up restrictions in respect of our ordinary shares, ADSs, and/or any securities convertible into or exchangeable or exercisable for any of our ordinary shares or ADSs, during the period ending 180 days after the date of this prospectus, subject to certain exceptions. Immediately after the completion of this offering, a total of ordinary shares (representing approximately % of our ordinary shares then issued and outstanding) will be subject to the lock-up agreements or other restrictions on transfer. See "Shares Eligible for Future Sale."

        Subject to compliance with the notification requirements under FINRA Rule 5131 applicable to lock-up agreements with our directors or officers, if Citigroup Global Markets Inc., with our prior consent, agrees to release or waive the restrictions set forth in a lock-up agreement with one of our directors or officers and provides us with notice of the impending release or waiver at least three business days before the effective date of the release or waiver, we agree to announce the impending release or waiver by a press release through a major news service at least two business days before the effective date of the release or waiver.

Listing

        We have applied to list our ADSs on the New York Stock Exchange under the symbol "RLX."

Stabilization, Short Positions and Penalty Bids

        In connection with the offering, the underwriters may purchase and sell ADSs in the open market. These transactions may include short sales in accordance with Regulation M under the Exchange Act, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of ADSs than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional ADSs in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional ADSs or purchasing ADSs in the open market. In determining the source of ADSs to close out the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase additional ADSs pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for, or purchases of, ADSs made by the underwriters in the open market prior to the completion of the offering.

        Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the ADSs, and may stabilize, maintain or otherwise affect the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they are required to be conducted in accordance with applicable laws and regulations, and they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, the over-the-counter market or otherwise.

Electronic Distribution

        A prospectus in electronic format will be made available on the websites maintained by the underwriters or one or more securities dealers. The underwriters may distribute prospectuses electronically. The representatives may agree to allocate a number of ADSs to underwriters for sale to their online brokerage account holders. ADSs to be sold pursuant to an Internet distribution will be allocated on the same basis as other allocations. In addition, ADSs may be sold by the underwriters to securities dealers who resell ADSs to online brokerage account holders.

Discretionary Sales

        The underwriters do not intend sales to discretionary accounts to exceed 5% of the total number of ADSs offered by it.

Indemnification

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Relationships

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include the sales and trading of securities, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, financing, brokerage and other financial and non-financial activities and services. The underwriters and their respective affiliates may have, from time to time, performed, and may in the future perform, a variety of such activities and services for us and for persons or entities with relationships with us for which they received or will receive customary fees, commissions and expenses.

        In the ordinary course of their various business activities, the underwriters and their respective affiliates, directors, officers and employees may at any time purchase, sell or hold a broad array of investments, and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own accounts and for the accounts of their customers. Such investment and trading activities may involve or relate to the assets, securities and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments. In addition, the underwriters and their respective affiliates may at any time hold, or recommend to clients that they should acquire, long and short positions in such assets, securities and instruments.

Pricing of the Offering

        Prior to this offering, there has been no public market for our ordinary shares or ADSs. The initial public offering price was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price of the ADSs, in addition to prevailing market conditions, were our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

Selling Restrictions

        No action has been taken in any jurisdiction (except in the U.S.) that would permit a public offering of the ADSs, or the possession, circulation or distribution of this prospectus or any other material relating to us or the ADSs in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other material or advertisements in connection with the ADSs may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

Australia.

        This prospectus:

  •
  does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth), or the Corporations Act;

  •
  has not been, and will not be, lodged with the Australian Securities and Investments Commission, or the ASIC, as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

  •
  does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a "retail client" (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

  •
  may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

        The ADSs may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the ADSs may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any ADSs may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the ADSs, you represent and warrant to us that you are an Exempt Investor.

        As any offer of ADSs under this prospectus will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the ADSs you undertake to us that you will not, for a period of 12 months from the date of issue of the ADSs, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Canada.

Resale restrictions

        The distribution of the ADSs in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the ADSs are made. Any resale of the ADSs in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.

Representations of Canadian purchasers

        By purchasing ADSs in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

  •
  the purchaser is entitled under applicable provincial securities laws to purchase the ADSs without the benefit of a prospectus qualified under those securities laws as it is an "accredited investor" as defined under National Instrument 45-106—Prospectus Exemptions;

  •
  the purchaser is a "permitted client" as defined in National Instrument 31-103—Registration Requirements, Exemptions and Ongoing Registrant Obligations;

  •
  where required by law, the purchaser is purchasing as principal and not as agent; and

  •
  the purchaser has reviewed the text above under Resale Restrictions.

  Conflicts of Interest

        Canadian purchasers are hereby notified that the underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105—Underwriting Conflicts from having to provide certain conflict of interest disclosure in this prospectus.

Statutory rights of action

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the offering memorandum (including any amendment thereto) such as this prospectus contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

Enforcement of legal rights

        All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and eligibility for investment

        Canadian purchasers of ADSs should consult their own legal and tax advisors with respect to the tax consequences of an investment in the ADSs in their particular circumstances and about the eligibility of the ADSs for investment by the purchaser under relevant Canadian legislation.

        Cayman Islands.    This prospectus does not constitute a public offer of the ADSs or ordinary shares, whether by way of sale or subscription, in the Cayman Islands. ADSs or ordinary shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

        Dubai International Financial Centre, or the DIFC.    This prospectus relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority, or the DFSA. This prospectus is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

        In relation to its use in the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

        European Economic Area and the United Kingdom.    In relation to each Member State of the European Economic Area and the United Kingdom (each, a Relevant State), no ADSs have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of ADSs may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

  •
  to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

  •
  to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

  •
  in any other circumstances falling within Article 1(4) of the Prospectus Regulation.

        For the purposes of this provision, the expression an "offer to the public" in relation to any ADSs in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase or subscribe for any ADSs, and the expression "Prospectus Regulation" means Regulation (EU) 2017/1129.

        Hong Kong.    The ADSs may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules promulgated thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules promulgated thereunder.

        Japan.    ADSs will not be offered or sold directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws, rules and regulations of Japan. For purposes of this paragraph, "Japanese person" means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

        Kuwait.    Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 "Regulating the Negotiation of Securities and Establishment of Investment Funds," its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ADSs, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

        Malaysia.    No prospectus or other offering material or document in connection with the offer and sale of the ADSs has been or will be registered with the Securities Commission of Malaysia, or the Commission, for the Commission's approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the ADSs, as principal, if the offer is on terms that the ADSs may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with her or his spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with her or his spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the ADSs is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

        People's Republic of China.    This prospectus may not be circulated or distributed in the PRC and the ADSs may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

        Qatar.    In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person's request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

        Saudi Arabia.    This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

        Singapore.    This prospectus has not been registered as a prospectus in Singapore with the Monetary Authority of Singapore. Accordingly, this prospectus and any other documents or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, or (ii) to a relevant person pursuant to Section 275(1), or to any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the ADSs are subscribed or purchased under section 275 of the SFA by a relevant person which is:

  (a)
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  (b)
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

        securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest in that trust shall not be transferred within six (6) months after that corporation or that trust has acquired the ADSs pursuant to an offer made under section 275 of the SFA except:

  (1)
  to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

  (2)
  where no consideration is or will be given for the transfer;

  (3)
  where the transfer is by operation of law;

  (4)
  as specified in section 276(7) of the SFA; or

  (5)
  as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

        Notification under Section 309B(1)(c) of the SFA:    We have determined that the ADSs shall be (A) prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and (B) Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

        Switzerland.    The ADSs will not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to our company or the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of the ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or the CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the ADSs.

        Taiwan.    The ADSs have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the ADSs in Taiwan.

        United Arab Emirates.    The ADSs have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (i) in compliance with all applicable laws and regulations of the United Arab Emirates; and (ii) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

        United Kingdom.    This prospectus is only being distributed to and is only directed at: (i) persons who are outside the United Kingdom; (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order; or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (i)-(iii) together being referred to as "relevant persons"). The ADSs are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the ADSs will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

 EXPENSES RELATED TO THIS OFFERING

        Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority (FINRA) filing fee, and the stock exchange market entry and listing fee, all amounts are estimates.

SEC Registration Fee	US$
FINRA Filing Fee
Stock Exchange Market Entry and Listing Fee
Printing and Engraving Expenses
Legal Fees and Expenses
Accounting Fees and Expenses
Miscellaneous

Total	US$

 LEGAL MATTERS

        We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by Latham & Watkins LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Class A ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us by Han Kun Law Offices and for the underwriters by Jingtian & Gongcheng. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Han Kun Law Offices with respect to matters governed by PRC law. Latham & Watkins LLP may rely upon Jingtian & Gongcheng with respect to matters governed by PRC law.

 EXPERTS

        The consolidated financial statements as of December 31, 2019 and 2018 and for the year ended December 31, 2019 and the period from January 2, 2018 (date of inception) to December 31, 2018 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The registered business address of PricewaterhouseCoopers Zhong Tian LLP is 6/F, DBS Bank Tower, 1318 Lu Jia Zui Ring Road, Pudong New Area, Shanghai, the People's Republic of China.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to the underlying Class A ordinary shares represented by the ADSs to be sold in this offering. We have also filed a related registration statement on Form F-6 with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and the ADSs.

        Immediately upon the effectiveness of the registration statement on Form F-1 of which this prospectus forms a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be obtained over the internet at the SEC's website at www.sec.gov.

        As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated combined financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders' meetings and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, if we so request, will mail to all record holders of ADSs the information contained in any notice of a shareholders' meeting received by the depositary from us.

RLX TECHNOLOGY INC.

INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

Page
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2018 and 2019	F-3
Consolidated Statements of Comprehensive (Loss)/Income for the Period from January 2, 2018 (Date of Inception) to December 31, 2018 and the Year Ended December 31, 2019	F-4
Consolidated Statements of Changes in Shareholders' Equity for the Period from January 2, 2018 (Date of Inception) to December 31, 2018 and the Year Ended December 31, 2019	F-5
Consolidated Statements of Cash Flows for the Period from January 2, 2018 (Date of Inception) to December 31, 2018 and the Year Ended December 31, 2019	F-6
Notes to Consolidated Financial Statements	F-7

INDEX TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of RLX Technology Inc.

Opinion on the Financial Statements

        We have audited the accompanying consolidated balance sheets of RLX Technology Inc. and its subsidiaries (the "Company") as of December 31, 2019 and 2018, and the related consolidated statements of comprehensive (loss) / income, of changes in shareholders' equity and of cash flows for the year ended December 31, 2019 and the period from January 2, 2018 (date of inception) to December 31, 2018, including the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the year ended December 31, 2019 and the period from January 2, 2018 (date of inception) to December 31, 2018 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

        These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

        Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers Zhong Tian LLP
Beijing, the People's Republic of China

        October 26, 2020, except for the effects of the share split and waiver of amount due to Relx Inc. discussed in Note 1(b)(iii) to the consolidated financial statements, as to which the date is December 4, 2020

        We have served as the Company's auditor since 2019, which includes periods before the Company became subject to SEC reporting requirements.

RLX TECHNOLOGY INC.

CONSOLIDATED BALANCE SHEETS

(All amounts in thousands, except for share and per share data, or otherwise noted)

		As of December 31,
		2018	2019
	Note	RMB	RMB	US$ (Note 2(e))
ASSETS
Current assets
Cash and cash equivalents	3	68,168	135,544	19,963
Restricted cash		38	348,548	51,336
Short-term bank deposits		—	287,652	42,367
Receivables from online payment platforms		4,558	9,545	1,406
Short-term investments		—	40,000	5,891
Accounts receivable	4	11,087	38,795	5,714
Inventories, net	5	14,151	219,311	32,301
Prepayments and other current assets	6	6,335	103,473	15,240

Total current assets		104,337	1,182,868	174,218

Non-current assets
Amounts due from related parties	19	—	72,789	10,721
Property, equipment and leasehold improvement, net	7	29	66,452	9,787
Intangible assets, net	8	—	5,399	795
Long-term investments	9	—	5,000	736
Deferred tax assets	14	511	104	15
Right-of-use assets, net	12	492	90,227	13,289
Other non-current assets	13	368	21,266	3,132

Total non-current assets		1,400	261,237	38,475

Total assets		105,737	1,444,105	212,693

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts and notes payable (including amounts of the consolidated VIE without recourse to the primary beneficiary of RMB17,171 and RMB499,021 as of December 31, 2018 and 2019, respectively)	10	17,235	499,021	73,498
Contract liabilities (including amounts of the consolidated VIE without recourse to the primary beneficiary of RMB538 and RMB18,410 as of December 31, 2018 and 2019, respectively)		538	18,410	2,711
Salary and welfare benefits payable (including amounts of the consolidated VIE without recourse to the primary beneficiary of RMB4,119 and RMB41,491 as of December 31, 2018 and 2019, respectively)		4,119	42,318	6,233
Taxes payable (including amounts of the consolidated VIE without recourse to the primary beneficiary of RMB5,633 and RMB2,778 as of December 31, 2018 and 2019, respectively)		5,633	2,783	410
Accrued expenses and other current liabilities (including amounts of the consolidated VIE without recourse to the primary beneficiary of RMB1,190 and RMB25,632 as of December 31, 2018 and 2019, respectively)	11	1,190	25,633	3,775
Amounts due to related parties (including amounts of the consolidated VIE without recourse to the primary beneficiary of RMB68,802 and RMB292 as of December 31, 2018 and 2019, respectively)	19	68,809	298	44
Lease liabilities-current portion (including amounts of the consolidated VIE without recourse to the primary beneficiary of RMB209 and RMB31,439 as of December 31, 2018 and 2019, respectively)	12	209	31,439	4,630

Total current liabilities		97,733	619,902	91,301

Non-current liabilities
Amounts due to related parties (including amounts of the consolidated VIE without recourse to the primary beneficiary of nil and RMB351,510 as of December 31, 2018 and 2019, respectively)	19	1,098	646,011	95,147
Deferred tax liabilities (including amounts of the consolidated VIE without recourse to the primary beneficiary of nil and RMB10,574 as of December 31, 2018 and 2019, respectively)	14	—	10,574	1,557
Lease liabilities-non-current portion (including amounts of the consolidated VIE without recourse to the primary beneficiary of RMB283 and RMB61,338 as of December 31, 2018 and 2019, respectively)	12	283	61,338	9,034

Total non-current liabilities		1,381	717,923	105,738

Total liabilities		99,114	1,337,825	197,039

Commitments and contingencies (Note 21)
Shareholders' equity
Ordinary shares (US$0.0001 par value; 500,000,000 shares authorized as of December 31, 2018 and 2019, respectively; 143,681,557 and 143,681,557 shares issued and outstanding as of December 31, 2018 and 2019, respectively)		94	94	14
Additional paid-in capital		6,830	59,544	8,770
Statutory reserves		844	1,000	147
(Accumulated deficit)/retained earnings		(1,131)	46,461	6,843
Accumulated other comprehensive loss		(14)	(819)	(120)

Total shareholders' equity		6,623	106,280	15,654

Total liabilities and shareholders' equity		105,737	1,444,105	212,693

The accompanying notes are an integral part of these consolidated financial statements.

RLX TECHNOLOGY INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS)/INCOME

(All amounts in thousands, except for share and per share data, or otherwise noted)

		For the period from January 2, 2018 (date of inception) to December 31, 2018	For the year ended December 31, 2019
	Note	RMB	RMB	US$ (Note 2(e))
Net revenues	15	132,613	1,549,354	228,195
Cost of revenues		(73,366)	(968,410)	(142,631)

Gross profit		59,247	580,944	85,564
Operating expenses:
Selling expenses (including share-based compensation expenses of RMB27 and RMB6,250 allocated from the Parent and corporate expenses allocated to the Parent of nil and RMB1,197 for the period from January 2, 2018 (date of inception) to December 31, 2018 and the year ended December 31, 2019, respectively)		(34,286)	(359,404)	(52,934)
General and administrative expenses (including share-based compensation expenses of RMB6,772 and RMB45,205 allocated from the Parent and corporate expenses allocated to the Parent of nil and RMB3,764 for the period from January 2, 2018 (date of inception) to December 31, 2018 and the year ended December 31, 2019, respectively)		(20,685)	(133,221)	(19,621)
Research and development expenses (including share-based compensation expenses of RMB3 and RMB1,259 allocated from the Parent and corporate expenses allocated to the Parent of nil and RMB1,158 for the period from January 2, 2018 (date of inception) to December 31, 2018 and the year ended December 31, 2019, respectively)		(2,065)	(31,933)	(4,703)

Total operating expenses		(57,036)	(524,558)	(77,258)

Income from operations		2,211	56,386	8,306

Other (expenses)/income:
Interest (expenses)/income, net		(107)	745	109
Others, net		(6)	16,541	2,436

Income before income tax		2,098	73,672	10,851
Income tax expense	14	(2,385)	(25,924)	(3,818)

Net (loss)/income		(287)	47,748	7,033

Other comprehensive loss:
Foreign currency translation adjustments		(14)	(805)	(119)

Total other comprehensive loss		(14)	(805)	(119)

Total comprehensive (loss)/income		(301)	46,943	6,914

Net (loss)/income per ordinary share
—Basic	18	(0.002)	0.33	0.05
—Diluted	18	(0.002)	0.33	0.05
Weighted average number of ordinary shares used in computing net (loss)/income per share
—Basic	18	119,396,288	143,681,557	143,681,557
—Diluted	18	119,396,288	143,681,557	143,681,557

The accompanying notes are an integral part of these consolidated financial statements.

RLX TECHNOLOGY INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

(All amounts in thousands, except for share and per share data, or otherwise noted)

		Ordinary shares
						(Accumulated deficit)/ retained earnings	Accumulated other comprehensive loss
				Additional paid-in capital	Statutory reserves			Total shareholders' equity
	Note	Share	Amounts
			RMB	RMB	RMB	RMB	RMB	RMB
Balance as of January 2, 2018 (date of inception)		78,682,749	52	(52)	—	—	—	—

Net loss		—	—	—	—	(287)	—	(287)
Share-based compensation	16	—	—	6,802	—	—	—	6,802
Appropriation to statutory reserves		—	—	—	844	(844)	—	—
Foreign currency translation adjustments		—	—	—	—	—	(14)	(14)
Interest waived upon loan conversion	17(a)	—	—	122	—	—	—	122
Loan converted into VIE's preferred shares	17(a)	9,027,612	6	4,994	—	—	—	5,000
Issuance of VIE's preferred shares	17(a)	55,971,196	36	30,964	—	—	—	31,000
Dividend declared to the Parent	19(a)	—	—	(36,000)	—	—	—	(36,000)

Balance as of December 31, 2018		143,681,557	94	6,830	844	(1,131)	(14)	6,623

Net income		—	—	—	—	47,748	—	47,748
Share-based compensation	16	—	—	52,714	—	—	—	52,714
Appropriation to statutory reserves		—	—	—	156	(156)	—	—
Foreign currency translation adjustments		—	—	—	—	—	(805)	(805)

Balance as of December 31, 2019		143,681,557	94	59,544	1,000	46,461	(819)	106,280

The accompanying notes are an integral part of these consolidated financial statements.

RLX TECHNOLOGY INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(All amounts in thousands, except for share and per share data, or otherwise noted)

	Note	For the period from January 2, 2018 (date of inception) to December 31, 2018	For the year ended December 31, 2019
		RMB	RMB	US$ (Note 2(e))
Cash flows from operating activities:
Net (loss)/income		(287)	47,748	7,033
Adjustments to reconcile net income to net cash (used in)/generated from operating activities:
Depreciation of property, equipment and leasehold improvement		—	2,379	350
Amortization of right-of-use assets		37	10,251	1,510
Amortization of intangible assets		—	776	114
Deferred income tax		(511)	10,981	1,617
Inventory provision		—	2,608	384
Interest expenses		122	—	—
Share-based compensation expenses	16	6,802	52,714	7,764
Changes in operating assets and liabilities:
Accounts receivable		(11,087)	(27,708)	(4,081)
Receivables from online payment platforms		(4,558)	(4,987)	(735)
Inventories		(14,151)	(207,768)	(30,601)
Amounts due to related parties	19(c)	313	—	—
Prepayments and other current assets		(6,335)	(97,138)	(14,307)
Other non-current assets		—	(1,495)	(222)
Accounts and notes payable		17,235	481,786	70,958
Contract liabilities		538	17,872	2,632
Salary and welfare benefits payable		4,119	38,199	5,626
Taxes payable		5,633	(2,850)	(420)
Accrued expenses and other current liabilities		1,190	22,458	3,312
Lease liabilities		(37)	(7,701)	(1,135)

Net cash (used in)/generated from operating activities		(977)	338,125	49,799

Cash flows from investing activities:
Payments made on behalf of related parties	19(a),19(b)	—	(51,783)	(7,627)
Purchase of property, equipment and leasehold improvement		(29)	(84,965)	(12,514)
Purchase of intangible assets		(368)	(7,430)	(1,094)
Purchase of short-term bank deposits		—	(287,652)	(42,367)
Purchase of short-term investments		—	(40,000)	(5,891)
Purchase of long-term investments		—	(5,000)	(736)
Investments prepayment made on behalf of the Parent	19(b)	—	(21,006)	(3,094)

Net cash used in investing activities		(397)	(497,836)	(73,323)

Cash flows from financing activities:
Issuance of convertible loan	17(a)	5,000	—	—
Issuance of VIE's preferred shares	17(a)	31,000	—	—
Dividend paid to the Parent	19(a)	—	(36,000)	(5,302)
Financing proceeds received on behalf of/(paid back to) the Parent	19(b)	32,496	(32,496)	(4,786)
Operating funds provided by the Parent	19(b)	1,098	644,913	94,985
Other financing payments	19(c)	—	(15)	(2)

Net cash generated from financing activities		69,594	576,402	84,895

Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash		(14)	(805)	(119)
Net increase in cash, cash equivalents and restricted cash		68,206	415,886	61,252
Cash, cash equivalents and restricted cash at the beginning of the period/year		—	68,206	10,047

Cash, cash equivalents and restricted cash at the end of the period/year		68,206	484,092	71,299

Including:
Cash and cash equivalents at the end of the period/year		68,168	135,544	19,963
Restricted cash at the end of the period/year		38	348,548	51,336
Supplemental disclosures of cash flow information:
Cash paid for income taxes		379	27,885	4,107
Non-cash investing and financing activities:
Property, equipment and leasehold improvement financed by other payables		—	1,985	292
Dividend declared to the Parent	19(a)	36,000	—	—
Operating expenses paid by related parties on behalf of the Group	19(c)	313	—	—
Loan conversion into VIE's preferred shares	17(a)	5,000	—	—
Interest waived upon loan conversion	17(a)	122	—	—
Loan issued on behalf of the Parent	17(b)	34,809	—	—

The accompanying notes are an integral part of these consolidated financial statements.

RLX TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, or otherwise noted)

1. Nature of operations and reorganizations

  a)    Nature of operations

        RLX Technology Inc. (the "Company") is a holding company incorporated in the Cayman Islands and conducts its business mainly through its subsidiaries and a variable interest entity (the "VIE") in the People's Republic of China (the "PRC"). The Company, its subsidiaries, VIE and VIE's subsidiaries together are referred to as the "Group". The Group is primarily engaged in the manufacturing and sales of e-vapor products in the PRC (the "PRC Business").

  b)    Reorganizations

        The Company is an exempted company with limited liability in connection with a group reorganization of its parent company, Relx Inc. (the "Parent").

  i)  First Reorganization

        The PRC Business was initially carried out by Shenzhen Wuxin Technology Co., Ltd. ("Shenzhen Wuxin"), established on January 2, 2018 (date of inception), and Beijing Wuxin Technology Co., Ltd. ("Beijing Wuxin"), established on February 22, 2018. On May 18, 2018, Beijing Wuxin closed a preferred share financing (the "Domestic PS Financing") with two investors, Investor A and Investor B.

        On August 16, 2018, the Parent was incorporated by Ms. Ying (Kate) Wang and Mr. Bing Du under the laws of the Cayman Islands as an exempted company with limited liability. By October 31, 2018, the Parent completed a series of reorganization transactions (the "First Reorganization") and obtained control over the PRC Business through contractual arrangements.

        The First Reorganization was completed with the steps described as below:

  •
  The Parent established a directly wholly owned subsidiary Relx HK Limited ("Relx HK") on August 21, 2018. In October 2018, Relx HK established a wholly foreign-owned subsidiary in China, Beijing Yueke Technology Co., Ltd. ("Beijing Yueke", or the "WFOE").

  •
  Beijing Yueke entered into a series of agreements with Beijing Wuxin and its shareholders, through which Beijing Yueke obtained control over Beijing Wuxin and its subsidiaries. See Note 1 (c) VIE arrangements between Relx HK's PRC subsidiaries for detailed information.

  •
  The Parent issued ordinary shares to Ms. Ying (Kate) Wang and Mr. Bing Du and issued Series Angel Preferred Shares (the "PS Angel") to Investor A and Investor B, to replace their respective equity interest in Beijing Wuxin.

        As the shareholdings in Beijing Wuxin and the Parent were with a high degree of common ownership immediately before and after the First Reorganization, the First Reorganization was determined to be a recapitalization transaction of the PRC Business and to lack economic substance, and therefore it was accounted for in a manner similar to a common control transaction. Consequently, the PRC Business' assets and liabilities are presented on a carryover basis.

        After the First Reorganization, the Parent completed multiple rounds of preferred shares financing (the "Parent PS"). Some of the proceeds were given to the Group as operating fund advances to support the growth of PRC Business, and other funds were used to pay for start-up and other expenses of newly developed operations in non-PRC countries and regions through other subsidiaries of the

RLX TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

1. Nature of operations and reorganizations (Continued)

  b)    Reorganizations (Continued)

  i)  First Reorganization (Continued)

Parent, which are not part of the Group. The operating fund advances given to the Group were accounted for as increase to amounts due to related parties, and the funds the Group paid on behalf of the fellow subsidiaries were accounted for as an offset to such amounts due to the Parent. Refer to Note 19.

        As of December 31, 2019, major subsidiaries, VIE and VIE's subsidiaries of Relx HK, as the holding company of the PRC Business, were as follows:

	Place of incorporation	Date of incorporation	Percentage of direct or indirect economic ownership	Principal activities
Subsidiaries
Beijing Yueke Technology Co., Ltd.	Beijing, China	October 25, 2018	100%	Investment holding
Shanghai Wuke Information Technology Co., Ltd. ("Shanghai Wuke")	Shanghai, China	July 26, 2019	100%	Investment holding
VIE
Beijing Wuxin Technology Co., Ltd.	Beijing, China	February 22, 2018	100%	Investment holding
Subsidiaries of VIE
Shenzhen Wuxin Technology Co., Ltd.	Shenzhen, China	January 2, 2018	100%	Selling e-vapor products, Research and development
Ningbo Wuxin Information Technology Co., Ltd. ("Ningbo Wuxin")	Ningbo, China	October 10, 2018	100%	Selling e-vapor products

  ii)  Second Reorganization

        On September 24, 2020, the Company was established as a wholly owned subsidiary of the Parent. Pursuant to a series of agreements entered into on September 25, 2020 and October 19, 2020 (the "Second Reorganization Agreements"), the Parent transferred its 100% equity interests in Relx HK to the Company, upon completion of which, Relx HK became a wholly owned subsidiary of the Company and continues to hold the PRC Business through the same corporate structure in the PRC and the Company newly issued an ordinary share to the Parent on October 19, 2020 (the "Second Reorganization").

RLX TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

1. Nature of operations and reorganizations (Continued)

  b)    Reorganizations (Continued)

  ii)  Second Reorganization (Continued)

        Upon incorporation, the Company had 500,000,000 shares authorized, 1 ordinary share issued and outstanding with a par value of US$0.0001 per share, which was held by the Parent. Upon the completion of the Second Reorganization, the Company had 500,000,000 shares authorized, 2 ordinary shares issued and outstanding with a par value of US$0.0001 per share, which were held by the Parent.

        Immediately before and after the Second Reorganization, the Company, Relx HK and its subsidiaries, VIE and VIE's subsidiaries involved in the Second Reorganization are ultimately controlled by the Parent. Accordingly, the Second Reorganization is accounted for as a common control transaction and another recapitalization of the PRC Business.

        Therefore, the accompanying consolidated financial statements of the Company include the assets, liabilities, revenue, expenses and cash flows of the PRC Business for all the periods presented and are prepared as if the corporate structure of the Group after the Second Reorganization had been in existence throughout the periods presented.

  iii)  Share split and waiver of amount due to the Parent

        On November 25, 2020, the Company issued additional 143,681,555 ordinary shares to the Parent and the total number of ordinary shares issued and outstanding as of November 25, 2020 were 143,681,557 shares with a par value of US$0.0001 per share, all held by the Parent. The issuance of additional ordinary shares was accounted for as a share split, with the effect of the share split presented retrospectively since the beginning of the earliest period presented or the Domestic PS Financing's original issuance date, whichever is later, as if such shares were issued by the Company when the Group completed the historical funding transactions. Refer to Note 18.

        Concurrent with that share split, a net amount due to the Parent of RMB600,000, mainly originating from operating funds advanced by the Parent, offset by the payments made by the Company on behalf of the non-PRC related parties, was waived. The accounting for the waiver was not applied retrospectively, and it was recorded in additional paid-in capital as a contribution to the Group from the Parent on November 25, 2020. Refer to Note 19.

  c)    VIE arrangements between Relx HK's PRC subsidiaries

        As of December 31, 2019, Relx HK, through the WFOE, entered into the following contractual arrangements with the VIE and its shareholders that enabled Relx HK to (1) have power to direct the activities that most significantly affect the economic performance of the VIE, and (2) bear the risks and enjoy the rewards normally associated with ownership of the VIE. Accordingly, Relx HK is the ultimate primary beneficiary of the VIE. Consequently, the financial results of the VIE were included in the Group's consolidated financial statements.

RLX TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

1. Nature of operations and reorganizations (Continued)

  c)    VIE arrangements between Relx HK's PRC subsidiaries (Continued)

  Agreements that provide Relx HK with effective control over the VIE

        Powers of Attorney.    Pursuant to the powers of attorney, between Beijing Yueke and the shareholders of Beijing Wuxin, each of the shareholders of Beijing Wuxin has executed a power of attorney to irrevocably authorize Beijing Yueke, or any person designated by Beijing Yueke, to act as its attorney-in-fact to exercise all of its rights as a shareholder of Beijing Wuxin, including, but not limited to, the right to (i) attend shareholders' meetings, (ii) exercise all shareholder rights and vote on any resolution on behalf of the shareholders that require the shareholders to vote under PRC law and Beijing Wuxin's articles of association, such as the sale, transfer, pledge and disposal of all or part of a shareholder's equity interest in Beijing Wuxin, and (iii) designate and appoint Beijing Wuxin's legal representative, director, supervisor, chief executive officer and other senior management members on behalf of the shareholders. The powers of attorney will remain effective until such shareholder ceases to be a shareholder of Beijing Wuxin.

        Equity Interest Pledge Agreement.    Pursuant to the share pledge agreement, among Beijing Yueke, Beijing Wuxin and the shareholders of Beijing Wuxin, the shareholders of Beijing Wuxin have pledged all of their respective equity interests in Beijing Wuxin to Beijing Yueke to guarantee performance of the obligations of Beijing Wuxin and its shareholders under the exclusive business cooperation agreement. In the event of a breach by Beijing Wuxin or any of its shareholders of contractual obligations under the exclusive business cooperation arrangement, Beijing Yueke, as pledgee, will have the right to request for enforcement of the pledge and dispose of the pledged equity interests in Beijing Wuxin and will have priority in receiving the proceeds from such disposal. The shareholders of Beijing Wuxin also covenant that, without the prior written consent of Beijing Yueke, they shall not transfer the pledged equity interests, create or allow any new pledge or any other encumbrance on the pledged equity interests. The equity interest pledge agreement has an initial term of 10 years, which shall be extended for a further term same as the extended term of the exclusive business cooperation agreement, if applicable.

  Agreement that allows Relx HK to receive economic benefits from the VIE

        Exclusive Business Cooperation Agreement. Pursuant to the exclusive business cooperation agreement, between Beijing Yueke and Beijing Wuxin, Beijing Yueke has the exclusive right to provide Beijing Wuxin with complete business support and technical and consulting services, including but not limited to technical services, staff training, network support, business consultations, intellectual property licenses, equipment or leasing, marketing consultancy, system integration, product research and development, and system maintenance. Without Beijing Yueke's prior written consent, Beijing Wuxin may not accept any consultations and/or services regarding the matters contemplated by this agreement provided by any third party during the term of the agreement. Beijing Wuxin agrees to pay Beijing Yueke service fees based on the workload and business value of services provided by Beijing Yueke on a quarterly basis. Beijing Yueke has the exclusive ownership of all the intellectual property rights created as a result of the performance of the exclusive business cooperation agreement. To guarantee Beijing Wuxin's performance of its obligations thereunder, the shareholders of Beijing Wuxin have pledged all their equity interests in Beijing Wuxin to Beijing Yueke pursuant to the equity interest pledge agreement. The exclusive business cooperation agreement has an initial term of 10 years and

RLX TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

1. Nature of operations and reorganizations (Continued)

  c)    VIE arrangements between Relx HK's PRC subsidiaries (Continued)

  Agreement that allows Relx HK to receive economic benefits from the VIE (Continued)

shall be extended if confirmed in writing by Beijing Yueke prior to the expiration. The extended term shall be determined by Beijing Yueke, and Beijing Wuxin shall accept such extended term unconditionally.

  Agreement that provides Relx HK with the option to purchase the equity interests in the VIE

        Exclusive Option Agreement. Pursuant to the exclusive option agreement, among Beijing Yueke, Beijing Wuxin and the shareholders of Beijing Wuxin, each of the shareholders of Beijing Wuxin has irrevocably granted Beijing Yueke, or any person or persons designated by Beijing Yueke, an exclusive option to purchase all or part of its equity interests in Beijing Wuxin, and Beijing Wuxin has agreed to such grant of options. Beijing Yueke may exercise such options at a price equal to the lowest price as permitted by applicable PRC laws, except that a valuation is mandatory under applicable PRC laws and regulations at the time of such option exercise. Beijing Wuxin and the shareholders of Beijing Wuxin covenant that, without Beijing Yueke's prior written consent, they will not, among other things, (i) supplement, change or amend Beijing Wuxin's articles of association and bylaws, (ii) increase or decrease Beijing Wuxin's registered capital or change its structure of registered capital, (iii) create any pledge or encumbrance on their equity interests in Beijing Wuxin, other than those created under the equity interest pledge agreement, (iv) sell, transfer, mortgage, or dispose of their equity interests in and any assets of Beijing Wuxin and any legal or beneficial interests in the business or revenue of Beijing Wuxin, (v) enter into any material contracts by Beijing Wuxin, except in the ordinary course of business, or (vi) merge or consolidate Beijing Wuxin with any other entity. The exclusive option agreement has an initial term of 10 years, which could be extended at Beijing Yueke's election.

        Exclusive Assets Option Agreement. Pursuant to the exclusive assets option agreement, between Beijing Yueke and Beijing Wuxin, Beijing Wuxin has irrevocably granted Beijing Yueke, or any person or persons designated by Beijing Yueke, an exclusive option to purchase all or part of the current and future intellectual properties and other assets owned by Beijing Wuxin and its subsidiaries. Beijing Yueke may exercise such options at a price equal to the lowest price as permitted by applicable PRC laws at the time of transfer of assets. Beijing Wuxin covenants that, without Beijing Yueke's prior written consent, it will not, among other things, sell, transfer, mortgage, authorize others to use, or dispose of any assets owned by it and its subsidiaries. The exclusive assets option agreement has an initial term of 10 years, which could be extended at Beijing Yueke's election.

  d)    Risks in relation to the VIE structure

        It is possible that the Group's operations of certain of its businesses through the VIE could be found by the PRC authorities to be in violation of the PRC laws and regulations prohibiting or restricting foreign ownership of companies that engage in such operations and businesses. While the Group's management considers the possibility of such a finding by PRC regulatory authorities under current PRC law and regulations to be remote, on January 19, 2015, the Ministry of Commerce of the PRC (the "MOFCOM") released on its Website for public comment a proposed PRC law (the "Draft FIE Law") that appears to include VIE within the scope of entities that could be considered to be

RLX TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

1. Nature of operations and reorganizations (Continued)

  d)    Risks in relation to the VIE structure (Continued)

foreign invested enterprises (or "FIEs") that would be subject to restrictions under the existing PRC laws and regulations on foreign investments in certain categories of industries. Specifically, the Draft FIE Law introduces the concept of "actual control" for determining whether an entity is considered to be an FIE. In addition to control through direct or indirect ownership or equity, the Draft FIE Law includes control through contractual arrangements within the definition of "actual control." If the Draft FIE Law is passed by the People's Congress of the PRC and becomes effective in its current form, these provisions regarding control through contractual arrangements construed to apply to the Group's VIE arrangements may cause the Group's VIE to become explicitly subject to the current restrictions on foreign investments in certain categories of industries. The Draft FIE Law includes provisions that would exempt from the definition of foreign invested enterprises entities where the ultimate controlling shareholders are either entities organized under the PRC laws or individuals who are PRC citizens. The Draft FIE Law is silent as to what type of enforcement actions might be taken against existing VIE that operate in restricted or prohibited industries and are not controlled by entities organized under PRC law or individuals who are PRC citizens. If the PRC authorities determine that the Group's operations of certain of its operations and businesses through the VIE are prohibited under the existing laws and regulations or under the Draft FIE Law assuming it becomes effective, the regulatory authorities with jurisdiction over the licensing and operations of such operations and businesses may have broad discretion in dealing with such violations, including levying fines, confiscating the Group's income, revoking the businesses or operating licenses of the affected businesses, requiring the Group to restructure its ownership structure or operations, or requiring the Group to discontinue any or all portion of its operations. For example, the National People's Congress approved the Foreign Investment Law on March 15, 2019 and the State Council approved the Regulation on Implementing the Foreign Investment Law (the "Implementation Regulations") on December 12, 2019, effective from January 1, 2020. The Supreme People's Court of China issued a judicial interpretation on the Foreign Investment Law on December 27, 2019, effective from January 1, 2020. The Foreign Investment Law and the Implementation Regulations do not touch upon the relevant concepts and regulatory regimes that were historically suggested for the regulation of VIE structures, and thus this regulatory topic remains unclear under the Foreign Investment Law. Since the Foreign Investment Law and the Implementation Regulations are new, substantial uncertainties exist with respect to its implementation and interpretation and it is also possible that variable interest entities will be deemed as foreign invested enterprises and be subject to restrictions in the future. Such restrictions may cause interruptions to the Group's operations, products and services and may incur additional compliance cost, which may in turn materially and adversely affect the Group's business, financial condition and results of operations.

        In addition, if the legal structure and contractual arrangements were found to be in violation of any other existing PRC laws and regulations, the PRC government could:

  •
  revoke the Group's business and operating licenses;

  •
  require the Group to discontinue or restrict operations;

  •
  restrict the Group's right to collect revenues;

  •
  block the Group's platforms;

RLX TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

1. Nature of operations and reorganizations (Continued)

  d)    Risks in relation to the VIE structure (Continued)

  •
  require the Group to restructure the operations in such a way as to compel the Group to establish a new enterprise, re-apply for the necessary licenses or relocate its businesses, staff and assets;

  •
  impose additional conditions or requirements with which the Group may not be able to comply; or

  •
  take other regulatory or enforcement actions against the Group that could be harmful to the Group's businesses.

        The imposition of any of these penalties may result in a material and adverse effect on the Group's ability to conduct the Group's businesses. In addition, if the imposition of any of these penalties causes the Group to lose the right to direct the activities of any of the VIE (through its equity interests in its subsidiaries) or the right to receive their economic benefits, the Group will no longer be able to consolidate the relevant VIE and its subsidiaries, if any. In the opinion of management, the likelihood of loss in respect of the Group's current ownership structure or the contractual arrangements with its VIE is remote.

        There is no VIE for which the Company has variable interests but is not the primary beneficiary.

        The following consolidated financial information of the VIE and its subsidiaries taken as a whole as of December 31, 2018 and 2019 and for the period from January 2, 2018 (date of inception) to

RLX TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

1. Nature of operations and reorganizations (Continued)

  d)    Risks in relation to the VIE structure (Continued)

December 31, 2018 and the year ended December 31, 2019 was included in the consolidated financial statements of the Group as follows:

	As of December 31,
	2018	2019
	RMB	RMB
Current assets
Cash and cash equivalents	68,000	129,576
Restricted cash	—	348,548
Receivables from online payment platforms	4,103	9,545
Short-term investments	—	40,000
Accounts receivable	11,087	38,795
Inventories, net	14,151	219,311
Prepayments and other current assets	6,335	103,180

Total current assets	103,676	888,955

Non-current assets
Amounts due from related parties	—	71,788
Property, equipment and leasehold improvement, net	29	66,452
Intangible assets, net	—	5,399
Long-term investments	—	5,000
Deferred tax assets	427	44
Right-of-use assets, net	492	90,227
Other non-current assets	368	21,266

Total non-current assets	1,316	260,176

Total assets	104,992	1,149,131

Current liabilities
Accounts and notes payable	17,171	499,021
Contract liabilities	538	18,410
Salary and welfare benefits payable	4,119	41,491
Taxes payable	5,633	2,778
Accrued expenses and other current liabilities	1,190	25,632
Amounts due to related parties	68,802	292
Lease liabilities-current portion	209	31,439

Total current liabilities	97,662	619,063

Non-current liabilities
Amounts due to related parties	—	351,510
Deferred tax liabilities	—	10,574
Lease liabilities-non-current portion	283	61,338

Total non-current liabilities	283	423,422

Total liabilities	97,945	1,042,485

RLX TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

1. Nature of operations and reorganizations (Continued)

  d)    Risks in relation to VIE structure (Continued)

	For the period from January 2, 2018 (date of inception) to December 31, 2018	For the year ended December 31, 2019
	RMB	RMB
Net revenues	131,663	1,547,363
Net income	123	46,885
Net cash (used in)/generated from operating activities	(98)	366,618
Net cash used in investing activities	(397)	(209,184)
Net cash generated from financing activities	68,495	252,690
Net increase in cash, cash equivalents and restricted cash	68,000	410,124

        The above includes intercompany balances and transactions which have been eliminated on the Company's consolidated financial statements.

        Under the contractual arrangements with the VIE and through its equity interests in its subsidiaries, the Group has the power to direct the activities of the VIE and the VIE's subsidiaries and the transfer of assets out of the VIE and the VIE's subsidiaries. Therefore, the VIE assets are considered to be fully available to the Company. As the consolidated VIE and VIE's subsidiaries are incorporated as limited liability companies under the PRC Company Law, the creditors of the liabilities of the consolidated VIE and the VIE's subsidiaries do not have recourse to the general credit of the Company.

2. Significant accounting policies

  a)    Basis of presentation

        The consolidated financial statements of the Group have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") to reflect the financial position, results of operations and cash flows of the Group.

        Significant accounting policies followed by the Group in the preparation of the accompanying consolidated financial statements are summarized below.

  b)    Principles of consolidation

        The Group's consolidated financial statements include the financial statements of the Company, its subsidiaries, VIE and VIE's subsidiaries for which the Company or its subsidiary is are the primary beneficiary.

        A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power; or has the power to appoint or remove the majority of the members of the board of directors; or to cast a majority of votes at the meeting of directors; or has the power to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

RLX TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

2. Significant accounting policies (Continued)

  b)    Principles of consolidation (Continued)

        A consolidated VIE is an entity in which the Company, or its subsidiary, through contractual arrangements, has the power to direct the activities that most significantly impact the entity's economic performance, bears the risks of and enjoys the rewards normally associated with ownership of the entity, and therefore the Company or its subsidiary is the primary beneficiary of the entity.

        All transactions and balances among the Company, its subsidiaries, VIE and VIE's subsidiaries have been eliminated upon consolidation.

  c)    Use of estimates

        The preparation of the Group's consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities at the balance sheet date and reported revenues and expenses during the reported periods in the consolidated financial statements and accompanying notes. Significant accounting estimates reflected in the Group's consolidated financial statements mainly include product warranty, revenue recognition, inventory provision, useful life of fixed assets, discount rate for lease accounting and the valuation of share-based compensation. Actual results could differ from those estimates, and such differences may be material to the consolidated financial statements.

  d)    Functional currency and foreign currency translation

        The Group uses Renminbi ("RMB") as its reporting currency. The functional currency of the Company and its overseas subsidiaries incorporated in Hong Kong is United States dollars ("US$"). The functional currency of the Group's PRC entities is RMB.

        In the consolidated financial statements, the financial information of the Company and other entities located outside of the PRC have been translated into RMB. Assets and liabilities are translated at the exchange rates on the balance sheet date. Equity amounts other than earnings generated in current period are translated at historical exchange rates. Revenues, expenses, gains and losses are translated using the average rate for the period. Translation adjustments are reported as foreign currency translation adjustments and shown as a component of other comprehensive loss in the consolidated statements of comprehensive (loss)/income.

        Foreign currency transactions denominated in currencies other than the functional currency are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency using the applicable exchange rates at the balance sheet dates. Net gains and losses resulting from foreign exchange transactions are included in others, net in the consolidated statements of comprehensive (loss)/income.

  e)    Convenience translation

        Translations of the consolidated balance sheets, consolidated statements of comprehensive (loss)/income and consolidated statements of cash flows from RMB into US$ as of and for the year ended December 31, 2019 are solely for the convenience of the reader and were calculated at the noon

RLX TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

2. Significant accounting policies (Continued)

  e)    Convenience translation (Continued)

buying rate of US$1.00 = RMB6.7896 on September 30, 2020 as set forth in the H.10 statistical release of the U.S. Federal Reserve Board. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into US$ at that rate on September 30, 2020, or at any other rate.

  f)    Fair value measurement

        Fair value reflects the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

        The Group applies a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Accounting guidance establishes three levels of inputs that may be used to measure fair value:

  •
  Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

  •
  Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical asset or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

  •
  Level 3 applies to asset or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

        See Note 20 for additional information.

  g)    Cash and cash equivalents

        Cash and cash equivalents mainly represent cash at bank, demand deposits which are unrestricted as to withdrawal or use, and which have original maturities of three months or less and are readily convertible to known amount of cash.

  h)    Restricted cash and consolidated statements of cash flows

        Cash that is legally restricted as to withdrawal or for use or pledged as security is reported separately on the face of the Group's consolidated balance sheets. In November 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, ("ASU 2016-18"), which requires entities to present the aggregate changes in cash, cash

RLX TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

2. Significant accounting policies (Continued)

  h)    Restricted cash and consolidated statements of cash flows (Continued)

equivalents, restricted cash and restricted cash equivalents in the statement of cash flows. As such, the Group presented restricted cash within the ending cash, cash equivalents, and restricted cash balance on the Group's consolidated statements of cash flows.

        The Group's restricted cash mainly represents security deposits held in designated bank accounts for issuance of bank acceptance notes relating to notes payable.

        A reconciliation of cash and restricted cash to amounts appearing in the consolidated statements of cash flows is as follows:

	As of December 31,
	2018	2019
	RMB	RMB
Cash and cash equivalents	68,168	135,544
Restricted cash	38	348,548

Cash, cash equivalents and restricted cash as presented in the consolidated statement of cash flows	68,206	484,092

  i)    Short-term bank deposits

        Short-term bank deposits represent time deposits placed with banks with original maturities of more than three months but less than one year. Interest earned is recorded as interest (expenses)/income, net in the consolidated statements of comprehensive (loss)/income during the period and the year presented.

  j)    Investments

  Short-term investments

        For short-term investments in financial instruments with a variable interest rate indexed to the performance of underlying assets, the Group elected the fair value option at the date of initial recognition and carried these investments subsequently at fair value. Changes in fair values are reflected in others, net in the consolidated statements of comprehensive (loss)/income. Fair value is estimated based on quoted prices of similar products provided by financial institutions at the end of each reporting period. The Group classifies these inputs as Level 2 fair value measurement.

  Long-term investments

        The Group adopted ASU 2016-01 on January 2, 2018 (date of inception). Based on ASU 2016-01, the Group elects to record an equity investment without readily determinable fair values and not accounted for by the equity method at its cost less impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer ("measurement alternative"). As of December 31, 2019, the Group's long-term investments consist of investments in privately held companies which do not have readily determinable fair values and therefore the Group recognized these investments at cost adjusted for changes from observable transactions for identical or similar investments of the same investee, less impairment.

RLX TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

2. Significant accounting policies (Continued)

  j)    Investments (Continued)

  Long-term investments (Continued)

        The Group regularly evaluates the long-term investments for impairment based on performance and financial position of the investees as well as other evidence of market value for each reporting period. Such evaluation includes, but not limited to, reviewing the investees' cash position, recent financing, projected and historical financial performance, cash flow forecasts and financing needs. An impairment loss is recognized in others, net in the consolidated statements of comprehensive (loss)/income equal to the excess of the investment's carrying value over its fair value.

        No impairment was recorded for long-term investments without readily determinable fair values for the period from January 2, 2018 (date of inception) to December 31, 2018 and the year ended December 31, 2019.

  k)    Accounts receivable

        Accounts receivable are stated at the historical carrying amount net of allowance for doubtful accounts. The accounts receivable mainly include receivables from e-commerce platform distributors as well as receivables from online payment platforms, who collect from end users on behalf of the Group before the Group's delivery of products ("Payment Channels"). The receivable from e-commerce platform distributors is settled in accordance with credit term mutually agreed. The receivable from Payment Channels is settled based upon pre-agreed days after the Group delivers products to end users, or when end users confirm their receipts of products, whichever is earlier.

        The Group maintains an allowance for doubtful accounts which reflects its best estimate probable losses incurred. The Group determines the allowance for doubtful accounts on an individual basis taking into consideration various factors including but not limited to historical collection experience and creditworthiness of the debtors as well as the age of the individual receivables balance. Additionally, the Group makes specific bad debt provisions based on any specific knowledge the Group has acquired that might indicate that an account is uncollectible. The facts and circumstances of each account may require the Group to use judgment in assessing its collectability.

  l)    Inventories

        Inventories of the Group consist of raw materials and finished goods. Inventories are stated at the lower of cost or net realizable value. Cost is determined using the weighted average method. Provisions are made for excessive, slow moving, expired and obsolete inventories as well as for inventories with carrying values in excess of net realizable value. Certain factors could impact the realizable value of inventory, so the Group continually evaluates the recoverability based on assumptions about customer demand and market conditions. The evaluation may take into consideration of historical usage, expiration date, expected demand, anticipated sales price, new product development schedules, product obsolescence, customer concentrations and other factors.

RLX TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

2. Significant accounting policies (Continued)

  m)    Property, equipment and leasehold improvement, net

        Property, equipment and leasehold improvement are stated at cost less accumulated depreciation and impairment, if any. Depreciation is computed using the straight-line method over the following estimated useful lives:

Category	Estimated useful lives
Electronic equipment	3 years
Furniture and office equipment	3 - 5 years
Machinery and equipment	3.5 - 10 years
Leasehold improvement	Shorter of the term of the lease or the estimated useful lives of the assets

        Expenditures for maintenance and repairs are expensed as incurred, whereas the costs of renewals and betterment that extend the useful lives of property, equipment and leasehold improvement are capitalized as additions to the related assets. The gain or loss on the disposal of property, equipment and leasehold improvement is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in others, net in the consolidated statements of comprehensive (loss)/income .

  n)    Intangible assets, net

        Intangible assets purchased from third parties mainly consist of license of copyright and software. Identifiable intangible assets are carried at acquisition cost less accumulated amortization and impairment loss, if any. Finite-lived intangible assets are tested for impairment if impairment indicators arise. Amortization of finite-lived intangible assets is computed using the straight-line method over their estimated useful lives, which are as follows:

Category	Estimated useful lives
License of copyright	2 years
Software	3 years

  o)    Impairment of long-lived assets

        Long-lived assets are evaluated for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be fully recoverable or that the useful life is shorter than the Group had originally estimated. When these events occur, the Group evaluates the impairment for the long-lived assets by comparing the carrying value of the assets to an estimate of future undiscounted cash flows expected to be generated from the use of the assets and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets, the Group recognizes an impairment loss based on the excess of the carrying value of the assets over the fair value of the assets. No impairment charge was recognized for the period from January 2, 2018 (date of inception) to December 31, 2018 and the year ended December 31, 2019.

RLX TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

2. Significant accounting policies (Continued)

  p)    Lease

        The Group early adopted the ASU No. 2016-02, "Leases (Topic 842)" on January 2, 2018 (date of inception). The Group leases office space, warehouses, stores and office equipment for fixed periods ranging from 1 month to 42 months, some of which have extension options. Extension options are not recognized by the Group in the determination of lease liabilities unless renewals are reasonably certain. The Group has elected the short-term lease measurement and recognition exemption. The Group recognizes lease payments for its short-term lease on a straight-line basis over the lease term and reassesses the extension options of them to be qualify for the short-term lease measurement.

        As of December 31, 2018 and 2019, all the Group's leases are classified as operating leases. For operating leases, the lease liability is initially and subsequently measured at the present value of the unpaid lease payments at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for lease payments made at or before the lease commencement date, plus any initial direct costs incurred less any lease incentives received. Costs associated with operating lease assets are recognized on a straight-line basis within operating expenses over the term of the lease.

        In determining the present value of the unpaid lease payments, ASC 842 requires a lessee to discount its unpaid lease payments using the interest rate implicit in the lease or, if that rate cannot be readily determined, its incremental borrowing rate. As most of the Group's leases do not provide an implicit rate, the Group uses its incremental borrowing rate as the discount rate for the lease. The Group's incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments.

  q)    Revenue recognition

        In May 2014, the FASB issued ASU No. 2014-09, "Revenue from Contracts with Customers (Topic 606)" ("ASU 2014-09") and subsequently, the FASB issued several amendments which amend certain aspects of the guidance in ASC 2014-09 (ASU No. 2014-09 and the related amendments are collectively referred to as "ASC 606"). According to ASC 606, revenue is recognized when control of the promised product or service is transferred to the customer in an amount that reflects the consideration the Group expects to receive in exchange for those products or services. Revenue is recognized net of allowances for sales returns, discounts and any taxes collected from customers, which are subsequently remitted to governmental authorities. The Group accounted for revenues under ASC 606 for all periods presented. Consistent with the criteria of ASC 606, the Group follows five steps for revenue recognition: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation.

        The Group's revenues are primarily derived from (i) sales of the Group's products to offline distributors who then sell to retailers and end users, (ii) sales of the Group's products to third-party e-commerce platform distributors who then sell to end users, (iii) sales of the Group's products to end users directly through the Group's online stores run on third-party e-commerce platforms, and (iv) others mainly include sales of the Group's products to end users directly through offline stores

RLX TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

2. Significant accounting policies (Continued)

  q)    Revenue recognition (Continued)

operated by the Group. On October 30, 2019, the State Administration for Market Regulation and the State Tobacco Monopoly Administration jointly issued the Announcement on Further Protecting Juveniles from E-vapor (the "Announcement"). Following the Announcement, e-commerce platforms were required to discontinue the online sales of e-vapor and, accordingly, the Group stopped its sales of products to third-party e-commerce platform distributors and sales of products through third-party e-commerce platforms since November 2019. Refer to Note 15 to the consolidated financial statements for disaggregation of the Group's revenue for the period from January 2, 2018 (date of inception) to December 31, 2018 and the year ended December 31, 2019.

  Sale of products to offline distributors

        Under the distribution agreements, the offline distributors purchase products from the Group, take delivery and are responsible for commercial distribution and offline terminal sales to retailers and end users in authorized distribution areas. According to the agreements, the offline distributors make full payment to the Group at the time of order placement and take control of the products after receipt. After taking control of the products, the offline distributor is responsible for carrying out direct interactions with retailers and end users, delivering the products and providing customer support. Based on these indicators, the Group determined the offline distributors (as opposed to the end users) to be its customers according to ASC 606-10-55-39.

        Under the tripartite agreements entered among the Group, retailers and the Group's offline distributors, the Group provides a subsidy to branded stores operated by retailers. The amount of subsidy is subject to a negotiation between the Group and the retailers. The retailers are the offline distributor's customer, which is the Group's customers' customer in the distribution chain. The Group determined the subsidy should be recorded as a reduction of revenue when incurred, according to ASC 606-10-32-25.

        The Group recognizes revenue from sales to offline distributors upon delivery of the products to offline distributors' warehouses in an amount equal to the contract sales prices.

  Sale of products to third-party e-commerce platform distributors

        Under the distribution agreements prior to the Announcement, the third-party e-commerce platform distributor purchased products from the Group and sold them to end users under the e-commerce platform distributor's name. According to the agreements, the e-commerce platform distributor took control of the products upon receipt, but was entitled to certain rights of return after receipt of products. After taking control of the products, the e-commerce platform distributor is responsible for selling and fulfilling all obligations in its sales contracts with end users, including delivering the products and providing customer support. Under the distribution agreement, the Group had a sale contract with the e-commerce platform distributors and no sales contract with the end users. Based on these indicators, the Group determined the third-party e-commerce platform distributors (as opposed to the end users) to be its customers according to ASC 606-10-55-39.

RLX TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

2. Significant accounting policies (Continued)

  q)    Revenue recognition (Continued)

  Sale of products to third-party e-commerce platform distributors (Continued)

        The Group recognized revenue from sales to third-party e-commerce platform distributors upon delivery of the products to third-party e-commerce platform distributors' warehouses in an amount equal to the contract sales prices, less allowances for estimated sales returns and rebates. Estimated sales allowances for sales returns and rebates were made based on contract terms and historical patterns. The estimated sales allowances for sales returns and rebates as of December 31, 2018 were RMB621. There were no allowances as of December 31, 2019 as this sales channel was discontinued, effective November 2019.

  Sale of products through third-party e-commerce platforms

        Under the platform service agreements prior to the Announcement, the Group sets up online stores on the third-party e-commerce platforms to sell the Group's products to end users. The platforms provided services to support the operations of the online store including processing sales orders and collecting payment from the end users. The platforms charged the Group service fees based on the Group's sales through the online stores. The platforms did not take control of the products and had no sale contract with end users. The Group was responsible for selling and fulfilling all obligations according to its sales contracts with end users, including delivering products and providing customer support. Accordingly, the Group determined the end users (as opposed to the platforms) were its customers according to ASC 606-10-55-39. The sales contracts with end users normally included a customer's right to return products within 7 days after receipt of products.

        The Group recognized revenues from sales to end users upon delivery of the product to end users in an amount equal to the contract sales prices less allowances for estimated returns. Estimated sales allowances for sales returns were made based on contract terms and historical patterns. The estimated sales allowances for sales returns as of December 31, 2018 were RMB35. There were no allowances as of December 31, 2019 as this sales channel was discontinued, effective November 2019.

  Others

        Others are generally recognized as revenues when goods are sold.

  Contract balances

        A receivable is recorded when the Group has an unconditional right to consideration. A right to consideration is unconditional if only the passage of time is required before payment of that consideration is due. A contract asset is recorded when the Group has transferred products to the customer before payment is received or is due, and the Group's right to consideration is conditional on future performance or other factors in the contract. No contract asset was recorded as of December 31, 2018 and 2019.

        Sales to third-party e-commerce platform distributors are on credit terms, and receivables are recorded upon recognizing revenues. Sales to offline distributors are prepaid by the distributors, before the Group delivers the products. Sales through online stores to customers are prepaid by the end users to Payment Channels, before the Group delivers the products. Payment Channels settled to the Group based upon pre-agreed days after the Group delivers products to end users, or when the customers confirm their receipts of products, whichever is earlier.

RLX TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

2. Significant accounting policies (Continued)

  q)    Revenue recognition (Continued)

  Contract balances (Continued)

        Contract liabilities are recognized if the Group receives consideration in advance of performance, which is mainly in relation to the orders unshipped, where there is still an obligation to be fulfilled by the Group. The contract liabilities will be recognized as revenue when all of the revenue recognition criteria are met. All contract liability balances at the beginning of the period and the year were recognized as revenue in the following year due to generally short-term duration of contracts.

        During the period from January 2, 2018 (date of inception) to December 31, 2018 and the year ended December 31, 2019, the Group did not have any revenue recognized from performance obligations satisfied (or partially satisfied) in previous periods.

  Practical Expedients

        The transaction price allocated to performance obligations that are unsatisfied or partially unsatisfied has not been disclosed, as substantially all the Group's contracts have a duration of one year or less.

        Payment terms with third-party e-commerce platform distributors and Payment Channels generally require settlement within 60 days or less. The Group has determined that its contracts generally do not include a significant financing component.

        Upon successful sales through the third-party e-commerce platforms, the Group will pay the third-party e-commerce platform a pre-determined amount or a fixed rate commission fee based on the sales amount. The Group generally expenses commission fees when incurred for all contracts with contract terms of one year or less. These costs are recorded within selling expenses.

  r)    Cost of revenue

        Cost of revenues consists primarily of consignment manufacturing costs, material costs and depreciation of the machinery and equipment used on production lines, as well as related costs that are directly attributable to the production of products.

  s)    Research and development expenses

        Research and development expenses primarily consist of salaries, welfare benefits and share-based compensation expenses for research and development personnel as well as material expenses and depreciation of equipment associated with research and development activities.

        Costs incurred for the preliminary project stage of internal use software are expensed in research and development expenses when incurred. Costs incurred during the application development stage are capitalized when certain criteria are met as stated in ASC 350-40 "Internal-use Software". Costs incurred during the post-implementation-operation stage are also expensed as incurred. As the period qualified for capitalization has historically been very short and the development costs incurred during this period have been immaterial, development costs of internal use software to date have been expensed when incurred.

RLX TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

2. Significant accounting policies (Continued)

  t)    Selling expenses

        Selling expenses primarily consist of advertising expenses, salaries, welfare benefits and share-based compensation expenses for sales personnel, and shipping expenses. The advertising expenses amounted to RMB14,858 and RMB230,721 for the period from January 2, 2018 (date of inception) to December 31, 2018 and the year ended December 31, 2019, respectively. The shipping expenses amounted to RMB7,602 and RMB46,443 for the period from January 2, 2018 (date of inception) to December 31, 2018 and the year ended December 31, 2019, respectively.

  u)    General and administrative expenses

        General and administrative expenses consist primarily of salaries, welfare benefits and share-based compensation expenses for general and administrative personnel and professional service fees.

  v)    Subsidy income

        Subsidy income represents cash subsidies received from the PRC local government by the Group. Such amounts are recognized in others, net in the consolidated statements of comprehensive (loss)/income upon receipt. The Group recorded nil and RMB16,870 of subsidy income for the period from January 2, 2018 (date of inception) to December 31, 2018 and the year ended December 31, 2019, respectively.

  w)    Share-based compensation

        All share-based awards granted to directors, executive officers, employees and consultants, including restricted ordinary shares and share options, are measured at fair value on grant date and are classified as equity awards in accordance with ASC 718—"Compensation-Stock Compensation". The Group early adopted ASU 2018-07, "Compensation-Stock Compensation (Topic 718), Improvements to Nonemployee Share-Based Payment Accounting" from the earliest period presented to account for share-based payments for acquiring goods and services from non-employees at grant date fair value.

        For all share-based awards granted with service conditions that have a graded vesting schedule, share-based compensation expenses are recognized using the straight-line method, over the requisite service period. The Group adopted ASU 2016-09 to recognize the impact of forfeiture within compensation expense, when they occur. Share options granted with a service condition and a performance condition are measured at the grant date fair value. In circumstances where the service inception date precedes the grant date, share-based compensation expenses are measured beginning on the service inception date and is re-measured on each subsequent reporting date before the grant date, based on the estimated fair value of the related options.

        For the periods presented, all the options and restricted ordinary shares were granted by the Parent using its own underlying shares. The Group uses the binomial option pricing model to estimate fair value of the share options. The determination of the fair value of stock options is affected by the fair value of the Parent's ordinary shares as well as assumptions regarding a number of complex and subjective variables, including the expected share price volatility of the Parent, actual and projected grantee's share option exercise behavior, risk free interest rates and expected dividends. The fair value of the ordinary shares of the Parent is assessed using the income approach, with a discount for lack of marketability, given that the shares underlying the awards were not publicly traded at the time of grant.

RLX TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

2. Significant accounting policies (Continued)

  w)    Share-based compensation (Continued)

        The shares issued to directors, executive officers, employees and consultants are those of the Parent and the proportion of the share-based compensation expenses attributable to the Group is accounted for as a capital contribution from the Parent. Refer to Note 16 and 18 for details.

  x)    Employee benefits

  PRC Contribution Plan

        Full time employees of the Group in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to the employees. Chinese labor regulations require that the Group make contributions to the government for these benefits based on certain percentages of the employees' salaries, up to a maximum amount specified by the local government. The Group has no legal obligation for the benefits beyond the regulatory contributions made.

        The total amounts of such employee benefit expenses, which were expensed as incurred, were approximately RMB1,793 and RMB16,113 for the period from January 2, 2018 (date of inception) to December 31, 2018 and the year ended December 31, 2019, respectively.

  y)    Taxation

  Income taxes

        Current income taxes are provided on the basis of net income for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions. Deferred income taxes are accounted for using an asset and liability method. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The tax base of an asset or liability is the amount attributed to that asset or liability for tax purpose. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statement of comprehensive (loss)/income in the period of change. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all of the deferred tax assets will not be realized.

  Uncertain tax positions

        The guidance on accounting for uncertainties in income taxes prescribes a more likely than not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Guidance is also provided on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. Significant judgment is required in evaluating the Group's uncertain tax positions and determining its provision for income taxes. The Group recognizes interests and penalties, if any, under accrued expenses and other current liabilities on its balance sheet and under others, net in its consolidated statements of comprehensive (loss)/income. The Group did not recognize any interest and

RLX TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

2. Significant accounting policies (Continued)

  y)    Taxation (Continued)

penalties associated with uncertain tax positions for the period from January 2, 2018 (date of inception) to December 31, 2018 and the year ended December 31, 2019. As of December 31, 2018 and 2019, the Group did not have any significant unrecognized uncertain tax positions.

  z)    Related parties

        Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or significant influence, such as a family member or relative, shareholder, or a related corporation.

  aa)    Statutory reserves

        The Company's subsidiaries, the VIE and subsidiaries of the VIE established in the PRC are required to make appropriations to certain non-distributable reserve funds.

        In accordance with the laws applicable to the Foreign Investment Enterprises established in the PRC, the Company's subsidiaries registered as wholly foreign-owned enterprise have to make appropriations from their annual after-tax profits (as determined under generally accepted accounting principles in the PRC ("PRC GAAP")) to reserve funds including general reserve fund, enterprise expansion fund and staff bonus and welfare fund. The appropriation to the general reserve fund must be at least 10% of the annual after-tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the general reserve fund has reached 50% of the registered capital of the company. Appropriations to the enterprise expansion fund and staff bonus and welfare fund are made at the respective company's discretion.

        In addition, in accordance with the PRC Company Laws, the Group's VIE registered as Chinese domestic company must make appropriations from its annual after-tax profits as determined under the PRC GAAP to non-distributable reserve funds including statutory surplus fund and discretionary surplus fund. The appropriation to the statutory surplus fund must be 10% of the annual after-tax profits as determined under PRC GAAP. Appropriation is not required if the statutory surplus fund has reached 50% of the registered capital of the company. Appropriation to the discretionary surplus fund is made at the discretion of the company.

        The use of the general reserve fund, enterprise expansion fund, statutory surplus fund and discretionary surplus fund are restricted to offsetting of losses or increasing of the registered capital of the respective company. The staff bonus and welfare fund are liabilities in nature and are restricted to fund payments of special bonus to employees and for the collective welfare of all employees. None of these reserves are allowed to be transferred to the Company in terms of cash dividends, loans or advances, nor can they be distributed except under liquidation.

        For the period from January 2, 2018 (date of inception) to December 31, 2018 and the year ended December 31, 2019, the profit appropriation to statutory surplus fund for the Group's entities incorporated in the PRC was RMB844 and RMB156, respectively. No appropriation to other reserve funds was made for any of the periods presented.

RLX TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

2. Significant accounting policies (Continued)

  ab)    Comprehensive income

        Comprehensive income is defined as the change in equity of the Group during a period arising from transactions and other events and circumstances excluding transactions resulting from investments by shareholders and distributions to shareholders. Accumulated other comprehensive loss, as presented on the accompanying consolidated balance sheets, consists of accumulated foreign currency translation adjustments.

  ac)    Segment reporting

        Based on the criteria established by ASC 280 "Segment Reporting", the Group's chief operating decision maker has been identified as its Chief Executive Officer, who reviews consolidated results of the Group when making decisions about allocating resources and assessing performance.

        For the purpose of internal reporting and management's operation review, the chief operating decision maker does not segregate the Group's business by market or product. Hence, the Group has only one operating and reportable segment.

        The Company is domiciled in the Cayman Islands while the Group mainly operates its businesses in the PRC and earns substantially all of the revenues from the PRC, therefore, no geographical segments are presented.

  ad)    Concentration and risk

  Foreign exchange risk

        The revenues and expenses of the Group's entities in the PRC are generally denominated in RMB and their assets and liabilities are denominated in RMB. The RMB is not freely convertible into foreign currencies. Remittances of foreign currencies into the PRC or remittances of RMB out of the PRC as well as exchange between RMB and foreign currencies require approval by foreign exchange administrative authorities with certain supporting documentation. The State Administration for Foreign Exchange, under the authority of the People's Bank of China, controls the conversion of RMB into other currencies.

  Credit risk

        Financial instruments that potentially expose the Group to credit risk consist primarily of cash and cash equivalents, restricted cash, short-term bank deposits, accounts receivable, receivables from online payment platforms, short-term investments and amounts due from related parties. The carrying amounts of these financial instruments represent the maximum amount of loss due to credit risk.

        The Group places its cash and cash equivalents, restricted cash, short-term bank deposits and short-term investments in reputable financial institutions with high credit ratings and quality. There has been no recent history of default in relation to these financial institutions and credit risk is immaterial.

        Accounts receivable and other receivables are typically unsecured and are mainly derived from the ordinary course of business in the PRC. The risk with respect to these financial instruments is mitigated by credit evaluations the Group performs on its customers and its ongoing monitoring processes of outstanding balances.

RLX TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

2. Significant accounting policies (Continued)

  ad)    Concentration and risk (Continued)

  Concentration of customers and suppliers

        There was revenue from one offline distributor which individually represented greater than 10% of net revenue for the period from January 2, 2018 (date of inception) to December 31, 2018, and the corresponding accounts receivable from that customer individually was not greater than 10% of the Group's total accounts receivable as of December 31, 2018. There were accounts receivable due from one of the Payment Channels, and due from a third-party e-commerce platform distributor which individually represented greater than 10% and totally contributed to 92% of the Group's total accounts receivable as of December 31, 2018.

        There were no customers which individually represented greater than 10% of net revenue for the year ended December 31, 2019. There were accounts receivable due from a third-party e-commerce platform distributor which individually represented greater than 10% and totally contributed to 70% of the Group's total accounts receivable as of December 31, 2019.

        There were purchases from two suppliers which individually represented greater than 10% and totally contributed to 90% of the total purchases amount for the period from January 2, 2018 (date of inception) to December 31, 2018 and the corresponding accounts and notes payable due to these two suppliers individually represented greater than 10% and totally contributed to 52% of the Group's total accounts and notes payable as of December 31, 2018.

        There was purchase from one supplier which represented greater than 10% and contributed to 72% of the total purchases amount for the year ended December 31, 2019 and the corresponding accounts and notes payable due to that supplier represented greater than 10% and contributed to 69% of the Group's total accounts and notes payable as of December 31, 2019.

  ae)    Recently issued accounting pronouncements

        The Group qualifies as an "emerging growth company", or "EGC", pursuant to the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. As an EGC, the Group does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards.

  Recent accounting pronouncements not yet adopted

        In June 2016, the FASB amended guidance related to the impairment of financial instruments as part of ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which introduces new guidance for credit losses on instruments within its scope. The new guidance introduces an approach based on expected losses to estimate credit losses on certain types of financial instruments, including, but not limited to, trade and other receivables, held-to-maturity debt securities, loans and net investments in leases. The new guidance also modifies

RLX TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

2. Significant accounting policies (Continued)

  ae)    Recently issued accounting pronouncements (Continued)

  Recent accounting pronouncements not yet adopted (Continued)

the impairment model for available-for-sale debt securities and requires the entities to determine whether all or a portion of the unrealized loss on an available-for-sale debt security is a credit loss. The standard also indicates that entities may not use the length of time a security has been in an unrealized loss position as a factor in concluding whether a credit loss exists. In October 2019, the FASB issued ASU No. 2019-10 (ASU 2019-10), Financial Instruments—Credit Losses, which amends the effective date for Credit Losses as follows. Public business entities that meet the definition of an SEC filer, excluding entities eligible to be SRCs as defined by the SEC, for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. All other entities for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted for all entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The standard is effective for the Group on January 1, 2023. The Group is in the process of evaluating the impact of adopting this guidance.

        In August 2018, the FASB issued ASU 2018-13, Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. The amendments in this standard will remove, modify and add certain disclosures under ASC Topic 820, Fair Value Measurement, with the objective of improving disclosure effectiveness. The new standard is effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted. The standard is effective for the Group's fiscal year beginning January 1, 2020. The transition requirements are dependent upon each amendment within this update and will be applied either prospectively or retrospectively. The Group does not expect that the adoption of ASU 2018-13 will have a material impact to the Group's consolidated financial statements.

        In December 2019, the FASB issued ASU 2019-12, "Simplifying the Accounting for Income Taxes" to remove specific exceptions to the general principles in Topic 740 and to simplify accounting for income taxes. The standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the standard is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The standard is effective for the Group's fiscal year beginning January 1, 2022. The Group is currently evaluating the impact of this accounting standard update on its consolidated financial statements.

3. Cash and cash equivalents

        Cash and cash equivalents represent cash at bank and demand deposits placed with banks which have original maturities of three months or less and are readily convertible to known amount of cash. Cash and cash equivalents balance as of December 31, 2018 and 2019 primarily consist of the following:

	As of December 31,
	2018	2019
	RMB	RMB
Short-term bank deposits with initial terms within three months	30,000	92,400
Cash at bank	38,168	43,144

Cash and cash equivalents	68,168	135,544

RLX TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

3. Cash and cash equivalents (Continued)

        Cash and cash equivalents consist of the following currencies:

	As of December 31,
	2018		2019
	Amount	RMB equivalent	Amount	RMB equivalent
RMB	68,072	68,072	134,247	134,247
US$	14	96	184	1,284
Hong Kong dollars ("HK$")	—	—	14	13

Total		68,168		135,544

4. Accounts receivable

	As of December 31,
	2018	2019
	RMB	RMB
Accounts receivable	11,087	38,795

        There was no allowance for doubtful accounts recorded as of December 31, 2018 or 2019 as there were no bad debt expenses incurred historically and third-party e-commerce platform distributors and Payment Channels on credit terms are companies with high credit rating.

5. Inventories, net

        Inventories, net are consisted of the following:

	As of December 31,
	2018	2019
	RMB	RMB
Finished goods	10,995	160,063
Raw materials	3,156	61,856

Inventories	14,151	221,919
Less: inventory provision	—	(2,608)

Inventories, net	14,151	219,311

RLX TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

6. Prepayments and other current assets

        The following is a summary of prepayments and other current assets:

	As of December 31,
	2018	2019
	RMB	RMB
Value Added Tax ("VAT") recoverable	3,618	37,385
Prepaid selling expenses	338	29,417
Prepayments to suppliers	1,198	11,434
Prepaid income tax	—	10,759
Deposits for rental	1,034	5,901
Prepaid service fees	—	1,929
Others	147	6,648

Prepayments and other current assets	6,335	103,473

7. Property, equipment and leasehold improvement, net

        The following is a summary of property, equipment and leasehold improvement, net:

	As of December 31,
	2018	2019
	RMB	RMB
Leasehold improvement	—	30,242
Machinery and equipment	—	32,963
Furniture and office equipment	—	5,571
Electronic equipment	29	26

Total property, equipment and leasehold improvement	29	68,802
Less: accumulated depreciation	—	(2,350)

Property, equipment and leasehold improvement, net	29	66,452

        Depreciation expenses were nil and RMB2,379 for the period from January 2, 2018 (date of inception) to December 31, 2018 and the year ended December 31, 2019, respectively. No impairment charge was recognized for any of the periods presented.

RLX TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

8. Intangible assets, net

        The following table summarizes the Group's intangible assets, net:

	As of December 31,
	2018	2019
	RMB	RMB
License of copyright	—	3,530
Software	—	2,645

Total intangible assets	—	6,175
Less: accumulated amortization	—	(776)

Intangible assets, net	—	5,399

        Amortization expense for the period from January 2, 2018 (date of inception) to December 31, 2018 and the year ended December 31, 2019 were nil and RMB776, respectively.

        The estimated amortization expenses for each of the following three years are as follows:

Amortization expense of intangible assets
RMB
2020	2,647
2021	2,305
2022	447

Total expected amortization expenses	5,399

9. Long-term investments

        The following sets forth the summary of the Group's long-term investments:

	As of December 31,
	2018	2019
	RMB	RMB
Measurement alternative investments:
Investee A	—	1,000
Investee B	—	4,000

Total measurement alternative investments	—	5,000

        In July 2019, the Group acquired 13.34% equity interests of investee A and 20.00% equity interests of investee B for cash consideration of RMB1,000 and RMB4,000, respectively. Both Investee A and Investee B are mainly engaged in industry-focused content offerings.

        The investments are accounted for under measurement alternative according to ASU 2016-01 as the shares held by the Company were not considered as in-substance common stock and the shares do not have readily determinable fair value. For the year ended December 31, 2019, the Group did not

RLX TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

9. Long-term investments (Continued)

identify any observable price change in these investments, which refers to the price changes in orderly transactions for an identical or similar investment in the investee.

10. Accounts and notes payable

        The Group measures accounts payable and notes payable at amortized cost considering they are arising from transactions with suppliers in the normal course of business and are due in customary trade terms not exceeding one year. Accounts and notes payable consist of the following:

	As of December 31,
	2018	2019
	RMB	RMB
Accounts payable	17,235	150,482
Notes payable(a)	—	348,539

Total accounts and notes payable	17,235	499,021

(a)
The Group's notes payable mainly include short-term notes, typically with terms of 45 to 90 days which are provided to the Group's suppliers and manufacturers.

11. Accrued expenses and other current liabilities

        The following is a summary of accrued expenses and other current liabilities as of December 31, 2018 and 2019:

	As of December 31,
	2018	2019
	RMB	RMB
Professional service fee payables	1	8,276
Deposits from offline distributors	84	7,333
Patent application fee payables	—	2,102
Payables on equipment	—	1,985
Product warranty	252	1,374
Others	853	4,563

Accrued expenses and other current liabilities	1,190	25,633

        Professional service fees mainly consist of recruitment and legal services performed by non-related parties and were incurred in connection with the Group's expansion activities.

RLX TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

11. Accrued expenses and other current liabilities (Continued)

        Product warranty activities were as follows:

Product warranty
RMB
Balance as of January 2, 2018 (date of inception)	—

Provided during the period	1,827
Utilized during the period	(1,575)

Balance as of December 31, 2018	252

Provided during the year	13,496
Utilized during the year	(12,374)

Balance as of December 31, 2019	1,374

12. Lease

        The Group has operating leases for office space, warehouses, stores and office equipment that the Group utilizes under lease arrangement. The Group also leases space for a manufacturing facility which houses production equipment owned by the Company and operated by a third-party manufacturer of the Company's products.

        A summary of supplemental information related to operating leases is as follows:

	As of December 31,
	2018	2019
	RMB	RMB
Lease right-of-use assets, net	492	90,227

Lease liabilities—current portion	209	31,439
Lease liabilities—non-current portion	283	61,338

Total lease liabilities	492	92,777

Weighted average remaining lease term	2.42 years	2.88 years
Weighted average annual discount rate	4.75%	4.75%

        A summary of lease cost recognized in the Group's consolidated statements of comprehensive (loss)/income and supplemental cashflow information related to operating leases is as follows:

	For the period from January 2, 2018 (date of inception) to December 31, 2018	For the year ended December 31, 2019
	RMB	RMB
Operating lease expense	42	11,432
Short-term lease expense	1,200	3,663

Total lease cost	1,242	15,095

RLX TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

12. Lease (Continued)

        Supplemental cash flow information for the Group's leases was as follows:

	For the period from January 2, 2018 (date of inception) to December 31, 2018	For the year ended December 31, 2019
	RMB	RMB
Cash payments for operating lease liabilities, included in operating cash flows	42	8,882
Lease liabilities arising from obtaining right-of-use assets	529	99,986

        As of December 31, 2019, the remaining lease terms for these operating leases are generally from 7 months to 40 months. The aggregate future minimum rental payments under non-cancelable agreement were as follows:

Rental
RMB
2020	35,084
2021	32,876
2022	25,626
2023	5,924

Total minimum lease payment	99,510
Less: imputed interest	(6,733)

Total lease liability balance	92,777

13. Other non-current assets

        The following is a summary of other non-current assets as of December 31, 2018 and 2019:

	As of December 31,
	2018	2019
	RMB	RMB
Prepayments on long-term assets(a)	368	19,771
Others	—	1,495

Other non-current assets	368	21,266

(a)
The Group made certain prepayments for the purchase of manufacturing equipment and software.

14. Income tax expense

  Cayman Islands

        Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain. Additionally, upon payments of dividends by the Company in the Cayman Islands to its shareholders, no Cayman Islands withholding tax will be imposed.

RLX TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

14. Income tax expense (Continued)

  Hong Kong

        Under the current Hong Kong Inland Revenue Ordinance, the subsidiary of the Group in Hong Kong is subject to 16.5% Hong Kong profit tax for its taxable income earned. Additionally, payments of dividends by the subsidiary incorporated in Hong Kong to the Company are not subject to any Hong Kong withholding tax.

  PRC

        In accordance with the Enterprise Income Tax Law ("EIT Law"), Foreign Investment Enterprises ("FIEs") and domestic companies are subject to Enterprise Income Tax ("EIT") at a uniform rate of 25%. The subsidiaries and VIE of the Group in the PRC are subject to a uniform income tax rate of 25% for years presented. According to a policy promulgated by the State Tax Bureau of the PRC and effective from 2008 onwards, enterprises engaged in research and development activities are entitled to claim an additional tax deduction amounting to 50% of the qualified research and development expenses incurred in determining its tax assessable profits for that year. The additional tax deducting amount of the qualified research and development expenses have been increased from 50% to 75%, effective from 2018 to 2020, according to a new tax incentives policy promulgated by the State Tax Bureau of the PRC in September 2018 ("Super Deduction").

        The EIT Law also provides that an enterprise established under the laws of a foreign country or region but whose "de facto management body" is located in the PRC be treated as a resident enterprise for PRC tax purposes and consequently be subject to the PRC income tax at the rate of 25% for its global income. The Implementing Rules of the EIT Law merely define the location of the "de facto management body" as "the place where the exercising, in substance, of the overall management and control of the production and business operation, personnel, accounting, properties, etc., of a non-PRC company is located." Based on a review of surrounding facts and circumstances, the Group does not believe that it is likely that its entities registered outside of the PRC should be considered as resident enterprises for the PRC tax purposes.

        In general, all of the tax returns of the Company's PRC entities in China remain subject to examination by the tax authorities for up to five years from the date of filing. The Company may also be subject to the examinations of the tax filings in other jurisdictions, which are not material to the consolidated financial statements.

        The EIT Law also imposes a withholding income tax of 10% on dividends distributed by a FIE to its immediate holding company outside of China, if such immediate holding company is considered as a non-resident enterprise without any establishment or place within China or if the received dividends have no connection with the establishment or place of such immediate holding company within China, unless such immediate holding company's jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. The Cayman Islands, where the Company incorporated, does not have such tax treaty with China. According to the arrangement between the mainland China and Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion in August 2006, dividends paid by an FIE in China to its immediate holding company in Hong Kong will be subject to withholding tax at a rate of no more than 5% (if the immediate holding company in Hong Kong is the beneficial owner of the FIE and owns directly at least

RLX TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

14. Income tax expense (Continued)

  PRC (Continued)

25% of the shares of the FIE). In accordance with accounting guidance, all undistributed earnings are presumed to be transferred to the parent company and withholding taxes should be accrued accordingly. All FIEs are subject to the withholding tax from January 1, 2008. The presumption may be overcome if the Group has sufficient evidence to demonstrate that the undistributed dividends from its PRC subsidiaries will be re-invested and the remittance of the dividends from its PRC subsidiaries will be postponed indefinitely.

        Aggregate undistributed earnings and reserves of the Group entities located in the PRC that are available for distribution to the Company as of December 31, 2018 and 2019 are approximately nil and RMB45,828, respectively. The Group plans to indefinitely reinvested undistributed earnings earned from its PRC subsidiaries in its operations in PRC. Therefore, no withholding income tax for undistributed earnings of its subsidiaries were provided as at December 31, 2018 and December 31, 2019, respectively.

  Composition of income tax expense

        The current and deferred components of income taxes appearing in the consolidated statements of comprehensive (loss)/income are as follows:

	For the period from January 2, 2018 (date of inception) to December 31, 2018	For the year ended December 31, 2019
	RMB	RMB
Current tax expense	2,896	14,943
Deferred tax (benefit)/expense	(511)	10,981

Income tax expense	2,385	25,924

        The following table presents a reconciliation of the differences between the statutory income tax rate and the Company's effective income tax rate for the period ended from January 2, 2018 (date of inception) to December 31, 2018 and the year ended December 31, 2019:

	For the period from January 2, 2018 (date of inception) to December 31, 2018	For the year ended December 31, 2019
	%	%
Statutory income tax rate of the PRC	25	25
Tax effect of permanent differences(a)	87	10
Others	2	—

Effective income tax rate	114	35

(a)
The permanent book-tax differences mainly consisted of share-based compensation and Super Deduction.

RLX TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

14. Income tax expense (Continued)

  Deferred tax assets and deferred tax liabilities

        The following table presents the tax impact of significant temporary differences that give rise to the deferred tax assets and liabilities as of December 31, 2018 and 2019:

	As of December 31,
	2018	2019
	RMB	RMB
Deferred tax assets:
Net operating tax loss carry forwards	86	5,013
Inventory provisions	—	652
Product warranty	63	344
Accrued expenses and others	362	2,547

Total deferred tax assets	511	8,556

Deferred tax liabilities:
Accelerated depreciation of property, equipment and leasehold improvement	—	(6,308)
Recharge of cost and expense to related parties	—	(12,718)

Total deferred tax liabilities	—	(19,026)

Presentation in the consolidated balance sheet
Deferred tax assets	511	104
Deferred tax liabilities	—	(10,574)

Net deferred tax assets/(liabilities)	511	(10,470)

        In accordance with ASC 740, for each tax-paying entity within a particular jurisdiction, all deferred tax assets and liabilities shall be offset and presented as a single amount within a particular tax jurisdiction rather than on a legal entity by entity basis. Therefore, certain non-current deferred tax assets and liabilities of the Group were offset and presented on a net basis in the consolidated balance sheets of the Group.

15. Revenues

        The Group's revenue by channel for the respective periods are detailed as follows:

	For the period from January 2, 2018 (date of inception) to December 31, 2018	For the year ended December 31, 2019
	RMB	RMB
Sales of products by channel
—Sales to offline distributors	79,808	1,138,965
—Sales to third-party e-commerce platform distributors*	8,346	123,585
—Sales to end users through third-party e-commerce platforms*	44,405	281,131
—Others	54	5,673

Total revenues	132,613	1,549,354

*
Following the Announcement (see Note 2 (q)), the Group stopped its sales to third-party e-commerce platform distributors and sales to end users through third-party e-commerce platforms since November 2019.

RLX TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

16. Share-based compensation

  Share-based compensation expenses allocated from the Parent

        Share-based compensation expenses for the periods presented relates to (a) share option awards granted by the Parent to directors, executive officers, employees and consultants of the Group, (b) restricted ordinary shares held in escrow by the Parent to Ms. Ying (Kate) Wang, Mr. Long (David) Jiang and Mr. Yilong Wen (together, "Co-founders"), and three founding employees (together with Co-founders, the "Founding Members") of the Group and (c) the compensation to the Founding Members of the Group related to ordinary shares arrangements implemented by the Parent. For the period from January 2, 2018 (date of inception) to December 31, 2018 and the year ended December 31, 2019, total share-based compensation expenses allocated and recognized by the Group were amounted to RMB6,802 and RMB52,714, respectively.

  (a)    Parent Incentive Plans

        On September 30, 2018 and May 22, 2019, the Board of Directors of the Parent respectively approved 2018 equity incentive plan and 2019 equity incentive plan (together, the "Parent Incentive Plans") to attract, motivate, retain and reward certain directors, executive officers, employees and consultants for their contribution to the Group and to the Parent's non-PRC operations. According to the resolutions of the Parent's Board of Directors in September 2018, February 2019 and April 2019, the total number of Class B ordinary shares of the Parent available for issuance under the Parent Incentive Plans increased to 22,493,577. The awards granted under the Parent Incentive Plans have a contractual term of ten years from the stated grant date, and are generally scheduled to be vested in four to seven years subject to a service condition and a performance condition as below.

  •
  The awards will vest in four to seven equal annual installments, with the number of vested awards for each installment determined based on the grantee's performance rating during each year. No objective measurement metrics used to determine the performance rating was provided on the stated grant date, and the actual performance rating will only be subjectively determined by the Parent's chief executive officer after the end of the corresponding year. Therefore, the stated grant date does not meet the definition of the accounting grant date as there was no mutual understanding of the key terms and conditions. For each annual installment, the accounting grant date is considered to be the date the performance evaluation for corresponding year is completed and communicated, which is the date used to measure the share-based compensation expense. As the awards contain a performance condition that if not satisfied during the year preceding the accounting grant date results in forfeiture of the award, the awards have a service inception date preceding the grant date pursuant to ASC 718-10-55-108;

  •
  Subject to the Parent's repurchase right, in the event that the grantee voluntarily terminates employment with the Group within the stated vesting period, any awards vested in prior years will be forfeited and any shares issued from exercised awards will be repurchased at the exercise price paid by the grantee. The Group considered this repurchase feature equivalent to a forfeiture provision that creates an in-substance cliff vesting in four to seven years since the stated grant date.

        In accordance with ASC 718 Compensation—Stock Compensation, the share-based awards under the Parent Incentive Plans are classified as equity awards. Share-based compensation expenses were

RLX TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

16. Share-based compensation (Continued)

  (a)    Parent Incentive Plans (Continued)

accrued beginning on the service inception date (i.e. the stated grant date) and will be re-measured on each subsequent reporting date before the accounting grant date is established. The estimates of the awards' fair values will be fixed when the accounting grant date occurs and will continue to be amortized over the remaining requisite service period.

        The summary of the options granted by the Parent to the directors, executive officers, employees and consultants of the Group as of December 31, 2018 and 2019 is presented below:

	Contractually Granted	Granted (For Purposes of Measuring Share-based Compensation Expense)
As of December 31, 2018	1,730,006	377,801
As of December 31, 2019	1,486,344	749,387

Total	3,216,350	1,127,188

	Number of Shares	Weighted Average Exercise Price (US$)	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (US$)
Outstanding as of January 2, 2018 (date of inception)	—	—	—	—
Grant	377,801	0.02	9.84	778
Vested	—	—	—	—
Forfeited	—	—	—	—

Outstanding as of December 31, 2018	377,801	0.02	9.84	778

Grant	749,387	2.83	9.30	6,316
Vested	—	—	—	—
Forfeited	—	—	—	—

Outstanding as of December 31, 2019	1,127,188	1.89	9.15	10,563

        For the period from January 2, 2018 (date of inception) to December 31, 2018 and the year ended December 31, 2019, the share-based compensation expenses recognized by the Group for share options under the Parent Incentive Plans were RMB799 and RMB28,772, respectively. As of December 31, 2019, there was unrecognized compensation expense amounted to RMB136,826 attributable to the Group related to unvested share options which are expected to be recognized over a weighted average period of 3.78 years.

        For the period from January 2, 2018 (date of inception) to December 31, 2018 and the year ended December 31, 2019, no option was vested or exercised.

        The fair value for each of the share options granted under the Parent Incentive Plans for the period from January 2, 2018 (date of inception) to December 31, 2018 and the year ended

RLX TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

16. Share-based compensation (Continued)

  (a)    Parent Incentive Plans (Continued)

December 31, 2019 was estimated on the grant dates or at the end of each reporting period when an accounting grant date was not established with the assistance of a qualified professional appraiser, using a binomial option pricing model with the following assumptions used:

	For the period from January 2, 2018 (date of inception) to December 31, 2018	For the year ended December 31, 2019
Risk-free interest rate	2.68% ~ 2.69%	1.88% ~ 1.92%
Expected terms (in years)	10	9 - 10
Expected volatility	49.77% ~ 49.85%	50.07% ~ 50.56%
Expected dividend yield	—	—
Fair value of underlying ordinary share of the Parent (US$)	2.08	11.26

        The risk-free interest rate is estimated based on the daily treasury long-term rate of U.S. Department of the Treasury with a maturity period close to the expected term of the options. The expected volatility as of December 31, 2018 and 2019 is estimated based on the annualized standard deviation of daily stock price return of comparable companies with a time horizon close to the expected term. Expected term is the remaining life from the valuation date to the maturity of the contract life of the options. The Parent has no history or expectation of paying dividends on its ordinary shares, accordingly, the expected dividend yield is estimated to be 0%.

  (b)    Restricted shares of the Parent held by the Founding Members

        On May 18, 2018, upon the completion of the Domestic PS Financing, the Founding Members agreed to put all their ordinary shares in Beijing Wuxin into escrow ("Beijing Wuxin's Restricted Ordinary Shares") and the Group released the shares from escrow to them only if specified service criteria are met. One half of Beijing Wuxin's Restricted Ordinary Shares shall be vested on the second anniversary of grant date and the remaining would be vested bi-annually in equal installments over the next two years after the second anniversary of the commencement date. All Beijing Wuxin's Restricted Ordinary Shares are subject to accelerated vesting under certain circumstances including a successful Initial Public Offering ("IPO") of Beijing Wuxin. Such restriction is deemed as a compensatory arrangement for services to be provided by the Founding Members, and therefore accounted for as a share-based compensation arrangement. The share-based compensation expenses related to Beijing Wuxin's Restricted Ordinary Shares are recognized on a straight-line basis.

        On September 27, 2018, all the Founding Members' ordinary shares in Beijing Wuxin (including the shares under the Beijing Wuxin's Restricted Ordinary Shares arrangement) were replaced by the ordinary shares of the Parent (the "Parent's Restricted Ordinary Shares") in conjunction with the First Reorganization and the Parent's Restricted Ordinary Shares continued to subject to the same remaining vesting schedule as the original restriction arrangement. The Parent's Restricted Ordinary Shares continued to be subject to accelerated vesting under certain circumstances including a successful IPO of the Parent. As disclosed in Note 1(b)(i), the change in the terms of Beijing Wuxin's Restricted Ordinary Shares was a modification as it was conducted in conjunction with the First Reorganization which was similar to under a common control and the modification impact was evaluated not material.

RLX TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

16. Share-based compensation (Continued)

  (b)    Restricted shares of the Parent held by the Founding Members (Continued)

The Group continued to recognize the share-based compensation expenses related to the Parent's Restricted Ordinary Shares in its consolidated statements of comprehensive (loss)/income with the amount allocated by the Parent.

        The following table sets forth the summary of restricted shares activities of the Parent(*):

	Number of Restricted Shares Granted	Weighted-Average Grant Date Fair Value
US$
Outstanding as of January 2, 2018 (date of inception)	—	—
Granted	65,571,473	0.09
Vested	—	—
Forfeited	—	—

Outstanding as of December 31, 2018	65,571,473	0.09

Granted	—	—
Vested	—	—
Forfeited	—	—

Outstanding as of December 31, 2019	65,571,473	0.09

(*)
Activities of Restricted Shares include all activities of Beijing Wuxin's Restricted Ordinary Shares and the Parent's Restricted Ordinary Shares. The share-based compensation expenses discussed below only include the expenses attributable to the Group.

        No Beijing Wuxin's Restricted Ordinary Shares or the Parent's Restricted Ordinary Shares is vested during the period from January 2, 2018 (date of inception) to December 31, 2018 and the year ended December 31, 2019.

        For the period from January 2, 2018 (date of inception) to December 31, 2018 and the year ended December 31, 2019, share-based compensation expenses recognized and associated with the Beijing Wuxin's Restricted Ordinary Shares or the Parent's Restricted Ordinary Shares attributable to the Group were RMB6,003 and RMB8,229, respectively.

        The unrecognized share-based compensation expenses related to the Parent's Restricted Ordinary Shares as of December 31, 2019 are RMB19,542. The unrecognized share-based compensation expenses are expected to be recognized over a weighted average period of 2.38 years .

        In order to determine the fair value of the Parent's Restricted Ordinary Shares, the Group first determined the Parent's equity value and then allocated the equity value to each element of the Parent's capital structure (preferred shares and ordinary shares) using a combination of the probability-weighted expected return method and the option pricing method. In determining the equity value of the Parent, the Group used the discounted cash flow (DCF) method of the income approach as the primary valuation approach, and to cross-check the reasonableness of results derived under the income approach by the market approach. The DCF analysis is performed using the projected cash

RLX TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

16. Share-based compensation (Continued)

  (b)    Restricted shares of the Parent held by the Founding Members (Continued)

flows developed by the Parent based on its best estimates as of the valuation date. The determination of fair value requires complex and subjective judgments to be made regarding projected financial and operating results, unique business risks, the liquidity of shares and operating history and prospects at the time of valuation. The major assumptions used in the DCF analysis are discount rate and discount for lack of marketability (DLOM). The discount rates applied in the DCF analysis are based on the weighted average cost of capital (WACC) determined after considering factors including risk-free rate, comparative industry risk, equity risk premium, company size and non-systematic risk factors; while the DLOM was estimated based on the value of a put option determined by using the Finnerty model. The value of a put option serves as a proxy for the premium a willing buyer would pay to guarantee the marketability and price of the underlying asset in the future.

  (c)    Redesignation of Parent's Class A Ordinary Shares

        On August 15, 2019, upon the completion of Series C+ Financing of the Parent, all preferred shareholders and ordinary shareholders of the Parent agreed that all the ordinary shares of the Parent held by the Founding Members shall all be redesignated as Class A Ordinary Shares, and each Class A Ordinary Share shall have 10 votes ("Redesignation of Parent's Class A Ordinary Shares") with respect to any matter submitted to the shareholders of the Parent for approval. Such Redesignation of Parent's Class A Ordinary Shares is deemed as a compensatory arrangement for the Founding Members, and therefore accounted for as a share-based compensation. The share-based compensation expenses of RMB15,713 related to Redesignation of Parent's Class A Ordinary Shares are recognized immediately upon the completion of the redesignation in year 2019.

17. Convertible loans

  (a)    January 2018 Loan

        In January 2018, the Group, through Shenzhen Wuxin, entered into a convertible loan agreement with Investor A to obtain a convertible loan with aggregated principal amount of RMB5,000 at a simple interest of 8% per annum (the "January 2018 Loan"). The Group received all proceeds for the January 2018 Loan upon issuance. The January 2018 Loan had a 6-month term and an automatic conversion into equity interest of the Group upon closing of the Domestic PS Financing of the Group, which effectively indicates a fixed conversion price equal to the then expected issuance price of Domestic PS Financing. Accrued interests shall be waived upon conversion. The January 2018 Loan was recognized as convertible loan based on the proceeds received and subsequently measured at amortized cost.

        The January 2018 Loan was converted into preferred shares of the Group upon closing of the Domestic PS Financing of the Group on May 18, 2018. Concurrent with that, Investor A and Investor B further injected RMB31,000 into the Group. Upon the closing of the First Reorganization as disclosed in Note 1 (b), Investor A and Investor B's preferred shares in the Group were replaced by the Parent's PS Angel. The Group also agreed with Investor A and Investor B that the Group shall pay the RMB36,000 proceeds from Investor A and Investor B to the Parent once the Investor A and

RLX TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

17. Convertible loans (Continued)

  (a)    January 2018 Loan (Continued)

Investor B obtained the required foreign exchange approval. This arrangement was accounted for as a dividend declared to the Parent in 2018 with the payment made in 2019.

  (b)    August 2018 Loan

        In August 2018, in contemplation of the First Reorganization, the Group, through Beijing Wuxin, entered into a convertible loan agreement with Investor B to obtain a convertible loan with aggregated principal amount of US$5,000 (RMB34,809) at a simple interest of 8% per annum (the "August 2018 Loan"). The August 2018 Loan had a 4-month term and shall automatically convert into 2,664,474 shares of Series A Preferred Shares of the Parent, at a fixed conversion price of US$1.88 (RMB13.06) per share upon completion of the First Reorganization. Accrued interests shall be waived upon conversion.

        All proceeds for the August 2018 Loan were received by the Parent upon completion of the First Reorganization on October 31, 2018. At the same time, the August 2018 Loan was converted into 2,664,474 shares of Series A Preferred Shares issued by the Parent. The August 2018 Loan was considered to be issued on behalf of the Parent and was accounted for as an increase to amounts due from related parties. When it was subsequently settled by the Parent through issuing Parent's shares, the Group derecognized both the August 2018 Loan and the corresponding amount due from related parties.

18. Net (loss)/income per ordinary share

        Basic net (loss)/income per ordinary share is the amount of net (loss)/income available to each share of ordinary shares outstanding during the reporting period. Diluted net (loss)/income per share is the amount of net (loss)/income available to each share of ordinary shares outstanding during the reporting period adjusted to include the effect of potentially dilutive ordinary equivalent shares.

        On November 25, 2020, the Company effected a share split by issuing additional 143,681,555 ordinary shares to the Parent (See Note 1(b)(iii)). The effect of the share split was retrospectively presented since the beginning of the earliest period presented or the Domestic PS Financing's original issuance date, whichever is later, including in calculating the net (loss)/income per ordinary share. For the period from January 2, 2018 (date of inception) to December 31, 2018, the effects of the convertible loan (Note 17(a)) on diluted ordinary equivalent shares are not included in the denominator of the diluted net (loss)/income per ordinary share calculation as inclusion of them would be anti-dilutive.

RLX TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

18. Net (loss)/income per ordinary share (Continued)

        For the period from January 2, 2018 (date of inception) to December 31, 2018 and the year ended December 31, 2019, the basic and diluted net (loss)/income per ordinary share reflecting the effect of the share split are presented as follows.

	For the period from January 2, 2018 (date of inception) to December 31, 2018	For the year ended December 31, 2019
	RMB	RMB
Numerator:
Net (loss)/income	(287)	47,748

Numerator for basic and diluted net (loss)/income per ordinary share	(287)	47,748

Denominator:
Weighted average number of ordinary shares	119,396,288	143,681,557
Denominator for basic and diluted net (loss)/income per ordinary share	119,396,288	143,681,557

Net (loss)/income per ordinary share
— Basic	(0.002)	0.33
— Diluted	(0.002)	0.33

        For the period from January 2, 2018 (date of inception) to December 31, 2018, the following weighted-average number of shares issuable were not included in the denominator of the diluted net (loss)/income per ordinary share calculation as inclusion of them would be anti-dilutive.

	For the period from January 2, 2018 (date of inception) to December 31, 2018	For the year ended December 31, 2019
	RMB	RMB
Shares issuable upon conversion of January 2018 Loan (Note 17(a))	2,777,727	—

19. Related party transactions

        The table below sets forth the major related parties and their relationships with the Group:

Related parties	Relationship with the Group
Relx Inc. (the "Parent")	Controlling shareholder of the Group
Entities within the Parent's non-PRC operations	Fellow subsidiaries under common control of the Parent
Ms. Ying (Kate) Wang and Mr. Bing Du	Shareholders of the Parent, employees of the Group

RLX TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

19. Related party transactions (Continued)

(a)
Major related parties transactions were as follows:

	For the period from January 2, 2018 (date of inception) to December 31, 2018	For the year ended December 31, 2019
	RMB	RMB
Expenses allocated from/(to) related parties:
Corporate expenses allocated to the Parent	—	(6,119)
Share-based compensation expenses allocated from the Parent	6,802	52,714

Total	6,802	46,595

        Historically, all corporate back office expenses and salaries of directors and executive officers were paid by the Group. Commencing in 2019, a portion of these payments related to start-up and operating activities of the Parent's non-PRC operations and was allocated to the Parent and accounted for as amounts due from the Parent. No corporate expenses were allocated in the period from January 2, 2018 (date of inception) to December 31, 2018 because the Parent's business consisted solely of the PRC operations and therefore were entirely for the benefit of the Group; expenses were allocated in 2019 commencing with the start-up of the non-PRC operations. Share-based compensation expenses were incurred by the Parent and were allocated and pushed down to the Group's consolidated statements of comprehensive (loss)/income. These allocations were based on percentage of revenue between the Group and the Parent's non-PRC operations. Refer to Notes 1 and 16.

	For the period from January 2, 2018 (date of inception) to December 31, 2018	For the year ended December 31, 2019
	RMB	RMB
Dividend declared to the Parent	36,000	—

        The VIE declared a dividend to the Parent after the First Reorganization. The dividend was paid in 2019. Refer to Note 17.

RLX TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

19. Related party transactions (Continued)

(b)
The Group also received financing from and provided financing to the Parent and its fellow subsidiaries as follows:

	For the period from January 2, 2018 (date of inception) to December 31, 2018	For the year ended December 31, 2019
	RMB	RMB
Financing (received from)/provided to related parties:
—Financing proceeds received on behalf of the Parent(i)	(32,496)	—
—Operating funds provided by the Parent(ii)	(1,098)	(644,913)
—Investment prepayment made on behalf of the Parent(iii)	—	21,006
—Payments made on behalf of the Parent's non-PRC operations(iv)	—	45,664

Total	(33,594)	(578,243)

(i)
For PS Angel issued together with the First Reorganization and some of the Parent PS issued subsequently, the Group collected proceeds in RMB on behalf of the Parent. The Group had an obligation to pay such proceeds to the Parent once the investors obtained the required foreign exchange approval. These balances were presented as current liabilities as of December 31, 2018 and were paid to the Parent in 2019.

(ii)
After the First Reorganization, as the Parent raised US$ proceeds from its equity financing, the Parent provided funding to the Group to support the Group's operations. These operating fund advances were accounted for as increase to amounts due to related parties.

(iii)
The Group made investment prepayment to an investee on behalf of the Parent, as the investee was setting up its overseas holding structure to enable the Parent to hold the investee's overseas shares. This prepayment was accounted for as increase to amount due from the related parties as of December 31, 2019.

(iv)
Commencing in 2019, the Group made payments made on behalf of the Parent's non-PRC operations, consisting mainly of material costs, employee expenses and freight expenses. Such payments were accounted for as increase to amounts due from related parties, based on actual amounts incurred.

The Group also raised the August 2018 Loan on behalf of the Parent in contemplation of the First Reorganization. The proceeds of August 2018 Loan were collected by the Parent, and the August 2018 Loan was subsequently settled by the Parent through its issuance of Series A Preferred Shares. This transaction was not included in the above table because of its short term of existence. Refer to Note 17.

RLX TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

19. Related party transactions (Continued)

(c)
Major balances with related parties were as follows:

	As of December 31,
	2018	2019
	RMB	RMB
Amounts due from related parties
Non-current
—Investment prepayment made on behalf of the Parent	—	21,006
—Corporate expenses allocated to the Parent*	—	6,119
—Payments made on behalf of the Parent's non-PRC operations*	—	45,664

Total	—	72,789

Amounts due to related parties
Current
—Dividend declared to the Parent	(36,000)	—
—Financing proceeds collected on behalf of the Parent	(32,496)	—
—Others	(313)	(298)

	(68,809)	(298)

Non-current
—Operating funds advance provided by the Parent *	(1,098)	(646,011)

Total	(69,907)	(646,309)

*
Concurrent with the share split effected by the Company on November 25, 2020, a net amount due to the Parent of RMB600,000 was waived, which included these balance amounts with related parties, with a net amount of RMB594,228 as of December 31, 2019. Refer to Note 1(b)(iii).

20. Fair value measurement

        The fair value guidance describes three main approaches to measure the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

        When available, the Group uses quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, the Group will measure fair value using valuation techniques that use, when possible, current market-based or independently sourced market parameters, such as interest rates and currency rates.

        The Group did not have any other financial instruments that were required to be measured at fair value on a recurring basis as of December 31, 2018 and 2019 except for short-term investments.

RLX TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

20. Fair value measurement (Continued)

        The following table summarizes the Group's assets that are measured at fair value on a recurring basis and are categorized using the fair value hierarchy as of December 31, 2018 and 2019:

	Level 1	Level 2	Level 3
	RMB	RMB	RMB
As of December 31, 2019
Short-term investments(i)	—	40,000	—
As of December 31, 2018
Short-term investments(i)	—	—	—

(i)
Short-term investments represent structured deposits and the Group values these short-term investments based on quoted prices of similar products provided by banks at the end of each period, and accordingly, the Group classifies the valuation techniques that use these inputs as Level 2.

        Apart from the short-term investments, the Group's financial instruments consist of cash and cash equivalents, restricted cash, short-term bank deposits, accounts receivable, receivables from online payment platforms, amounts due from related parties, prepayments and other current assets, accounts and notes payable, accrued expenses and other current liabilities and amounts due to related parties.

        As of December 31, 2018 and 2019, the Group had no financial assets or financial liabilities that are measured at fair value on a non-recurring basis apart from the long-term investments. The Group's non-financial assets, such as intangible assets and fixed assets, would be measured at fair value on a non-recurring basis only if they were determined to be impaired. The Group reviews the long-lived assets and certain identifiable intangible assets other than goodwill for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. No impairment was recognized on the acquired intangible assets and fixed assets based on management's assessment for the period from January 2, 2018 (date of inception) to December 31, 2018 and the years ended December 31, 2019.

21. Commitments and contingencies

  (a)    Commitments

        As of December 31, 2019, future minimum commitments under non-cancelable agreements were as follows:

Rental
RMB
2020	5,806
2021	147
2022	34
2023 and after	6

Total	5,993

        The operating commitments as of December 31, 2019 presented above mainly consist of the short-term lease commitments and leases that have not yet commenced but that created significant

RLX TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

21. Commitments and contingencies (Continued)

  (a)    Commitments (Continued)

rights and obligations for the Company, which are not included in operating lease right-of-use assets and lease liabilities.

  (b)    Litigation

        From time to time, the Group is involved in claims and legal proceedings that arise in the ordinary course of business. Based on currently available information, management does not believe that the ultimate outcome of any unresolved matters, individually and in the aggregate, is reasonably possible to have a material adverse effect on the Group's financial position, results of operations or cash flows. However, litigation is subject to inherent uncertainties and the Group's view of these matters may change in the future. The Group records a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Group reviews the need for any such liability on a regular basis. The Group has not recorded any material liabilities in this regard as of December 31, 2018 and 2019.

22. Subsequent events

  a)    Impact of COVID-19

        Beginning in January 2020, the outbreak of novel Coronavirus ("COVID-19") has severely impacted China and the rest of the world. The Group's business and operations have also been affected as a result. In early 2020, the COVID-19 pandemic resulted in the temporary closure of many corporate offices, retail stores, and manufacturing facilities across China. Given the strict implementation of quarantine measures put in place during this period, normal social and economic activities throughout China were sharply curtailed, and opportunities for discretionary consumption, especially in offline sales channels, were substantially limited during the period.

        While the Group's third-party manufacturers, suppliers and other service partners had disrupted during this period, which in turn adversely affected the Group's business and results of operations. Many of the quarantine measures within China have since been relaxed as of the date of this financial statements, and the Group, together with the Group's third-party manufacturers, suppliers and other service partners, have gradually resumed normal operations in the second quarter of 2020.

        Relaxation of restrictions on economic and social activities may also lead to new cases which may lead to re-imposed restrictions. If the situation materially deteriorates in China, the Group's business, results of operations and financial condition could be materially and adversely affected.

        According to the actual sales performance in 2020, the sales situation has further improved, and COVID-19 has not caused a greater adverse impact.

  b)    Series D Financing of the Parent

        On September 18, 2020, the Parent, Relx Holdings Limited (the shareholder of the Parent, beneficially owned by the Founding Members), a preferred shareholder of the Parent and a group of investors entered into a series of agreements (the "Series D Financing"), pursuant to which Relx Holdings Limited and the preferred shareholder agreed to sell, and the group of investors agreed to

RLX TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

22. Subsequent events (Continued)

  b)    Series D Financing of the Parent (Continued)

buy, an aggregate of 3,754,294 ordinary shares and an aggregate of 3,754,294 preferred shares of the Parent (the "Parent's Transferred Shares"). In connection with the transaction, the Parent agreed to reclassify and re-designate all the Parent's Transferred Shares as Series D-1 preferred shares. The excess of purchase price over the fair value of the Parent's Transferred Shares sold by Relx Holdings Limited will be recognized by the Parent as compensation expense related to the Founding Members. An allocation of such compensation expense will be pushed down to the Group and included in the Group's consolidated statements of comprehensive (loss)/income. The transaction was closed on September 25, 2020 and the Group is evaluating the amount of the expense to be recognized by the Group. Concurrent with the reclassification and re-designation of the Parent's Transferred Shares, the Parent also issued an aggregate of 5,038,275 Series D-2 preferred shares to a group of investors.

        In connection with the Series D Financing, the Group, through Beijing Wuxin, and the preferred shareholder of the Parent entered into convertible loan agreements with one of the Series D-1 preferred shares investors to obtain interest free convertible loans, in the aggregate principal amount of RMB273,457 (the "September 2020 Loan"). The September 2020 Loan, which is denominated in RMB shall be repaid to such investor once the investor obtains the required foreign exchange approval. The investor will, in turn, use the proceeds to pay the US$ equivalent of RMB273,457 to the preferred shareholder of the Parent and the Parent, to obtain 692,911 shares of Series D-1 preferred shares and 554,329 shares of Series D-2 preferred shares of the Parent, respectively. The September 2020 Loan shall be repaid by the Group to such investor if such approval cannot be obtained in a specified timeframe. The Group received RMB273,457 proceeds for the September 2020 Loan on September 25, 2020 on behalf of the Parent and the selling preferred shareholder of the Parent.

        The Group has performed an evaluation of subsequent events through October 26, 2020, which is the date the consolidated financial statements are available to be issued, with no other material events or transactions identified that should have been recorded or disclosed in the consolidated financial statements.

23. Restricted net assets

        Relevant PRC laws and regulations permit payments of dividends by the Group's entities incorporated in the PRC only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. In addition, the Company's entities in the PRC are required to annually appropriate 10% of their net after-tax income to the statutory general reserve fund prior to payment of any dividends, unless such reserve funds have reached 50% of their respective registered capital. As a result of these and other restrictions under PRC laws and regulations, the Company's subsidiaries, the VIE and VIE's subsidiaries incorporated in the PRC are restricted in their ability to transfer a portion of their net assets to the Company either in the form of dividends, loans or advances, which restricted portion amounted to RMB35,771 as of December 31, 2019. Even though the Company currently does not require any such dividends, loans or advances from the PRC entities for working capital and other funding purposes, the Company may in the future require additional cash resources from them due to changes in business conditions, to fund future acquisitions and development, or merely to declare and pay dividends or distributions to its shareholders. Except for the

RLX TECHNOLOGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

23. Restricted net assets (Continued)

above, there is no other restriction on the use of proceeds generated by the Company's subsidiaries, the VIE and VIE's subsidiaries to satisfy any obligations of the Company.

        The Company performed a test on the restricted net assets of its consolidated subsidiaries and VIE (the "restricted net assets") in accordance with Securities and Exchange Commission Regulation S-X Rule 4-08 (e) (3), "General Notes to Financial Statements" and concluded that it was not applicable for the Company to disclose the condensed financial information of the Company for the period from January 2, 2018 (date of inception) to December 31, 2018 and the year ended December 31, 2019 because (i) the Company had not been incorporated as of December 31, 2019 and (ii) the reorganization of the Group was yet to complete so the Company was not yet being the parent company of the subsidiaries and the VIE in China as of December 31, 2019.

RLX TECHNOLOGY INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(All amounts in thousands, except for share and per share data, or otherwise noted)

		As of
	Note	December 31, 2019	September 30, 2020		September 30, 2020
		RMB	RMB	US$ (Note 2(e))	RMB Pro forma (Note 21) (Unaudited)	US$ Pro forma (Note 21) (Unaudited)
ASSETS
Current assets
Cash and cash equivalents	3	135,544	273,044	40,215	273,044	40,215
Restricted cash		348,548	273,457	40,276	273,457	40,276
Short-term bank deposits		287,652	1,535,192	226,109	1,535,192	226,109
Receivables from online payment platforms		9,545	20,068	2,956	20,068	2,956
Short-term investments	4	40,000	1,332,326	196,230	1,332,326	196,230
Accounts and notes receivable	5	38,795	20,400	3,005	20,400	3,005
Inventories, net	6	219,311	138,423	20,388	138,423	20,388
Amounts due from related parties	17	—	54,732	8,061	54,732	8,061
Prepayments and other current assets	7	103,473	82,225	12,110	82,225	12,110

Total current assets		1,182,868	3,729,867	549,350	3,729,867	549,350

Non-current assets
Amounts due from related parties	17	72,789	72,789	10,721	72,789	10,721
Property, equipment and leasehold improvement, net	8	66,452	70,029	10,314	70,029	10,314
Intangible assets, net	9	5,399	5,323	784	5,323	784
Long-term investments		5,000	5,000	736	5,000	736
Deferred tax assets		104	3,004	443	3,004	443
Right-of-use assets, net		90,227	80,150	11,805	80,150	11,805
Other non-current assets	10	21,266	14,711	2,167	14,711	2,167

Total non-current assets		261,237	251,006	36,970	251,006	36,970

Total assets		1,444,105	3,980,873	586,320	3,980,873	586,320

RLX TECHNOLOGY INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

		As of
	Note	December 31, 2019	September 30, 2020		September 30, 2020
		RMB	RMB	US$ (Note 2(e))	RMB Pro forma (Note 21) (Unaudited)	US$ Pro forma (Note 21) (Unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts and notes payable (including amounts of the consolidated VIE without recourse to the primary beneficiary of RMB499,021 and RMB887,928 as of December 31, 2019 and September 30, 2020, respectively)	11	499,021	887,928	130,777	887,928	130,777
Contract liabilities (including amounts of the consolidated VIE without recourse to the primary beneficiary of RMB18,410 and RMB146,779 as of December 31, 2019 and September 30, 2020, respectively)		18,410	146,779	21,618	146,779	21,618
Salary and welfare benefits payable (including amounts of the consolidated VIE without recourse to the primary beneficiary of RMB41,491 and RMB131,236 as of December 31, 2019 and September 30, 2020, respectively)		42,318	131,236	19,329	131,236	19,329
Taxes payable (including amounts of the consolidated VIE without recourse to the primary beneficiary of RMB2,778 and RMB180,728 as of December 31, 2019 and September 30, 2020, respectively)		2,783	180,728	26,618	180,728	26,618
Accrued expenses and other current liabilities (including amounts of the consolidated VIE without recourse to the primary beneficiary of RMB25,632 and RMB58,511 as of December 31, 2019 and September 30, 2020, respectively)	12	25,633	58,511	8,618	58,511	8,618
Amounts due to related parties (including amounts of the consolidated VIE without recourse to the primary beneficiary of RMB292 and RMB273,749 as of December 31, 2019 and September 30, 2020, respectively)	17	298	1,351,553	199,062	1,351,553	199,062

RLX TECHNOLOGY INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

		As of
	Note	December 31, 2019	September 30, 2020		September 30, 2020
		RMB	RMB	US$ (Note 2(e))	RMB Pro forma (Note 21) (Unaudited)	US$ Pro forma (Note 21) (Unaudited)
Lease liabilities—current portion (including amounts of the consolidated VIE without recourse to the primary beneficiary of RMB31,439 and RMB41,682 as of December 31, 2019 and September 30, 2020, respectively)		31,439	41,682	6,139	41,682	6,139

Total current liabilities		619,902	2,798,417	412,161	2,798,417	412,161

Non-current liabilities
Amounts due to related parties (including amounts of the consolidated VIE without recourse to the primary beneficiary of RMB351,510 and RMB213,010 as of December 31, 2019 and September 30, 2020, respectively and nil as of September 30, 2020 on a pro forma basis)	17	646,011	651,783	95,997	51,783	7,627
Deferred tax liabilities (including amounts of the consolidated VIE without recourse to the primary beneficiary of RMB10,574 and RMB820 as of December 31, 2019 and September 30, 2020, respectively)		10,574	820	121	820	121
Lease liabilities—non-current portion (including amounts of the consolidated VIE without recourse to the primary beneficiary of RMB61,338 and RMB40,872 as of December 31, 2019 and September 30, 2020, respectively)		61,338	40,872	6,020	40,872	6,020

Total non-current liabilities		717,923	693,475	102,138	93,475	13,768

Total liabilities		1,337,825	3,491,892	514,299	2,891,892	425,929

RLX TECHNOLOGY INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

		As of
	Note	December 31, 2019	September 30, 2020		September 30, 2020
		RMB	RMB	US$ (Note 2(e))	RMB Pro forma (Note 21) (Unaudited)	US$ Pro forma (Note 21) (Unaudited)
Commitments and contingencies (Note 19)
Shareholders' equity
Ordinary Shares (US$0.0001 par value; 500,000,000 shares authorized 143,681,557 and 143,681,557 shares issued and outstanding as of December 31, 2019 and September 30, 2020, respectively; US$0.0001 par value; 1,500,000,000 shares authorized and 143,681,557 Class B ordinary shares issued and outstanding as of September 30, 2020 on a pro forma basis)		94	94	14	94	14
Additional paid-in capital		59,544	333,445	49,111	946,758	139,441
Statutory reserves		1,000	1,000	147	1,000	147
Retained earnings		46,461	155,105	22,844	141,792	20,884
Accumulated other comprehensive loss		(819)	(663)	(95)	(663)	(95)

Total shareholders' equity		106,280	488,981	72,021	1,088,981	160,391

Total liabilities and shareholders' equity		1,444,105	3,980,873	586,320	3,980,873	586,320

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

RLX TECHNOLOGY INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(All amounts in thousands, except for share and per share data, or otherwise noted)

		For the Nine Months Ended September 30,
	Note	2019	2020
		RMB	RMB	US$ (Note 2(e))
Net revenues	14	1,138,896	2,201,261	324,211
Cost of revenues		(679,361)	(1,367,838)	(201,461)

Gross profit		459,535	833,423	122,750
Operating expenses:
Selling expenses (including share-based compensation expenses of RMB4,513 and RMB19,055 allocated from the Parent and corporate expenses allocated to the Parent of RMB699 and RMB1,350 for the nine months ended September 30, 2019 and 2020, respectively)		(242,748)	(246,471)	(36,301)
General and administrative expenses (including share-based compensation expenses of RMB38,010 and RMB226,047 allocated from the Parent and corporate expenses allocated to the Parent of RMB2,040 and RMB5,556 for the nine months ended September 30, 2019 and 2020, respectively)		(81,602)	(324,926)	(47,856)
Research and development expenses (including share-based compensation expenses of RMB891 and RMB27,905 allocated from the Parent and corporate expenses allocated to the Parent of RMB517 and RMB2,315 for the nine months ended September 30, 2019 and 2020, respectively)		(17,712)	(90,396)	(13,314)

Total operating expenses		(342,062)	(661,793)	(97,471)

Income from operations		117,473	171,630	25,279

Other income:
Interest income, net		15	24,729	3,642
Investment income		—	8,731	1,286
Others, net		17,063	23,461	3,456

Income before income tax		134,551	228,551	33,663
Income tax expense	13	(36,504)	(119,907)	(17,660)

Net income		98,047	108,644	16,003

Other comprehensive (loss)/income:
Foreign currency translation adjustments		(810)	156	23

Total other comprehensive (loss)/income		(810)	156	23

Total comprehensive income		97,237	108,800	16,026

Net income per ordinary share
—Basic	16	0.68	0.76	0.11
—Diluted	16	0.68	0.76	0.11
Weighted average number of ordinary shares used in computing net income per share
—Basic	16	143,681,557	143,681,557	143,681,557
—Diluted	16	143,681,557	143,681,557	143,681,557

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

RLX TECHNOLOGY INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

(All amounts in thousands, except for share and per share data, or otherwise noted)

		Ordinary shares				(Accumulated deficit)/ retained earnings	Accumulated other comprehensive (loss)/income
				Additional paid-in capital	Statutory reserves			Total shareholders' equity
	Note	Shares	Amount
			RMB	RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2019		143,681,557	94	6,830	844	(1,131)	(14)	6,623

Net income		—	—	—	—	98,047	—	98,047
Share-based compensation	15	—	—	43,414	—	—	—	43,414
Foreign currency translation adjustments		—	—	—	—	—	(810)	(810)

Balance as of September 30, 2019		143,681,557	94	50,244	844	96,916	(824)	147,274

Balance as of January 1, 2020		143,681,557	94	59,544	1,000	46,461	(819)	106,280

Net income		—	—	—	—	108,644	—	108,644
Share-based compensation	15	—	—	273,007	—	—	—	273,007
Foreign currency translation adjustments		—	—	—	—	—	156	156
Others		—	—	894	—	—	—	894

Balance as of September 30, 2020		143,681,557	94	333,445	1,000	155,105	(663)	488,981

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

RLX TECHNOLOGY INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(All amounts in thousands, except for share and per share data, or otherwise noted)

		For the Nine Months Ended September 30,
	Note	2019	2020
		RMB	RMB	US$ (Note 2(e))
Cash flows from operating activities:
Net income		98,047	108,644	16,003
Adjustments to reconcile net income to net cash generated from operating activities:
Depreciation of property, equipment and leasehold improvement		650	14,060	2,071
Amortization of right-of-use assets		3,814	31,213	4,597
Amortization of intangible assets		224	2,513	370
Deferred income tax		—	(12,654)	(1,864)
Foreign exchange gain		—	(8,125)	(1,197)
Unrealized investment income of short-term investments		—	(4,326)	(636)
Share-based compensation expenses	15	43,414	273,007	40,210
Changes in operating assets and liabilities:
Accounts and notes receivable		(117,378)	18,395	2,709
Receivables from online payment platforms		(18,917)	(10,523)	(1,550)
Inventories		(97,311)	80,888	11,913
Amounts due from related parties	17(c)	—	(452)	(67)
Prepayments and other current assets		(93,257)	21,248	3,130
Other non-current assets		—	1,495	220
Accounts and notes payable		375,119	388,907	57,279
Contract liabilities		40,507	128,369	18,907
Salary and welfare benefits payable		26,967	88,918	13,096
Taxes payable		30,342	177,945	26,208
Accrued expenses and other current liabilities		25,362	31,099	4,580
Lease liabilities		(3,007)	(31,359)	(4,619)

Net cash generated from operating activities		314,576	1,299,262	191,360

Cash flows from investing activities:
Payments made on behalf of related parties	17(a), 17(b)	(28,244)	(53,386)	(7,863)
Purchase of property, equipment and leasehold improvement		(14,355)	(9,318)	(1,372)
Purchase of intangible assets		(2,559)	(3,916)	(577)
Purchase of short-term bank deposits		—	(2,021,693)	(297,761)
Proceeds from maturities of short-term bank deposits		—	733,915	108,094
Purchase of short-term investments		—	(3,089,000)	(454,961)
Sale of short-term investments		—	582,000	85,719
Proceeds from maturities of short-term investments		—	1,219,000	179,539
Purchase of long-term investments		(5,000)	—	—

Net cash used in investing activities		(50,158)	(2,642,398)	(389,182)

Cash flows from financing activities:
Dividend paid to the Parent		(36,000)	—	—
Financing proceeds (paid back to)/received on behalf of the Parent	17(b)	(32,496)	273,457	40,276
Funds provided by the Parent	17(b)	60,693	1,408,662	207,473
Funds paid back to the Parent	17(b)	—	(306,579)	(45,154)

Net cash (used in)/generated from financing activities		(7,803)	1,375,540	202,595

Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash		(808)	30,005	4,419
Net increase in cash, cash equivalents and restricted cash		255,807	62,409	9,192
Cash, cash equivalents and restricted cash at the beginning of the period		68,206	484,092	71,299

Cash, cash equivalents and restricted cash at the end of the period		324,013	546,501	80,491

Including:
Cash and cash equivalents at the end of the period		324,013	273,044	40,215
Restricted cash at the end of the period		—	273,457	40,276
Supplemental disclosures of cash flow information:
Cash paid for income taxes		12,340	5,963	878
Non-cash investing and financing activities:
Property, equipment and leasehold improvement financed by other payables		407	1,780	262
Sales proceeds received by related parties on behalf of the Group	17(c)	—	452	67

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

RLX TECHNOLOGY INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, or otherwise noted)

1. Nature of operations and reorganizations

  a)    Nature of operations

        RLX Technology Inc. (the "Company") is a holding company incorporated in the Cayman Islands and conducts its business mainly through its subsidiaries and a variable interest entity (the "VIE") in the People's Republic of China (the "PRC"). The Company, its subsidiaries, VIE and VIE's subsidiaries together are referred to as the "Group". The Group is primarily engaged in the manufacturing and sales of e-vapor products in the PRC (the "PRC Business").

  b)    Reorganizations

        The Company is an exempted company with limited liability in connection with a group reorganization of its parent company, Relx Inc. (the "Parent").

  i)  First Reorganization

        The PRC Business was initially carried out by Shenzhen Wuxin Technology Co., Ltd. ("Shenzhen Wuxin"), established on January 2, 2018 (date of inception), and Beijing Wuxin Technology Co., Ltd. ("Beijing Wuxin"), established on February 22, 2018. On May 18, 2018, Beijing Wuxin closed a preferred share financing (the "Domestic PS Financing") with two investors, Investor A and Investor B.

        On August 16, 2018, the Parent was incorporated by Ms. Ying (Kate) Wang and Mr. Bing Du under the laws of the Cayman Islands as an exempted company with limited liability. By October 31, 2018, the Parent completed a series of reorganization transactions (the "First Reorganization") and obtained control over the PRC Business through contractual arrangements.

        The First Reorganization was completed with the steps described as below:

  •
  The Parent established a directly wholly owned subsidiary Relx HK Limited ("Relx HK") on August 21, 2018. In October 2018, Relx HK established a wholly foreign-owned subsidiary in China, Beijing Yueke Technology Co., Ltd. ("Beijing Yueke", or the "WFOE").

  •
  Beijing Yueke entered into a series of agreements with Beijing Wuxin and its shareholders, through which Beijing Yueke obtained control over Beijing Wuxin and its subsidiaries. See Note 1 (c) VIE arrangements between Relx HK's PRC subsidiaries for detailed information.

  •
  The Parent issued ordinary shares to Ms. Ying (Kate) Wang and Mr. Bing Du and issued Series Angel Preferred Shares (the "PS Angel") to Investor A and Investor B, to replace their respective equity interest in Beijing Wuxin.

        As the shareholdings in Beijing Wuxin and the Parent were with a high degree of common ownership immediately before and after the First Reorganization, the First Reorganization was determined to be a recapitalization transaction of the PRC Business and to lack economic substance, and therefore it was accounted for in a manner similar to a common control transaction. Consequently, the PRC Business' assets and liabilities are presented on a carryover basis.

RLX TECHNOLOGY INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

1. Nature of operations and reorganizations (Continued)

  b)    Reorganizations (Continued)

  i)  First Reorganization (Continued)

        After the First Reorganization, the Parent completed multiple rounds of preferred shares financing (the "Parent PS"). Some of the proceeds were given to the Group as operating fund advances to support the growth of PRC Business, and other funds were used to pay for start-up and other expenses of newly developed operations in non-PRC countries and regions through other subsidiaries of the Parent, which are not part of the Group. The operating fund advances given to the Group were accounted for as increase to amounts due to related parties, and the funds the Group paid on behalf of the fellow subsidiaries were accounted for as an offset to such amounts due to the Parent. Refer to Note 17.

        As of September 30, 2020, major subsidiaries, VIE and VIE's subsidiaries of Relx HK, as the holding company of the PRC Business, were as follows:

	Place of incorporation	Date of incorporation	Percentage of direct or indirect economic ownership	Principal activities
Subsidiaries
Beijing Yueke Technology Co., Ltd.	Beijing, China	October 25, 2018	100%	Investment holding
Shanghai Wuke Information Technology Co., Ltd. ("Shanghai Wuke")	Shanghai, China	July 26, 2019	100%	Investment holding
VIE
Beijing Wuxin Technology Co., Ltd.	Beijing, China	February 22, 2018	100%	Investment holding
Subsidiaries of VIE
Shenzhen Wuxin Technology Co., Ltd.	Shenzhen, China	January 2, 2018	100%	Selling e-vapor products, Research and development
Ningbo Wuxin Information Technology Co., Ltd. ("Ningbo Wuxin")	Ningbo, China	October 10, 2018	100%	Selling e-vapor products

RLX TECHNOLOGY INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

1. Nature of operations and reorganizations (Continued)

  b)    Reorganizations (Continued)

  ii)  Second Reorganization

        On September 24, 2020, the Company was established as a wholly owned subsidiary of the Parent. Pursuant to a series of agreements entered into on September 25, 2020 and October 19, 2020 (the "Second Reorganization Agreements"), the Parent transferred its 100% equity interests in Relx HK to the Company, upon completion of which, Relx HK became a wholly owned subsidiary of the Company and continues to hold the PRC Business through the same corporate structure in the PRC and the Company newly issued an ordinary share to the Parent on October 19, 2020 (the "Second Reorganization").

        Upon incorporation, the Company had 500,000,000 shares authorized, 1 ordinary share issued and outstanding with a par value of US$0.0001 per share, which was held by the Parent. Upon the completion of the Second Reorganization, the Company had 500,000,000 shares authorized, 2 ordinary shares issued and outstanding with a par value of US$0.0001 per share, which were held by the Parent.

        Immediately before and after the Second Reorganization, the Company, Relx HK and its subsidiaries, VIE and VIE's subsidiaries involved in the Second Reorganization are ultimately controlled by the Parent. Accordingly, the Second Reorganization is accounted for as a common control transaction and another recapitalization of the PRC Business.

        Therefore, the accompanying unaudited interim condensed consolidated financial statements of the Company include the assets, liabilities, revenue, expenses and cash flows of the PRC Business for all the periods presented and are prepared as if the corporate structure of the Group after the Second Reorganization had been in existence throughout the periods presented.

  iii)  Share split and waiver of amount due to the Parent

        On November 25, 2020, the Company issued additional 143,681,555 ordinary shares to the Parent and the total number of ordinary shares issued and outstanding as of November 25, 2020 were 143,681,557 shares with a par value of US$0.0001 per share, all held by the Parent. The issuance of additional ordinary shares was accounted for as a share split, with the effect of the share split presented retrospectively since the beginning of the earliest period presented or the Domestic PS Financing's original issuance date, whichever is later, as if such shares were issued by the Company when the Group completed the historical funding transactions. Refer to Note 16.

        Concurrent with that share split, a net amount due to the Parent of RMB600,000, mainly originating from operating funds advanced by the Parent, offset by the payments made by the Company on behalf of the non-PRC related parties, was waived. The accounting for the waiver was not applied retrospectively, and it was recorded in additional paid-in capital as a contribution to the Group from the Parent on November 25, 2020. Refer to Note 17.

  c)    VIE arrangements between Relx HK's PRC subsidiaries

        As of September 30, 2020, Relx HK, through the WFOE, entered into the following contractual arrangements with the VIE and its shareholders that enabled Relx HK to (1) have power to direct the

RLX TECHNOLOGY INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

1. Nature of operations and reorganizations (Continued)

  c)    VIE arrangements between Relx HK's PRC subsidiaries (Continued)

activities that most significantly affect the economic performance of the VIE, and (2) bear the risks and enjoy the rewards normally associated with ownership of the VIE. Accordingly, Relx HK is the ultimate primary beneficiary of the VIE. Consequently, the financial results of the VIE were included in the Group's unaudited interim condensed consolidated financial statements.

  Agreements that provide Relx HK with effective control over the VIE

        Powers of Attorney.    Pursuant to the powers of attorney, between Beijing Yueke and the shareholders of Beijing Wuxin, each of the shareholders of Beijing Wuxin has executed a power of attorney to irrevocably authorize Beijing Yueke, or any person designated by Beijing Yueke, to act as its attorney-in-fact to exercise all of its rights as a shareholder of Beijing Wuxin, including, but not limited to, the right to (i) attend shareholders' meetings, (ii) exercise all shareholder rights and vote on any resolution on behalf of the shareholders that require the shareholders to vote under PRC law and Beijing Wuxin's articles of association, such as the sale, transfer, pledge and disposal of all or part of a shareholder's equity interest in Beijing Wuxin, and (iii) designate and appoint Beijing Wuxin's legal representative, director, supervisor, chief executive officer and other senior management members on behalf of the shareholders. The powers of attorney will remain effective until such shareholder ceases to be a shareholder of Beijing Wuxin.

        Equity Interest Pledge Agreement.    Pursuant to the share pledge agreement, among Beijing Yueke, Beijing Wuxin and the shareholders of Beijing Wuxin, the shareholders of Beijing Wuxin have pledged all of their respective equity interests in Beijing Wuxin to Beijing Yueke to guarantee performance of the obligations of Beijing Wuxin and its shareholders under the exclusive business cooperation agreement. In the event of a breach by Beijing Wuxin or any of its shareholders of contractual obligations under the exclusive business cooperation arrangement, Beijing Yueke, as pledgee, will have the right to request for enforcement of the pledge and dispose of the pledged equity interests in Beijing Wuxin and will have priority in receiving the proceeds from such disposal. The shareholders of Beijing Wuxin also covenant that, without the prior written consent of Beijing Yueke, they shall not transfer the pledged equity interests, create or allow any new pledge or any other encumbrance on the pledged equity interests. The equity interest pledge agreement has an initial term of 10 years, which shall be extended for a further term same as the extended term of the exclusive business cooperation agreement, if applicable.

  Agreement that allows Relx HK to receive economic benefits from the VIE

        Exclusive Business Cooperation Agreement.    Pursuant to the exclusive business cooperation agreement, between Beijing Yueke and Beijing Wuxin, Beijing Yueke has the exclusive right to provide Beijing Wuxin with complete business support and technical and consulting services, including but not limited to technical services, staff training, network support, business consultations, intellectual property licenses, equipment or leasing, marketing consultancy, system integration, product research and development, and system maintenance. Without Beijing Yueke's prior written consent, Beijing Wuxin may not accept any consultations and/or services regarding the matters contemplated by this agreement provided by any third party during the term of the agreement. Beijing Wuxin agrees to pay Beijing

RLX TECHNOLOGY INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

1. Nature of operations and reorganizations (Continued)

  c)    VIE arrangements between Relx HK's PRC subsidiaries (Continued)

  Agreement that allows Relx HK to receive economic benefits from the VIE (Continued)

Yueke service fees based on the workload and business value of services provided by Beijing Yueke on a quarterly basis. Beijing Yueke has the exclusive ownership of all the intellectual property rights created as a result of the performance of the exclusive business cooperation agreement. To guarantee Beijing Wuxin's performance of its obligations thereunder, the shareholders of Beijing Wuxin have pledged all their equity interests in Beijing Wuxin to Beijing Yueke pursuant to the equity interest pledge agreement. The exclusive business cooperation agreement has an initial term of 10 years and shall be extended if confirmed in writing by Beijing Yueke prior to the expiration. The extended term shall be determined by Beijing Yueke, and Beijing Wuxin shall accept such extended term unconditionally.

  Agreement that provides Relx HK with the option to purchase the equity interests in the VIE

        Exclusive Option Agreement.    Pursuant to the exclusive option agreement, among Beijing Yueke, Beijing Wuxin and the shareholders of Beijing Wuxin, each of the shareholders of Beijing Wuxin has irrevocably granted Beijing Yueke, or any person or persons designated by Beijing Yueke, an exclusive option to purchase all or part of its equity interests in Beijing Wuxin, and Beijing Wuxin has agreed to such grant of options. Beijing Yueke may exercise such options at a price equal to the lowest price as permitted by applicable PRC laws, except that a valuation is mandatory under applicable PRC laws and regulations at the time of such option exercise. Beijing Wuxin and the shareholders of Beijing Wuxin covenant that, without Beijing Yueke's prior written consent, they will not, among other things, (i) supplement, change or amend Beijing Wuxin's articles of association and bylaws, (ii) increase or decrease Beijing Wuxin's registered capital or change its structure of registered capital, (iii) create any pledge or encumbrance on their equity interests in Beijing Wuxin, other than those created under the equity interest pledge agreement, (iv) sell, transfer, mortgage, or dispose of their equity interests in and any assets of Beijing Wuxin and any legal or beneficial interests in the business or revenue of Beijing Wuxin, (v) enter into any material contracts by Beijing Wuxin, except in the ordinary course of business, or (vi) merge or consolidate Beijing Wuxin with any other entity. The exclusive option agreement has an initial term of 10 years, which could be extended at Beijing Yueke's election.

        Exclusive Assets Option Agreement.    Pursuant to the exclusive assets option agreement, between Beijing Yueke and Beijing Wuxin, Beijing Wuxin has irrevocably granted Beijing Yueke, or any person or persons designated by Beijing Yueke, an exclusive option to purchase all or part of the current and future intellectual properties and other assets owned by Beijing Wuxin and its subsidiaries. Beijing Yueke may exercise such options at a price equal to the lowest price as permitted by applicable PRC laws at the time of transfer of assets. Beijing Wuxin covenants that, without Beijing Yueke's prior written consent, it will not, among other things, sell, transfer, mortgage, authorize others to use, or dispose of any assets owned by it and its subsidiaries. The exclusive assets option agreement has an initial term of 10 years, which could be extended at Beijing Yueke's election.

RLX TECHNOLOGY INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

1. Nature of operations and reorganizations (Continued)

  d)    Risks in relation to the VIE structure

        It is possible that the Group's operations of certain of its businesses through the VIE could be found by the PRC authorities to be in violation of the PRC laws and regulations prohibiting or restricting foreign ownership of companies that engage in such operations and businesses. The National People's Congress approved the Foreign Investment Law on March 15, 2019 and the State Council approved the Regulation on Implementing the Foreign Investment Law (the "Implementation Regulations") on December 12, 2019, effective from January 1, 2020. The Supreme People's Court of China issued a judicial interpretation on the Foreign Investment Law on December 27, 2019, effective from January 1, 2020. The Foreign Investment Law and the Implementation Regulations do not touch upon the relevant concepts and regulatory regimes that were historically suggested for the regulation of VIE structures, and thus this regulatory topic remains unclear under the Foreign Investment Law. Since the Foreign Investment Law and the Implementation Regulations are new, substantial uncertainties exist with respect to its implementation and interpretation and it is also possible that variable interest entities will be deemed as foreign invested enterprises and be subject to restrictions in the future. Such restrictions may cause interruptions to the Group's operations, products and services and may incur additional compliance cost, which may in turn materially and adversely affect the Group's business, financial condition and results of operations.

        In addition, if the legal structure and contractual arrangements were found to be in violation of any other existing PRC laws and regulations, the PRC government could:

  •
  revoke the Group's business and operating licenses;

  •
  require the Group to discontinue or restrict operations;

  •
  restrict the Group's right to collect revenues;

  •
  block the Group's platforms;

  •
  require the Group to restructure the operations in such a way as to compel the Group to establish a new enterprise, re-apply for the necessary licenses or relocate its businesses, staff and assets;

  •
  impose additional conditions or requirements with which the Group may not be able to comply; or

  •
  take other regulatory or enforcement actions against the Group that could be harmful to the Group's businesses.

        The imposition of any of these penalties may result in a material and adverse effect on the Group's ability to conduct the Group's businesses. In addition, if the imposition of any of these penalties causes the Group to lose the right to direct the activities of any of the VIE (through its equity interests in its subsidiaries) or the right to receive their economic benefits, the Group will no longer be able to consolidate the relevant VIE and its subsidiaries, if any. In the opinion of management, the likelihood of loss in respect of the Group's current ownership structure or the contractual arrangements with its VIE is remote.

        There is no VIE for which the Company has variable interests but is not the primary beneficiary.

RLX TECHNOLOGY INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

1. Nature of operations and reorganizations (Continued)

  d)    Risks in relation to the VIE structure (Continued)

        The following unaudited interim condensed consolidated financial information of the consolidated VIE and its subsidiaries is included in the accompanying Group's unaudited interim condensed consolidated financial statements as follows:

	As of
	December 31, 2019	September 30, 2020
	RMB	RMB
Current assets
Cash and cash equivalents	129,576	271,328
Restricted cash	348,548	273,457
Short-term bank deposits	—	2,255
Receivables from online payment platforms	9,545	20,068
Short-term investments	40,000	1,332,326
Accounts and notes receivable	38,795	20,400
Inventories, net	219,311	138,423
Amounts due from related parties	—	54,732
Prepayments and other current assets	103,180	71,267

Total current assets	888,955	2,184,256

Non-current assets
Amounts due from related parties	71,788	71,788
Property, equipment and leasehold improvement, net	66,452	70,029
Intangible assets, net	5,399	5,323
Long-term investments	5,000	5,000
Deferred tax assets	44	2,945
Right-of-use assets, net	90,227	80,150
Other non-current assets	21,266	14,711

Total non-current assets	260,176	249,946

Total assets	1,149,131	2,434,202

Current liabilities
Accounts and notes payable	499,021	887,928
Contract liabilities	18,410	146,779
Salary and welfare benefits payable	41,491	131,236
Taxes payable	2,778	180,728
Accrued expenses and other current liabilities	25,632	58,511
Amounts due to related parties	292	273,749
Lease liabilities—current portion	31,439	41,682

Total current liabilities	619,063	1,720,613

Non-current liabilities
Amounts due to related parties	351,510	213,010
Deferred tax liabilities	10,574	820
Lease liabilities—non-current portion	61,338	40,872

Total non-current liabilities	423,422	254,702

Total liabilities	1,042,485	1,975,315

RLX TECHNOLOGY INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

1. Nature of operations and reorganizations (Continued)

  d)    Risks in relation to the VIE structure (Continued)

	Nine Months ended September 30,
	2019	2020
	RMB	RMB
Net revenues	1,136,905	2,201,261
Net income	97,560	78,340
Net cash generated from operating activities	341,242	1,296,600
Net cash used in investing activities	(49,158)	(1,356,876)
Net cash (used in)/generated from financing activities	(68,495)	126,937
Net increase in cash, cash equivalents and restricted cash	223,589	66,661

        The above includes intercompany balances and transactions which have been eliminated on the Company's unaudited interim condensed consolidated financial statements.

        Under the contractual arrangements with the VIE and through its equity interests in its subsidiaries, the Group has the power to direct the activities of the VIE and the VIE's subsidiaries and the transfer of assets out of the VIE and the VIE's subsidiaries. Therefore, the VIE assets are considered to be fully available to the Company. As the consolidated VIE and VIE's subsidiaries are incorporated as limited liability companies under the PRC Company Law, the creditors of the liabilities of the consolidated VIE and the VIE's subsidiaries do not have recourse to the general credit of the Company.

2. Significant accounting policies

  a)    Basis of presentation

        The accompanying unaudited interim condensed consolidated financial statements of the Group have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") to reflect the interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. Certain information and note disclosures normally included in the annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted consistent with Article 10 of Regulation S-X. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited financial statements and include all adjustments as necessary for the fair statement of the Group's financial position as of September 30, 2020, results of operations and cash flows for the nine months ended September 30, 2019 and 2020. The consolidated balance sheet at December 31, 2019 has been derived from the audited financial statements at that date but does not include all the information and footnotes required by U.S. GAAP. The unaudited interim condensed consolidated financial statements and related disclosures have been prepared with the presumption that users of the unaudited interim condensed consolidated financial statements have read or have access to the audited consolidated financial statements for the preceding fiscal years. Accordingly, these unaudited interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related footnotes for the period from January 2, 2018 (date of inception) to December 31, 2018 and the year ended December 31, 2019. Results for the nine months ended September 30, 2020 are not necessarily indicative of the results expected for the full fiscal year or for any future period.

RLX TECHNOLOGY INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

2. Significant accounting policies (Continued)

  b)    Principles of consolidation

        The Group's unaudited interim condensed consolidated financial statements include the financial statements of the Company, its subsidiaries, VIE and VIE's subsidiaries for which the Company or its subsidiary is the primary beneficiary.

        A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power; or has the power to appoint or remove the majority of the members of the board of directors; or to cast a majority of votes at the meeting of directors; or has the power to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

        A consolidated VIE is an entity in which the Company, or its subsidiary, through contractual arrangements, has the power to direct the activities that most significantly impact the entity's economic performance, bears the risks of and enjoys the rewards normally associated with ownership of the entity, and therefore the Company or its subsidiary is the primary beneficiary of the entity.

        All transactions and balances among the Company, its subsidiaries, VIE and VIE's subsidiaries have been eliminated upon consolidation.

  c)    Use of estimates

        The preparation of the Group's unaudited interim condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the unaudited interim condensed consolidated financial statements and accompanying notes. Significant accounting estimates reflected in the Group's unaudited interim condensed consolidated financial statements mainly include product warranty, revenue recognition, inventory provision, useful life of fixed assets, discount rate for lease accounting, expected effective tax rate and the valuation of share-based compensation. Actual results could differ from those estimates, and such differences may be material to the unaudited interim condensed consolidated financial statements.

  d)    Functional currency and foreign currency translation

        The Group uses Renminbi ("RMB") as its reporting currency. The functional currency of the Company and its overseas subsidiaries incorporated in Hong Kong is United States dollars ("US$"). The functional currency of the Group's PRC entities is RMB.

        In the unaudited interim condensed consolidated financial statements, the financial information of the Company and other entities located outside of the PRC have been translated into RMB. Assets and liabilities are translated at the exchange rates on the balance sheet date. Equity amounts other than earnings generated in current period are translated at historical exchange rates. Revenues, expenses, gains and losses are translated using the average exchange rate for the period. Translation adjustments are reported as foreign currency translation adjustments and shown as a component of other comprehensive (loss)/income in the unaudited interim condensed consolidated statements of comprehensive income.

RLX TECHNOLOGY INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

2. Significant accounting policies (Continued)

  d)    Functional currency and foreign currency translation (Continued)

        Foreign currency transactions denominated in currencies other than the functional currency are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency using the applicable exchange rates at the balance sheet dates. Net gains and losses resulting from foreign exchange transactions are included in others, net in the unaudited interim condensed consolidated statements of comprehensive income.

  e)    Convenience translation

        Translations of the unaudited interim condensed consolidated balance sheets, unaudited interim condensed consolidated statements of comprehensive income and unaudited interim condensed consolidated statements of cash flows from RMB into US$ as of and for the nine months ended September 30, 2020 are solely for the convenience of the reader and were calculated at the noon buying rate of US$1.00 = RMB6.7896 on September 30, 2020 as set forth in the H.10 statistical release of the U.S. Federal Reserve Board. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into US$ at that rate on September 30, 2020, or at any other rate.

  f)    Fair value measurement

        Fair value reflects the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

        The Group applies a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Accounting guidance establishes three levels of inputs that may be used to measure fair value:

  •
  Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

  •
  Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical asset or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

  •
  Level 3 applies to asset or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

RLX TECHNOLOGY INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

2. Significant accounting policies (Continued)

  f)    Fair value measurement (Continued)

        See Note 18 for additional information.

  g)    Restricted cash and consolidated statements of cash flows

        Cash that is restricted as to withdrawal or for use or pledged as security is reported separately on the face of the Group's unaudited interim condensed consolidated balance sheets. In November 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, ("ASU 2016-18"), which requires entities to present the aggregate changes in cash, cash equivalents, restricted cash and restricted cash equivalents in the statement of cash flows. As such, the Group presented restricted cash within the ending cash, cash equivalents, and restricted cash balance on the Group's unaudited interim condensed consolidated statements of cash flows.

        The Group's restricted cash mainly represents the security deposits held in designated bank accounts for issuance of bank acceptance notes relating to notes payable amounted to RMB348,548 as of December 31, 2019 (see Note 11) and financing proceeds received on behalf of the Parent in connection with Series D Financing of the Parent amounted to RMB273,457 as of September 30, 2020 (see Note 17(b)(i)).

        A reconciliation of cash and restricted cash to amounts appearing in the unaudited interim condensed consolidated statements of cash flows is as follows:

	As of
	December 31, 2019	September 30, 2020
	RMB	RMB
Cash and cash equivalents	135,544	273,044
Restricted cash	348,548	273,457

Cash, cash equivalents and restricted cash as presented in the unaudited interim condensed consolidated statements of cash flows	484,092	546,501

  h)    Investments

  Short-term investments

        For short-term investments in financial instruments with a variable interest rate indexed to the performance of underlying assets, the Group elected the fair value option at the date of initial recognition and carried these investments subsequently at fair value. Changes in fair values are reflected in investment income in the unaudited interim condensed consolidated statements of comprehensive income. Fair value is estimated based on quoted prices of similar products provided by financial institutions at the end of each reporting period. The Group classifies these inputs as Level 2 fair value measurement.

RLX TECHNOLOGY INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

2. Significant accounting policies (Continued)

  h)    Investments (Continued)

  Long-term investments

        The Group adopted ASU 2016-01 on January 2, 2018 (date of inception). Based on ASU 2016-01, the Group elects to record an equity investment without readily determinable fair values and not accounted for by the equity method at its cost less impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer ("measurement alternative"). As of September 30, 2020, the Group's long-term investments consist of investments in privately held companies which do not have readily determinable fair values and therefore the Group recognized these investments at cost adjusted for changes from observable transactions for identical or similar investments of the same investee, less impairment.

        The Group regularly evaluates the long-term investments for impairment based on performance and financial position of the investees as well as other evidence of market value for each reporting period. Such evaluation includes, but not limited to, reviewing the investees' cash position, recent financing, projected and historical financial performance, cash flow forecasts and financing needs. An impairment loss is recognized in others, net in the unaudited interim condensed consolidated statement of comprehensive income equal to the excess of the investment's carrying value over its fair value. For any of the periods presented, the Group did not identify any observable price change in these investments, which refers to the price changes in orderly transactions for an identical or similar investment in the investee.

        No impairment was recorded for long-term investments without readily determinable fair values for any of the periods presented.

  i)    Accounts and notes receivable

        Accounts and notes receivable are stated at the historical carrying amount net of allowance for doubtful accounts. The accounts and notes receivable mainly include receivables from e-commerce platform distributors as well as receivables from online payment platforms, who collect from end users on behalf of the Group before the Group's delivery of products ("Payment Channels"). The receivable from e-commerce platform distributors is settled in accordance with credit term mutually agreed. The receivable from Payment Channels is settled based upon pre-agreed days after the Group delivers products to end users, or when end users confirm their receipts of products, whichever is earlier.

        The Group maintains an allowance for doubtful accounts which reflects its best estimate probable losses incurred. The Group determines the allowance for doubtful accounts on an individual basis taking into consideration various factors including but not limited to historical collection experience and creditworthiness of the debtors as well as the age of the individual receivables balance. Additionally, the Group makes specific bad debt provisions based on any specific knowledge the Group has acquired that might indicate that an account is uncollectible. The facts and circumstances of each account may require the Group to use judgment in assessing its collectability.

        There was no allowance for doubtful accounts recorded as of December 31, 2019 and September 30, 2020.

RLX TECHNOLOGY INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

2. Significant accounting policies (Continued)

  j)    Revenue recognition

        In May 2014, the FASB issued ASU No. 2014-09, "Revenue from Contracts with Customers (Topic 606)" ("ASU 2014-09") and subsequently, the FASB issued several amendments which amend certain aspects of the guidance in ASC 2014-09 (ASU No. 2014-09 and the related amendments are collectively referred to as "ASC 606"). According to ASC 606, revenue is recognized when control of the promised product or service is transferred to the customer in an amount that reflects the consideration the Group expects to receive in exchange for those products or services. Revenue is recognized net of allowances for sales returns, discounts and any taxes collected from customers, which are subsequently remitted to governmental authorities. The Group accounted for revenues under ASC 606 for all periods presented. Consistent with the criteria of ASC 606, the Group follows five steps for revenue recognition: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation.

        The Group's revenues are primarily derived from (i) sales of the Group's products to offline distributors who then sell to retailers and end users, (ii) sales of the Group's products to third-party e-commerce platform distributors who then sell to end users, (iii) sales of the Group's products to end users directly through the Group's online stores run on third-party e-commerce platforms, and (iv) others mainly include sales of the Group's products to end users directly through offline stores operated by the Group. On October 30, 2019, the State Administration for Market Regulation and the State Tobacco Monopoly Administration jointly issued the Announcement on Further Protecting Juveniles from E-vapor (the "Announcement"). Following the Announcement, e-commerce platforms were required to discontinue the online sales of e-vapor and, accordingly, the Group stopped its sales of products to third-party e-commerce platform distributors and sales of products through third-party e-commerce platforms since November 2019. Refer to Note 14 to the unaudited interim condensed consolidated financial statements for disaggregation of the Group's revenue for the nine months ended September 30, 2019 and 2020.

  Sale of products to offline distributors

        Under the distribution agreements, the offline distributors purchase products from the Group, take delivery and are responsible for commercial distribution and offline terminal sales to retailers and end users in authorized distribution areas. According to the agreements, the offline distributors make full payment to the Group at the time of order placement and take control of the products after receipt. After taking control of the products, the offline distributor is responsible for carrying out direct interactions with retailers and end users, delivering the products and providing customer support. Based on these indicators, the Group determined the offline distributors (as opposed to the end users) to be its customers according to ASC 606-10-55-39.

        Under the tripartite agreements entered among the Group, retailers and the Group's offline distributors, the Group provides a subsidy to branded stores operated by retailers. The amount of subsidy is subject to a negotiation between the Group and the retailers. The retailers are the offline distributor's customer, which is the Group's customers' customer in the distribution chain. The Group

RLX TECHNOLOGY INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

2. Significant accounting policies (Continued)

  j)    Revenue recognition (Continued)

  Sale of products to offline distributors (Continued)

determined the subsidy should be recorded as a reduction of revenue when incurred, according to ASC 606-10-32-25.

        The Group recognizes revenue from sales to offline distributors upon delivery of the products to offline distributors' warehouses in an amount equal to the contract sales prices.

  Sale of products to third-party e-commerce platform distributors

        Under the distribution agreements prior to the Announcement, the third-party e-commerce platform distributor purchased products from the Group and sold them to end users under the e-commerce platform distributor's name. According to the agreements, the e-commerce platform distributor took control of the products upon receipt, but was entitled to certain rights of return after receipt of products. After taking control of the products, the e-commerce platform distributor is responsible for selling and fulfilling all obligations in its sales contracts with end users, including delivering the products and providing customer support. Under the distribution agreement, the Group had a sale contract with the e-commerce platform distributors and no sales contract with the end users. Based on these indicators, the Group determined the third-party e-commerce platform distributors (as opposed to the end users) to be its customers according to ASC 606-10-55-39.

        The Group recognized revenue from sales to third-party e-commerce platform distributors upon delivery of the products to third-party e-commerce platform distributors' warehouses in an amount equal to the contract sales prices, less allowances for estimated sales returns and rebates. Estimated sales allowances for sales returns and rebates were made based on contract terms and historical patterns. There were no allowances as of December 31, 2019 and September 30, 2020 as this sales channel was discontinued, effective November 2019.

  Sale of products through third-party e-commerce platforms

        Under the platform service agreements prior to the Announcement, the Group sets up online stores on the third-party e-commerce platforms to sell the Group's products to end users. The platforms provided services to support the operations of the online store including processing sales orders and collecting payment from the end users. The platforms charged the Group service fees based on the Group's sales through the online stores. The platforms did not take control of the products and had no sale contract with end users. The Group was responsible for selling and fulfilling all obligations according to its sales contracts with end users, including delivering products and providing customer support. Accordingly, the Group determined the end users (as opposed to the platforms) were its customers according to ASC 606-10-55-39. The sales contracts with end users normally included a customer's right to return products within 7 days after receipt of products.

        The Group recognized revenues from sales to end users upon delivery of the product to end users in an amount equal to the contract sales prices less allowances for estimated returns. Estimated sales allowances for sales returns were made based on contract terms and historical patterns. There were no

RLX TECHNOLOGY INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

2. Significant accounting policies (Continued)

  j)    Revenue recognition (Continued)

  Sale of products through third-party e-commerce platforms (Continued)

allowances as of December 31, 2019 and September 30, 2020 as this sales channel was discontinued, effective November 2019.

  Others

        For direct sales through offline stores operated by the Group, the Group recognized revenues when goods are delivered to the end users.

  Contract balances

        A receivable is recorded when the Group has an unconditional right to consideration. A right to consideration is unconditional if only the passage of time is required before payment of that consideration is due. A contract asset is recorded when the Group has transferred products to the customer before payment is received or is due, and the Group's right to consideration is conditional on future performance or other factors in the contract. No contract asset was recorded as of December 31, 2019 and September 30, 2020.

        Sales to third-party e-commerce platform distributors are on credit terms, and receivables are recorded upon recognizing revenues. Sales to offline distributors are prepaid by the distributors, before the Group delivers the products. Sales through online stores to customers are prepaid by the end users to Payment Channels, before the Group delivers the products. Payment Channels settled to the Group based upon pre-agreed days after the Group delivers products to end users, or when the customers confirm their receipts of products, whichever is earlier.

        Contract liabilities are recognized if the Group receives consideration in advance of performance, which is mainly in relation to the orders unshipped, where there is still an obligation to be fulfilled by the Group. The contract liabilities will be recognized as revenue when all of the revenue recognition criteria are met. All contract liability balances at the beginning of the years were recognized as revenue in the following year due to generally short-term duration of contracts.

        During the nine months ended September 30, 2019 and 2020, the Group did not have any revenue recognized from performance obligations satisfied (or partially satisfied) in previous periods.

  Practical Expedients

        The transaction price allocated to performance obligations that are unsatisfied or partially unsatisfied has not been disclosed, as substantially all the Group's contracts have a duration of one year or less.

        Payment terms with third-party e-commerce platform distributors and Payment Channels generally require settlement within 60 days or less. The Group has determined that its contracts generally do not include a significant financing component.

RLX TECHNOLOGY INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

2. Significant accounting policies (Continued)

  j)    Revenue recognition (Continued)

  Practical Expedients (Continued)

        Upon successful sales through the third-party e-commerce platforms, the Group will pay the third-party e-commerce platform a pre-determined amount or a fixed rate commission fee based on the sales amount. The Group generally expenses commission fees when incurred for all contracts with contract terms of one year or less. These costs are recorded within selling expenses.

  k)    Product warranty

        The Group provides product warranty on all e-vapor products sold based on the contracts with its customers at the time of sale of products. The Group accrues a warranty reserve for the products sold, which includes the best estimate of defective rate and projected costs to repair or replace items under warranty. These estimates are primarily based on the estimates of the nature, frequency and average costs of future claims. The warranty reserve is included within the accrued expenses and other current liabilities in the unaudited interim condensed consolidated balance sheets. Warranty cost is recorded as a component of cost of sales in the unaudited interim condensed consolidated statements of comprehensive income. The Group reevaluates the adequacy of the warranty accrual on a regular basis.

  l)    Selling expenses

        Selling expenses primarily consist of advertising expenses, salaries, welfare benefits and share-based compensation expenses for sales personnel, and shipping expenses. The advertising expenses amounted to RMB160,013 and RMB58,111 for the nine months ended September 30, 2019 and 2020, respectively. The shipping expenses amounted to RMB40,150 and RMB20,887 for the nine months ended September 30, 2019 and 2020, respectively.

  m)    Subsidy income

        Subsidy income represents cash subsidies received from the PRC local government by the Group. Such amounts are recognized in others, net in the unaudited interim condensed consolidated statements of comprehensive income upon receipt. The Group recorded RMB16,870 and RMB16,250 of subsidy income for the nine months ended September 30, 2019 and 2020, respectively.

  n)    Share-based compensation

        All share-based awards granted to directors, executive officers, employees and consultants, including restricted ordinary shares and share options, are measured at fair value on grant date and are classified as equity awards in accordance with ASC 718—"Compensation-Stock Compensation". The Group adopted ASU 2018-07, "Compensation-Stock Compensation (Topic 718), Improvements to Non-employee Share-Based Payment Accounting" from the earliest period presented to account for share-based payments for acquiring goods and services from non-employees at grant date fair value.

        For all share-based awards granted with service conditions that have a graded vesting schedule, share-based compensation expenses are recognized using the straight-line method, over the requisite

RLX TECHNOLOGY INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

2. Significant accounting policies (Continued)

  n)    Share-based compensation (Continued)

service period. The Group adopted ASU 2016-09 to recognize the impact of forfeiture within compensation expense, when they occur. Share options granted with a service condition and a performance condition are measured at the grant date fair value. In circumstances where the service inception date precedes the grant date, share-based compensation expenses are measured beginning on the service inception date and is re-measured on each subsequent reporting date before the grant date, based on the estimated fair value of the related options.

        For the periods presented, all the options and restricted ordinary shares were granted by the Parent using its own underlying shares. The Group uses the binomial option pricing model to estimate fair value of the share options. The determination of the fair value of stock options is affected by the fair value of the Parent's ordinary shares as well as assumptions regarding a number of complex and subjective variables, including the expected share price volatility of the Parent, actual and projected grantee's share option exercise behavior, risk free interest rates and expected dividends. The fair value of the ordinary shares of the Parent is assessed using the income approach, with a discount for lack of marketability, given that the shares underlying the awards were not publicly traded at the time of grant.

        The shares issued to directors, executive officers, employees and consultants are those of the Parent and the proportion of the share-based compensation expenses attributable to the Group is accounted for as a capital contribution from the Parent. Refer to Note 15 for details.

  o)    Employee benefits

  PRC Contribution Plan

        Full time employees of the Group in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to the employees. Chinese labor regulations require that the Group make contributions to the government for these benefits based on certain percentages of the employees' salaries, up to a maximum amount specified by the local government. The Group has no legal obligation for the benefits beyond the regulatory contributions made.

        The total amounts of such employee benefit expenses, which were expensed as incurred, were approximately RMB7,861 and RMB15,096 for the nine months ended September 30, 2019 and 2020, respectively.

  p)    Taxation

  Income taxes

        Current income taxes are provided on the basis of net income for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions. Income tax expense for the unaudited interim condensed consolidated financial statements is determined using an estimate of the Group's annual effective tax rate, which is based upon the applicable tax rates and tax laws of the countries in which the income is generated. Deferred income taxes are accounted for using an asset

RLX TECHNOLOGY INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

2. Significant accounting policies (Continued)

  p)    Taxation (Continued)

  Income taxes (Continued)

and liability method. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The tax base of an asset or liability is the amount attributed to that asset or liability for tax purpose. The effect on deferred taxes of a change in tax rates is recognized in the unaudited interim condensed consolidated statement of comprehensive income in the period of change. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all of the deferred tax assets will not be realized.

  Uncertain tax positions

        The guidance on accounting for uncertainties in income taxes prescribes a more likely than not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Guidance is also provided on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. Significant judgment is required in evaluating the Group's uncertain tax positions and determining its provision for income taxes. The Group recognizes interests and penalties, if any, under accrued expenses and other current liabilities on its unaudited interim condensed consolidated balance sheet and under others, net in its unaudited interim condensed consolidated statements of comprehensive income. The Group did not recognize any interest and penalties associated with uncertain tax positions for the nine months ended September 30, 2019 and 2020. As of December 31, 2019 and September 30, 2020, the Group did not have any significant unrecognized uncertain tax positions.

  q)    Concentration and risk

  Foreign exchange risk

        The revenues and expenses of the Group's entities in the PRC are generally denominated in RMB and their assets and liabilities are denominated in RMB. The RMB is not freely convertible into foreign currencies. Remittances of foreign currencies into the PRC or remittances of RMB out of the PRC as well as exchange between RMB and foreign currencies require approval by foreign exchange administrative authorities with certain supporting documentation. The State Administration for Foreign Exchange, under the authority of the People's Bank of China, controls the conversion of RMB into other currencies.

RLX TECHNOLOGY INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

2. Significant accounting policies (Continued)

  q)    Concentration and risk (Continued)

  Credit risk

        Financial instruments that potentially expose the Group to credit risk consist primarily of cash and cash equivalents, restricted cash, short-term bank deposits, interest receivable, accounts and notes receivable, receivables from online payment platforms, short-term investments and amounts due from related parties. The carrying amounts of these financial instruments represent the maximum amount of loss due to credit risk.

        The Group places its cash and cash equivalents, restricted cash, short-term bank deposits, interest receivable and short-term investments in reputable financial institutions with high credit ratings and quality. There has been no recent history of default in relation to these financial institutions and credit risk is immaterial.

        Accounts and notes receivable and other receivables are typically unsecured and are mainly derived from the ordinary course of business in the PRC. The risk with respect to these financial instruments is mitigated by credit evaluations the Group performs on its customers and its ongoing monitoring processes of outstanding balances.

  Concentration of customers and suppliers

        There was revenue from one third party platform distributor customer which represented greater than 10% of the net revenue for the nine months ended September 30, 2019, and the corresponding accounts receivable from that customer which represented greater than 10% and contributed to 70% of the Group's total accounts receivable as of December 31, 2019.

        There was revenue from one offline distributor which represented greater than 10% of the net revenue for the nine months ended September 30, 2020. There were accounts and notes receivable due from two distributors which individually represented greater than 10% and totally contributed to 25% of the Group's total accounts and notes receivable as of September 30, 2020.

        There was purchase from one supplier which represented greater than 10% and contributed to 72% of the total purchases amount for the nine months ended September 30, 2019, and the corresponding accounts and notes payable due to that supplier represented greater than 10% and contributed to 69% of the Group's total accounts and notes payable as of December 31, 2019.

        There was purchase from one supplier which represented greater than 10% and contributed to 79% of the total purchases amount for the nine months ended September 30, 2020 and the corresponding accounts and notes payable due to that supplier represented greater than 10% and contributed to 83% of the Group's total accounts and notes payable as of September 30, 2020.

  r)    Recently issued accounting pronouncements

        The Group qualifies as an "emerging growth company", or "EGC", pursuant to the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. As an EGC, the Group does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards.

RLX TECHNOLOGY INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

2. Significant accounting policies (Continued)

  r)    Recently issued accounting pronouncements (Continued)

  Recent accounting pronouncements not yet adopted

        In June 2016, the FASB amended guidance related to the impairment of financial instruments as part of ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which introduces new guidance for credit losses on instruments within its scope. The new guidance introduces an approach based on expected losses to estimate credit losses on certain types of financial instruments, including, but not limited to, trade and other receivables, held-to-maturity debt securities, loans and net investments in leases. The new guidance also modifies the impairment model for available-for-sale debt securities and requires the entities to determine whether all or a portion of the unrealized loss on an available-for-sale debt security is a credit loss. The standard also indicates that entities may not use the length of time a security has been in an unrealized loss position as a factor in concluding whether a credit loss exists. In October 2019, the FASB issued ASU No. 2019-10 (ASU 2019-10), Financial Instruments—Credit Losses, which amends the effective date for Credit Losses as follows. Public business entities that meet the definition of an SEC filer, excluding entities eligible to be SRCs as defined by the SEC, for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. All other entities for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted for all entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The standard is effective for the Group on January 1, 2023. The Group is in the process of evaluating the impact of adopting this guidance.

        In December 2019, the FASB issued ASU 2019-12, "Simplifying the Accounting for Income Taxes" to remove specific exceptions to the general principles in Topic 740 and to simplify accounting for income taxes. The standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the standard is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The standard is effective for the Group's fiscal year beginning January 1, 2022. The Group is currently evaluating the impact of this accounting standard update on its consolidated financial statements.

RLX TECHNOLOGY INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

3. Cash and cash equivalents

        Cash and cash equivalents represent cash at bank and demand deposits placed with banks which have original maturities of three months or less and are readily convertible to known amount of cash. Cash and cash equivalents balance as of December 31, 2019 and September 30, 2020 primarily consist of the following:

	As of December 31, 2019	As of September 30, 2020
	RMB	RMB
Short-term bank deposits with initial terms within three months	92,400	—
Cash at bank	43,144	273,044

Cash and cash equivalents	135,544	273,044

        Cash and cash equivalents consist of the following currencies:

	As of December 31, 2019		As of September 30, 2020
	Amount	RMB equivalent	Amount	RMB equivalent
RMB	134,247	134,247	271,919	271,919
US$	184	1,284	164	1,117
Hong Kong dollars ("HK$")	14	13	10	8

Total		135,544		273,044

4. Short-term investments

	As of December 31, 2019	As of September 30, 2020
	RMB	RMB
Structured deposits	40,000	1,332,326

        The Group purchased structured deposits issued by commercial banks with non-guaranteed principal and a variable interest rate indexed to the performance of underlying assets within one year. The balance of short-term investments as of December 31, 2019 and September 30, 2020 is denominated in RMB.

        Short-term investments of nil and RMB510,563 were held as collateral for the Group's notes payable as of December 31, 2019 and September 30, 2020 (Note 11).

RLX TECHNOLOGY INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

5. Accounts and notes receivable

	As of December 31, 2019	As of September 30, 2020
	RMB	RMB
Accounts receivable	38,795	17,400
Notes receivable	—	3,000

Accounts and notes receivable	38,795	20,400

        There was no allowance for doubtful accounts recorded as of December 31, 2019 and September 30, 2020 as there were no bad debt expenses incurred historically.

6. Inventories, net

        Inventories, net are consisted of the following:

	As of December 31, 2019	As of September 30, 2020
	RMB	RMB
Finished goods	160,063	94,378
Raw materials	61,856	45,405

Inventories	221,919	139,783
Less: inventory provision	(2,608)	(1,360)

Inventories, net	219,311	138,423

7. Prepayments and other current assets

        The following is a summary of prepayments and other current assets:

	As of December 31, 2019	As of September 30, 2020
	RMB	RMB
Value Added Tax ("VAT") recoverable	37,385	—
Prepaid selling expenses	29,417	21,658
Prepayments to suppliers	11,434	19,454
Interest receivable	267	18,936
Prepaid income tax	10,759	—
Deposits for rental	5,901	7,293
Prepaid service fees	1,929	11,489
Others	6,381	3,395

Prepayments and other current assets	103,473	82,225

RLX TECHNOLOGY INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

8. Property, equipment and leasehold improvement, net

        The following is a summary of property, equipment and leasehold improvement, net:

	As of December 31, 2019	As of September 30, 2020
	RMB	RMB
Leasehold improvement	30,242	30,549
Machinery and equipment	32,963	49,304
Furniture and office equipment	5,571	5,657
Vehicle	—	876
Electronic equipment	26	53

Total property, equipment and leasehold improvement	68,802	86,439
Less: accumulated depreciation	(2,350)	(16,410)

Property, equipment and leasehold improvement, net	66,452	70,029

        Depreciation expenses were RMB650 and RMB14,060 for the nine months ended September 30, 2019 and 2020, respectively. No impairment charges were recognized for the nine months ended September 30, 2019 and 2020.

9. Intangible assets, net

        The following table summarizes the Group's intangible assets, net:

	As of December 31, 2019	As of September 30, 2020
	RMB	RMB
Software	2,645	5,082
License of copyright	3,530	3,530

Total intangible assets	6,175	8,612
Less: accumulated amortization	(776)	(3,289)

Intangible assets, net	5,399	5,323

        Amortization expense for the nine months ended September 30, 2019 and 2020 were RMB224 and RMB2,513, respectively. No impairment charge was recognized for any of the periods presented.

RLX TECHNOLOGY INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

10. Other non-current assets

        The following is a summary of other non-current assets as of December 31, 2019 and September 30, 2020:

	As of December 31, 2019	As of September 30, 2020
	RMB	RMB
Prepayments on long-term assets(a)	19,771	14,711
Others	1,495	—

Other non-current assets	21,266	14,711

(a)
The Group made certain prepayments for the purchase of manufacturing equipment and software.

11. Accounts and notes payable

        The Group measures accounts payable and notes payable at amortized cost considering they are arising from transactions with suppliers in the normal course of business and are due in customary trade terms not exceeding one year. Accounts and notes payable consist of the following:

	As of December 31, 2019	As of September 30, 2020
	RMB	RMB
Accounts payable	150,482	375,650
Notes payable(a)	348,539	512,278

Total accounts and notes payable	499,021	887,928

(a)
The Group's notes payable mainly include short-term notes, typically with terms of 45 to 90 days which are provided to the Group's suppliers and manufacturers. Notes payable as of December 31, 2019 were secured by restricted cash of RMB348,548 held in designated bank accounts. Notes payable as of September 30, 2020 were secured by short-term bank deposits of RMB1,715 and short-term investments of RMB510,563 held in commercial banks.

RLX TECHNOLOGY INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

12. Accrued expenses and other current liabilities

        The following is a summary of accrued expenses and other current liabilities as of December 31, 2019 and September 30, 2020:

	As of December 31, 2019	As of September 30, 2020
	RMB	RMB
Professional service fee payables(a)	8,276	8,451
Deposits from offline distributors	7,333	35,764
Patent application fee payables	2,102	1,138
Payables on equipment	1,985	3,764
Product warranty(b)	1,374	3,759
Others	4,563	5,635

Accrued expenses and other current liabilities	25,633	58,511

(a)
Professional service fees mainly consist of recruitment and legal services performed by non-related parties and were incurred in connection with the Group's expansion activities.

(b)
Product warranty activities were as follows:

Product warranty
RMB
Balance as of January 1, 2019	252
Provided during the period	10,024
Utilized during the period	(8,243)

Balance as of September 30, 2019	2,033

Balance as of January 1, 2020	1,374
Provided during the period	20,580
Utilized during the period	(18,195)

Balance as of September 30, 2020	3,759

13. Income tax expense

        For interim financial reporting, the Group estimates the annual tax rate based on projected taxable income for the full year and records income tax provision in accordance with the guidance on accounting for income taxes in an interim period.

        As the year progresses, the Group refines the estimates of the year's taxable income as new information becomes available. This continual estimation process often results in a change to the expected effective tax rate for the year. When this occurs, the Group adjusts the income tax provision during the period in which the change in estimate occurs so that the year-to-date provision reflects the expected annual tax rate.

RLX TECHNOLOGY INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

13. Income tax expense (Continued)

        The following table summarizes the Company's income tax expenses and effective tax rates for the nine months ended September 30, 2019 and 2020:

	Nine Months ended September 30,
	2019	2020
	RMB	RMB
	(in thousands, except for tax rate)
Income before income tax	134,551	228,551
Income tax expense	36,504	119,907
Effective tax rate(a)	27%	52%

(a)
The difference between statutory income tax rate and effective tax rate was mainly due to share-based compensation and additional tax deductible amount over the research and development expenses, which are both considered permanent book-tax differences.

14. Revenues

        The Group's revenue by channel for the respective periods are detailed as follows:

	Nine Months ended September 30,
	2019	2020
	RMB	RMB
Sales of products by channel
— Sales to offline distributors	782,356	2,161,635
— Sales to third-party e-commerce platform distributors*	119,762	—
— Sales to end users through third-party e-commerce platforms*	236,683	—
— Others	95	39,626

Total revenues	1,138,896	2,201,261

*
Following the Announcement (see Note 2 (j)), the Group stopped its sales to third-party e-commerce platform distributors and sales to end users through third-party e-commerce platforms since November 2019.

15. Share-based compensation

  Share-based compensation expenses allocated from the Parent

        Share-based compensation expenses for the periods presented relates to (a) share option awards granted by the Parent to Ms. Ying (Kate) Wang, Mr. Long (David) Jiang and Mr. Yilong Wen (together, "Co-founders"), directors, executive officers, employees and consultants of the Group, (b) restricted ordinary shares held in escrow by Co-founders and three founding employees (together with Co-founders, the "Founding Members") of the Group, (c) the compensation to the Founding Members of the Group related to Parent's Class A ordinary shares arrangements and (d) the ordinary

RLX TECHNOLOGY INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

15. Share-based compensation (Continued)

  Share-based compensation expenses allocated from the Parent (Continued)

shares transaction completed in Series D Financing of the Parent, respectively. For the nine months ended September 30, 2019 and 2020, total share-based compensation expenses allocated from the Parent and recognized by the Group were amounted to RMB43,414 and RMB273,007, respectively.

  (a)
  Parent Incentive Plans

        On September 30, 2018 and May 22, 2019, the Board of Directors of the Parent respectively approved 2018 equity incentive plan and 2019 equity incentive plan (together, the "Parent Incentive Plans") to attract, motivate, retain and reward certain directors, executive officers, employees and consultants for their contribution to the Group and to the Parent's non-PRC operations. According to the resolutions of the Parent's Board of Directors in September 2018, February 2019 and April 2019, the total number of Class B ordinary shares of the Parent available for issuance under the Parent Incentive Plans increased to 22,493,577. The awards granted under the Parent Incentive Plans have a contractual term of ten years from the stated grant date and are generally scheduled to be vested in four to seven years subject to a service condition and a performance condition as below.

  •
  The awards will vest in four to seven equal annual installments, with the number of vested awards for each installment determined based on the grantee's performance rating during each year. No objective measurement metrics used to determine the performance rating was provided on the stated grant date, and the actual performance rating will only be subjectively determined by the Parent's chief executive officer after the end of the corresponding year for each annual installment in the period from January 2, 2018 (date of inception) to December 31, 2018 and the year ended December 31, 2019; and from January 1, 2020, the performance rating will be subjectively determined by the compensation committee of the Parent at the end of the corresponding year for each annual installment. Therefore, the stated grant date does not meet the definition of the accounting grant date as there was no mutual understanding of the key terms and conditions. For each annual installment, the accounting grant date is considered to be the date the performance evaluation for corresponding year is completed and communicated, which is the date used to measure the share-based compensation expense. As the awards contain a performance condition that if not satisfied during the year preceding the accounting grant date results in forfeiture of the award, the awards have a service inception date preceding the grant date pursuant to ASC 718-10-55-108;

  •
  Subject to the Parent's repurchase right, in the event that the grantee voluntarily terminates employment with the Group within the stated vesting period, any awards vested in prior years will be forfeited and any shares issued from exercised awards will be repurchased at the exercise price paid by the grantee. The Group considers this repurchase feature equivalent to a forfeiture provision that creates an in-substance cliff vesting in four to seven years since the stated grant date.

RLX TECHNOLOGY INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

15. Share-based compensation (Continued)

  Share-based compensation expenses allocated from the Parent (Continued)

  (a)
  Parent Incentive Plans (Continued)

        In accordance with ASC 718 Compensation—Stock Compensation, the share-based awards under the Parent Incentive Plans are classified as equity awards. Share-based compensation expenses were accrued beginning on the service inception date (i.e. the stated grant date) and will be re-measured on each subsequent reporting date before the accounting grant date is established. The estimates of the awards' fair values will be fixed when the accounting grant date occurs and will continue to be amortized over the remaining requisite service period.

        The summary of the options granted by the Parent to Co-founders, the directors, executive officers, employees and consultants of the Group as of September 30, 2019 and 2020 is presented below:

	Contractually Granted	Granted (For Purposes of Measuring Share-based Compensation Expense)
As of January 1, 2019	1,730,006	377,801
Granted	525,066	—

As of September 30, 2019	2,255,072	377,801

As of January 1, 2020	3,216,350	1,127,188
Granted	9,249,725	—

As of September 30, 2020	12,466,075	1,127,188

	Number of Shares	Weighted Average Exercise Price (US$)	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (US$)
Outstanding as of January 1, 2019	377,801	0.02	9.84	778
Grant	—	—	—	—
Forfeited	—	—	—	—

Outstanding as of September 30, 2019	377,801	0.02	9.10	4,137

Outstanding as of January 1, 2020	1,127,188	1.89	9.15	10,563
Grant	—	—	—	—
Forfeited	(15,481)	6.45	—	—

Outstanding as of September 30, 2020	1,111,707	1.83	8.39	19,697

RLX TECHNOLOGY INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

15. Share-based compensation (Continued)

  Share-based compensation expenses allocated from the Parent (Continued)

  (a)
  Parent Incentive Plans (Continued)

        For the nine months ended September 30, 2019 and 2020, the share-based compensation expenses recognized by the Group for share options under the Parent Incentive Plans were RMB21,529 and RMB62,401, respectively. As of September 30, 2020, there was unrecognized compensation expense amounted to RMB1,167,922 attributable to the Group related to unvested share options which are expected to be recognized over a weighted average period of 2.86 years.

        For the nine months ended September 30, 2019 and 2020, no option was vested or exercised.

        The fair value for each of the share options granted under the Parent Incentive Plans for the nine months ended September 30, 2019 and 2020 was estimated on the grant dates or at the end of each reporting period when an accounting grant date was not established with the assistance of a qualified professional appraiser, using a binomial option pricing model with the following assumptions used:

	Nine Months ended September 30,
	2019	2020
Risk-free interest rate	1.65% ~ 1.66%	0.54% ~ 0.69%
Expected terms (in years)	9 - 10	8 - 10
Expected volatility	50.29% ~ 50.40%	50.73% ~ 52.08%
Expected dividend yield	—	—
Fair value of underlying ordinary share of the Parent (US$)	10.99	19.55

        The risk-free interest rate is estimated based on the daily treasury long-term rate of U.S. Department of the Treasury with a maturity period close to the expected term of the options. The expected volatility is estimated based on the annualized standard deviation of daily stock price return of comparable companies with a time horizon close to the expected term. Expected term is the remaining life from the valuation date to the maturity of the contract life of the options. The Parent has no history or expectation of paying dividends on its ordinary shares, accordingly, the expected dividend yield is estimated to be 0%.

  (b)    Restricted shares of the Parent held by the Founding Members

        On May 18, 2018, upon the completion of the Domestic PS Financing, the Founding Members agreed to put all their ordinary shares in Beijing Wuxin into escrow ("Beijing Wuxin's Restricted Ordinary Shares") and the Group released the shares from escrow to them only if specified service criteria are met. One half of Beijing Wuxin's Restricted Ordinary Shares shall be vested on the second anniversary of grant date and the remaining would be vested bi-annually in equal installments over the next two years after the second anniversary of the commencement date. All Beijing Wuxin's Restricted Ordinary Shares are subject to accelerated vesting under certain circumstances including a successful Initial Public Offering ("IPO") of Beijing Wuxin. Such restriction is deemed as a compensatory arrangement for services to be provided by the Founding Members, and therefore accounted for as a share-based compensation arrangement. The share-based compensation expenses related to Beijing Wuxin's Restricted Ordinary Shares are recognized on a straight-line basis.

RLX TECHNOLOGY INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

15. Share-based compensation (Continued)

  (b)    Restricted shares of the Parent held by the Founding Members (Continued)

        On September 27, 2018, all the Founding Members' ordinary shares in Beijing Wuxin (including the shares under the Beijing Wuxin's Restricted Ordinary Shares arrangement) were replaced by the ordinary shares of the Parent (the "Parent's Restricted Ordinary Shares") in conjunction with the First Reorganization and the Parent's Restricted Ordinary Shares continued to subject to the same remaining vesting schedule as the original restriction arrangement. The Parent's Restricted Ordinary Shares continued to be subject to accelerated vesting under certain circumstances including a successful IPO of the Parent. As disclosed in Note 1(b)(i), the change in the terms of Beijing Wuxin's Restricted Ordinary Shares was a modification as it was conducted in conjunction with the First Reorganization which was similar to under a common control and the modification impact was evaluated not material. The Group continued to recognize the share-based compensation expenses related to the Parent's Restricted Ordinary Shares in its unaudited interim condensed consolidated statements of comprehensive income with the amount allocated by the Parent.

        The following table sets forth the summary of restricted shares activities of the Parent(*):

	Number of Restricted Shares	Weighted-Average Grant Date Fair Value
		US$
Outstanding as of January 1, 2019	65,571,473	0.09
Granted	—	—
Vested	—	—
Forfeited	—	—

Outstanding as of September 30, 2019	65,571,473	0.09

Outstanding as of January 1, 2020	65,571,473	0.09
Granted	—	—
Vested	(32,785,737)	0.09
Forfeited	—	—

Outstanding as of September 30, 2020	32,785,736	0.09

(*)
The share-based compensation expenses discussed below only include the expenses attributable to the Group.

        The number of Parent's Restricted Ordinary Shares vested during the nine months ended September 30, 2019 and 2020 were nil and 32,785,737, respectively.

        For the nine months ended September 30, 2019 and 2020, share-based compensation expenses recognized and associated with the Parent's Restricted Ordinary Shares attributable to the Group were RMB6,172 and RMB6,133, respectively.

        The unrecognized share-based compensation expenses related to the Parent's Restricted Ordinary Shares as of September 30, 2020 are RMB13,313. The unrecognized share-based compensation expenses are expected to be recognized over a weighted average period of 1.63 years.

RLX TECHNOLOGY INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

15. Share-based compensation (Continued)

  (b)    Restricted shares of the Parent held by the Founding Members (Continued)

        In order to determine the fair value of the Parent's Restricted Ordinary Shares, the Group first determined the Parent's equity value and then allocated the equity value to each element of the Parent's capital structure (preferred shares and ordinary shares) using a combination of the probability-weighted expected return method and the option pricing method. In determining the equity value of the Parent, the Group used the discounted cash flow (DCF) method of the income approach as the primary valuation approach, and to cross-check the reasonableness of results derived under the income approach by the market approach. The DCF analysis is performed using the projected cash flows developed by the Parent based on its best estimates as of the valuation date. The determination of fair value requires complex and subjective judgments to be made regarding projected financial and operating results, unique business risks, the liquidity of shares and operating history and prospects at the time of valuation. The major assumptions used in the DCF analysis are discount rate and discount for lack of marketability (DLOM). The discount rates applied in the DCF analysis are based on the weighted average cost of capital (WACC) determined after considering factors including risk-free rate, comparative industry risk, equity risk premium, company size and non-systematic risk factors; while the DLOM was estimated based on the value of a put option determined by using the Finnerty model. The value of a put option serves as a proxy for the premium a willing buyer would pay to guarantee the marketability and price of the underlying asset in the future.

  (c)    Redesignation of Parent's Class A Ordinary Shares

        On August 15, 2019, upon the completion of Series C+ Financing of the Parent, all preferred shareholders and ordinary shareholders of the Parent agreed that all the ordinary shares of the Parent held by the Founding Members shall all be redesignated as Class A Ordinary Shares, and each Class A Ordinary Share shall have 10 votes ("Redesignation of Parent's Class A Ordinary Shares") with respect to any matter submitted to the shareholders of the Parent for approval. Such Redesignation of Parent's Class A Ordinary Shares is deemed as a compensatory arrangement for the Founding Members, and therefore accounted for as a share-based compensation. The share-based compensation expenses of RMB15,713 related to Redesignation of Parent's Class A Ordinary Shares are recognized immediately upon the completion of the redesignation for the nine months ended September 30, 2019.

  (d)    Share-based compensation related to Parent's Series D Financing

        On September 25, 2020, the Parent completed a series D financing (the "Series D Financing of the Parent") whereby the Founding Members through Relx Holdings Limited (a shareholder of the Parent, beneficially owned by the Founding Members) sold an aggregate of 3,754,294 ordinary shares of the Parent with a transaction price of US$ 28.97 per share to a group of investors. The excess of transaction price over the fair value of the Parent's ordinary shares sold by Founding Members were accounted for as a share-based compensation to the Founding Members (the "Share-based compensation related to Parent's Series D Financing"). The Group recognized share-based compensation expenses of RMB 204,473 allocated by the Parent in relating to share-based compensation related to Parent's Series D Financing in the unaudited interim condensed consolidated statements of comprehensive income for the nine months ended September 30, 2020.

RLX TECHNOLOGY INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

16. Net income per ordinary share

        Basic net income per ordinary share is the amount of net income available to each share outstanding during the reporting period. Diluted net income per share is the amount of net income available to each share of ordinary shares outstanding during the reporting period adjusted to include the effect of potentially dilutive ordinary shares.

        Pursuant to the Second Reorganization Agreements, the Company effected a share split by issuing additional 143,681,555 shares to the Parent on November 25, 2020 (See Note 1). The effect of the share split was retrospectively presented on the beginning of the earliest period presented, including in calculating the net income per ordinary share. For the nine months ended September 30, 2019 and 2020, the basic and diluted net income per ordinary share reflecting the effect of the share split are presented as follows.

	Nine Months ended September 30
	2019	2020
	RMB	RMB
Numerator:
Net income	98,047	108,644

Numerator for basic and diluted net income per share	98,047	108,644

Denominator:
Weighted average number of ordinary shares	143,681,557	143,681,557
Denominator for basic and diluted net income per ordinary share	143,681,557	143,681,557

Net income per ordinary share
—Basic	0.68	0.76
—Diluted	0.68	0.76

17. Related party transactions

        The table below sets forth the major related parties and their relationships with the Group:

Related parties	Relationship with the Group
Relx Inc. (the "Parent")	Controlling shareholder of the Group
Entities within the Parent's non-PRC operations	Fellow subsidiaries under common control of the Parent
Ms. Ying (Kate) Wang and Mr. Bing Du	Shareholders of the Parent, employees of the Group
Related Party A	A party that is controlled by an individual who has indirectly significant influence on the Group

RLX TECHNOLOGY INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

17. Related party transactions (Continued)

(a)
Significant related party transactions were as follows:

	Nine Months ended September 30,
	2019	2020
	RMB	RMB
Expenses allocated from/(to) related parties:
Corporate expenses allocated to the Parent	(3,256)	(9,221)
Share-based compensation expenses allocated from the Parent	43,414	273,007

Total	40,158	263,786

        Historically, all corporate back office expenses and salaries of directors and executive officers were paid by the Group. Commencing in 2019, a portion of these payments related to start-up and operating activities of the Parent's non-PRC operations was allocated to the Parent and accounted for as amounts due from the Parent.

        Share-based compensation expenses were incurred by the Parent and were allocated and pushed down to the Group's consolidated statements of comprehensive income. These allocations were based on percentage of revenue between the Group and the Parent's non-PRC operations. Refer to Note 1 and Note 15.

(b)
The Group also received financing from and provided financing to the Parent and its fellow subsidiaries as follows:

	Nine Months ended September 30,
	2019	2020
	RMB	RMB
Financing (received from)/provided to related parties:
—Financing proceeds received on behalf of the Parent(i)	—	(273,457)
—Funds provided by the Parent(ii)	(60,693)	(1,408,662)
—Payments made on behalf of the Parent's non-PRC operations(iii)	24,988	45,059

Total	(35,705)	(1,637,060)

(i)
In connection with the Series D Financing on September 25, 2020, the Group, through Beijing Wuxin, and a preferred shareholder of the Parent entered into convertible loan agreements with one investor to obtain interest free convertible loans, in the aggregate principal amount of RMB273,457 (the "September 2020 Loan"). The Group accordingly received the principal of September 2020 Loan on behalf of the Parent on September 25, 2020. The September 2020 Loan, which was denominated in RMB, should be repaid to such investor once the investor obtains the required foreign exchange approval. The investor should, in turn, use the proceeds to pay the US$ equivalent of RMB273,457 to the preferred shareholder of the Parent and the Parent, to obtain 692,911 shares of Series D-1 preferred shares and 554,329 shares of Series D-2 preferred shares of the Parent, respectively. The September 2020 Loan should be repaid by the Group to such investor if such approval cannot be obtained in a specified timeframe. The Group received the RMB273,457 proceeds for the September 2020 Loan and were accounted for as increase to amounts due to related parties. The September 2020 Loan was repaid by the Group to such investor on November 2, 2020.

RLX TECHNOLOGY INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

17. Related party transactions (Continued)

(ii)
After the First Reorganization, as the Parent raised US$ proceeds from its equity financing, the Parent provided funding to the Group to support the Group's business. These fund advances were accounted for as increase to amounts due to related parties. During the nine months ended September 30, 2020, the Group received funds of RMB1,408,662 from the Parent and paid back RMB306,579.

(iii)
Commencing in 2019, the Group made payments made on behalf of the Parent's non-PRC operations, consisting mainly of material costs, employee expenses and freight expenses. Such payments were accounted for as increase to amounts due from related parties, based on actual amounts incurred.
(c)
Major balances with related parties were as follows:

	As of December 31, 2019	As of September 30, 2020
	RMB	RMB
Amounts due from related parties
Current
—Corporate expenses allocated to the Parent	—	9,221
—Payments made on behalf of the Parent's non-PRC operations	—	45,059
—Others	—	452

	—	54,732

Non-current
—Investment prepayment made on behalf of the Parent	21,006	21,006
—Corporate expenses allocated to the Parent*	6,119	6,119
—Payments made on behalf of the Parent's non-PRC operations*	45,664	45,664

	72,789	72,789

Total	72,789	127,521

Amounts due to related parties
Current
—Funds advance provided by the Parent	—	(1,077,798)
—Financing proceeds collected on behalf of the Parent	—	(273,457)
—Others	(298)	(298)

	(298)	(1,351,553)

Non-current
—Operating funds advance provided by the Parent*	(646,011)	(651,783)

Total	(646,309)	(2,003,336)

*
Concurrent with the share split effected by the Company on November 25, 2020, a net amount due to the Parent of RMB600,000 was waived, which included these balance amounts with related parties, with net amounts of RMB594,228 and RMB600,000 as of December 31, 2019 and September 30, 2020, respectively. Refer to Note 1 (b)(iii).
(d)
Sales to related parties

RLX TECHNOLOGY INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

17. Related party transactions (Continued)

        In the first quarter of 2020, the Group sold e-vapor products to Related Party A in the ordinary course of the Group's operating activities at the then selling price to end users. The Group recognized net revenue of RMB1,416 for the nine months ended September 30, 2020, accordingly.

18. Fair value measurement

        The fair value guidance describes three main approaches to measure the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

        When available, the Group uses quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, the Group will measure fair value using valuation techniques that use, when possible, current market-based or independently sourced market parameters, such as interest rates and currency rates.

        The Group adopted ASU 2018-13 Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement (the "ASU 2018-13") on January 1, 2020. The adoption of ASU 2018-13 had no significant impact on the Group's unaudited interim condensed consolidated financial statements.

        The Group did not have any other financial instruments that were required to be measured at fair value on a recurring basis as of December 31, 2019 and September 30, 2020 except for short-term investments.

        The following table summarizes the Group's assets that are measured at fair value on a recurring basis and are categorized using the fair value hierarchy as of December 31, 2019 and September 30, 2020:

	Level 1	Level 2	Level 3
	RMB	RMB	RMB
As of September 30, 2020
Short-term investments(i)	—	1,332,326	—
As of December 31, 2019
Short-term investments(i)	—	40,000	—

(i)
Short-term investments represent structured deposits and the Group values these short-term investments based on quoted prices of similar products provided by banks at the end of each period, and accordingly, the Group classifies the valuation techniques that use these inputs as Level 2.

        Apart from the short-term investments, the Group's financial instruments consist of cash and cash equivalents, restricted cash, short-term bank deposits, interest receivable, accounts and notes receivable, receivables from online payment platforms, amounts due from related parties, prepayments and other

RLX TECHNOLOGY INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

18. Fair value measurement (Continued)

current assets, accounts and notes payable, accrued expenses and other current liabilities and amounts due to related parties.

        As of December 31, 2019 and September 30, 2020, the Group had no financial assets or financial liabilities that are measured at fair value on a non-recurring basis apart from the long-term investments. The Group's non-financial assets, such as intangible assets and fixed assets, would be measured at fair value on a non-recurring basis only if they were determined to be impaired. The Group reviews the long-lived assets and certain identifiable intangible assets other than goodwill for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. No impairment was recognized on the acquired intangible assets and fixed assets based on management's assessment for the nine months ended September 30, 2019 and 2020.

19. Commitments and contingencies

  (a)    Commitments

        As of September 30, 2020, future minimum commitments under non-cancelable agreements were as follows:

Rental
RMB
Remainder of 2020	167
2021	1,515
2022	51
2023	15
2024	—

Total	1,748

        The operating commitments as of September 30, 2020 presented above mainly consist of the short-term lease commitments and leases that have not yet commenced but that created significant rights and obligations for the Company, which are not included in operating lease right-of-use assets and lease liabilities.

  (b)    Litigation

        From time to time, the Group is involved in claims and legal proceedings that arise in the ordinary course of business. Based on currently available information, management does not believe that the ultimate outcome of any unresolved matters, individually and in the aggregate, is reasonably possible to have a material adverse effect on the Group's financial position, results of operations or cash flows. However, litigation is subject to inherent uncertainties and the Group's view of these matters may change in the future. The Group records a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Group reviews the need for any

RLX TECHNOLOGY INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

19. Commitments and contingencies (Continued)

  (b)    Litigation (Continued)

such liability on a regular basis. The Group has not recorded any material liabilities in this regard as of December 31, 2019 and September 30, 2020.

20. Subsequent Events

  (a)    Updates on the impact of the COVID-19 in the subsequent periods

        Following temporary closure in early 2020 caused by the outbreak of novel Coronavirus ("COVID-19"), the majority of the Group's third-party manufacturers, suppliers and other service partners have gradually resumed normal operations in the second quarter of 2020. Currently, the Group's manufacturing plants gradually increased its production capacity, and the Group has not experienced significant supply chain constraints nor significant increases in supply costs as a result of the pandemic. Given the uncertainty in the rapid changing market and economic conditions related to the COVID-19 pandemic globally, the Company will pay close attention to the development of the COVID-19 outbreak and continue to evaluate the nature and extent of the impact to the Group's financial condition.

  (b)    Share split and waiver of amount due to the Parent

        On November 25, 2020, the Company issued additional 143,681,555 ordinary shares to the Parent with a par value of US$0.0001 per share. The issuance of additional ordinary shares was accounted for as a share split. Concurrent with that share split, a net amount due to the Parent of RMB600,000 was waived, and was accounted for as a contribution to the Group from the Parent on November 25, 2020. Refer to Note 1(b)(iii).

  (c)    Repayment of September 2020 Loan

        On November 2, 2020, the Group repaid the September 2020 Loan of RMB273,457, which was received on behalf of the Parent upon the completion of Series D Financing. Refer to Note 17(b)(i).

  (d)    Modifications on the Parent's Restricted Ordinary Shares

        On December 17, 2020, the Founding Members, the Parent and the Parent's preferred shareholders entered into a series of agreements regarding the corporate restructuring following a successful IPO of the Group, pursuant to which, the Parent's Restricted Ordinary Shares held by the Founding Members, which were subject to accelerated vesting upon a successful IPO of the Parent, will now be fully vested to the Founding Members upon a successful IPO of the Group. The amendment on the accelerated vesting condition was a modification under ASC 718 and the Group assessed the accounting impact of the modification was not material, as the modification was on vesting conditions of the awards and had no impact on the awards' fair value immediately before and after the modification.

RLX TECHNOLOGY INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, or otherwise noted)

20. Subsequent Events (Continued)

  e)    Increase of authorized share capital and adoption of 2021 Share Incentive Plan

        On December 28, 2020, the Board of Directors of the Company approved a resolution (i) to increase the authorized share capital of the Company to US$150 divided into 1,500,000,000 ordinary shares, (ii) to re-designate 143,681,557 ordinary shares held by the Parent into Class B ordinary shares on a one-for-one basis, and (iii) to adopt the 2021 share incentive plan (the "2021 Plan"), all effective upon the completion of IPO of the Group. In connection with the corporate restructuring following a successful IPO of the Group, the Company expects to assume all outstanding share incentive awards issued under the Parent Incentive Plans and to administer the assumed awards pursuant to the 2021 Plan. The maximum aggregate number of ordinary shares that may be issued pursuant to all awards under the 2021 Plan will consist of (i) 22,493,577 Class A ordinary shares to be assumed from outstanding share incentive awards issued under the Parent Incentive Plans, and (ii) 5,747,262 Class A ordinary shares initially, which may be further increased as determined by the Board of Directors.

21. Pro forma balance sheet and net income per ordinary share

        The pro forma balance sheet as of September 30, 2020 presents an adjusted financial position to reflect (i) the waiver of amount due to the Parent (See Note 20(b)), (ii) the re-designation of 143,681,557 ordinary shares held by the Parent into Class B ordinary shares on a one-for-one basis and the increase of authorized shares (See Note 20(e)) immediately prior to a successful IPO of the Group, and (iii) the recognition of share-based compensation expenses to be allocated by the Parent to the Group related to immediate vesting of the Parent's Restricted Ordinary Shares upon a successful IPO of the Group (See Note 20(d)).

        The pro forma net income per ordinary share was not presented as the above pro forma adjustments (i) and (ii) do not impact the net income per ordinary share calculation, and the effects from pro forma adjustment (iii) were considered nonrecurring.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

        The post-offering memorandum and articles of association that we expect to adopt and to become effective immediately prior to the completion of this offering provide that we shall indemnify our directors and officers (each an indemnified person) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person's own dishonesty, willful default or fraud, in or about the conduct of our company's business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including, without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

        Pursuant to the indemnification agreements, the form of which is filed as Exhibit 10.2 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

        The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide indemnification for us and our officers and directors for certain liabilities.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.    RECENT SALES OF UNREGISTERED SECURITIES.

        In the past three years, we have issued 143,681,557 ordinary shares to Relx Inc. as set forth in the table below which was not registered under the Securities Act. We believe that the following issuances were exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration
Ordinary shares
Relx Inc.	September 24, 2020	1	US$	0.0001
	October 19, 2020	1	US$	0.0001
	November 25, 2020	143,681,555		RMB600 million

ITEM 8.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a)
  Exhibits

        See Exhibit Index beginning on page II-3 of this registration statement.

        The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of "materiality" that are different from "materiality" under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

        We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

  (b)
  Financial Statement Schedules

        Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.    UNDERTAKINGS.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

RLX Technology Inc.

Exhibit Index

Exhibit Number		Description of Document
1.1	*	Form of Underwriting Agreement

3.1		Memorandum and Articles of Association of the Registrant, as currently in effect

3.2		Form of Amended and Restated Memorandum and Articles of Association of the Registrant, effective immediately prior to the completion of this offering

4.1	*	Registrant's Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2	*	Registrant's Specimen Certificate for Class A Ordinary Shares

4.3	*	Form of Deposit Agreement, among the Registrant, the depositary and the holders and beneficial owners of American Depositary Shares issued thereunder

5.1		Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the Class A ordinary shares being registered and certain Cayman Islands tax matters

8.1		Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.2		Opinion of Han Kun Law Offices regarding certain PRC tax matters (included in Exhibit 99.2)

10.1		2021 Share Incentive Plan

10.2		Form of Indemnification Agreement between the Registrant and its directors and executive officers

10.3		Form of Employment Agreement between the Registrant and its executive officers

10.4		English translation of the executed form of the Powers of Attorney granted by shareholders of Beijing Wuxin, as currently in effect, and a schedule of all executed Powers of Attorney adopting the same form

10.5		English translation of the Equity Interest Pledge Agreement among Beijing Yueke, Beijing Wuxin and shareholders of Beijing Wuxin dated October 31, 2018

10.6		English translation of the Exclusive Business Cooperation Agreement between Beijing Yueke and Beijing Wuxin dated October 31, 2018

10.7		English translation of the Exclusive Option Agreement among Beijing Yueke, Beijing Wuxin and shareholders of Beijing Wuxin dated October 31, 2018

10.8		English translation of the Exclusive Assets Option Agreement between Beijing Yueke and Beijing Wuxin dated October 31, 2018

10.9		English translation of the Exclusive Smoore Factory Cooperation Agreement among Beijing Wuxin, Shenzhen Wuxin, Shenzhen Smoore Technology Co., Ltd. and other parties thereto dated October 24, 2019, as amended by the Supplementary Agreement dated October 25, 2019 and the Second Supplementary Agreement dated October 26, 2019

10.10		English translation of the Supplementary Agreement between Shenzhen Wuxin and Shenzhen Smoore Technology Co., Ltd. dated September 1, 2020

Exhibit Number	Description of Document
10.11	Share Purchase Agreement among the Registrant, Relx HK Limited and Relx Inc. dated November 25, 2020

10.12	Debt Assumption Agreement among the Registrant, Relx HK Limited and Relx Inc. dated November 25, 2020

10.13	Non-Competition Agreement between the Registrant and Relx Inc. dated December 16, 2020

10.14	Intellectual Property License Agreement between the Registrant and Relx Inc. dated December 16, 2020

21.1	Principal Subsidiaries and VIE of the Registrant

23.1	Consent of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm

23.2	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

23.3	Consent of Han Kun Law Offices (included in Exhibit 99.2)

23.4	Consent of Zhenjing Zhu

24.1	Powers of Attorney (included on signature page)

99.1	Code of Business Conduct and Ethics of the Registrant

99.2	Opinion of Han Kun Law Offices regarding certain PRC law matters

99.3	Consent of China Insights Consultancy

*
To be filed by amendment.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on December 31, 2020.

RLX Technology Inc.
By:	/s/ Ying (Kate) Wang
	Name:	Ying (Kate) Wang
	Title:	Co-founder, Chairperson of the Board of Directors and Chief Executive Officer

 POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints each of Ying (Kate) Wang and Yueduo (Rachel) Zhang as attorney-in-fact with full power of substitution for her or him in any and all capacities to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the "Securities Act"), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of Class A ordinary shares of the registrant (the "Shares"), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the "Registration Statement") to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on December 31, 2020.

Signature	Title

/s/ Ying (Kate) Wang Ying (Kate) Wang	Co-founder, Chairperson of the Board of Directors and Chief Executive Officer (Principal Executive Officer)
/s/ Long (David) Jiang Long (David) Jiang	Co-founder and Director
/s/ Yilong Wen Yilong Wen	Co-founder and Director
/s/ Yueduo (Rachel) Zhang Yueduo (Rachel) Zhang	Head of Finance (Principal Financial and Accounting Officer)

 SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

        Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of RLX Technology Inc., has signed this registration statement or amendment thereto in New York, New York on December 31, 2020.

Authorized U.S. Representative Cogency Global Inc.
By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice President